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INDEX TO THE FINANCIAL STATEMENTS

Exhibit 2

VOLUNTARY EXCHANGE OFFERS TO ACQUIRE ALL ISSUED AND
OUTSTANDING SHARES OF

SM DEVELOPMENT CORPORATION and HIGHLANDS PRIME, INC.

MADE BY
SM LAND, INC.

CONSIDERATION:
SECONDARY SHARES IN SM PRIME HOLDINGS, INC.

FOR EACH SHARE IN
SM DEVELOPMENT CORPORATION: 0.472 CONSIDERATION SHARES
and
HIGHLANDS PRIME, INC.: 0.135 CONSIDERATION SHARES

OFFER PERIOD:
FROM AND INCLUDING JUNE 4, 2013 TO AND
INCLUDING JULY 9, 2013 AT 12:00 NOON (Manila Time)

This exchange offer document (the "Offer Document") has been prepared by SM Land, Inc. ("SM Land" or the "Offeror") in connection with its voluntary offers to exchange shares of SM Development Corporation ("SMDC") (the "SMDC Exchange Offer") and shares of Highlands Prime, Inc. ("HPI") (the "HPI Exchange Offer" and, together with the SMDC Exchange Offer, the "Exchange Offers") for shares of SM Prime Holdings, Inc. ("SM Prime") as consideration for the SMDC shares and the HPI shares (the "Consideration Shares").

Accepting the Exchange Offers and receiving SM Prime shares involves certain risks. See the section "Risk Factors" in this Offer Document.

May 31, 2013

The Exchange Offers are made for the securities of non-U.S. companies. The Exchange Offers are subject to the disclosure requirements of the Philippines, which are different from those of the United States. Financial statements included in the document have been prepared in accordance with Philippine Financial Reporting Standards ("PFRS") and, accordingly, may not be comparable to the financial statements of U.S. companies. The Consideration Shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act").

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. securities laws, since the Offeror and SM Prime are Philippine incorporated companies, and most of their officers and directors are residents of the Philippines. You may not be able to sue the Offeror, SM Prime or any of their respective officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel the Offeror, SM Prime and their respective affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the Offeror or SM Prime may purchase securities in SMDC or HPI otherwise than under the Exchange Offers, such as in open market or privately negotiated purchases.

The Consideration Shares have not been registered in, and will not be registered with any securities regulatory authority of any state or other jurisdiction of the United States. Unless so registered, the Consideration Shares may only be offered in transactions that are exempt from, or not subject to, registration under the securities laws of any jurisdiction of the United States. Accordingly, no offer to sell or solicitation of an offer to buy the Consideration Shares in the Exchange Offers may be made in the following U.S. jurisdictions except to persons in such jurisdictions who represent to the Offeror that they qualify as exempt institutional investors in such U.S. jurisdictions:

Alabama, Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Guam, Illinois, Kentucky, Louisiana, Maryland, Massachusetts, Minnesota, Montana, Nebraska, New Jersey, New York, North Carolina, North Dakota, Oklahoma, Oregon, Puerto Rico, Tennessee, Texas, Utah, Virginia, Washington, West Virginia and Wyoming.

See "Restrictions, Cautionary Notice Regarding Forward-looking Statements and Disclaimers" for more information concerning eligible investors in those jurisdictions.

For the definitions of terms used throughout this Offer Document, including the preceding pages, see "Definitions and Glossary of Terms".

The Offeror has furnished the information in this Offer Document. This Offer Document has been prepared to comply with the requirements regarding voluntary offers set out in the Philippine Securities Regulation Code (the "Philippine SRC"). The Offer Document has not been reviewed or approved by the Philippine Securities and Exchange Commission (the "PSEC").

Outside the Republic of the Philippines, no action has been taken or will be taken in any jurisdiction by the Offeror that would permit the possession or distribution of any documents relating to the Exchange Offers, or any amendment or supplement thereto, including but not limited to this Offer Document, in any country or jurisdiction where specific action for that purpose is required. Accordingly, this Offer Document may not be used for the purpose of an offer of, or solicitation for, any securities in any jurisdiction or circumstances in which such offer or solicitation would be unlawful or unauthorized. The Exchange Offers are not being made in Australia, Canada or Japan, and will not be permitted to be accepted in or from these jurisdictions.

All procedural inquiries relating to this Offer Document shall be directed to BDO Securities Corporation (the "Offer Agent"). No other person has been authorized to give any information about, or make any representation on behalf of, the Offeror in connection with the Exchange Offers, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Offeror.

i

The Offer Agent accepts no responsibility for this Offer Document and makes no representation as to its accuracy or completeness. The Offer Agent expresses no opinion as to whether the terms of the Exchange Offers are fair or as to the merits of the Exchange Offers. The Offer Agent does not make any recommendation as to whether holder of shares of SMDC or HPI (the "Target Shareholders") should accept the Exchange Offers, and no one has been authorised by the Offer Agent to make any such recommendation. Each Target Shareholder is solely responsible for making its own independent appraisal of all matters it deems appropriate in relation to the Exchange Offers. Target Shareholders must make their own decision as to whether to participate in the Exchange Offers. Accordingly, each Target Shareholder acknowledges that it has not relied upon the Offer Agent or any of its respective directors, officers, employees or affiliates in connection with its decision as to whether to participate in the Exchange Offers. Each Target Shareholder acknowledges that it must make its own analysis and investigations regarding the Exchange Offers, with particular reference to its own investment objectives and experience, and any other factors which may be relevant to it. If a Target Shareholder is in any doubt about any aspect of the Exchange Offers and/or the action it should take, including in respect of any tax consequences, it should consult its professional advisers.

The information contained herein is as of the date hereof and subject to change, completion or amendment without notice. There may have been changes affecting the Offeror, SM Prime, SMDC, HPI or their respective subsidiaries subsequent to the date of this Offer Document. Any new material information and any material inaccuracy that might have an effect on the assessment of the shares of SMDC or HPI, par value ₱1.00 per share and par value ₱1.00 per share, respectively (together, the "Target Shares") arising after the date of this Offer Document and before the expiry of the Offer Period, will be published and announced by the Offeror as a supplement to this Offer Document in accordance with the Philippine SRC. Neither the publication nor the distribution of this Offer Document or the completion of the Exchange Offers shall under any circumstances create any implication that there has been no change in the affairs of the Offeror, SM Prime, SMDC or HPI since the date hereof or that the information set forth in this Offer Document is correct as of any time since its date.

This Offer Document and the accompanying materials related to the Exchange Offers have not been approved or reviewed by any federal or state securities commission or regulatory authority of any jurisdiction, nor has any such commission or authority passed on the accuracy or adequacy of this Offer Document. Any representation to the contrary is unlawful and may be a criminal offense.

This Offer Document does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction. The distribution of this Offer Document and the offer or sale of the securities may be restricted by law in certain jurisdictions. The Offeror does not and will not represent that this Offer Document may be lawfully distributed, or that the Consideration Shares may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been or will be taken by the Offeror which would permit a public offering of the Consideration Shares or distribution of this Offer Document in any jurisdiction where action for that purpose is required. Accordingly, the Consideration Shares may not be offered or sold, directly or indirectly, and neither this Offer Document nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Offer Document or any Consideration Shares come must inform themselves about, and observe, any such restrictions. In particular, there are restrictions on the distribution of this Offer Document and the offer or sale of the Consideration Shares in the United States, United Kingdom, France, Grand Duchy of Luxembourg and the European Economic Area (see "Restrictions, Cautionary Notice Regarding Forward-Looking Statements and Disclaimers").

Unless otherwise indicated, the source of information included in this Offer Document is the Offeror, SMDC, HPI or SM Prime, as the case may be. The contents of this Offer Document are not to be construed as legal, business or tax advice. Each reader of this Offer Document should consult its own legal, business or tax advisor as to legal, business or tax advice. If you are in any doubt about the contents of this Offer Document, you should consult your stockbroker, bank manager, lawyer, accountant or other professional advisor.

Presentation of Financial Information

This Offer Document contains the following financial information:

  –
  The audited consolidated financial statements of SM Prime and its subsidiaries as at December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, prepared in accordance with PFRS issued by the Financial Reporting Standards Council (the "FRSC") of the Philippines.

  –
  The audited consolidated financial statements of SM Land and its subsidiaries as at December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, prepared in accordance with PFRS issued by the FRSC of the Philippines.

  –
  The unaudited pro forma condensed consolidated financial information of SM Prime and its subsidiaries as at December 31, 2012, and for the years ended December 31, 2012, 2011 and 2010 prepared in accordance with Section 8, Part II of the Securities Regulation Code 68, As Amended in 2011 (SRC Rule 68) issued by the Philippine Securities and Exchange Commission (SEC) (the "Pro Forma Financial Information").

SyCip Gorres Velayo & Co. ("SGV & Co.") has audited and rendered an unqualified audit report in respect of the audited consolidated financial statements of SM Prime and its subsidiaries and SM Land and its subsidiaries included herein. The audit reports of SGV & Co. are included elsewhere in this Offer Document.

SGV & Co. has reviewed in accordance with the Philippine Standard on Assurance Engagements 3000, Assurance Engagements Other than Audits or Reviews of Historical Financial Information and Philippine SEC Memorandum Circular No. 2, Series of 2008, Guidelines on Reporting and Attestation of Pro Forma Financial Information, Securities Regulation Code Rule 68, as amended and rendered a report on the Pro Forma Financial Information included elsewhere in this Offer Document.

For more information concerning the basis of preparation of the Pro Forma Financial Information, see "Pro Forma Financial Information" in this Offer Document.

Presentation of Property Values

This Offer Document contains executive summary valuation reports (the "Valuation Reports") of CB Richard Ellis Philippines, Inc., an independent appraiser ("CBRE"). The Valuation Reports set forth estimated values of buildings and land belonging to SM Prime and several of its affiliates, as of February 28, 2013, which are expected to become assets of SM Prime assuming the completion of the Reorganization described elsewhere in this Offer Document. Accordingly, not all of the assets included in the Valuation Reports are currently owned by SM Prime and not all of the assets included in the Valuation Reports will be owned by SM Prime immediately following the closing of the Exchange Offers.

The valuations of the properties in the Valuation Reports and a discussion of methodologies and other assumptions used in such valuations are contained in each Valuation Report. Prospective participants in the Exchange Offers are urged to read carefully the entire Valuation Reports for more information concerning the limitations, assumptions, risks and uncertainties of the valuations therein. See also "Risk Factors—The appraisals with respect to the real estate described in the Valuation Reports may not reflect their actual market values".

SUMMARY

This summary should be read as an introduction to the Offer Document and any decision to accept the Exchange Offers should be based on consideration of the Offer Document as a whole by the investor, including the documents incorporated by reference and the risks of accepting the Exchange Offers set out in the section "Risk Factors". This summary is not complete and does not contain all the information that should be considered in connection with any decision to accept the Exchange Offers or otherwise relating to the Consideration Shares.

The Reorganization

The objective of the reorganization (the "Reorganization") of certain of the companies owned by SM Investments Corporation ("SMIC") (the "SM Group") is to consolidate all of the SM Group's real estate interests under one single listed entity, which will be New SM Prime (as defined below). SM Prime believes this will help to create an integrated real estate platform that will further enhance the value of the SM Group's real estate businesses and increase organizational efficiencies. The following is an explanation of certain transactions that have happened, or are expected to happen, in order to complete the Reorganization.

Exchange Offers

The Offeror is offering shares of SM Prime that it owns to the shareholders of SMDC and HPI by way of this Offer Document. SMDC and HPI will each initiate a voluntary delisting process with the Philippine Stock Exchange ("PSE") during the Offer Period. See "The Exchange Offers".

Merger of SM Prime and SM Land

The respective boards of directors of SM Prime and SM Land will conduct board meetings in order to approve the merger of SM Prime and SM Land through a share-for-share swap whereby the shareholders of SM Land will receive new SM Prime shares in exchange for their shareholdings in SM Land. SM Prime will be the surviving entity. The plan of merger for this transaction will include amendments to the amended articles of incorporation of SM Prime in order to, among others, (i) change its primary purpose to a mixed-use real property developer and (ii) increase its authorized capital stock from ₱20,000,000,000 to ₱40,000,000,000. As a result of the proposed merger, SMDC and HPI are expected to become directly owned subsidiaries of SM Prime. In addition to its shareholdings in SMDC and HPI, SM Prime will also hold SM Land's real estate assets and companies as described in the section "Business".

Acquisition of Unlisted Real Estate Companies and Assets from SM Investments Corporation and the Sy Family

Following a successful completion of the merger, SM Prime plans to issue shares of SM Prime to SMIC, Mountain Bliss Resort and Development Corporation and the Sy family, in exchange for shares in certain unlisted real estate companies and to SMIC directly in exchange for certain real estate assets.

Following the Reorganization

As a result of the Reorganization, SM Prime and SM Land are expected to become a single corporation, with SM Prime as the surviving entity, holding SMDC, HPI and the unlisted real estate companies and assets from SMIC and the Sy family discussed above ("New SM Prime").

Rationale for the Reorganization

The rationale behind the Reorganization is to create a leading Philippine real estate company that:

  •
  has an integrated real estate platform to further enhance the value of New SM Prime's real estate businesses;

  •
  simplifies the corporate structure of the SM Group's real estate holdings and increases the organizational efficiencies of New SM Prime;

  •
  is a pre-eminent real estate company in the Philippines and Southeast Asia, and among the largest in the Philippines in terms of asset size, market capitalization and land bank;

  •
  has an enhanced ability to capitalize on the strong economic fundamentals of the Philippines' property, consumer and tourism sectors; and

  •
  has a stronger balance sheet that can provide enhanced capital raising flexibility.

For more information, see "Description of the Reorganization".

The Offeror

SM Land is a privately-held company incorporated in the Philippines and is 63.87% directly owned by SMIC and 36.13% directly owned by members of the Sy family. SM Land operates in two segments, namely residential and commercial. SM Land's residential arm is composed of its publicly-listed subsidiary SMDC (one of the Target Companies), while its commercial developments are managed separately by the Commercial Properties Group.

The Target Companies

SMDC is a publicly listed company incorporated in the Philippines, and is 65.18% directly owned by SM Land, 7.19% directly and 13.68% indirectly owned by the Sy family and 13.95% publicly owned. Its primary operations are the development and sale of residential properties.

HPI is a publicly listed company incorporated in the Philippines, and is 20.20% directly owned by SMIC, 15.04% directly owned by SMDC, 35.82% directly owned by Belle Corporation, 17.70% owned by Sysmart, 1.20% owned by members of the Sy family and 10.09% publicly owned. Its primary operations are the development and sale of high-end condominiums and other properties.

SM Prime

SM Prime is a publicly listed company incorporated in the Philippines, and is 40.96% directly owned by SM Land, 21.65% directly owned by SMIC, 6.57% directly owned by PCD Nominee Corp. (Foreign), 0.32% directly and indirectly owned by the Sy family and 30.50% publicly owned. SM Prime was incorporated on January 6, 1994 to develop, operate and maintain the business of modern commercial shopping malls and all related businesses, such as the operation and maintenance of shopping spaces for rent, amusement centers and cinema theaters within the compound of the shopping malls. As of the date of this Offer Document, SM Prime owns 47 malls (as listed below) covering a total gross floor area of 5.9 million sq. m. located across the Philippine archipelago, attracting an average of approximately 4 million visitors daily.

The Exchange Offers

The Offeror offers to acquire all of the shares in SMDC and HPI not owned by persons in or from jurisdictions where making the Exchange Offers is unlawful, in exchange for a consideration consisting of:

  •
  0.472 Consideration Shares for every share of SMDC, and

  •
  0.135 Consideration Shares for every share of HPI,

in each case on the terms set out in this Offer Document.

If all the SMDC shareholders accept the SMDC Exchange Offer, up to 1,523,642,508 Consideration Shares will be provided to the SMDC shareholders.

If all the HPI shareholders accept the HPI Exchange Offer, up to 303,243,024 Consideration Shares will be provided to the HPI shareholders.

Below is a summary of the key terms of the Exchange Offers:

Consideration	0.472 Consideration Shares for every share of SMDC, and
0.135 Consideration Shares for every share of HPI.
Offer Period
The SMDC and HPI shareholders may accept the Exchange Offers in the period from and including June 4, 2013 to July 9, 2013 at 12:00 noon (Manila Time). The Offeror may extend the Offer Period upon approval by the PSEC. For more information see "The Exchange Offers—Offer Period".
Acceptance of the Exchange Offers
Acceptance of the Exchange Offers is made by completing and signing an application form relating to each of the Exchange Offers (each an "Application Form"). The Application Form must be delivered to the Offer Agent, and becomes binding upon receipt. For more information see "The Exchange Offers—Acceptance of the Exchange Offers".
Conditions to the Exchange Offers	Each of the Exchange Offers is made subject to conditions relating to the following:
• regulatory approval;
• no material adverse effect;
• conduct of business;
• no intervention;
• no breach.
Each of the conditions may be waived wholly or in part by the Offeror at its sole discretion.
For more information, see "The Exchange Offers—Application Procedure".
Settlement
Settlement of the Exchange Offers will be made as soon as possible after the expiry of the Offer Period and no later than July 19, 2013, unless the Offeror extends the Offer Period upon approval by the PSEC.
Trading of the Consideration Shares	The Consideration Shares currently trade on the PSE under the symbol "SMPH".

Expenses	The estimated expenses related to the Exchange Offers are ₱640 million. See "The Exchange Offers—Expenses" for a detailed discussion of the expenses related to the Exchange Offers.
Intention of the Shareholders	The following HPI shareholders have expressed their intention to participate in the Exchange Offer for the shares of HPI: Belle Corporation, SMIC, Sysmart Corp., SMDC and the Sy family.

The following SMDC shareholders have expressed their intention to participate in the Exchange Offer for the shares of SMDC: Syntrix Holdings, Inc, the Sy family, Sysmart Corp., Sybase Equity Investments Corp. and SMIC.
Delisting of the SMDC and HPI Shares
During the Offer Period, each of SMDC and HPI will initiate a voluntary delisting process with the PSE, assuming 90% of their respective shares have been acquired by the Offeror in the Exchange Offers. Holders of shares in SMDC and HPI who do not accept the Exchange Offers in accordance with the terms set out in this Offer Document therefore risk holding unlisted shares. See "Risk Factors—Holders of shares in SMDC or HPI who choose not to participate in the Exchange Offers may eventually become shareholders of private companies with securities not listed or traded on any exchange and exposed to higher tax liability on any transfer of such shares after the Exchange Offers."
Current shareholdings of the Offeror in the Target Companies	As of the date of this Offer Document, the Offeror holds 6,043,148,078 shares of SMDC and no shares of HPI.

See "Risk Factors" for a discussion of the various risks considered particularly relevant to New SM Prime, the Reorganization, the Philippines and the Exchange Offers. If any of these risks or uncertainties actually occurs, the business, operating results and financial condition of New SM Prime could be materially and adversely affected. The risks presented in this Offer Document are not exhaustive, and other risks not discussed herein may also adversely affect New SM Prime. Prospective investors should consider carefully the information contained in this Offer Document and make an independent evaluation before making a decision on whether to participate in the Exchange Offers.

Additional Information

Share capital and share matters

Under SM Prime's articles of incorporation (the "Articles of Incorporation"), SM Prime's authorized capital stock consists of 20,000,000,000 shares, with a par value of ₱1.00 per share ("Shares"). As of the date of this Offer Document, SM Prime had 17,373,677,760 Shares outstanding.

Upon completion of the Exchange Offers, SM Prime will continue to have 17,373,677,760 Shares outstanding, assuming that all SMDC and HPI shareholders accept the Exchange Offers set forth herein.

All of the Shares are in registered form. The registrar and transfer agent for the Shares is BDO Unibank, Inc.—Trust and Investment Group. See "Share Capital and Shareholder Matters" for a further description of SM Prime's share capital.

As of the date of this Offer Document, the Offeror owns 7,116,954,491 Shares of SM Prime, representing 40.96% of its outstanding share capital.

RISK FACTORS

Prospective participants in the Exchange Offers should consider, among other things, the risk factors set out in this Offer Document before deciding whether to participate in the Exchange Offers.

The Exchange Offers involve risks. By participating in the Exchange Offers, shareholders of SMDC and HPI will receive existing shares of SM Prime in exchange, and should therefore consider the risks of an investment in SM Prime, among other factors. Moreover, pursuant to the Reorganization, SM Prime will merge with SM Land and otherwise acquire additional companies and assets, as described in more detail in the section "Description of the Reorganization". Accordingly, the risks described below relate to both SM Prime and the businesses and assets that will comprise New SM Prime.

As a result of the Reorganization, the business, financial condition and results of operations for New SM Prime will differ significantly from those of SM Prime as of the date of this Offer Document. Prospective participants in the Exchange Offers are therefore cautioned to read carefully the information in the sections "The Exchange Offers", "Description of the Reorganization", "Pro Forma Financial Information", "Business" and elsewhere in this Offer Document for more details concerning the combined businesses and assets that will comprise New SM Prime.

The risks described below are not the only ones relating to SM Prime, New SM Prime or the Exchange Offers. Additional risks not presently known to the Offeror or that the Offeror currently deems immaterial may also impair the business operations of SM Prime and New SM Prime and adversely affect the price of the Consideration Shares. If any of the following risks actually occur, SM Prime's and New SM Prime's businesses, financial positions and operating results could be materially and adversely affected.

Shareholders in SMDC and HPI considering whether to accept the Exchange Offers should consult their own expert advisors as to the suitability of participating in the Exchange Offers and an investment in the Consideration Shares.

Participation in the Exchange Offers and an investment in the Consideration Shares is suitable only for investors who understand the risk factors associated with this type of investment and who can afford a loss of all or part of their investment. Such information is presented as of the date hereof and is subject to change, completion or amendment without notice.

RISKS RELATING TO SM PRIME AND NEW SM PRIME

The Philippine property market is cyclical and can be affected by domestic and global economic conditions.

SM Prime derives its revenues principally from rents paid by tenants in its malls, and New SM Prime will derive a substantial portion of its revenue from rents and sales relating to its portfolio of malls, residential and commercial property developments and other leisure and mixed-use properties, substantially all of which are located in the Philippines. According1y, SM Prime is, and New SM Prime will continue to be, heavily dependent on conditions in the Philippine property market. In the past, the Philippine property market has been cyclical and property values have been affected by the supply of and demand for comparable properties, the rate of economic growth in the Philippines and political and social developments. Demand for new residential projects in the Philippines, in particular, has also fluctuated in the past as a result of prevailing economic conditions in both the Philippines and in other countries, such as the United States (including overall growth levels and interest rates), the strength of overseas markets (as a substantial portion of demand comes from Overseas Filipino Workers ("OFWs") and expatriate Filipinos), the political and security situation in the Philippines and other related factors.

In particular, the global financial crisis in 2008 and 2009 resulted in a generally negative effect on real estate property prices globally, including in the Philippines, and continued uncertainty and volatility in global economic conditions may result in further adverse impacts to SM Prime and New SM Prime. Since the second half of 2008, the global financial markets have experienced, and may continue to experience, significant dislocations, which originated from the liquidity disruptions in the United States and the European Union credit and sub-prime residential mortgage markets. These disruptions and other events, such as rising government deficits and debt levels, the sovereign credit ratings downgrades and ensuing public deficit and debt reduction measures of the United States and certain member states of the European Union, the risk of a partial collapse of the Eurozone and slower rates of growth in the Chinese economy have had and continue to have a significant adverse effect on the global financial markets. These adverse effects can result in, among others, lower demand and values for real estate in the Philippines, increased difficulties on the part of tenants in meeting their lease and other financial obligations, and greater difficulties for SM Prime and New SM Prime in obtaining financing where necessary to fund the acquisition and development of their real estate projects.

General cyclical trends in the Philippines and international property markets, as well as significant uncertainties and volatilities in the domestic, regional and global economic conditions affecting those property markets, are expected to continue, and accordingly SM Prime's and New SM Prime's results of operations may fluctuate from period to period in accordance with those fluctuations. There can be no assurance that such variances will not have a material adverse effect on the business, financial condition and results of operations of SM Prime and New SM Prime.

SM Prime and New SM Prime may continue to face challenges of title to land.

While the Philippines has adopted a system of land registration which is intended to conclusively confirm land ownership, and which is binding on all persons (including the Government), it is not uncommon for third parties to claim ownership of land that has already been registered and over which a title has been issued. There have also been cases where third parties have produced false or forged title certificates over land. In particular, Quezon City, Metro Manila and the province of Cavite, have been known to experience problems with syndicates of squatters and forged or false title holders. Although the companies comprising New SM Prime generally conduct extensive title searches before they acquire any parcel of land, from time to time they have defended themselves against third parties who claim to be the rightful owners of land which has been either titled in the name of the persons selling the land to those companies or which has already been titled in those companies' names. In the event a greater number of similar third-party claims are brought against New SM Prime in the future or any such claims involve land that is material to New SM Prime's malls, residential developments and other real estate assets, New SM Prime's management may be required to devote significant time and incur significant costs in defending against such claims. If any such claims are successful, New SM Prime may have to either incur additional costs to settle such third-party claims or surrender title to land that may be material in the context of New SM Prime's operations. In addition, title claims made by third parties against New SM Prime may have an adverse effect on its reputation.

Furthermore, transfer of title in the Philippines in connection with real estate sales involves a series of registrations and filings, which can require several months to complete. As a result, the companies comprising New SM Prime may in some instances occupy, operate or develop properties where those companies have not yet completed all formalities in respect of perfecting title. There can be no assurance that third parties will not in the future challenge New SM Prime's rights to properties in similar circumstances where title has not yet been perfected.

SM Prime and New SM Prime will continue to compete with other commercial and residential developers.

SM Prime competes, and New SM Prime will continue to compete, with other developers and operators of shopping malls and other commercial properties and residential properties for tenants, sales customers and land acquisition opportunities, among others.

SM Prime's and New SM Prime's malls will compete with other similar malls. Increased competition could adversely affect income from, and the market value of, the malls. The income from, and market values of, the malls will be largely dependent on the ability of the malls to compete against other retail malls in their area in attracting and retaining customers. In addition, retailers at the malls face increasing competition from speciality stores, general merchandise stores, discount stores, warehouse outlets and street markets. Important factors that affect the ability of retail malls to attract or retain customers include the quality of the malls' existing tenants and the attractiveness of the building and the surrounding area to customers. Attracting and retaining tenants and customers often involves refitting, repairing or making improvements to mechanical and electrical systems and outward appearance. If competing malls of a similar type are built in the areas where the malls are located or similar malls in the vicinity of the malls are substantially updated and refurbished, the value and net income of the malls could be reduced.

Additionally, New SM Prime's income from, and market values of, its residential development projects will be largely dependent on these projects' popularity when compared to similar types of projects in their areas, as well as on the ability of New SM Prime to correctly gauge the market for its projects. Important factors that could affect New SM Prime's ability to effectively compete include a project's relative location versus that of its competitors, particularly proximity to transportation facilities and commercial centers, as well as the quality of the housing and related facilities offered by New SM Prime and the overall attractiveness of the project.

New SM Prime's commercial investment property business will continue to compete with a number of commercial developers. Competition from other developers of neighboring commercial centers and office spaces may adversely affect New SM Prime's ability to successfully operate its investment properties or attract and retain tenants, and continued development by these and other market participants could result in saturation of the market for office and retail space. In addition, New SM Prime's major competitors may have greater experience, financial resources and more expertise in developing residential and commercial properties and commercial leasing operations.

New SM Prime's future growth and development will also depend, in part, on its ability to acquire or enter into agreements to develop additional tracts of land suitable for the types of mall, residential and commercial real estate projects that the companies forming New SM Prime have developed over the years. As New SM Prime and its competitors attempt to locate sites for development, New SM Prime may experience difficulty locating parcels of land of suitable size in locations and at prices acceptable to New SM Prime, particularly parcels of land located in areas surrounding Metro Manila and in other urban areas throughout the Philippines. In the event New SM Prime is unable to acquire suitable land at acceptable prices, or at all, its growth prospects could be limited and its business and results of operations could be adversely affected.

As a result of the foregoing, historical operating results of the malls may not be indicative of future operating results and historical market values of the malls may not be indicative of future market values. A failure by SM Prime and New SM Prime to compete effectively against other developers and operators of malls and other commercial properties and residential properties could result in a loss of market share in the relevant sectors and corresponding decreases in revenues from rentals and property sales, which would in turn negatively impact SM Prime's and New SM Prime's businesses, financial condition and results of operations.

SM Prime and New SM Prime will continue to be exposed to risks associated with the operation of its mall and commercial leasing businesses.

The operations of SM Prime and New SM Prime's malls and commercial leasing businesses will continue to be subject to risks relating to the ownership of properties for lease and the management of mall and commercial tenants. The performance of SM Prime and New SM Prime's malls and commercial properties could be affected by a number of factors, including:

  •
  the national and international economic climate;

  •
  trends in the Philippine commercial and retail industry;

  •
  ability to attract leading names in the retail market to New SM Prime's mall and commercial developments;

  •
  efficiency in collection, property management and tenant relations;

  •
  non-renewal of expiring tenancies;

  •
  amount of disposable income and consumer preference;

  •
  competition for tenants;

  •
  changes in market rental rates;

  •
  the need to periodically renovate, repair and re-let space and the costs thereof;

  •
  the quality and strategy of the management services provided; and

  •
  New SM Prime's ability to provide adequate security, maintenance and insurance.

In particular, New SM Prime's commercial development projects will comprise seven office buildings catering primarily to tenants operating in the Business Process Outsourcing ("BPO") industry. Adverse trends in the Philippines BPO industry and competitive environment would result in the inability of existing BPO tenants to honor their lease commitments, as well as lower demand among potential BPO clients for vacant space.

If New SM Prime is unable to lease its mall and commercial properties in a timely manner or collect rent at profitable rates or at all, this could materially and adversely affect New SM Prime's business, financial condition and results of operations.

SM Prime and New SM Prime will be exposed to general risks associated with the ownership and management of real estate.

Real estate investments are generally illiquid, limiting the ability of an owner or a developer to convert property assets into cash on short notice with the result that property assets may be required to be sold at a discount in order to ensure a quick sale. Such illiquidity will also limit the ability of SM Prime and New SM Prime to manage its portfolio in response to changes in economic, real estate market or other conditions.

Property investment is also subject to risks incidental to the ownership and management of residential and commercial properties including, among other things: competition for tenants; oversupply of, or reduced demand for, retail, office and residential space; changes in market rents; inability to renew leases at favorable rates or at all; inability to collect rents due to insolvency of tenants, or otherwise as a result of their inability or refusal to comply with lease commitments as a result of adverse business conditions or other factors; inability to dispose of major investment properties for the values at which they are recorded; increased operating costs; the need to renovate, repair and re-let space periodically and to pay the associated costs; wars, terrorist attacks, riots, civil commotions and natural disasters; and other events beyond SM Prime's and New SM Prime's control.

SM Prime's and New SM Prime's activities may also be impacted by changes in laws and governmental regulations in relation to real estate, including those governing usage, zoning, taxes and government charges. Such revisions may lead to an increase in management expenses or unforeseen capital expenditure to ensure compliance. Rights related to the relevant properties may also be restricted by legislative actions, such as revisions to the laws relating to building standards or town planning laws, or the enactment of new laws relating to government appropriation, condemnation and redevelopment. Any of these events could materially and adversely affect SM Prime's and New SM Prime's businesses, financial condition and results of operations.

Property development in the Philippines is capital intensive, and the necessary funding may not be available.

The real estate industry in the Philippines is capital intensive, and market players are required to incur significant capital expenditures to complete existing projects and commence construction on new developments. Although historically the companies forming New SM Prime have funded a significant portion of their capital expenditure requirements internally from real estate revenues, they have periodically utilized external sources of financing. There can be no assurance that, to complete current and future malls and other commercial and residential projects or satisfy other liquidity and capital resources requirements, SM Prime or New SM Prime will be able to continue funding their capital expenditure requirements internally, or that they will be able to externally obtain sufficient funds at acceptable rates to fund their capital expenditure budgets, or at all. Failure to obtain the requisite funds could delay or prevent completion of projects and materially and adversely affect SM Prime's and New SM Prime's businesses, financial condition and results of operations.

SM Prime's and New SM Prime's reputation may be affected by the operations of some of its affiliates.

Actions taken that adversely impact the reputation of a given entity in the SM Group may also have an adverse impact on the SM Group as a whole. Several of the SM Group companies cross-sell products and coordinate marketing campaigns that associate them with other affiliated entities. If the reputation or corporate image of any of the companies in the SM Group were to suffer, the business, financial condition and results of operations of other SM Group companies could be materially and adversely affected.

In addition, there are numerous other SM Group companies which conduct business across varied industries, such as food and other retail merchandising and banking. Certain of these SM Group companies are also leaders in their respective markets. If any of such SM Group companies encounters difficulties (financial or otherwise), negative publicity or other issues, New SM Prime's business reputation and financial condition may also be adversely affected.

New SM Prime will continue to be effectively controlled by the Sy family and their interests may differ significantly from the interests of other shareholders.

As of March 31, 2013, the Sy family exercised voting power over approximately 70% of the issued share capital of SM Prime. Upon completion of the Exchange Offers and the Reorganization, the Sy family is expected to hold voting power over approximately 79% of the issued share capital of New SM Prime. As a result, the Sy family effectively controls SM Prime and will continue to control New SM Prime, including in relation to major policy decisions such as its overall strategic and investment decisions, dividend plans, capital raisings and other financings, mergers and disposals, amendments to its Articles of Incorporation and By-laws and other significant corporate actions.

Conflicts of interest may also arise between the Sy family, on the one hand, and SM Prime and New SM Prime on the other, in a number of other areas, including:

  •
  major business combinations involving SM Prime and New SM Prime;

  •
  plans to develop the businesses of SM Prime and New SM Prime; and

  •
  business opportunities that may be attractive to the Sy family and New SM Prime.

If the interests of the Sy family conflict with the interests of other shareholders of SM Prime or New SM Prime, there can be no assurance that the Sy family would not cause SM Prime or New SM Prime to take action which might differ from the interests of other shareholders.

SM Prime has entered into and New SM Prime expects to continue to enter into material agreements and other arrangements with the Sy family and its affiliated companies and persons.

SM Prime has entered into and New SM Prime expects to continue to enter into a number of material agreements and other arrangements with companies controlled by members of the Sy family and affiliated companies and persons. Transactions with related parties pose the risk of SM Prime and New SM Prime entering into transactions on terms less favorable than could be obtained in arm's-length transactions with unrelated parties. In particular, Sy family-controlled companies operating in the retail and banking sectors will continue to account for a significant portion of the total rental revenue from SM Prime and New SM Prime's malls and other commercial properties. Moreover, the Sy family could cause New SM Prime to enter into transactions with New SM Prime's affiliates on terms less favorable than could be obtained in arm's-length transactions with unrelated parties. Any such transactions could materially adversely affect New SM Prime's business, financial condition and results of operations. For more information concerning related party transactions, see Note 15 to the Pro Forma Financial Information.

SM Prime and New SM Prime's leasing operations depend on key tenants, which are affiliates of the SM Group.

SM Prime derives a substantial portion of its rental income from affiliated tenants controlled by the Sy family. There can be no assurance that the full or partial termination of leases by some or all of those tenants would not adversely affect SM Prime's or New SM Prime's total rental revenues, nor can there be any assurance that SM Prime or New SM Prime would be able to locate similar, suitable replacement tenants. Furthermore, there can be no assurance that such affiliated tenants will not relocate to another space of renegotiate leases on terms more favourable to them. A partial or total loss of these tenants could have a material adverse effect on SM Prime's and New SM Prime's businesses, financial condition and results of operations.

SM Prime's and New SM Prime's malls will continue to depend primarily on retail tenants.

SM Prime's and New SM Prime's growth is largely dependent on their ability to continue to construct profitable malls in new locations in the Philippines. The substantial majority of the aggregate net leasable area in these malls is and will continue to be dedicated to retail use, exposing SM Prime and New SM Prime to risks relating to economic conditions in the Philippines such as trends in consumer spending, exchange rates and spending patterns of OFWs and their dependents, and the supply of, or demand from, tenants for retail space and other competing commercial malls. Declines in consumer spending and other factors that may result in lower demand for retail space could have a material adverse effect on SM Prime's and New SM Prime's ability to successfully operate and develop existing and future malls.

SM Prime and New SM Prime will continue to depend on retaining the services of its senior management team, and its ability to attract and retain talented personnel.

SM Prime's senior management team, whose details are set out in "Board of Directors and Senior Management," is critical to its success and the loss of the services of any key member of the team could materially impair the execution of the Reorganization and have an adverse effect on New SM Prime's strategy and operations.

Following the Reorganization, New SM Prime will also depend on its senior management team, some of whom may not have been part of the senior management team for SM Prime. New SM Prime will rely on this management team for the successful integration of its operations and execution of its business strategy. In the event one or more members of the teams terminates his or her relationship with New SM Prime, New SM Prime may not be able to replace them within a reasonable period of time or with a person of equivalent expertise and experience, which could materially and adversely affect New SM Prime's business, financial condition and results of operations.

Malls and other commercial properties owned by SM Prime and New SM Prime may be subject to an increase in operating and other expenses.

SM Prime's and New SM Prime's financial condition and results of operations could be adversely affected if operating and other expenses relating to malls and other commercial properties increase without a corresponding increase in revenues or tenant reimbursements (where applicable) of operating and other expenses. Factors which could increase operating and other expenses include:

  •
  increases in utility expenses;

  •
  increases in payroll expenses;

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  increases in property taxes and other statutory charges;

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  increases in the rate of inflation;

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  changes in the rate and expense of depreciation and amortisation;

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  changes in statutory laws, regulations or Government policy which increase the cost of compliance with such laws, regulations or policies;

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  increases in management fees or sub-contracted service costs, such as maintenance and security;

  •
  increases in insurance premiums; and

  •
  defects affecting the malls which need to be rectified, leading to unforeseen capital expenditure.

Increased expenses resulting from the foregoing or other factors, to the extent not compensated by corresponding increases in revenues, could have a material adverse effect on SM Prime's and New SM Prime's businesses, financial condition and results of operations.

SM Prime and New SM Prime will face risks relating to the management of their land bank.

SM Prime and New SM Prime will need to continue to acquire land for replacement and expansion of land inventory within their current markets. However, it may not be possible to acquire land in suitable locations and on commercially reasonable terms. These challenges are exacerbated by the highly competitive real estate industry in Metro Manila and its surrounding areas, where the companies that will comprise New SM Prime compete for land acquisition with other real estate companies, some of which may have more resources. There can be no assurance of reaching agreement in respect of the lease or purchase of any specific property or properties. In the event that SM Prime or New SM Prime is unable to acquire suitable land, their growth prospects could be limited.

The risks inherent in purchasing and developing land increase as consumer demand for residential real estate decreases. The market value of land, subdivision lots and housing inventories can fluctuate significantly as a result of changing market conditions. There can be no assurance that measures employed to manage land inventory risks will be successful. In the event of significant changes in economic, political or market conditions, SM Prime and New SM Prime may have to sell subdivision lots and housing and condominium units at significantly lower margins or at a loss. Changes in economic or market conditions may also require SM Prime and New SM Prime to defer the commencement of housing and land development projects, which would require continuing to carry the cost of acquired but undeveloped land on-balance sheet, as well as reducing the amount of property available for sale. Any of the foregoing events would have a material adverse effect on SM Prime's and New SM Prime's business, financial condition and results of operations.

SM Prime and New SM Prime may suffer material losses in excess of insurance proceeds.

SM Prime's portfolio of malls, and residential properties and other real estate assets that will be acquired by New SM Prime, could suffer physical damage caused by fire or other causes, resulting in losses (including loss of rent) which may not be fully compensated for by insurance. In addition, certain types of risks and insurance cover (such as war risk and acts of terrorism) may be uninsurable or the cost of insurance may be prohibitive when compared to the risk. Should an uninsured loss or a loss in excess of insured limits occur, SM Prime and New SM Prime could lose capital invested in the affected property as well as any anticipated future revenue from such property, and may also remain liable for any debt or other financial obligation related to such property. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

Continued compliance with, and any changes in, safety and environmental laws and regulations may adversely affect SM Prime's and New SM Prime's business, financial condition and results of operations.

In general, developers of real estate projects are required to submit project descriptions to regional offices of the Philippine Department of Environment and Natural Resources ("DENR"). For environmentally sensitive projects or at the discretion of the regional office of the DENR, a detailed Environmental Impact Assessment ("EIA") may be required and the developer will be required to obtain an Environmental Compliance Certificate ("ECC") to certify that the project will not have an unacceptable environmental impact. There can be no assurance that current or future environmental laws and regulations applicable to SM Prime and New SM Prime will not increase the costs of conducting business above currently projected levels or require future capital expenditures.

Environmental reports with respect to any of the properties that are currently owned by SM Prime or will be owned by New SM Prime may not reveal (i) all environmental liabilities; (ii) whether previous owners or operators of the properties had created any material environmental condition not known to SM Prime or New SM Prime; or (iii) whether a material environmental condition exists in any one or more of such properties. Under the 1aws of the Philippines, owners and operators of real estate may be liable for the costs of removal or remediation of certain hazardous substances or other regulated materials on or in their property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances or materials. The cost of investigation, remediation or removal of these substances may be substantial.

If a violation of an ECC occurs or if environmental hazards on land where SM Prime's or New SM Prime's projects are located cause damage or injury to buyers or any third party, SM Prime or New SM Prime may be required to pay a fine, to incur costs in order to cure the violation and to compensate its buyers and any affected third parties. It is uncertain whether environmental legislation or regulations will be amended or enacted in the future, how existing or future laws or regulations will be enforced, administered or interpreted, or the amount of future expenditures that may be required to comply with these environmental laws or regulations or to respond to environmental claims. The introduction or inconsistent application of, or changes in, laws and regulations applicable to SM Prime or New SM Prime could materially and adversely affect their businesses, financial condition and results of operations.

Zoning restrictions and local opposition may delay or preclude construction.

In order to develop a property on a particular site, the zoning of such site must permit the development of the intended type of residential, office and/or retail activities. In instances where the existing zoning is not suitable or in which the zoning has yet to be determined, SM Prime and New SM Prime will be required to apply for the required zoning classifications. This procedure may be protracted, particularly where the bureaucracy is cumbersome and inefficient, and there can be no assurance that the process of obtaining proper zoning will be completed with sufficient speed to enable the office, retail and/or residential developments to be completed ahead of any competitor development, or at all. Opposition by local residents to zoning and/or building permit applications may also cause considerable delays. In addition, arbitrary changes to applicable zoning by the relevant authorities may jeopardize projects that have already commenced. Therefore, a failure by SM Prime or New SM Prime to receive zoning approvals, or delays in the procedures for the receipt of such zoning approvals, could result in increased costs, which could have a material effect on SM Prime's and New SM Prime's businesses, financial condition and results of operations.

Natural or other catastrophes, including severe weather conditions and disease epidemics, may materially disrupt SM Prime's or New SM Prime's operations, affect their ability to complete projects and result in losses not covered by their insurance policies.

The Philippines has experienced a number of major natural catastrophes over the years, including typhoons, droughts, volcanic eruptions, earthquakes and outbreaks of contagious diseases. There can be no assurance that the occurrence of such natural catastrophes will not materially disrupt SM Prime's or New SM Prime's operations. These factors, which are not within SM Prime's or New SM Prime's control, could potentially have significant effects on SM Prime's malls and the commercial and real estate development projects that will comprise New SM Prime, many of which are large, complex estates with infrastructure, such as buildings, roads and perimeter walls, that are susceptible to damage. Damage to these structures or delays in delivery or completion of property resulting from such natural catastrophes could also give rise to claims against SM Prime and New SM Prime from third parties or from customers, for example, for physical injuries or loss of property. Further, an outbreak of contagious disease could adversely affect retail operations at SM Prime's malls. As a result, the occurrence of natural or other catastrophes or severe weather conditions may adversely affect SM Prime's and New SM Prime's businesses, financial condition and results of operations.

Further, notwithstanding the insurance carried by SM Prime and New SM Prime, there are losses for which insurance may not be obtainable at a reasonable cost or at all. Should an uninsured loss or a loss in excess of insured limits occur, SM Prime and New SM Prime could lose all or a portion of the capital invested in a property, as well as the anticipated future turnover from such property, while remaining liable for any project construction costs or other financial obligations related to the property. Any material uninsured loss could materially and adversely affect SM Prime's and New SM Prime's businesses, financial condition and results of operations.

Infringement of intellectual property rights would have a material adverse effect on SM Prime's and New SM Prime's business.

Upon commencement of development of new projects, SM Prime and the companies that will comprise New SM Prime generally file applications for the registration of intellectual property rights with respect to the names of certain of their real estate products, as well as for trademarks.

There can be no assurance that such applications will be approved or that the actions those companies have taken will be adequate to prevent third parties from using those corporate brands and logos, or from naming brands or developments using the same brands that SM Prime and New SM Prime will use. In addition, there can be no assurance that third parties will not assert rights in, or ownership of, the trademarks and other intellectual property rights of SM Prime and New SM Prime. SM Land believes that the reputation and track record established under intellectual property rights such as the "SM Land" name (which, together with other SM trademarks and logos, is owned by SMIC and in respect of which no royalties are currently paid to SMIC) is a key to future growth, and accordingly, New SM Prime's business, financial condition and results of operations may be materially and adversely affected by the infringing use of the "SM Land" and related brand names by third parties, or if in any way SM Prime or New SM Prime were restricted from using such marks.

SM Prime does and New SM Prime will rely on third-party services and independent contractors.

Several of the companies that will comprise New SM Prime currently rely and will continue to rely on services from third parties, including property management companies, among others, to maintain and inspect properties and manage tenant relationships. There can be no assurance of successfully obtaining such services at reasonable costs or that such third parties will adequately perform their obligations. A failure by such third parties to adequately provide these services could adversely impact SM Prime's and New SM Prime's businesses, financial condition and results of operations.

In addition, SM Prime relies, and New SM Prime will rely, on independent contractors, including designers, architects and other specialists, to provide various services, including land clearing and infrastructure development, various construction projects and building and property fitting-out works. There can be no assurance of identifying or engaging an independent contractor for any particular project or finding a contractor that is willing to undertake a particular project within SM Prime's or New SM Prime's budget, which could result in cost increases or project delays. Further, although SM Prime does and New SM Prime's personnel will continue to actively supervise the work of such independent contractors, there can be no assurance that the services rendered by any of its independent contractors will always match the appropriate quality standards. Contractors may also experience financial or other difficulties, and shortages or increases in the price of construction materials may occur, any of which could delay the completion or increase the cost of certain residential development projects, and SM Prime or New SM Prime may incur additional costs as a result thereof. Any of these factors could materially and adversely affect their businesses, financial condition and results of operations.

SM Prime and New SM Prime will face risks inherent in joint venture structures and/or funds.

SM Prime currently has, and New SM Prime will have, interests in joint venture entities and/or funds in connection with its property development and investment plans, including integrated developments. Disagreements may occur between SM Prime and New SM Prime, on the one hand, and their joint venture partners and/or third-party fund investors, as the case may be, regarding the business and operations of the joint ventures and/or funds which may not be resolved amicably. In addition, joint venture partners and/or third-party fund investors may (i) have economic or business interests or goals that are inconsistent with those of SM Prime or New SM Prime; (ii) take actions contrary to SM Prime's or New SM Prime's instructions, requests, policies or objectives; (iii) be unable or unwilling to fulfill their obligations; (iv) have financial difficulties; or (v) have disputes as to the scope of their responsibilities and obligations.

Additionally, in light of the current economic climate, joint venture partners or third-party fund investors (i) may not be able to fulfill their respective contractual obligations (for example they may default in making payments during future capital calls or capital raising exercises); or (ii) may experience a decline in their creditworthiness. The occurrence of any of these events may materially and adversely affect the performance of joint ventures and/or funds, which in turn may materially and adversely affect the SM Prime's and New SM Prime's performance.

Land and/or real property may be subject to compulsory acquisition.

Under Philippine law, the Government has the power to acquire any land in the Philippines for any public purpose, if the acquisition is for public benefit or utility or in the public interest or for any residential, commercial or industrial purposes. Accordingly, if the market value of any land that may be compulsorily acquired from SM Prime or New SM Prime is greater than the compensation paid in respect of the acquired land, then SM Prime's and New SM Prime's businesses, financial condition and results of operations could be adversely affected.

In addition, real property and/or land owned by SM Prime or New SM Prime and located outside of the Philippines may be compulsorily acquired by the respective governments of the countries in which they are located for public use or for public interest. The owner of such real property that has been compulsorily acquired may be compensated in accordance with the laws of the respective jurisdictions. In the event that any of SM Prime's or New SM Prime's land and/or real property located outside of the Philippines is compulsorily acquired, the compensation paid in respect of the acquired land and/or real property could be less than its market value which could also adversely affect SM Prime's and New SM Prime's business, financial conditions and results of operations.

SM Prime and New SM Prime may not accurately forecast market prices and property values.

SM Prime's and New SM Prime's profitability will depend in part on its ability to forecast market prices, property-related costs and property values. In connection with the acquisition of land for its development business, SM Prime and New SM Prime will base its purchase price in part on estimates of the anticipated returns on its investment. Any failure to forecast accurately such values and prices could result in lower profits and have a material adverse effect on SM Prime's and New SM Prime's business, financial condition and results of operations.

RISKS RELATING TO NEW SM PRIME'S PROPERTY DEVELOPMENT BUSINESS

The risks discussed below relate principally to the business and operations of SM Land and SMDC, comprising the development and sale of residential properties and the development and leasing of office and commercial properties. Assuming the successful completion of the Exchange Offers and the Reorganization, these businesses and their respective assets and operations will be merged into SM Prime. See "The Exchange Offers" and "Description of the Reorganization" for more information concerning the business combinations that will result in the formation of New SM Prime.

New SM Prime will face numerous risks including reputational risk and operational risks relating to its residential, commercial and office property development business.

New SM Prime's operations will include the development and sale of residential properties and the development and lease of office and commercial properties. The property development business involves significant risks distinct from those involved in the ownership and operation of established properties, including the risk that New SM Prime may invest significant time and money in a project that may not attract sufficient levels of demand in terms of anticipated sales at the expected take-up rate and which may not yield target returns as anticipated. In addition, obtaining required approvals and permits from various Philippine regulatory agencies may take substantially more time and resources than anticipated or construction of projects may not be completed on schedule or within budget.

In addition, the time and the costs involved in completing the development and construction of projects can be adversely affected by many factors, including shortages of materials, equipment and labor, adverse weather conditions, Peso depreciation, natural disasters, labor disputes with contractors and subcontractors, accidents, changes in laws or in Government priorities and other unforeseen problems or circumstances. Any of these factors could result in project delays and cost overruns, which could negatively affect New SM Prime's margins.

New SM Prime's reputation could also be adversely affected if projects are not completed on time or if projects do not meet customers' requirements. If any of New SM Prime's projects experiences construction or infrastructure failures, design flaws, significant project delays, quality control issues or otherwise, this could negatively affect its brand image and its ability to pre-sell its residential development projects. This would reduce cash flow and impair its ability to meet funding requirements.

Project delays, cost overruns and construction issues could also result in sales and resulting profits from a particular development not being recognized in the year in which it was originally expected to be recognized, which could adversely affect New SM Prime's results of operations. Further, the failure by New SM Prime to complete construction of a project to its planned specifications or schedule will result in cost overruns and possible abandonment of projects by contractors, as well as lower returns. Moreover, orders of the Philippine Department of Agrarian Reform ("DAR") allowing conversion of agricultural land for development may require a project to begin by a prescribed deadline. If New SM Prime fails to complete construction of a project by the stated deadline, the land may not be used for New SM Prime's intended purpose.

Fluctuations in interest rates, changes in Government borrowing patterns and Government regulations could have a material adverse effect on New SM Prime's and its customers' ability to obtain financing.

Interest rates, and factors that affect interest rates, such as the Government's fiscal policy, could have a material adverse effect on New SM Prime and the demand for its products. For example:

  •
  In connection with New SM Prime's property development business, higher interest rates make it more expensive to borrow funds to finance ongoing projects or to obtain financing for new projects.

  •
  Insofar as New SM Prime's core residential development business is concerned, because a substantial portion of customers will be expected to procure financing to fund their property purchases, higher interest rates make financing, and therefore purchases of real estate, more expensive, which could adversely affect the demand for New SM Prime's residential projects.

  •
  If the Government significantly increases its borrowing levels in the domestic currency market, this could increase the interest rates charged by banks and other financial institutions and also effectively reduce the amount of bank financing available to both prospective property purchasers and real estate developers, including New SM Prime.

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  New SM Prime's access to capital and its cost of financing are also affected by restrictions, such as single borrower limits, imposed by the Bangko Sentral ng Pilipinas ("BSP") on bank lending. If New SM Prime were to reach the single borrower limit with respect to any bank, it may have difficulty obtaining financing with reasonable rates of interest from other banks.

The occurrence of any of the foregoing events, or any combination of them, or of any similar events, could materially and adversely affect New SM Prime's business, financial condition and results of operations.

New SM Prime will continue to operate in a highly regulated environment and it is affected by the development and application of regulations in the Philippines.

The Philippines' property development industry is highly regulated. The development of condominium projects, subdivision and other residential projects as well as the development of commercial projects are subject to a wide range of government regulations, which, while varying from one locality to another, typically include zoning considerations as well as the requirement to procure a variety of environmental and construction-related permits. In addition, projects that are to be located on agricultural land must get clearance from the DAR so that the land can be reclassified as non-agricultural land and, in certain cases, tenants occupying agricultural land may have to be relocated at New SM Prime's expense. Presidential Decree No. 957, as amended, ("P.D. 957"), Republic Act No. 4726, as amended, ("R.A. 4726"), Republic Act No. 6552 (the "Maceda Law") and Batas Pambansa Blg. 220 ("B.P. 220") are the principal statutes which regulate the development and sale of real property as part of a condominium project or subdivision. P.D. 957, R.A. 4726 and B.P. 220 cover subdivision projects for residential, commercial, industrial and recreational purposes and condominium projects for residential or commercial purposes. The Maceda Law deals with the sale of property on installment. The Housing and Land Use Regulatory Board ("HLURB") is the administrative agency of the Government which enforces these statutes. Regulations applicable to New SM Prime's operations include among others, the following standards:

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  the suitability of the site;

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  road access;

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  necessary community facilities;

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  open spaces and common areas;

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  water supply;

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  sewage disposal systems;

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  electricity supply; and

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  unit/lot sizes.

Since 2008, HLURB has required all property developers in the Philippines to partake in the development of socialized housing projects. Under Section 18 of the Republic Act No. 7279, developers of subdivision projects are required to develop an area for socialized housing equivalent to at least 20% of the total subdivision area or total subdivision project cost, at the option of the developer, within the same city or municipality, whenever feasible, and in accordance with the standards set by HLURB and other existing laws. Property developers are not allowed to buy credits from property firms already involved in socialized housing development but need to comply with the new rule by participating in any of the following: a) development of settlement; b) slum upgrading or renewal of areas for priority development either through zone improvement programs or slum improvement and resettlement programs; c) joint venture projects with either the local government units ("LGUs") or any of the housing agencies; or d) participation in the community mortgage program. If New SM Prime is unable to prepare itself organizationally and operationally for this new requirement, it may be subject to fines or other sanctions which would adversely impact its business and results of operations.

All condominium and subdivision development plans are also required to be filed with and approved by the LGU with jurisdiction over the area where the project is located. Approval of development plans is conditioned on, among other things, completion of the acquisition of the project site and the developer's financial, technical and administrative capabilities. Alterations of approved plans that affect significant areas of the project, such as infrastructure and public facilities, also require prior approval of the relevant government unit. There can be no assurance that New SM Prime will be able to obtain governmental approvals for its projects or that, when given, such approvals will not be revoked.

In addition, developers, owners of or dealers in real estate projects are required to obtain licenses to sell before making sales or other dispositions of condominium units, subdivision lots and housing units.

Project permits and any license to sell may be suspended, cancelled or revoked by HLURB based on its own findings or upon complaint from an interested party and there can be no assurance that New SM Prime will in all circumstances receive the requisite approvals, permits or licenses or that such permits, approvals or licenses will not be cancelled or suspended. Any of the foregoing circumstances or events could affect New SM Prime's ability to complete projects on time, within budget or at all, and could materially and adversely affect New SM Prime's business, financial condition and results of operations.

Construction defects and other building-related claims may be asserted against New SM Prime, and New SM Prime may be subject to liability for such claims.

Philippine law provides that property developers, such as New SM Prime, warrant the structural integrity of houses that were designed or built by them for a period of 15 years from the date of completion of the condominium project or house. New SM Prime may also be held responsible for hidden (i.e. latent or non-observable) defects in a house sold by it when such hidden defects render the house unfit for the use for which it was intended or when its fitness for such use is diminished to the extent that the buyer would not have acquired it or would have paid a lower price had the buyer been aware of the hidden defect.

This warranty may be enforced within six months from the delivery of the residential unit to the buyer. In addition, Republic Act No. 6541, as amended, or the National Building Code of the Philippines (the "Building Code"), which governs, among others, the design and construction of buildings, sets certain requirements and standards that must be complied with by New SM Prime. New SM Prime or its officials may be held liable for administrative fines or criminal penalties in the case of any violation of the Building Code.

There can be no assurance that New SM Prime will not be held liable for damages, the cost of repairs, and/or the expense of litigation surrounding possible claims or that claims will not arise out of uninsurable events, such as landslides or earthquakes, or circumstances not covered by New SM Prime's insurance. If these damages are not covered by warranty and indemnification clauses in New SM Prime's agreements with contractors, the resulting liabilities could have an adverse effect on New SM Prime's business, financial condition and results of operations.

A portion of the demand for New SM Prime's properties is expected to come from OFWs, expatriate Filipinos and former Filipino residents who have returned to the Philippines ("Balikbayans"), which will expose New SM Prime to risks relating to the performance of the economies of the countries where these potential customers are based.

A portion of New SM Prime's sales of residential development projects will be to OFWs, expatriate Filipinos and Balikbayans. A number of factors could lead to, among other effects, reduced remittances from OFWs, a reduction in the number of OFWs or a reduction in the purchasing power of expatriate Filipinos and Balikbayans. These include:

  •
  a downturn in the economic performance of the countries and regions where a significant number of these potential customers are located, such as the United States, Italy, the United Kingdom, Hong Kong, Japan, Korea, Taiwan and the Middle East;

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  a change in Government regulations that currently exempt the income of OFWs from taxation in the Philippines;

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  the imposition of restrictions by the Government on the deployment of OFWs to particular countries or regions, such as the Middle East; and

  •
  restrictions imposed by other countries on the entry or the continued employment of foreign workers.

Any of these events could adversely affect demand for New SM Prime's residential projects from OFWs, expatriate Filipinos and Balikbayans, which could materially and adversely affect New SM Prime's business, financial condition and results of operations.

New SM Prime will be exposed to risks associated with in-house financing activities, including the risk of customer default, and it may not be able to sustain its in-house financing program.

In 2010, 2011 and 2012, 3.1%, 3.8% and 1.5%, respectively, of SMDC's customers availed themselves of in-house financing. SMDC's default rate for in-house financing over the three years ending 2012 was 15%.

In cases where New SM Prime will continue to provide in-house financing, it will charge customers interest rates that are substantially higher than comparable rates for bank financing. As a result, and particularly during periods when interest rates are relatively high, New SM Prime will face the risk that a greater number of customers who utilize New SM Prime's in-house financing facilities will default on their payment obligations, which will require New SM Prime to incur expenses, such as those relating to sales cancellations, foreclosures and eviction of occupants. There can be no assurance that New SM Prime can immediately resell any property once a sale has been cancelled. Therefore, the inability of its customers who obtain in-house financing from New SM Prime to meet their payment obligations could affect New SM Prime's business, financial condition and results of operations.

New SM Prime will continue to face certain risks related to the cancellation of sales involving its residential projects.

New SM Prime's operations involving the development and sale of residential real estate could be adversely affected in the event a material number of condominium units, subdivision lots or house and lot sales are cancelled. New SM Prime's transactions will continue to be subject to the Maceda Law, which applies to all transactions or contracts involving the sale or financing of real estate through installment payments, including residential condominium units (but excluding industrial and commercial lots). Under the Maceda Law, buyers who have paid at least two years of installments are granted a grace period of one month for every year of paid installments to cure any payment default. A buyer is given such a right only once every five years during the life of the contract and its extensions, if any. If the contract is cancelled, the buyer is entitled to receive a refund of at least 50% of the total payments made by the buyer. Buyers who have paid less than two years of installments and who default on installment payments are given a 60 day grace period to pay all unpaid installments before the sale can be cancelled, but without the right of refund.

While historically there has not been a material number of cancellations to which the Maceda Law has applied, there can be no assurance that New SM Prime will not experience a material number of cancellations in the future, particularly during slowdowns or downturns in the Philippine economy, periods when interest rates are high or similar situations or if New SM Prime fails to meet the construction schedules of launched projects. In the event New SM Prime does experience a material number of cancellations, it may not have enough funds on hand to pay the necessary cash refunds to buyers or it may have to incur indebtedness in order to pay such cash refunds. In addition, particularly during an economic slowdown or downturn, there can be no assurance that New SM Prime would be able to resell the same property or resell it at an acceptable price. Any of the foregoing events would have a material adverse effect on New SM Prime's business, financial condition and results of operations.

From time to time New SM Prime will commence construction of a condominium project or house even before the full amount of the required down payment is made, and thus, before the sale is recorded as revenue. New SM Prime will therefore risk having expended cash to begin construction of the condominium project or the house before being assured that the sale will eventually be booked as revenue, particularly if the buyer is unable to complete the required down payment and New SM Prime is unable to find another purchaser for such property.

There can be no assurance that New SM Prime will not suffer from substantial sales cancellations and that such cancellations will not materially and adversely affect New SM Prime's business, financial condition and results of operations.

The loss of certain tax exemptions and incentives for residential home sales will increase New SM Prime's tax liability and decrease any profits it might have in the future.

SM Land benefits from provisions under Philippine law and regulations which exempt sales of residential lots with a gross selling price of ₱1,919,500 and below and sales of residential houses and lots with a gross selling price of ₱3,199,200 and below from the value-added tax ("VAT") of 12.0%. However, if two or more adjacent lots, or house and lots, are sold and disposed in favor of one buyer from the same seller for the purpose of utilizing such as one residential area, the sale shall be exempt from VAT only if the aggregate value of the properties do not exceed the threshold prices for exemption. Adjacent lots or house and lots shall be presumed as a sale of one residential area although covered by separate titles and/or tax declarations and by separate deeds of conveyance. Following the Reorganization, in the event these sales become subject to the VAT, the purchase prices for New SM Prime's subdivision lots and housing and condominium units will increase and this could adversely affect its sales. Because taxes such as the VAT are expected to have indirect effects on New SM Prime's results of operations by affecting general levels of spending in the Philippines and the prices of subdivision lots and houses, any adverse change in the Government's VAT-exemption policy could have an adverse effect on New SM Prime's results of operations.

Adoption of new accounting rules on revenue on construction of real estate may result in a restatement of SM Land's financial results for prior fiscal years which could be materially different from the audited consolidated financial statements of SM Land included in this Offer Document.

Under PFRS, real estate companies such as SM Land assess whether it is probable that the economic benefits will flow back to themselves when the contract price is collectible. Collectability of the contract price is demonstrated by the buyer's commitment to pay, which is supported by the buyer's initial and continuous investments that motivates the buyer to honor its obligation. Collectability is also assessed by considering factors such as collections and credit standing of the buyer. Revenue from sales of completed real estate projects is accounted for using the full accrual method. In accordance with Philippine Interpretations Committee Q&A No. 2006-01, the percentage-of-completion method is used to recognize income from sales of projects where the company has material obligations under the sales contract to complete the project after the property is sold, the equitable interest has been transferred to the buyer, construction is beyond the preliminary stage (i.e.,engineering, design work, construction contracts execution, site clearance and preparation, excavation and the building foundation are finished), and the costs incurred or to be incurred can be measured reliably. Under this method, revenue is recognized as the related obligations are fulfilled, measured principally on the basis of the estimated completion of a physical proportion of the contract work. The PSEC and the Financial Reporting Standards Council have deferred the effectivity of the International Financial Reporting Interpretations Committee's ("IFRIC") Interpretation No. 15 until the final revenue standard is issued by the International Accounting Standards Board and an evaluation of the requirements of the final revenue standard against the practices of the Philippine real estate industry is completed. The adoption of this interpretation will result in a change in the revenue and cost recognition from percentage of completion method to completed contract method.

Once SM Land begins to account for revenues from its real estate sales under IFRIC 15, amounts recorded for certain items in its financial statements, such as gross and net income, as well as receivables and customers' deposits, may be materially different from SM Land's consolidated financial statements included elsewhere in this Offer Document, and potentially provide a different view of SM Land's financial condition and results of operations.

The adoption of IFRIC 15 will also result in restatements to certain of SM Land's historical financial statements. As a result, there may be significant differences between the financial statements included in this Offer Document and any restated financial statements that will be prepared by SM Land once IFRIC 15 becomes effective. There can be no assurance that SM Land's current and historical results of operations will not be materially and adversely changed upon the adoption of IFRIC 15.

RISKS RELATING TO THE PHILIPPINES

A large majority of SM Prime's and New SM Prime's business activities and assets will continue to be based in the Philippines, which will expose SM Prime and New SM Prime to risks associated with the country, including the performance of the Philippine economy.

Historically, the companies forming New SM Prime derived a large majority of their revenues and operating profits from the Philippines and, as such, were highly dependent on the state of the Philippine economy. Demand for retail, commercial and residential real estate are all directly related to the strength of the Philippine economy (including its overall growth and income levels), the overall levels of business activity in the Philippines, as well as the amount of remittances received from OFWs and overseas Filipinos.

Factors that may adversely affect the Philippine economy include:

  •
  decreases in business, industrial, manufacturing or financial activities in the Philippines, the Southeast Asian region or globally;

  •
  scarcity of credit or other financing, resulting in lower demand for products and services provided by companies in the Philippines, the Southeast Asian region or globally;

  •
  exchange rate fluctuations;

  •
  inflation or increases in interest rates;

  •
  levels of employment, consumer confidence and income;

  •
  changes in the Government or of the Government's fiscal and regulatory policies;

  •
  re-emergence of SARS, avian influenza (commonly known as bird flu), including the H1N1 and H7N9 strains of the disease, or the emergence of another similar disease in the Philippines or in other countries in Southeast Asia;

  •
  natural disasters, including but not limited to tsunamis, typhoons, earthquakes, fires, floods and similar events;

  •
  political instability, terrorism or military conflict in the Philippines, other countries in the region or globally; and

  •
  other social, political or economic developments in or affecting the Philippines.

There can be no assurance that the Philippines will achieve strong economic fundamentals in the future. Changes in the conditions of the Philippine economy could materially and adversely affect SM Prime's and New SM Prime's business, financial condition and results of operations.

SM Prime's and New SM Prime's businesses may be disrupted by terrorist acts, crime, natural disasters and outbreaks of infectious diseases or fears of such occurrences in Metro Manila or other parts of the Philippines.

Widely publicized criminal acts that have resulted in numerous deaths and injuries have taken place in Metro Manila. On August 23, 2010, a dismissed police officer demanding reinstatement held Hong Kong tourists hostage aboard a tour bus and eight tourists were killed when Philippine police attempted to rescue them. The incident was widely publicized in regional and international media and popular Internet sites for several days. The incident prompted the Hong Kong government to issue a strong warning against travel to the Philippines.

On January 25, 2011, an improvised bomb made with a mortar shell exploded inside a bus on a major road in the Makati City financial district, killing five persons and injuring 13. Other disruptive incidents have occurred in Metro Manila in previous years, including widespread demonstrations that compelled a president to resign, widespread strikes by labor federations, attempted coup d'états and military rebellions, and kidnappings and murders.

Other regions of the Philippines, particularly the southern part of the country, have been subject to a number of terrorist attacks since 2000. In recent years, the Philippine army has been in conflict with the Abu Sayyaf organization, which has ties to the al-Qaeda terrorist network, and has been identified as being responsible for certain kidnapping incidents and other terrorist activities. Moreover, isolated bombings have taken place in the Philippines in recent years, mainly in cities in the southern part of the country.

Metro Manila and other regions of the Philippines have also experienced severe natural disasters and its authorities may not be prepared or equipped to respond to such disasters. On September 26, 2009, Typhoon Ondoy resulted in 341.3 millimeters of rainfall in six hours, causing massive flooding that submerged several areas of Metro Manila and adjacent provinces. The typhoon caused 464 deaths and approximately ₱86 billion in property damage. On August 6, 2012, a monsoon hit Metro Manila and other nearby provinces which also caused severe flooding and landslides. Other calamities that affected Metro Manila in previous years have included unusually strong earthquakes and outbreaks of infectious diseases such as H1N1 influenza (commonly known as swine flu).

In December 2011, Typhoon Sendong caused massive flooding in the southern Philippine city of Cagayan de Oro, claiming thousands of lives and displacing tens of thousands of residents. Recently, on December 3, 2012, Typhoon Bopha struck the southern island of Mindanao as a category 5 typhoon, triggering widespread flash flooding and landslides throughout the region. Typhoon Bopha killed over 1,000 people and caused an estimated ₱42 billion in property damage.

It is not possible to predict the extent to which SM Prime or New SM Prime's various businesses in general will be affected by any of the above occurrences or fears that such occurrences will take place, and there can be no assurance that any disruption to its businesses will not be protracted, that property will not be damaged and that any such damage will be completely covered by insurance or at all. Any of these occurrences may disrupt the operations of SM Prime's and New SM Prime's businesses and could materially and adversely affect their business, financial condition and results of operations. Further, any of the above occurrences may also destabilize the Philippine economy and business environment, which could also materially and adversely affect SM Prime's and New SM Prime's, financial position and results of operations.

The Philippine economy and business environment may be disrupted by political or social instability.

The Philippines has from time to time experienced severe political and social instability, including acts of political violence. The May 2010 elections brought in the administration of President Benigno S. Aquino III. Despite high popularity ratings, strong congressional and military support and a persistent anti-corruption campaign, there is no assurance that potential stability in the country will be maintained.

Most recently, on May 31, 2012, the Philippine Senate impeached Renato Corona, then Chief Justice of the Supreme Court of the Philippines. The impeachment trial, which lasted several months, tried Corona on accusations of improperly issuing decisions that favored former President Arroyo, as well as failure to disclose certain properties, in violation of rules applicable to all public employees and officials.

Leadership change and shifting political alliances could alter national and local political dynamics and result in changes of policies and priorities. In addition, organized armed threats from communist insurgents and Muslim separatists persist in certain parts of the country.

There is no guarantee that future events will not cause political instability in the Philippines. Such instability may disrupt the country and its economy, discourage travel to the Philippines and could materially and adversely affect SM Prime's and New SM Prime's business, financial position and results of operations.

Tensions with China may adversely affect the Philippine economy and business environment.

In 2011, tensions rose in relation to long-standing territorial disputes involving the Philippines, other Southeast Asian nations (including Vietnam, Malaysia and Brunei) and China over certain islands in the West Philippine Sea, also known as the South China Sea. The increased tensions were brought about by allegations of more aggressive measures being taken by certain nations to assert their claims in these disputes.

On April 8, 2012, during one of its regular maritime patrols, a Philippine Navy surveillance aircraft identified eight Chinese fishing vessels anchored inside and around Bajo de Masinloc (Scarborough Shoal), an area in the Municipality of Masinloc, Province of Zambales that the Philippines regards as an integral part of its territory. On April 10, 2012, an inspection team reported that large amounts of illegally collected corals, clams and sharks were found in the compartments of the fishing vessels. The arrival of Chinese maritime surveillance vessels resulted in a standoff. Should the territorial dispute in the West Philippine Sea escalate or continue, the Philippines' interests in fishing, trade and offshore drilling, the volume of trade between the Philippines and China, and the supply of steel available to the Philippines may be adversely affected, which in turn may affect, among other things, infrastructure development and general economic and business conditions in the Philippines, any of which could adversely affect SM Prime's and New SM Prime's businesses, financial condition and results of operations.

Corporate governance and disclosure standards in the Philippines may be less stringent than those in other countries.

There may be less publicly available information about Philippine public companies than is regularly made available by public companies in certain other countries. PSEC and PSE requirements with respect to corporate governance standards may also be less stringent than those applicable in certain other jurisdictions. For example, the Philippine SRC requires publicly listed companies to have at least two independent directors or such number of independent directors as is equal to 20.0% of its board of directors, whichever is lower, but in no case less than two. SM Prime currently has three independent directors and New SM Prime is expected to have three independent directors.

Many other countries require significantly more independent directors. Further, rules against self-dealing and those protecting minority shareholders may be less stringent or developed in the Philippines. Such potentially lower standards in certain areas of disclosure and corporate governance may materially and adversely affect an investment in SM Prime, particularly that of a minority shareholder.

Investors may face difficulties enforcing judgments against SM Prime or New SM Prime.

It may be difficult for investors to enforce judgments against SM Prime or New SM Prime that are obtained outside of the Philippines. In addition, all of the directors and substantially all of the officers of SM Prime are and will continue to be residents of the Philippines, and all or a substantial portion of the assets of such persons are located in the Philippines. As a result, it may be difficult for investors to effect service of process upon such persons, or to enforce against them judgments obtained in courts or arbitral tribunals outside the Philippines predicated upon the laws of jurisdictions other than the Philippines.

The Philippines is party to the United Nations Convention on the Enforcement and Recognition of Arbitral Awards, though it is not party to any international treaty relating to the recognition or enforcement of foreign judgments. Nevertheless, the Philippine Rules of Civil Procedure provide that a judgment or final order of a foreign court is, through the institution of an independent action, enforceable in the Philippines as a general matter, unless there is evidence that: (i) the foreign court rendering judgment did not have jurisdiction; (ii) the judgment is contrary to the laws, public policy, customs or public order of the Philippines; (iii) the party against whom enforcement is sought did not receive notice; or (iv) the rendering of the judgment entailed collusion, fraud, or a clear mistake of law or fact.

RISKS RELATING TO THE REORGANIZATION

The Reorganization is still subject to corporate and regulatory approvals.

At the time of this Offer Document, certain shareholders' approvals for the Reorganization have not yet been secured. Board approvals have been obtained and undertakings from certain majority shareholders of the relevant companies that the Reorganization will be approved are already in place. In addition, the Reorganization will be subject to the approval of the PSEC. If the necessary shareholder or corporate approvals are not secured, the Reorganization will not be consummated, and the anticipated benefits of the Reorganization will not be realized. This could have a material adverse effect on SM Prime's and New SM Prime's business, financial condition and results of operations and the value of the Consideration Shares received by investors participating in the Exchange Offers.

The Reorganization may not result in the expected synergies.

While the Reorganization is expected to result in significant synergies and efficiencies through the integration of operations and economies of scale within the coming years, there can be no assurance that such contemplated synergies and efficiencies will be fully realized by New SM Prime and that the integration will be implemented with minimal disruption of operations. There can be no assurance that the Reorganization will have the desired effects contemplated in this Offer Document, which could have an adverse effect on SM Prime's and New SM Prime's business, financial position and results of operations.

SM Prime and SM Land may be subject to tax liabilities in relation to the Reorganization.

In relation to the Reorganization, SM Prime, SM Land and SMIC will file certain applications with the Bureau of Internal Revenue ("BIR") for rulings confirming the tax free nature of the planned merger under Philippine law and regulations. Previously, the BIR allowed the delegation of the authority to rule on this type of application to BIR's Assistant Commissioner. However, the new BIR administration that took over in 2010 has adopted a policy that this type of application must be signed off by the BIR Commissioner. This new policy has resulted in the delayed issuance of BIR rulings. While SM Prime and SM Land believe that the merger of SM Prime and SM Land is fully compliant with the requirements for tax-free status under the law and existing regulations, there can be no assurance that the requested tax rulings will be issued by the BIR in the near future, or at all. In the event that no such tax ruling is issued, the transfer of assets of SM Land (comprising, among others, real property and shares of stock) to SM Prime as a result of the Reorganization could be subject to the payment of applicable taxes. Thus, there can be no assurance that the BIR will not issue tax assessments on SM Prime and SM Land in connection with the Reorganization. Although SM Prime and SM Land believe that SM Prime and SM Land are adequately prepared to pay any potential tax assessments, any tax assessments in the aggregate could amount to substantial amounts, and could have an adverse effect on New SM Prime's business reputation, cash balance and cash flow.

RISKS RELATING TO THE EXCHANGE OFFERS

The Exchange Offers may be terminated.

No assurance can be given that the Exchange Offers will be completed. Completion of the Exchange Offers is at the sole discretion of the Offeror and is also conditional upon the satisfaction or waiver of the conditions of the Exchange Offers set forth herein. Subject as provided herein, the Offeror may, in its sole discretion, amend, terminate or withdraw the Exchange Offers at any time prior to the expiration date of the Exchange Offers and may, in its sole discretion, waive any conditions to the Exchange Offers after this date.

Holders of SMDC and/or HPI shares may be disqualified from participation in the Exchange Offers or face penalties for failure to comply with the distribution restrictions on the Consideration Shares.

Holders of shares in SMDC and/or HPI are referred to the distribution restrictions set out in this Offer Document and the related acknowledgements, representations, warranties and undertakings set out herein which, in each case, holders will be deemed to make on tendering their shares, as applicable. Non-compliance with these could result in, among other things, the unwinding of trades and/or serious penalties.

Holders of SMDC and/or HPI shares should consult their own advisers regarding the desirability of participating in the Exchange Offers.

Holders of shares in SMDC and/or HPI should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating or declining to participate in the Exchange Offers and an investment in the Consideration Shares. None of SM Prime or SM Land, or any director, officer, employee, agent or affiliate of SM Prime or SM Land is acting for any holder or will be responsible to any holder for providing any protections which would be afforded to its clients or for providing advice in relation to the Exchange Offers, and accordingly none of SM Prime or SM Land or any director, officer, employee, agent or affiliate of SM Prime or SM Land makes any recommendation as to whether holders of SMDC and/or HPI shares should offer to exchange their shares or refrain from taking any action in the Exchange Offers, and none of them has authorized any person to make any such recommendation.

Holders of shares in SMDC or HPI who choose not to participate in the Exchange Offers may eventually become shareholders of private companies with securities not listed or traded on any exchange and exposed to higher tax liability on any transfer of such shares after the Exchange Offers.

During the Offer Period, SMDC and HPI will each initiate a voluntary delisting process with the PSE in accordance with the PSE Rules on Delisting, assuming that at least 90% of the issued and outstanding shares of SMDC and HPI are acquired by the Offeror. Pursuant to the minimum public ownership rule of the PSE, in consonance with BIR regulations, once public ownership of SMDC and HPI is reduced to less than 10% (which will occur if the Offeror acquires more than 90% of the issued and outstanding shares of each of SMDC and HPI), any transfer of SMDC and HPI shares subsequent to the settlement of the Exchange Offers will no longer be subject to the stock transaction tax at the rate of 0.5% of the gross selling price or gross value in cash of the shares but shall be subject to the following taxes on the transfer of shares not traded in the local stock exchange: (i) capital gains tax at the rate of 5% where the net gain realized is in an amount not exceeding (₱100,000.00 and at the rate of 10% on any amount in excess of ₱100,000.00, and (ii) documentary stamp tax at the rate of ₱0.75 on each ₱200.00 of the par value of the shares of stock sold or transferred. Additionally, once the petitions to delist the shares of SMDC and/or HPI are approved by the PSE, shareholders who do not participate in the Exchange Offers will become holders of unlisted shares and will no longer receive regular reports from the relevant company.

RISKS RELATING TO THE CONSIDERATION SHARES

The relative volatility and illiquidity of the Philippine securities market may substantially limit investors' ability to sell the Consideration Shares at a suitable price or at a time they desire.

The Philippine securities markets are substantially smaller, less liquid, and more volatile relative to major securities markets in the United States and other jurisdictions, and are not as highly regulated as some of these other markets. There can be no assurance that any active trading market for the Consideration Shares will develop or sustain after the Exchange Offers, or that the value for which the Consideration Shares were exchanged will correspond to the price at which the Consideration Shares will trade in the

Philippine public market subsequent to the Exchange Offers. There can be no assurance that investors may sell Consideration Shares at prices or at times deemed appropriate.

Factors that could affect the price of the Consideration Shares include the following:

  •
  fluctuations in SM Prime's and New SM Prime's results of operations and cash flows;

  •
  additions or departures of key personnel;

  •
  changes in financial estimates or recommendations by research analysts;

  •
  changes in the amount of indebtedness SM Prime and New SM Prime will have outstanding;

  •
  changes in general conditions in the Philippines and international economy, financial markets or the real estate industry, including changes in regulatory requirements and changes in political conditions in the Philippines;

  •
  significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by SM Prime and New SM Prime or its competitors;

  •
  asset impairments or other charges;

  •
  developments related to significant claims or proceedings against SM Prime and New SM Prime;

  •
  New SM Prime's dividend policy; and

  •
  future issues or sales of New SM Prime's equity or equity-linked securities.

In recent years, stock markets, including the PSE, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market prices of the Consideration Shares.

The Consideration Shares are subject to Philippine foreign ownership limitations.

The Philippine Constitution and related statutes restrict land ownership to Philippine Nationals. The term "Philippine National," as defined under Republic Act No. 7042, as amended, means: (i) a citizen of the Philippines; (ii) a domestic partnership or association wholly-owned by citizens of the Philippines; or (iii) a corporation organized under the laws of the Philippines of which at least 60% of the capital stock outstanding and entitled to vote is owned and held by citizens of the Philippines, or by a corporation organized abroad and registered to do business in the Philippines under the Corporation Code of the Philippines (the "Corporation Code") of which 100% of the capital stock outstanding and entitled to vote is wholly-owned by Filipinos or a trustee of funds for pension or other employee retirement or separation benefits, where the trustee is a Philippine National and at least 60% of the fund will accrue to the benefit of Philippine Nationals, provided, that where a corporation and its non-Filipino shareholders own stock in a PSEC registered enterprise, at least 60% of the capital stock outstanding and entitled to vote of each corporation must be owned and held by citizens of the Philippines, in order for such corporation to be considered a Philippine National. As of the date of this Offer Document, SM Prime owns land directly and indirectly through its subsidiaries and associates.

Considering the foregoing, as long as New SM Prime owns land, foreign ownership of New SM Prime is limited to a maximum of 40% of issued and outstanding capital stock. New SM Prime cannot allow the issuance or the transfer of shares to persons other than Philippine Nationals if such issuance or transfer would result in New SM Prime ceasing to be a Philippine National for the purpose of complying with the restrictions on foreign land ownership discussed above. These restrictions may adversely affect the liquidity and market price of the Consideration Shares to the extent international investors are not permitted to purchase Consideration Shares in normal secondary transactions.

The transfer of Consideration Shares is restricted which may adversely affect their liquidity and the price at which they may be sold.

The Consideration Shares have not been registered under, and neither SM Prime nor the Offeror is under any obligation to register, the Consideration Shares under the Securities Act or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act and any other applicable laws. Neither the Offeror nor SM Prime has any intention of registering the Consideration Shares under the Securities Act.

Overseas shareholders may find it more difficult than Philippine shareholders to exercise their voting rights at SM Prime's shareholders' meetings.

There are no provisions under Philippine law or under SM Prime's by-laws that will limit the exercise by foreign holders of their voting rights of the Common Shares. However, there are practical, geographic and logistical limitations on foreign holders' ability to receive notice of regular or special meetings of SM Prime's shareholders on a timely basis. All shareholders of record may attend SM Prime's shareholder meetings in person or by proxy. The Philippine SRC's implementing rules require SM Prime to send all shareholders of record notice of the annual meeting at least two weeks before the meeting unless (and this also applies to special meetings) SM Prime has already distributed an information statement and proxy form (in case of proxy solicitation) relating to a shareholders' meeting at least 15 business days before the shareholders' meeting. There can be no assurance that foreign shareholders will receive such notices in a timely manner or at all.

Shareholders may be subject to limitations on minority shareholders' rights.

The obligation under Philippine law of majority shareholders and directors with respect to minority shareholders may be more limited than those that are available in certain other countries, such as the United States. Consequently, minority shareholders may not be able to protect their interests under current Philippine law to the same extent as in certain other countries. The Corporation Code provides for minimum minority shareholders protection in certain instances wherein a vote by the shareholders representing at least two-thirds of SM Prime's outstanding capital stock is required.

The Corporation Code also grants shareholders an appraisal right allowing a dissenting shareholder to require the corporation to purchase his shares in certain instances. Derivative actions, while permitted under the Corporation Code and governed by the Interim Rules of Procedure Governing Intra-Corporate Controversies (A.M. No. 01-2-04-SC), are rarely brought on behalf of Philippine companies.

Accordingly, there can be no assurance that legal rights or remedies of minority shareholders will be the same, or as extensive, as those available in other jurisdictions or sufficient to protect the interests of minority shareholders.

Overseas shareholders may be subject to restrictions or repatriation of Pesos received with respect to the Consideration Shares.

Under BSP regulations, as a general rule, Philippine residents may freely dispose of their foreign exchange receipts and foreign exchange may be freely sold and purchased outside the Philippine banking system. There are restrictions on the sale and purchase of foreign exchange within the Philippine banking system. In particular, a foreign investment must be registered with the BSP if foreign exchange is needed to service the repatriation of capital and the remittance of dividends, profits and earnings which accrue thereon is sourced from the Philippine banking system. See "Philippine Foreign Exchange and Foreign Ownership Controls."

The Government has, in the past, instituted restrictions on the conversion of Pesos into foreign currency and the use of foreign exchange received by Philippine residents to pay foreign currency-denominated obligations. The Monetary Board of the BSP, with the approval of the President of the Philippines, has statutory authority during a foreign exchange crisis or in times of national emergency to temporarily suspend or restrict sales of foreign exchange, to require licensing of foreign exchange transactions or to require delivery of foreign exchange to BSP or its designee banks. Any restrictions imposed in the future pursuant to such statutory authority could adversely affect the ability of New SM Prime to source foreign currency to comply with its foreign currency-denominated obligations and adversely affect the ability of investors to repatriate foreign currency upon sale of Consideration Shares or dividends or distributions relating to them.

New SM Prime's dividend policy may be materially different from SM Prime's past and current dividend policy.

Following the conclusion of the Reorganization, New SM Prime intends to evaluate its dividend policy based on the considerations applicable to New SM Prime's financial condition, results of operations, investment plans, funding requirements and other factors. As a result, the dividend policy of New SM Prime may differ materially from past and present dividend policies of SM Prime, which are not to be considered as relevant indicators of future dividend policy following the Reorganization.

Future changes in the value of the Philippine Peso against the U.S. dollar or other currencies will affect the foreign currency equivalent of the value of the Consideration Shares and any dividends.

The price of the Consideration Shares is denominated in Philippine Pesos. Fluctuations in the exchange rate between the Peso and the U.S. dollar or other currencies will affect the foreign currency equivalent of the Peso price of the Consideration Shares on the PSE. Such fluctuations will also affect the amount in foreign currency received upon conversion of cash dividends or other distributions paid in Pesos by SM Prime or New SM Prime, as well as the book value of foreign currency assets, and income and expenses and cashflows in SM Prime or New SM Prime's financial statements.

The sale or possible sale of a substantial number of the SM Prime shares in private or public sales following the Exchange Offers could adversely affect the price of the Consideration Shares and SM Prime's ability to raise capital and shareholders may experience dilution in their shareholdings.

Any future issue or sale of shares in SM Prime, the disposal of shares by any of its major shareholders or the perception that such issuances, sales or disposals may occur may have a downward pressure on the price of SM Prime's shares, and there can be no assurance that such issuances, sales or disposals will not take place. To the extent further new SM Prime shares are issued, there may be dilution to present holders of shares in SM Prime. Any of these factors may also affect SM Prime's ability to undertake equity fundraising in the future.

U.S. holders of Consideration Shares may suffer adverse tax consequences if SM Prime or New SM Prime is characterized as a Passive Foreign Investment Company.

Generally, if for any taxable year 75% or more of SM Prime's gross income is passive income, or at least 50% of SM Prime's assets are held for the production of, or produce, passive income, SM Prime would be characterized as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes. If SM Prime is characterized as a PFIC, U.S. holders of the Consideration Shares may suffer adverse tax consequences, including having gains realized on the sale of the Consideration Shares treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on the Consideration Shares by individuals who are U.S. holders, and having interest charges apply to distributions by SM Prime.

RISKS RELATED TO THE PRESENTATION OF FINANCIAL AND OTHER INFORMATION IN THIS OFFER DOCUMENT

The appraisals with respect to the real estate described in the Valuation Reports may not reflect their actual market values.

CBRE, an independent real estate appraiser, has valued certain real estate properties, land and projects that are owned by SM Prime or are expected to be owned by New SM Prime. Details of the valuation methodologies and the assumptions used by CBRE are described in the Valuation Reports.

A number of factors could result in the values ascribed to the properties, land and projects by CBRE to not reflect their actual market values. The valuations are effective as of February 28, 2013, and there can be no assurance that these figures accurately reflect market values as at any other date. In addition, the values ascribed by CBRE should not be taken as an indication of the amounts that could be obtained by SM Prime or New SM Prime upon disposal of such properties, whether in the context of the sale of individual properties or the various portfolios as a whole. The Valuation Reports also do not consider the effect of multiple properties being developed concurrently or released to the market together.

In addition, the use of different valuation methodologies and assumptions would likely produce different valuation results. For example, in valuing condominium and subdivision projects, CBRE based its valuations on the total market value of saleable units as of the valuation date, deducting estimated costs to complete projects under construction and the cost of sale, and further assuming that all such projects would be completed as planned. Valuations of vast tracts or large parcels comprising several lots that are presently utilized or intended to be utilized for a common type of property development were valued using assumptions concerning the highest and best use of such land. Uncertainties in these assumptions could result in materially different market values compared to the valuations prepared by CBRE.

Moreover, there are severe difficulties in applying the sales comparison approach and the income approach, among other methodologies used by CBRE. A lack of transparency and a relatively low volume of recorded deals makes it difficult to assess market values. These factors make it difficult to correctly assess market values derived from discount rates. Deal information may not be reported accurately or may be manipulated for other reasons benefitting the parties to the deal.

Prospective participants in the Exchange Offers are urged to read the Valuation Reports in their entirety. For the reasons stated above and in the Valuation Reports, there can be no assurance that real estate appraisals included in this Offer Document reflect the properties' actual market values or that such values will not decline over time.

The presentation of financial information, including the Pro forma Financial Information, in this Offer Document may be of limited use to investors and may not be indicative of New SM Prime's results of operations or financial condition.

This Offer Document includes the audited consolidated financial statements of SM Prime and its subsidiaries and SM Land and its subsidiaries, as at December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010. The audited consolidated financial statements have been prepared in accordance with PFRS and not in accordance with U.S. generally accepted accounting principles. While the presentation of the separate historical financial statements for these entities may provide a reference to investors in relation to certain of the companies that will comprise New SM Prime, there is no assurance that such presentation will accurately depict New SM Prime's financial results or be indicative of future results of operations or financial position, and should not be relied upon as being so indicative.

In addition, this Offer Document includes unaudited pro forma condensed consolidated financial information of SM Prime and its subsidiaries as at December 31, 2012, and for the three years ended December 31, 2012, 2011 and 2010, because the Offeror believes that such information is important to an understanding of the results of operations and financial position of New SM Prime and its subsidiaries as if the Reorganization had occurred as at January 1 of each of the periods presented, or December 31, 2012, as the case may be. The pro forma condensed consolidated financial information has been prepared in accordance with Section 8, Part II of the Securities Regulation Code 68, As Amended in 2011 (SRC Rule 68) and not in accordance with the requirements of Article 11 of the Regulation S-X under the Exchange Act. The pro forma results of operations and financial position of New SM Prime included herein are necessarily based on certain assumptions, and such information is not necessarily indicative of the operating results or financial position that would have been achieved had these transactions been completed prior to such periods, nor is it indicative of future results of operations or financial position, and should not be relied upon as being so indicative.

Certain information contained herein is derived from third-party publications.

Certain information in this Offer Document relating to the Philippines, the industries in which New SM Prime's business will compete and the markets in which New SM Prime will develop its projects, including statistics relating to market size, is derived from various Government and private publications. This Offer Document also contains industry information based on publicly available third-party sources.

Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of that information is not guaranteed. Similarly, industry forecasts and market research, including those contained or extracted herein, have not been independently verified by the Offeror or SM Prime and may not be accurate, complete, up-to-date or consistent with other information compiled within or outside the Philippines.

RESTRICTIONS, CAUTIONARY NOTICE REGARDING FORWARD-LOOKING
STATEMENTS AND DISCLAIMERS

Restrictions

This section is intended as a general guide only. SMDC and HPI shareholders are advised to consult their own legal counsel prior to accepting the Exchange Offers or making any offer, resale, pledge or other transfer of the Consideration Shares obtained under the Exchange Offers.

The distribution of this Offer Document, any additional documentation regarding the Exchange Offers and the making of the Exchange Offers may be restricted by law in certain jurisdictions and neither this document nor any such additional documentation, nor the Exchange Offers discussed herein or therein, constitutes an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such an offer or solicitation would be unlawful. The Exchange Offers are not being made in or into Australia, Canada and Japan, and will not be permitted to be accepted in or from these jurisdictions.

United States

The Exchange Offers are subject to a Tier I exemption pursuant to Rule 14d-1(c) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the issuance of the Consideration Shares in connection therewith will be exempt from registration under the Securities Act, pursuant to Rule 802 thereof. If the Exchange Offers are completed, for purposes of U.S. securities law, SMDC shares and HPI shares that are not "restricted securities" (within the meaning of Rule 144(a)(3) under the Securities Act) will be exchanged for Consideration Shares that are not restricted securities; however, SMDC shares and HPI shares that are restricted securities will be exchanged for Consideration Shares that are restricted securities. Generally, if you acquired your shares of SMDC or HPI in open market transactions you will receive Consideration Shares that are not restricted securities. If, however, you are an affiliate of SMDC or HPI, you should consult your legal advisor to determine whether your shares are subject to restrictions on transfer within the United States. An affiliate is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The United States Securities and Exchange Commission views a person's status as an officer, director or 10% shareholder as facts that must be considered when determining whether such person is an affiliate. The Consideration Shares cannot be resold in the United States without registration or an exemption therefrom under the Securities Act.

The Exchange Offers are for shares of Philippine companies with shares listed for trading on the PSE, and matters of a legal nature related to the Exchange Offers and company law issues as well as securities law issues are subject to Philippine law.

The provisions of Philippine law differ considerably from the corresponding United States legal provisions. Only a limited set of United States legal provisions apply to the Exchange Offers and this Offer Document. The applicable procedural and disclosure requirements of Philippine law are different from those of the U.S. securities laws in certain material respects. The timing of payments, withdrawal rights, settlement procedures, and other timing and procedural matters of the Exchange Offers are consistent with Philippine practice, which differs from U.S. domestic tender offer procedures.

Pursuant to an exemption provided from Rule 14e-5 under the Exchange Act, the Offeror may acquire, or make arrangements to acquire, SMDC shares or HPI shares, other than pursuant to the Exchange Offers, on or off the PSE or otherwise outside the United States during the period in which the Exchange Offers remain open for acceptance, so long as those acquisitions or arrangements comply with applicable Philippine law and practice and the provisions of such exemption. Any such acquisition or arrangement will be disclosed by the Offeror to SMDC and HPI shareholders in accordance with Philippine rules and regulations, which may differ from those in the United States.

The Consideration Shares have not been registered in, and will not be registered with any securities regulatory authority of any state or other jurisdiction of the United States. Unless so registered, the

Consideration Shares may only be offered in transactions that are exempt from, or not subject to, registration under the securities laws of any jurisdiction of the United States. Accordingly, no offer to sell or solicitation of an offer to buy the Consideration Shares in the Exchange Offers may be made in the following U.S. jurisdictions except to persons in such jurisdictions who represent to the Offeror that they qualify as exempt institutional investors in such U.S. jurisdictions:

Alabama, Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, Florida, Guam, Illinois, Kentucky, Louisiana, Maryland, Massachusetts, Montana, Nebraska, New Jersey, New York, North Carolina, North Dakota, Oklahoma, Oregon, Puerto Rico, Tennessee, Texas, Utah, Virginia, Washington, West Virginia and Wyoming.

The Exchange Offers may not be made in, and beneficial owners of Target Shares in the above listed jurisdictions may not participate in the Exchange Offers unless they are able to certify that such investor qualifies as an exempt institutional investor in such relevant jurisdiction.

Listed below are the institutions or persons to whom securities may be offered and sold without registration, qualification or similar action being taken under the laws of such jurisdictions with respect to offers and sales of securities.

Alabama
To a bank, savings institution, credit union, trust company, insurance company, investment company as defined in the U.S. Investment Company Act of 1940, as amended (the "Investment Company Act") pension or profit-sharing trust, or to a dealer, whether the purchaser is acting for itself or in some fiduciary capacity.
Alaska
To banks, savings institutions, trust companies, insurance companies, investment companies as defined in the Investment Company Act, pension or profit-sharing trusts, or to broker-dealers, whether the purchasers are acting for themselves or in some fiduciary capacity.
Arizona
To a bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit sharing trust or other financial institution or institutional buyer or a dealer whether the purchaser is acting for itself or in a fiduciary capacity.
Arkansas
To a bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or to a broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity.
Colorado
To a depository institution; insurance company; separate account of an insurance company; investment company registered under, or business development company as defined in, the Investment Company Act; private business development company as defined in the federal Investment Advisers Act of 1940 (the "Investment Advisers Act"); an employee pension, profit-sharing, or benefit plan having total assets in excess of $5,000,000 or whose investment decisions are made by a named fiduciary, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), that is either a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, a depository institution, or an insurance company; an entity, other than an individual, a substantial part of whose business activities consists of investing, purchasing, selling, or trading in securities of more than one issuer and not of its own issue and that has total assets in excess of $5,000,000 as of the end of its latest fiscal year; small business investment company licensed by the federal small business administration under the federal Small Business Investment Act of 1958; to any other institutional buyer or to a broker-dealer; whether the purchaser is acting for itself or in a fiduciary capacity.
Connecticut
To banks and trust companies, national banking associations, savings banks, savings and loan associations, federal savings and loan associations, credit unions, federal credit unions, trust companies, insurance companies, investment companies as defined in the Investment Company Act, pension or profit-sharing trusts, or other financial institutions or institutional buyers, or to broker-dealers, whether acting for themselves or in some fiduciary capacity.
Delaware
To banks, savings institutions, trust companies, insurance companies, investment companies as defined in the Investment Company Act, pension or profit-sharing trusts, or other financial institutions or institutional buyers, which includes: (i) an accredited investor, as that term is defined in Rule 501(a)(1)-(4), (7) and (8) of Regulation D under the Securities Act, excluding, however, any self-directed employee benefit plan with investment decisions made solely by persons that are accredited investors as defined in Rule 501(a)(5) and (6) of Regulation D; (ii) any Qualified Institutional Buyer as defined in Rule 144A of the Securities Act ("Rule 144A"); and (iii) a corporation, partnership, trust, estate, or other entity (excluding individuals) having a net worth of not less than $5,000,000 or a wholly-owned subsidiary of such entity, as long as the entity was not formed for the purpose of acquiring the securities offered, or to broker-dealers, whether acting for themselves or in some fiduciary capacity, except if the institutional buyer is in fact acting only as agent for another purchaser that is not one of the above institutions.
District of Columbia
To a depository institution; insurance company; investment company registered under the Investment Company Act; business development company as defined in the Investment Company Act; an employee pension, profit-sharing, or benefit plan having total assets in excess of $5,000,000 or whose investment decisions are made by a named fiduciary, as defined in the ERISA, that is either a broker-dealer registered under the Exchange Act, an Investment Adviser registered or exempt from registration under the federal Investment Advisers Act, a depository institution or an insurance company; a Qualified Institutional Buyer as defined in Rule 144A; a broker-dealer; an accredited investor as defined in Rule 501(a); a limited liability company with net assets of at least $500,000; and any other financial institution or institutional buyer; whether acting for itself or others in a fiduciary capacity.
Florida
To a bank or trust company, savings institution, insurance company, dealer, investment company as defined by the Investment Company Act, or pension or profit-sharing trust or a Qualified Institutional Buyer as defined in Rule 144A, as such rule existed on November 1, 1992, whether any such entity is acting in its individual or fiduciary capacity; provided that the offer or sale of securities is not for the direct or indirect promotion of any scheme or enterprise with the intent of violating or evading any provision of the Florida Securities Act.
Guam
To any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or to any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity.
Illinois
To any corporation, bank, savings bank, savings institution, savings and loan association, trust company, insurance company, building and loan association, or dealer; to a pension fund or pension trust, employees' profit-sharing trust, other financial institution (including any manager of investment accounts on behalf of other than natural persons, who, with affiliates, exercises sole investment discretion with respect to such accounts and provided such accounts exceed ten in number and have a fair market value of not less than $10,000,000 at the end of the calendar month preceding the month during which the securities offered are sold) or institutional investor (including investment companies, universities and other organizations whose primary purpose is to invest its own assets or those held in trust by it for others, trust accounts and individual or group retirement accounts in which a bank, trust company, insurance company or savings and loan institution acts in a fiduciary capacity, and foundations and endowment funds exempt from taxation under the Internal Revenue Code, a principal business function of which is to invest funds to produce income in order to carry out the purpose of the foundation or fund), or any government or political subdivision or instrumentality thereof, whether the purchaser is acting for itself or in some fiduciary capacity; to any partnership or other association engaged as a substantial part of its business or operations in purchasing or holding securities; to any trust in respect of which a bank or trust company is trustee or co-trustee; to any entity in which at least 90% of the equity thereof is owned by the directors, executive officers or general partners of such entity or by the above institutions or by individual "accredited investors" as defined in Regulation D, Rule 501(a) (5) or (6) under the Securities Act, as amended; or to any employee benefit plan within the meaning of Title I of the ERISA (i) having total assets in excess of $5,000,000, or (ii) whose investment decisions are made by a plan fiduciary, as defined in the ERISA, that is either a bank, savings and loan association, insurance company, registered investment adviser or investment adviser registered under the Investment Advisers Act, or (iii) in the case of a self-directed plan, whose investment decisions are made solely by the above persons or institutions; to any plan with total assets in excess of $5,000,000 established and maintained by, and for the benefit of the employees of, any state or political subdivision or agency or instrumentality thereof; an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, or to any Massachusetts or similar business trust or any partnership if such organization, trust or partnership has total assets in excess of $5,000,000.

Kentucky	To a bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer (which includes but is not limited to Qualified Institutional Buyers as defined in Rule 144A, or to a broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity.
Louisiana
To any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, real estate investment trust, small business investment corporation, pension or profit-sharing plan or trust, other financial institution, or any dealer, whether the purchaser is acting for itself or in some fiduciary capacity.
Maryland
To banks, savings and loan associations, trust companies, insurance companies, investment companies as defined in the Investment Company Act, employee benefit plans with assets of not less than $1,000,000, governmental agencies or instrumentalities, investment advisers with assets under management of not less than $1,000,000, or broker-dealers, whether acting for themselves or as trustees or as fiduciaries with investment control, or other institutional investors, which include but are not limited to (a) accredited investors as defined in Rule 501(a)(1)-(3), (7) and (8) of Regulation D under the Securities Act and (b) Qualified Institutional Buyers as defined in Rule 144A.
Massachusetts
To banks, savings institutions, trust companies, insurance companies, investment companies as defined in the Investment Company Act, pension or profit-sharing trusts, which includes: (a) any entity with total assets in excess of $5 million and which is: (i) an employee benefit plan within the meaning of the ERISA, as amended or (ii) a self-directed employee benefit plan within the meaning of ERISA, with investment decisions made by a person that is an accredited investor as defined in s. 501(a) of Regulation D (17 CPR 230.501(a)), or (b) any employee benefit plan within the meaning of ERISA with investment decisions made by a plan fiduciary, as defined in Section 2(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser, or (c) an employee benefit plan established and maintained by a state or its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, or other financial institutions or institutional buyers, which includes but is not limited to: (a) a Small Business Investment Company licensed by the United States Small Business Administration under the Small Business Investment Act of 1958; (b) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act, as amended; (c) a Business Development Company as defined in Section 2(a)(48) of the Investment Company Act; (d) an entity with total assets in excess of $5,000,000 and which is either: (i) a company (whether a corporation, a Massachusetts or similar business trust or a partnership) not formed for the specific purpose of acquiring the securities offered, a substantial part of whose business activities consists of investing, purchasing, selling or trading in securities issued by others and whose investment decisions made by persons who are reasonably believed by the seller to have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investments or (ii) an organization described in Section 501(c)(3) of the Internal Revenue Code; and (e) a Qualified Institutional Buyer as defined in 17 CFR 230.144A(a), or to broker-dealers, whether acting for themselves or in some fiduciary capacity.
Minnesota
To a depository institution; an international banking institution; an insurance company; a separate account of an insurance company; an investment company as defined in the Investment Company Act; a broker-dealer registered under the Exchange Act; an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10,000,000 or its investment decisions are made by a named fiduciary, as defined in the ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act or registered under the Minnesota Securities Act, a depository institution, or an insurance company or, if the plan is established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state, or of a political subdivision of a state, the plan has total assets in excess of $10,000,000 or its investment decisions are made by one of the above fiduciaries or a duly designated public official; a trust, if it has total assets in excess of $10,000,000, its trustee is a depository institution, and its participants are exclusively plans of the types identified above, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10,000,000; a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act of 1958 with total assets in excess of $10,000,000; a private business development company as defined in Section 202 (a)(22) of the Investment Advisers Act with total assets in excess of $10,000,000; a Qualified Institutional Buyer as defined in Rule 144A; a "major U.S. institutional investor" as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; any other person, other than an individual, of institutional character with total assets in excess of $10,000,000 not organized for the specific purpose of evading the Minnesota Securities Act; whether acting for itself or for others in a fiduciary capacity; a federal covered investment adviser acting for its own account; or an accredited investor as defined in Regulation D, Rule 501(a) under the Securities Act.
Montana
To a bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer (which includes but is not limited to Qualified Institutional Buyers as defined in Rule 144A), or to a broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity.

Nebraska	To a bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer, to an individual accredited investor, or to a broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity. The term "individual accredited investor" means (a) any director, executive officer or general partner of the issuer of the securities being offered or sold, or any director, executive officer or general partner of a general partner of that issuer, (b) any manager of a limited liability company that is the issuer of the securities being offered or sold, (c) any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase, exceeds one million dollars ($1,000,000), or (d) any natural person who had an individual income in excess of two hundred thousand dollars ($200,000) in each of the two most recent years or joint income with that person's spouse in excess of three hundred thousand dollars ($300,000) in each of those years and has a reasonable expectation of reaching the same income level in the current year.
New Jersey
To banks, savings institutions, trust companies, insurance companies, investment companies as defined in the Investment Company Act, pension or profit-sharing trusts, or other financial institutions or institutional buyers, including Qualified Institutional Buyers as defined in Rule 144A, or to broker-dealers, whether acting for themselves or in a fiduciary capacity.
New York
To any institutional investor defined as an "accredited investor" by Regulation D, Rule 501(a)(1)-(3), any savings and loan association, any broker-dealer or any corporation having total assets in excess of $5,000,000.
North Carolina
To any entity which has a net worth in excess of $1,000,000 as determined by generally accepted accounting principles, any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or to any dealer, whether the purchaser is acting for itself or in some fiduciary capacity. The term entity includes a corporation, joint-stock company, limited liability company, business trust, limited partnership or other partnership in which the interests of the partners are evidenced by a security, trust in which the interests of the beneficiaries are evidenced by a security, any other unincorporated organization in which two or more persons have a joint or common economic interest evidenced by a security, and governmental or political subdivision of a government.
North Dakota
To a depository institution; an international banking institution; an insurance company; a separate account of an insurance company; an investment company as defined in the Investment Company Act; a broker-dealer registered under the Exchange Act; an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10,000,000 or its investment decisions are made by a named fiduciary, as defined in the ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act or registered under the North Dakota Securities Act of 1951, a depository institution, or an insurance company or, if the plan is established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state, or of a political subdivision of a state, the plan has total assets in excess of $10,000,000 or its investment decisions are made by one of the above fiduciaries or a duly designated public official; a trust, if it has total assets in excess of $10,000,000, its trustee is a depository institution, and its participants are exclusively plans of the types identified above, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10,000,000; a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act of 1958 with total assets in excess of $10,000,000; a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10,000,000; a Qualified Institutional Buyer as defined in Rule 144A; a "major U.S. institutional investor" as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; any other person, other than an individual, of institutional character with total assets in excess of $10,000,000 not organized for the specific purpose of evading the North Dakota Securities Act of 1951; whether acting for itself or for others in a fiduciary capacity; or a federal covered investment adviser acting for its own account.
Oklahoma
To a depository institution; an international banking institution; an insurance company; a separate account of an insurance company; an investment company as defined in the Investment Company Act; a broker-dealer registered under the Exchange Act; an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of ten million dollars or its investment decisions are made by a named fiduciary, as defined in the ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act or registered under the Oklahoma Uniform Securities Act of 2004, a depository institution, or an insurance company or, if the plan is established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state, or of a political subdivision of a state, the plan has total assets in excess of ten million dollars or its investment decisions are made by one of the above fiduciaries or a duly designated public official; a trust, if it has total assets in excess of ten million dollars, its trustee is a depository institution, and its participants are exclusively plans of the types identified above, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of ten million dollars; a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act of 1958 with total assets in excess of $10,000,000; a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of ten million dollars; a Qualified Institutional Buyer as defined in Rule 144A; a "major U.S. institutional investor" as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; any other person, other than an individual, of institutional character with total assets in excess of ten million dollars not organized for the specific purpose of evading the Oklahoma Uniform Securities Act of 2004; whether acting for itself or for others in a fiduciary capacity; or a federal covered investment adviser acting for its own account.
Oregon
To a bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust, or other financial institution or institutional buyer (which includes but is not limited to Qualified Institutional Buyers as defined in Rule 144A), or to a broker-dealer, mortgage broker or mortgage banker, whether the purchaser is acting for itself or in a fiduciary capacity when the purchaser has discretionary authority to make investment decisions.
Puerto Rico
To any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Companies Act of Puerto Rico, pension or profit-sharing trust, or other financial institution or institutional buyer (which includes but is not limited to Qualified Institutional Buyers as defined in Rule 144A), or to any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity.
Tennessee
To banks, trust companies, insurance companies, investment companies registered under the Investment Company Act, as amended, holding companies which control any of the foregoing, trusts or funds over which any of the foregoing has or shares investment discretion, a pension or profit-sharing plan, an institutional buyer (as the Commissioner may further define by rule), or any other person engaged as a substantial part of its business in investing in securities, in each case having a net worth in excess of $1,000,000, or to broker-dealers.
Texas
To any bank, trust company, building and loan association, insurance company, surety or guaranty company, savings institution, credit union, savings and loan association, federal savings bank, investment company as defined in the Investment Company Act, small business investment company as defined in the Small Business Investment Act of 1958, as amended, an "accredited investor" (as that term is defined in Rule 501(a)(1)-(4), (7) and (8) under the Securities Act, as made effective in SEC Release Number 33-6389, as amended in Release Numbers 33-6437, 33-6663, 33-6758, and 33-6825), excluding, however, any self-directed employee benefit plan with investment decisions made solely by persons that are "accredited investors" as defined in Rule 501(a)(5)-(6), any Qualified Institutional Buyer as defined in Rule 144A, any corporation, partnership, trust, estate, or other entity (excluding individuals) having net worth of not less than $5 million or a wholly-owned subsidiary of such entity (as long as the entity was not formed for the purpose of acquiring the securities offered), or any registered dealer actually engaged in buying and selling securities, provided the purchaser is purchasing for its own account or as trustee of a trust not specifically formed to purchase the securities and is not acting as agent for another person which is not one of the above institutions.
Utah
To depository institutions; trust companies; insurance companies; investment companies as defined in the Investment Company Act; pension or profit-sharing trusts; other financial institutions or institutional investors (which includes but is not limited to Qualified Institutional Buyers as defined in Rule 144A); or to broker-dealers; whether acting for themselves or in some fiduciary capacity.
Virginia	To any corporation, investment company or pension or profit-sharing trust or to a broker-dealer.
Washington
To a bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer, which includes: (a) a corporation, business trust, or partnership, or a wholly-owned subsidiary of such an entity, which has been operating for at least 12 months and which has a net worth on a consolidated basis of at least $10,000,000 as determined by the entity's most recent audited financial statements, such statements to be dated within 16 months of the transaction in the securities offered; (b) any entity which has been granted exempt status under Section 501(c)(3) of the Internal Revenue Code of 1986 and which has a total endowment or trust funds of $5,000,000 or more according to its most recent audited financial statements, such statements to be dated within 16 months of the transaction in the securities offered; (c) any wholly-owned subsidiary of a bank, savings institution, insurance company, or investment company as defined in the Investment Company Act; or (d) any Qualified Institutional Buyer as defined in Rule 144A; excluding, however, in each of the above cases, a natural person, individual retirement account, Keogh account, or other self-directed pension plan; or to a broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity.
West Virginia
To banks, savings institutions, trust companies, insurance companies, investment companies as defined in the Investment Company Act, pension or profit-sharing trusts, or other financial institutions or institutional buyers, which includes a corporation, business trust, partnership, limited liability company, limited liability partnership or wholly-owned subsidiary of any of the aforementioned entities or an entity which has been granted exempt status under Section 501(c)(3) of the Internal Revenue Code, as amended, which has been operating on a continuing basis for at least twelve months and which has a net worth of at least $5,000,000, a substantial part of whose business activities consists of investing, purchasing, selling or trading in securities issued by others and whose investment decisions are made by persons who are reasonably believed by the seller to have such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investment; a small business investment company licensed by the United States Small Business Administration under the Small Business Investment Act of 1958, as amended; a private business development company as defined by the Investment Advisors Act, as amended; a business development company as defined in the Investment Company Act, as amended; a wholly-owned subsidiary of a bank, savings institution, insurance company, or investment company; or a Qualified Institutional Buyer as defined in Rule 144A; or to broker-dealers, whether acting for themselves or in some fiduciary capacity.
Wyoming
To banks, savings institutions, trust companies, insurance companies, investment companies as defined in the Investment Company Act, pension or profit-sharing trusts, or other financial institutions or institutional buyers (which includes but is not limited to Qualified Institutional Buyers as defined in Rule 144A), or to broker-dealers, whether acting for themselves or in some fiduciary capacity.

United Kingdom

The communication of this Offer Document by the Offeror and any other documents or materials relating to the Exchange Offers is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the "FSMA"). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) persons who have professional experience in matters relating to investments, being investment professionals as defined in Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "FPO"); (2) persons who fall within Article 49 of the FPO ("high net worth companies, unincorporated associations etc."); or (3) any other persons to whom these documents and/or materials may lawfully be communicated. Any investment or investment activity to which this Offer Document relates is available only to such persons or will be engaged only with such persons and other persons should not rely on it.

Belgium

The Exchange Offers are not being made to the public in Belgium, and this Offer Document has not been approved by the Financial Services and Markets Authority. Accordingly, this Offer Document and any other materials relating to the Exchange Offers are not being distributed in Belgium, except (i) to "qualified investors" within the meaning of Article 6, paragraph 3 of the Belgian Law of 1 April 2007 on public takeover bids (Loi relative aux offres publiques d'acquisition / Wet op de openbare overnamebiedingen) and Article 10 of the Belgian law of 16 June 2006 on the public offering of securities and the admission of securities to trading on a regulated market (Loi relative aux offres publiques d'instruments de placement et aux admissions d'instruments de placement à la négociation sur des marchés réglementés / Wet op de openbare aanbieding van beleggingsinstrumenten en de toelating van beleggingsinstrumenten tot de verhandeling op een gereglementeerde markt), and (ii) in other circumstances not requiring the publication of a prospectus pursuant to the foregoing laws.

France

The Exchange Offers are not being made, directly or indirectly, to the public in the Republic of France. This Offer Document and any other offering material relating to the Exchange Offers may not be distributed to the public in the Republic of France and only qualified investors (investisseurs qualifiés) with the exception of individuals, all as defined in and in accordance with Articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier, are eligible to participate in the Exchange Offers. Neither this Offer Document, nor any other such offering material has been submitted for clearance to the Autorité des marchés financiers.

The Grand Duchy of Luxembourg

The Exchange Offers are not being made, directly or indirectly, to the public in Luxembourg, and neither this Offer Document nor any offering circular, prospectus, form of application, advertisement, communication or other material may be distributed, or otherwise made available in, or from or published in, Luxembourg, except in circumstances which do not constitute an offer of securities to the public pursuant to the provisions of the Luxembourg act dated July 10, 2005 relating to prospectuses for securities, as amended.

Hong Kong

The contents of this Offer Document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Exchange Offers. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This Offer Document has not been approved by the Securities and Futures Commission in Hong Kong and, accordingly, (i) the Consideration Shares may not be offered or sold in Hong Kong by means of this Offer Document or any other document other than to "professional investors" as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) and any rules made thereunder, or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance of Hong Kong (Cap. 32) or which do not constitute an offer to the public within the meaning of the Companies Ordinance, and (ii) no person shall issue or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Consideration Shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Consideration Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors (as set out above).

European Economic Area

The Exchange Offers are not being made, and the Consideration Shares have not been and will not be offered, sold or publicly promoted or advertised by it in, any Member State of the European Economic Area ("EEA") which has implemented the Prospectus Directive (each, a Relevant Member State) other than in compliance with the Prospectus Directive or any other laws applicable in the EEA governing the issue, offering and sale of securities.

No action has been taken, or will be taken, in any Relevant Member State to permit an offer to the public of any of the Consideration Shares in that Relevant Member State. Accordingly, the Consideration Shares are not being (and will not be) offered and will not be allocated to any person in the EEA other than:

  (a)
  to qualified investors as defined in the Prospectus Directive; or

  (b)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Consideration Shares shall result in a requirement for the publication by the Offeror of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any Consideration Shares in any Relevant Member State means the communication to persons in any form and by any means, presenting sufficient information on the terms of the offer and the securities to be offered, so as to enable an investor to decide to purchase or subscribe to these securities, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measures in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

General Restriction

This Offer Document does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction. This Offer Document has not been approved by any regulatory authority. The distribution of this Offer Document and the offer or sale of the securities may be restricted by law in certain jurisdictions. The Offeror does not and will not represent that this Offer Document may be lawfully distributed, or that the Consideration Shares may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been or will be taken by the Offeror which would permit a public offering of the Consideration Shares or distribution of this Offer Document in any jurisdiction where action for that purpose is required. Accordingly, the Consideration Shares may not be offered or sold, directly or indirectly, and neither this Offer Document nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Offer Document or any Consideration Shares come must inform themselves about, and observe, any such restrictions.

Cautionary Note Regarding Forward-Looking Statements

This Offer Document includes "forward-looking" statements, including, without limitation, projections and expectations regarding New SM Prime's future financial position, business strategy, plans and objectives. When used in this document, the words "anticipate", "believe", "estimate", "expect", "seek to", "may", "plan" and similar expressions, as they relate to New SM Prime, its subsidiaries or its management, the markets in which it operates or the Reorganization, are intended to identify forward-looking statements. No forward-looking statements contained herein should be relied upon as predictions of future events. No assurance can be given that the expectations expressed in these forward-looking statements will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of New SM Prime and its subsidiaries, or, as the case may be, the industry, to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding New SM Prime's present and future business strategies and the environment and markets in which New SM Prime and its subsidiaries will operate. Factors that could cause New SM Prime's actual results, performance or achievements to materially differ from those in the forward-looking statements include, but are not limited to:

  •
  the competitive nature of the markets in which SM Prime operates;

  •
  global and regional economic conditions;

  •
  government regulations;

  •
  changes in political events; and

  •
  force majeure events.

Some important factors that could cause actual results to differ materially from those in the forward-looking statements are, in certain instances, included with such forward-looking statements in the section titled "Risk Factors" of this Offer Document.

These forward-looking statements reflect only the Offeror's and SM Prime's views and assessment, and are based on information available to the Offeror and SM Prime, as of the date of this Offer Document. Except to the extent required by law, the Offeror and SM Prime expressly disclaims any obligation or undertaking to release any updates or revisions of the forward-looking statements contained herein to reflect any change in the Offeror's and SM Prime's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

THE EXCHANGE OFFERS

Offeror	SM Land, Inc.
Target Shares
3,228,056,161 SMDC shares representing 34.82% of the total shares outstanding of SMDC and 2,246,244,622 HPI shares representing 100% of the total shares outstanding of HPI (together the "Target Shares"). The Offeror intends to acquire 100% of the outstanding Target Shares.
Consideration
Secondary shares of SM Prime (the "Consideration Shares"), to be exchanged at a ratio of 0.472 Consideration Shares for every share of SMDC and 0.135 Consideration Shares for every share of HPI. Any fractional amount of shares will be paid in cash at the Crossing Price.
Offer Period
The Exchange Offers shall commence on June 4, 2013 at 9:30 a.m. and end on July 9, 2013 at 12:00 noon (the interim being the "Offer Period"), unless extended by the Offeror upon approval by the Philippine Securities and Exchange Commission (the "PSEC"). The following is the expected schedule of the Exchange Offers:

June 4, 2013 (9:30 a.m.)	Commencement of the Offer Period
July 9, 2013 (12:00 noon)	End of the Offer Period
July 16, 2013	Acceptance of Target Shares tendered and report on results (the "Closing Date")
July 16, 2013	Cross Date (sale of Shares on the PSE)
July 19, 2013	Settlement Date

The Target Shares being tendered for sale to the Offeror must be received by the Offer Agent in scripless form not later than 12:00 noon on July 9, 2013. Target Shares received after the end of the Offer Period shall be refused participation in the Exchange Offers. The Offer Agent will act as custodian for such Target Shares until such time that the transfer of the Target Shares to the Offeror is completed or the Target Shares are withdrawn in accordance with the terms of the Exchange Offers.
Eligible Shareholders
Any registered owner of any number of Target Shares as of any date during the Offer Period (an "Eligible Shareholder"), is entitled to transfer its Target Shares to the Offeror subject to and in accordance with the terms of the Exchange Offers.
Acceptance of the Exchange Offers
Acceptance of the Exchange Offers is made by a tendering shareholder ("Tendering Shareholder") completing and signing the application form relating to the relevant Exchange Offer (the "Application Form"). The Application Form must be delivered to the Offer Agent, and becomes binding upon receipt. The Offer Agent shall issue a receipt to the Tendering Shareholder in respect of the tendered shares by providing the Tendering Shareholder a copy of their completed Application Form. For more information see "—Application Procedure".

All Target Shares validly tendered by an Eligible Shareholder under the Exchange Offers shall be accepted for exchange by the Offeror. The Target Shares shall be deemed accepted by the Offeror on the Closing Date subject to the condition that the Offeror shall have obtained all corporate, contractual and regulatory approvals, consents and authorizations for the exchange by the Offeror of the Consideration Shares for the Target Shares.
Settlement
Settlement of the Exchange Offers will be made as soon as possible after the expiry of the Offer Period and no later than July 19, 2013, unless the Offeror extends the Offer Period upon approval by the PSEC.

On the settlement date, the Offer Agent shall electronically transfer the Consideration Shares to the Tending Shareholders through their designated Philippine Central Depository Participant ("PCD Participant"), as provided in the Tendering Shareholders' instructions on the Application Form.

Checks representing the cash payment for fractional shares shall be available for pick-up at: (i) for Tendering Shareholders of HPI, the office of Professional Stock Transfer, Inc., the stock transfer agent of HPI, at Unit 1003 City & Land Mega Plaza, ADB Avenue corner Garnet Road, Ortigas Center, Pasig City; and (ii) for Tendering Shareholders of SMDC, the office of BDO Unibank, Inc. Trust and Investments Group, the stock transfer agent of SMDC, at 15th Floor, South Tower, BDO Corporate Center, 7899 Makati Avenue, Makati City, both within five business days after the Settlement Date or on July 26, 2013. Checks which remain unclaimed after 30 calendar days from July 26, 2013 shall be mailed to the Tendering Shareholders at their own risk.
Withdrawal of Acceptance
The Target Shares tendered may be withdrawn by the shareholder of record at any time during the Offer Period by submitting a written request to withdraw such tendered Target Shares to the Offer Agent and surrendering the received copy of the Application Form signed by the Offer Agent. The last day to withdraw tendered Target Shares shall be on July 9, 2013, at 12:00 noon.

Target Shares shall be returned in the same form they were received, to the PCD Participant (if previously lodged with the PCD Participant) or to the shareholder which tendered the Target Shares (if previously certificated), within 10 Trading Days after the end of the Offer Period. The cost of returning the Target Shares shall be borne by the shareholder making the withdrawal.
Trading of the Consideration Shares	The Consideration Shares currently trade on the PSE under the symbol "SMPH".
Expenses	The estimated expenses related to the Exchange Offers are ₱640 million.

Expenses in relation to the conveyance of the Target Shares to be borne by the Offeror are described below. Expenses to be borne by the Tendering Shareholders include lodgment expenses in relation to certificated shares tendered by a Tendering Shareholder and any applicable value-added tax on such lodgment expenses, and all expenses in relation to the conveyance of the Consideration Shares in scripless form from the Offeror to the Tendering Shareholder.

The following customary selling charges typically payable by Tendering Shareholders for the transfer of the Target Shares to the Offeror shall be borne by the Offeror, and shall be based on the Crossing Price (as defined below) of the Target Shares:

•

selling broker's commission of up to 0.25% of the value of the transaction, plus applicable 12% value-added tax on such commission. Any selling broker's commission in excess of the aforesaid amount shall be payable by the Tendering Shareholders;

• stock transaction tax of 0.50% of the value of the transaction;
• Securities Clearing Corporation of the Philippines ("SCCP") fee of 0.01% of the value of the transaction;
• Securities Investors Protection Fund ("SIPF") fee of 0.001% of the value of the transaction;
• PSEC fee of 0.005% of the value of the transaction; and
• PSE transaction fee of 0.005% of the value of the transaction, plus applicable 12% value-added tax on such fee.

The following customary buying charges typically payable by Tendering Shareholders for the transfer of the Consideration Shares from the Offeror to the Tendering Shareholders shall be borne by the Offeror, and shall be based on the Crossing Price of the Consideration Shares:

•

buying broker's commission of up to 0.25% of the value of the transaction, plus applicable 12% value-added tax on such commission. Any buying broker's commission in excess of the aforesaid amount shall be payable by the Tendering Shareholders;

• SCCP fee of 0.01% of the value of the transaction;
• SIPF fee of 0.001% of the value of the transaction;
• PSEC fee of 0.005% of the value of the transaction; and
• PSE transaction fee of 0.005% of the value of the transaction, plus applicable 12% value-added tax on such fee.
Crossing Price
The 1-month volume weighted average price ("VWAP") of the Target Shares or the Consideration Shares ending March 31, 2013, as the case may be. The Crossing Prices are ₱8.303 per share for SMDC shares, ₱2.195 per share for HPI shares, and ₱18.660 per share for SM Prime Shares.

Intention of the Shareholders	The following HPI shareholders have expressed their intention to participate in the Exchange Offer for the shares of HPI: Belle Corporation, SMIC, Sysmart Corp., SMDC and the Sy family.

The following SMDC shareholders have expressed their intention to participate in the Exchange Offer for the shares of SMDC: Syntrix Holdings, Inc, the Sy family, Sysmart Corp., Sybase Equity Investments Corp. and SMIC.

Delisting of the SMDC and HPI Shares
Shortly after the commencement of the Exchange Offers, SMDC and HPI will initiate a voluntary delisting process with the PSE. Holders of shares in SMDC and HPI who do not accept the Exchange Offers in accordance with the terms set out in this Offer Document therefore risk being left with unlisted shares.
Tax Consequences of Delisting
Pursuant to the minimum public ownership rule of the PSE, in consonance with BIR regulations, once public ownership of HPI or SMDC is reduced to less than 10% (which will occur if the Offeror acquires more than 90% of the issued and outstanding shares of HPI or SMDC), any transfer of HPI or SMDC shares subsequent to the settlement of the Exchange Offers will no longer be subject to the stock transaction tax at the rate of 0.5% of the gross selling price or gross value in cash of the shares but shall be subject to the following taxes on the transfer of shares not traded in the local stock exchange: (i) capital gains tax at the rate of 5% where the net gain realized is in an amount not exceeding ₱100,000.00 and at the rate of 10% on any amount in excess of ₱100,000.00, and (ii) documentary stamp tax at the rate of ₱0.75 on each ₱200.00 of the par value of the shares sold or transferred.

Application Procedure

A Tendering Shareholder who wishes to offer all or a portion of its Target Shares for sale to the Offeror must secure an Application Form, which will be sent to every shareholder of record of the Target Shares and may also be obtained from the Offer Agent. The Tendering Shareholder must submit a duly completed Application Form together with the following documentary requirements to the Offer Agent:

  (i)
  For certificated Target Shares, the original stock certificates of SMDC and/or HPI duly endorsed.

  (ii)
  For corporate and juridical shareholders:

  (a)
  a notarized Board Resolution (in the form of the Secretary's Certificate attached as Schedule "C" to the Application) authorizing the tender of the Target Shares subject of the Application Form, designating signatories for the purpose and indicating the specimen signatures of these signatories;

  (b)
  copy of the PSEC Registration or equivalent constitutive document of the Tendering Shareholder certified as a true copy of the original by the PSEC or Corporate Secretary or equivalent person having official custody of company records;

  (c)
  copy of the latest articles of incorporation and by-laws or equivalent constitutive document of the Tendering Shareholder certified as true copy of the original by the PSEC or Corporate Secretary or equivalent person having official custody of company records; and

    (d)
    Photocopies of two valid identification cards i.e. driver's license, tax identification card, SSS/GSIS card or passport of the authorized signatories containing the authorized signatories' signature and photograph, resolutions adopted by the shareholder's board of directors or its governing body authorizing the shareholder to tender its Target Shares pursuant to the Exchange Offers, designating signatories for the purpose and indicating the specimen signatures of those signatories.

  (iii)
  For individual shareholders:

  (a)
  photocopies of two valid identification cards, i.e. driver's license, tax identification card, SSS/GSIS card or passport showing the Tendering Shareholder's specimen signature and photograph;

  (b)
  duly accomplished signature card containing the specimen signature of the Tendering Shareholder and verified by the Offer Agent or the stock transfer agent;

  (c)
  for a Tendering Shareholder acting through an attorney-in-fact, a duly notarized Special Power of Attorney, in the form attached as Schedule "B" to the Application Form. (Note: Endorsement of stock certificate/s must be done by the Tendering Shareholder himself/herself). For a married individual, his/her spouse must sign in the space provided in the Special Power of Attorney to indicate marital consent to the sale of the shares; and

  (d)
  For a Tendering Shareholder acting through an attorney-in-fact, photocopies of two valid identification cards of the attorney-in-fact, i.e. driver's license, tax identification card, SSS/GSIS card or passport showing the attorney-in-fact's specimen signature and photograph.

To ensure that the Offer Agent receives the Target Shares in scripless form within the Offer Period, the Tendering Shareholders should submit the required documents:

  (i)
  For certificated shares, to the Offer Agent, at least five Trading Days before the end of the Offer Period, or on or before July 2, 2013, to allow for lodgment of the shares with PCD before the end of the Offer Period;

  (ii)
  For shares lodged with their PCD Participant, to their PCD Participant, at least three Trading Days before the end of the Offer Period or, on or before July 4, 2013, to allow for the electronic transfer of the shares to the Offer Agent before the end of the Offer Period; or

  (iii)
  For lost stock certificates, to the Offer Agent, on or before June 25, 2013, to allow for the issuance of new stock certificates and the lodgment thereof with the PCD before the end of the Offer Period.

In addition to the documentary requirements above, Tendering Shareholders whose shares are lodged with the PCD should instruct their brokers to electronically transfer their shares to the Offer Agent.

Representation and Warranties

The Offeror hereby represents and warrants to each Eligible Shareholder that the delivery of the Consideration Shares shall be made when due.

By accepting the Exchange Offers, each Tendering Shareholder represents and warrants to the Offeror that:

  (i)
  All information contained in the Application Form and its attachments are true and correct and the signatures thereon are genuine, properly authorized and obtained without use of fraud, coercion or any other vice of consent;

  (ii)
  The tendered Target Shares have been validly issued, fully paid and non-assessable;

  (iii)
  The Tendering Shareholder is the registered and absolute legal and beneficial owner of, and has good and marketable title, to the tendered Target Shares;

  (iv)
  The Tendering Shareholder has obtained all the required approvals and authorizations to enable it/him/her to transfer the shares to the Offeror, and there is no objection, adverse claim, dispute or notice concerning its/his/her right to tender and transfer the Target Shares;

  (v)
  On the Cross Date, the Offeror will obtain full and valid title to the tendered Target Shares, free and clear from any warrants, interests, options, liens, claims and encumbrances and will be able to freely and fully exercise all rights and privileges arising from ownership of such tendered Target Shares, including but not limited to the right to vote and receive dividends;

  (vi)
  For corporate shareholders, the transfer of the Target Shares to the Offeror shall not constitute a breach of the constitutive documents of the Tendering Shareholder or of any agreement or arrangement, law, order or regulations or other issuances applicable to the Target Shares or the Tendering Shareholder; and

  (v)
  The Tendering Shareholder is able to participate in the Exchange Offers under the relevant laws of their home jurisdiction. In particular, if the Tendering Shareholder is:

  1.
  a resident of the United Kingdom, it/he/she is: (i) (A) a legal entity which is a qualified investor as defined under the Prospectus Directive 2003/71/EC as amended and (B) either: (1) is a person who has professional experience in matters relating to investments, being an investment professional as defined in Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "FPO"); (2) a person who falls within Article 49 of the FPO ("high net worth companies, unincorporated associations etc."); or (3) any other person to whom these documents and/or materials may lawfully be communicated.

  2.
  a resident of France, it is a qualified investor (investisseur qualifié) (not an individual) in accordance with Articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier, and is otherwise eligible to participate in the Exchange Offers;

  3.
  a resident anywhere in the European Economic Area, in addition to any applicable restrictions above, it/he/she is a qualified investor as defined in the Prospectus Directive or is participating in the Exchange Offers in other circumstances falling within Article 3(2) of the Prospectus Directive;

  4.
  a resident of Hong Kong, it is a "professional investor" as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) and any rules made thereunder, and it is participating in the Exchange Offers for investment purposes only and not with a view to re-sale of the Consideration Shares;

  5.
  a resident of any other jurisdiction in the world, it/he/she is informed of the restrictions applicable in that jurisdiction and is lawfully participating in the Exchange Offers in compliance with all applicable laws and regulations.

  6.
  a resident in one of the following U.S. jurisdictions (the "U.S. Restricted Jurisdictions"), it is an "exempt institutional investor" as that term may be defined by the particular U.S. Restricted Jurisdiction as described in "Restrictions, Cautionary Notice Regarding Forward-looking Statements and Disclaimers—United States":

      Alabama, Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Guam, Illinois, Kentucky, Louisiana, Maryland, Massachusetts, Minnesota, Montana, Nebraska, New Jersey, New York, North Carolina, North Dakota,

      Oklahoma, Oregon, Puerto Rico, Tennessee, Texas, Utah, Virginia, Washington, West Virginia and Wyoming.

Independent Financial Advisor Valuation of SM Prime and SMDC

Manabat Sanagustin & Co. ("MS& Co."), the local member firm of KPMG International in the Philippines, was engaged by SMIC to act as the independent financial advisor ("IFA") to the Audit and Risk Management Committee of SMIC in relation to the SMIC Exchange Offer. SMIC determined a share swap ratio of 0.472 SM Prime shares for every SMDC share. It was MS & Co.'s role as the IFA to assess the fairness of the share swap ratio by conducting its own valuation of the two companies, determining a fair range of values for each and then estimating the corresponding swap ratio. The valuation of SM Prime and SMDC, as a going concern, is as of March 31, 2013 ("Valuation Date"). MS & Co.'s fairness opinion does not contain and has no intention of forming an opinion as to the strategic, operational, or commercial merits of the transactions. The reports were based on the information prepared and submitted by SMPH and SMDC.

MS & Co. opined on May 30, 2013 that the share swap ratios between SM Prime and SMDC is fair from a financial point of view.

MS & Co. made use of, among others, (i) information provided by SM Prime and SMDC; and (ii) information from third-party sources including Capital IQ, the PSE, Bloomberg, Factiva, Bureau of Treasury, Damodaran Online, and Bloomberg. The valuation methodologies used by MS & Co. in establishing the fair range of values included, among others, the Cost Approach, Enterprise value-to-EBITDA multiple, Income Approach, Market Approach, SMDC's and SM Prime's market closing price as of the Valuation Date, and both SMDC's and SMPH's 60-day weighted average closing price.

Independent Financial Advisor Valuation of SM Prime and HPI

MS & Co. was engaged by SMIC to act as the IFA to the Audit and Risk Management Committee of SMIC in relation to SM Land's valuation of its acquisition of a 100% equity stake in HPI. SM Land will swap its shares in SM Prime in exchange for the acquisition of the HPI shares. SMIC determined a share swap ratio of 0.135 SM Prime shares for every HPI share. It was MS & Co.'s role as the IFA to assess the fairness of the swap ratio by conducting its own valuation of the two companies, determining a fair range of values for each and then estimating the corresponding swap ratio. The valuation of SM Prime and HPI, as a going concern, is as of the Valuation Date. MS & Co.'s fairness opinion does not contain and has no intention of forming an opinion as to the strategic, operational, or commercial merits of the transactions. The reports were based on the information prepared and submitted by SM Prime and HPI.

MS & Co. opined on May 30, 2013 that the share swap ratios between SM Prime and HPI is fair from a financial point of view.

MS & Co. made use of, among others, (i) information provided by SM Prime and HPI; and (ii) information from third-party sources including Capital IQ, the PSE, Bloomberg, Factiva, Bureau of Treasury, Damodaran Online, and Bloomberg. The valuation methodologies used by MS & Co. in establishing the fair range of values included, among others, the Cost Approach, Enterprise value-to-EBITDA multiple, Income Approach, Market Approach, SM Prime's market closing price as of the Valuation Date, and both HPI's and SM Prime's 60-day weighted average closing price.

Material Change

If any material change occurs in the information previously disclosed to the shareholders of SMDC or HPI, as the case may be, the Offeror shall promptly disclose such material change in a manner reasonably calculated to inform the shareholders of such change.

Tender Offer Report

Further information regarding the Exchange Offers is included in the Tender Offer Report (PSEC Form 19-1), copies of which are available at the office of the Offer Agent. Copies of the Tender Offer Report have also been filed with SMDC, HPI, the PSE and the PSEC.

All questions relating to the Exchange Offers may be directed to the following representatives of the Offer Agent:

Name	Telephone number
Janet Amora	+63 (2) 840-7000 local 6386
Jasper Jimenez	+63 (2) 878-4070
Karen Lim	+63 (2) 840-7682
Daniel Locsin	+63 (2) 840-7000 local 6952

EXCHANGE RATES

The Philippine Dealing System ("PDS"), a computer network supervised by the BSP, through which the members of the Bankers Association of the Philippines effect spot and forward currency exchange transactions, was introduced in 1992. The PDS was adopted by the BSP as a means to monitor foreign exchange rates. The PDS Rate is the closing spot rate for the purchase of U.S. dollars with Pesos, which is quoted on the PDS and published in the BSP's Reference Exchange Rate Bulletin and major Philippine financial press on the following business day. On May 29, 2013, the PDS Rate was ₱41.851 = U.S.$1.00.

The following table sets forth certain information concerning the PDS Rate between the Peso and the U.S. dollar for the periods and dates indicated, expressed in Pesos per U.S.$1.00:

	Peso/U.S. dollar exchange rate
Year	Period end	Average(1)	High(2)	Low(3)
2008	47.485	44.475	49.984	40.360
2009	46.356	47.637	49.056	45.947
2010	43.885	45.248	46.983	42.516
2011	43.928	43.313	44.585	41.955
2012	41.192	42.249	44.246	40.862
2013
January	40.653	40.730	41.078	40.569
February	40.736	40.672	40.736	40.610
March	40.938	40.713	40.938	40.588
April	41.161	40.142	41.377	40.811
May (through May 29)	41.851	41.189	41.851	40.774

Notes:

(1)
Simple average of daily closing exchange rates for the period.

(2)
Highest closing exchange rate for the period.

(3)
Lowest closing exchange rate for the period.

Source: Reference Exchange Rate Bulletin, Treasury Department of the BSP.

CAPITALIZATION

As of December 31, 2012, SM Prime's authorized capital stock was 20,000,000,000 shares with a par value of ₱1.00 per Share. As of December 31, 2012, SM Prime's issued and outstanding share capital consisted of 17,373,677,760 Shares.

The following table sets forth the SM Prime's long-term debt, equity and capitalization as of December 31, 2012 as well as a pro forma presentation to take into account the Reorganization. The table should be read in conjunction with SM Prime's consolidated financial statements and pro forma financial statements, including the notes thereto, included in this Offer Document beginning on page F-1. Other than as described below, there has been no material change in SM Prime's capitalization since December 31, 2012.

Actual Capitalization as of December 31, 2012

Loans payable	₱800,000,000
Current portion of long-term debt	1,791,703,848
Long-term debt—net of current portion	49,647,118,755

Total Debt	52,238,822,603
Total equity (attributable to equity holders of the parent)	69,944,410,317

Non-controlling interests	955,335,700

Total Capitalization	₱123,138,568,620

Pro Forma Capitalization as of December 31, 2012

Loans payable	₱8,930,000,000
Current portion of long-term debt	3,856,766,848
Long-term debt—net of current portion	67,749,382,676

Total Debt	80,536,149,524
Total equity (attributable to equity holders of the parent)	148,586,554,359

Non-controlling interests	3,099,976,999

Total Capitalization	₱232,222,680,882

DIVIDENDS AND DIVIDEND POLICY

Under the Philippine law, a corporation may generally declare dividends if it has unrestricted retained earnings. Unrestricted retained earnings represent the undistributed earnings of the corporation which have not been allocated for any managerial, contractual or legal purposes and which are free for distribution to the shareholders as dividends. If declared by the corporation's board of directors, a corporation may pay dividends in cash, by the distribution of property or by the issuance of shares. Stock dividends can be issued with the approval of shareholders representing at least two-thirds of the issued and outstanding stock voting at a shareholders' meeting duly called for the purpose. See "Share Capital—Shareholders' Meetings—Dividends".

Following the conclusion of the Reorganization, SM Prime intends to evaluate its dividend policy based on the considerations applicable to New SM Prime. SM Prime does not believe that its dividend history is a relevant indicator of its future dividend policy following the Reorganization.

DESCRIPTION OF THE REORGANIZATION

Pursuant to the Reorganization, certain companies and assets of the SM Group's property division will be consolidated into a single surviving entity, namely New SM Prime. The following sections describe the process of the Reorganization, including the particular companies and assets to be acquired by New SM Prime.

Structure Before the Reorganization

The following chart displays the corporate structure and shareholdings of the SM Group's property division as of May 28, 2013 and prior to the Reorganization.

(1)
Includes 35.81% stake in Highlands Prime Inc. held by Belle Corp;

(2)
Companies—Prime Metroestate Inc., Tagaytay Resort & Development Corporation, SM Hotels and Conventions Corporation, SM Arena Complex Corporation, Costa Del Hamilo Inc.; Assets—Taal Vista hotel, Radisson Cebu Hotel, MoA Arena, among others;

(3)
Includes SMIC's indirect shareholding in Prime Metroestate Inc. and Costa Del Hamilo Inc. via Rappel Holdings and Mountain Bliss Resorts and Development, respectively.

Listed companies:

  •
  SM Prime, a publicly listed domestic company, is 40.96% directly owned by SM Land, 21.65% directly owned by SMIC, 6.57% directly owned by PCD Nominee Corp. (Foreign), 0.32% directly and indirectly owned by the Sy family and 30.50% publicly owned;

  •
  SMDC, a publicly listed domestic company, is 65.18% directly owned by SM Land, 7.19% directly and 13.68% indirectly owned by the Sy family, and 13.95% publicly owned;

  •
  HPI, a publicly listed domestic company, is 20.20% directly owned by SMIC, 15.04% directly owned by SMDC, 35.82% directly owned by Belle Corporation, 17.70% owned by Sysmart, 1.20% owned by members of the Sy family and 10.09% publicly owned;

Unlisted companies:

  •
  SM Land, a private domestic company, is 63.87% directly owned by SMIC and 36.13% directly owned by members of the Sy family;

  •
  Prime Metroestate, Inc. (formerly Pilipinas Makro Inc.), is 10.00% directly owned by SMIC, 50.00% directly owned by Rappel Holdings, Inc. and 40.00% directly owned by Prime Central, Inc.;

  •
  Tagaytay Resort and Development Corporation, is 33.33% directly owned by SMIC, 25% directly owned by SMDC and 41.67% directly owned by members of the Sy family;

  •
  Mountain Bliss Resort & Development Corp., SM Hotels and Conventions Corporation, and SM Arena Complex Corporation are all 100% directly owned by SMIC; and

  •
  Costa Del Hamilo Inc. is 100% directly owned by Mountain Bliss Resort & Development Corp.

The objective of the Reorganization is to consolidate all of the SM Group real estate interests under one single listed entity, which will be New SM Prime. SM Prime believes this will help to create an integrated real estate platform that will further enhance the value of the SM Group's real estate businesses and increase organizational efficiencies. The following is an explanation of certain transactions that have happened or are expected to happen in order to complete the Reorganization.

Process of the Reorganization

The key steps in the Reorganization are as follows:

  •
  On June 4, 2013, upon prior approval by its board of directors and shareholders, SM Land, as shareholder of SM Prime, will launch a tender offer to acquire up to 100% of the outstanding capital stock of SMDC and HPI by exchanging all or part of its SM Prime shares with the Tendering Shareholders of SMDC and HPI, in exchange for the shares of SMDC and HPI. The Exchange Offers are expected to be settled on July 19, 2013, unless SM Land extends the exchange offer period upon approval by the PSEC.

  •
  The following shareholders of SMDC and HPI have expressed their intention to tender their respective SMDC and HPI shares in exchange for the Consideration Shares:

SMDC Shareholder	Number of SMDC Shares	Percentage of Ownership
Syntrix Holdings, Inc,	663,350,828	7.155%
Sy family	667,055,940	7.190%
Sysmart Corp.	481,495,721	5.193%
Sybase Equity Investments Corp.	110,943,856	1.197%
SMIC	11,683,813	0.126%
Current Shareholding of SM Land	6,043,148,078	65.182%

TOTAL	7,977,678,236	86.048%

HPI Shareholder	Number of HPI Shares	Percentage of Ownership
Belle Corporation	804,557,877	35.818%
SMIC	453,675,866	20.197%
Sysmart Corp.	396,495,101	17.651%
SMDC	337,911,101	15.043%
Sy family	27,040,000	1.205%

TOTAL	2,019,679,945	89.914%

  •
  Upon commencement of the Exchange Offers, SMDC and HPI will each initiate a voluntary delisting process with the PSE in accordance with the PSE Rules on Delisting. Holders of shares in SMDC and HPI who do not accept the Exchange Offers in accordance with the terms set out in this Offer Document therefore risk being left with unlisted shares.

The board of directors and shareholders of SM Prime will conduct their respective meetings in order to approve the following:

  1.
  The merger of SM Land and SM Prime pursuant to Title IX (Merger and Consolidation) of the Corporation Code and Section 40(C)(2) of the National Internal Revenue Code, as amended, with New SM Prime as the surviving entity (the "Merger");

  2.
  The Plan of Merger, which will include amendments to the amended articles of incorporation of SM Prime as the surviving entity of the Merger, in order to, among others,: (a) change its primary purpose to include the business of SM Land; and (b) increase its authorized capital stock from ₱20,000,000,000 to ₱40,000,000,000;

  3.
  The issuance of SM Prime shares to SMIC, Mountain Bliss Resort & Development Corp. ("Mountain Bliss") and the Sy family, in exchange for the latter's shares in the companies as listed below (the "Share for Share Swap"): and

Name of Company to be Acquired	Shareholder	No. of Shares Held	Percentage of Ownership
Prime Metroestate Inc. (formerly Pilipinas Makro Inc.)	SMIC	271,297	10.00%
Rappel Holdings, Inc.	SMIC	1,356,500 (ownership of Rappel Holdings, Inc. in Prime Metroestate Inc.)	50.00% indirect ownership in Prime Metroestate Inc. (100% ownership of Rappel Holdings, Inc.)
Prime Central, Inc.	SMIC	1,085,196 (ownership of Panther (BVI) Ltd., a 100% subsidiary of Prime Central, Inc., in Prime Metroestate, Inc.)	40.00% indirect ownership in Prime Metroestate, Inc. (100% ownership of Prime Central, Inc.)
Tagaytay Resort Development Corporation	SMIC	139,999	33.33%
Tagaytay Resort Development Corporation	Sy family	175,001	41.67%
SM Hotels and Conventions Corporation	SMIC	10,999,995	100.00%
SM Arena Complex Corporation	SMIC	3,999,995	100.00%
Costa Del Hamilo Inc.	Mountain Bliss	4,157,495	100.00%

  4.
  The issuance of an additional and equivalent amount of SM Prime shares to SMIC in exchange for the real estate properties listed below ("Property for Share Swap"):

Properties/Developments	Classification/	Location	GFA (sq. m.)/ No. of Rooms*	Asset Type
Taal Vista Hotel	Land and Building	Tagaytay	47,707 261*	Hospitality
Radisson Cebu Hotel (see note below)	Building	Cebu	396*	Hospitality
Pico Sands Hotel (see note below)	Building	Batangas	154*	Hospitality
SMX Convention Center (see note below)	Building	Pasay	51,097	Hospitality
MoA Arena (see note below)	Building	Pasay	67,536	Hospitality
MoA Arena Annex	Building	Pasay	95,273	Commercial
Corporate Office	Building	Pasay	46,883	Commercial
Casino and Waste Water Treatment Plant	Building	Tagaytay	19,384	Commercial
Tagaytay	Land	Tagaytay	132,992	Land
EDSA West	Land	North Edsa, QC	2,910	Land
Park Inn Davao	Building	Davao	204*	Hospitality

A vote of the shareholders owning at least two thirds of the outstanding capital stock of SM Prime is required for the above transactions to be approved. The following shareholders of SM Prime have undertaken to vote favorably on the above matters to be taken up during the special shareholders' meeting to be conducted by SM Prime:

SM Prime Shareholder	Number of SM Prime Shares	Percentage of Ownership
SM Land	7,116,954,491	40.964%
SMIC	3,761,791,190	21.652%
PCD Nominee Corp. (Foreign)	1,141,121,514	6.568%
Sysmart Corporation	36,483,131.210%
Sy family	19,357,439.111%

Total	12,075,707,765	69.506%

The Merger, including the Plan of Merger, the Share for Share Swap and the Property for Share Swap are then expected to be approved by the shareholders of SM Prime during its special shareholders' meeting.

On May 30, 2013, the board of directors and shareholders of SM Land conducted their respective meetings in order to approve the Merger.

Subsequent to the approval by the SM Prime shareholders, the application for approval of the Merger, Share for Share Swap and Property for Share Swap is expected to be filed with the PSEC and the application for listing of the SM Prime shares issued pursuant to the Merger, Share for Share Swap and Property for Share Swap shall be subsequently filed with the PSE.

Effects of the Reorganization

SM Prime and SM Land shall become a single corporation, with New SM Prime as the surviving corporation designated in the Plan of Merger. The separate existence of SM Prime and SM Land shall cease. The surviving entity, New SM Prime, shall thereafter possess all the rights, privileges, immunities and franchises of each of SM Prime and SM Land; and all property, real or personal, and all receivables due on whatever account, including subscriptions to shares and other choses in action, and all and every interest of, or belonging to, or due to each of SM Prime and SM Land, shall be transferred to and vested in SM Prime without further act or deed.

Following the Reorganization and assuming full acceptance of the Exchange Offers by all holders of the Target Shares, New SM Prime will effectively own the following direct and indirect interests in certain companies of the SM Group, in addition to the real assets set out in the discussion above.

Company	Ownership
SMDC	100%
HPI	100%
Prime Metroestate, Inc.	100%
SM Hotels and Conventions Corporation	100%
SM Arena Complex Corporation	100%
Costa Del Hamilo, Inc.	100%
Tagaytay Resort and Development Corporation	100%

Following the Reorganization and assuming full acceptance of the Exchange Offers by all holders of the Target Shares, the corporate structure and shareholdings of the SM Group's real estate division will be as follows:

Note: New SM Prime will also have a non-binding Right of First Refusal to purchase major additional land and real estate properties from SMIC

(1)
Assuming full acceptance rate of the tender offers;

(2)
Companies—Prime Metroestate Inc., Tagaytay Resort & Development Corporation, SM Hotels and Conventions Corporation, SM Arena Complex Corporation, Costa Del Hamilo Inc.; Assets—Taal Vista hotel, Radisson Cebu Hotel, MoA Arena, among others;

(3)
Includes SM Land's companies and other assets

New SM Prime will be led by a senior management team comprising Mr. Henry Sy, Sr., as Chairman Emeritus and Mr. Henry T. Sy, Jr., as Chairman of the Board. Mr. Hans T. Sy and Mr. Jeffrey Lim will continue their existing roles as President and Chief Finance Officer, respectively, of New SM Prime.

RATIONALE FOR THE REORGANIZATION

Create an integrated real estate platform to further enhance the value of the SM Group's real estate businesses

New SM Prime will build on the strong track record of its component businesses, including being the number one shopping mall developer and operator in the Philippines based on GFA, a leading residential developer in the Philippines in terms of condominium units sold, and operating growing office, hotel and leisure segments. New SM Prime is expected to be one of the largest real estate companies listed in Southeast Asia and on the PSE in terms of market capitalization. New SM Prime's increased free float adjusted market capitalization should translate into greater trading liquidity and increased weighting in regional indices. New SM Prime is expected to have a significant growth pipeline as underscored by its large and diversified land bank consisting of a pro-forma area of approximately 920 hectares of retail, commercial, and residential land in prime locations across the Philippines, which SM Prime believes will be among the largest in the country. In addition, SMIC has granted a non-binding right of first refusal to SM Prime to purchase additional land from SMIC to support further development initiatives.

New SM Prime is expected to have a strong mix of recurring income from its mall and office operations, and profit from development activities from its residential operations. On a pro forma basis, taking into account the effects of the Exchange Offers and the Reorganization (as discussed in more detail in "Pro Forma Financial Information"), 73.6% of New SM Prime's net income for 2012 was derived from recurring sources. SM Prime believes it will have the opportunity to accelerate its growth by participating in higher growth and higher-return development opportunities in the residential, commercial, hospitality and tourism sectors due to its integrated real estate platform.

New SM Prime intends to leverage on the diverse skill sets of each of its component companies to extract optimal value across the real estate value chain. SM Prime believes it can maximize existing plots of its retail developments that may be underutilized or unutilized by adding residential, commercial and hospitality developments. SM Prime also believes it will have greater flexibility to undertake more large scale integrated mixed use developments such as the 60-hectare Mall of Asia ("MOA") complex, which are typically built on a larger scale, have more efficient use of land and, in general, are expected by SM Prime to achieve higher overall rates of return and profit margins. New SM Prime intends to replicate the MOA complex's successful development strategy in other parts of the Philippines. New SM Prime has begun this process with the development of a new mixed used development, the 30-hectare South Road property in Cebu, known as SM Seaside City.

Simplify corporate structure and increase organizational efficiencies

New SM Prime expects to benefit from an increase in organizational efficiencies and to extract synergies among the component companies. New SM Prime also expects to have access to a larger pool of managerial talent with a strong track record and experience across several real estate classes working together under one entity to focus on maximizing the potential synergies of the new company. New SM Prime expects to take a more coordinated approach and better utilize its resources. For example, future land acquisitions will be done at the New SM Prime level, with a more holistic view of developing mixed used developments instead of individual properties or projects. New SM Prime intends to better utilize the component companies land bank by increasing communication and coordination within the group. New SM Prime expects to benefit from the enlarged group structure by achieving economies of scale resulting in greater bargaining power with its extensive supplier network. In addition, New SM Prime expects to be able to better leverage and further enhance the already strong 'SM' brand through a more coordinated brand management effort. Rationalization of the selling and general administrative functions is also expected to reap significant cost synergies for New SM Prime.

Enhanced ability to capitalize on strong economic fundamentals of the Philippines' property, consumer and tourism sectors

The government of the Republic of the Philippines (the "Government") is targeting GDP growth of approximately 7 - 8%, which will make the Philippines one of the fastest growing economies in the world. GDP per capita based on purchasing power parity is expected to grow at an average rate of 6.6% from 2013 to 2017 according to Economic Intelligence Unit ("EIU"). The Philippines has a favorable demographic profile, including the second largest population in Southeast Asia and the 12th largest population in the world. It has the lowest median age of 23.3 years and second largest population growth amongst the neighboring countries of Malaysia, Vietnam, Indonesia, Singapore and Thailand, according to CIA World Factbook. SM Prime believes that a growing, young and increasingly affluent Philippine population will help drive growth in its recurring income from mall operations as well as drive sales in the residential development segment.

The Philippines is currently enjoying a low-interest rate environment. This is supported by the recent sovereign credit upgrade to investment grade status as well as a benign inflation outlook, which is expected to remain around 4% based on consumer price index until 2015, according to Global Insight. Commercial lending rates are also expected to remain low for the remainder of 2013, at a rate of approximately 6.8%, according to EIU. The continual improvement of mortgage financing terms, including the rate of interest as well as length of the loan term, combined with low household borrowing levels is expected to result in greater affordability of home ownership among the Filipino population. The housing need in the Philippines is expected to reach 5.7 million in 2016, at a CAGR of 32.9% between 2011 and 2016, according to the Housing and Urban Development Coordinating Council ("HUDCC"). SM Prime believes that the favorable lending environment along with the expected housing need in the Philippines will provide a sustainable demand for the residential segment as well as allow it to borrow money on favorable terms to fund its future growth plans.

OFW remittances and the strong BPO sector have been key components to the Philippine growth story. OFW remittances have remained strong in recent years, even during the recent global financial crisis. OFW remittances are expected to grow at a CAGR of 7% between 2013 and 2017 according to EIU. Strong OFW remittance is a key driver in the growth of the Philippine residential property market as OFWs tend to seek out property investments and provide housing for their families back home. By 2016, the Philippine IT-BPO and global in-house center industry is expected to grow to U.S.$25 billion in revenue from U.S.$$11 billion in 2011, representing a CAGR of 18%, according to the Business Processing Association of the Philippines. This growth in the BPO sector is expected to provide strong support for demand in the office segment, which New SM Prime plans to target with its E-Com and Cyber office developments.

It is expected that the Philippines will experience an increase in tourist arrivals in the near future, something which is widely believed to be long overdue with the Philippines lagging behind neighbouring countries despite its strategic location and attractive tourist offerings. In response, the Government has committed a total of U.S.$700 million worth of infrastructure investments to support the tourism industry in 2013 and 2014. The Department of Public Works and Highways will be building roads in areas identified in the national tourism plan in order to improve the travel experience for tourists. As a result, tourist arrivals are forecasted to grow at a CAGR of 7% between 2013 and 2017 according to EIU. In addition, the Philippines' growing per capita income bodes well for domestic tourism. This expected increase in foreign and domestic tourist arrivals in the Philippines should benefit the hospitality and tourism industries, sectors that New SM Prime will be acutely focused on with its hotels and leisure projects.

Further strengthen the balance sheet and provide enhanced capital raising flexibility

SM Prime believes that it will be able to create a more financially sound and profitable company following the Reorganization. New SM Prime is expected to approximately double its existing asset base from ₱148.1 billion as of December 31, 2012 to ₱284.1 billion on a pro-forma basis. The new company is also expected to achieve a lower leverage ratio (net debt/equity) of 40.4% on a pro forma basis from the current 58% of SM Prime as of December 31, 2012. Cash flow is expected to strengthen under New SM Prime, with EBITDA increasing by 33% from ₱20.7 billion for the year ended December 31, 2012 to ₱27.5 billion on a pro-forma basis. New SM Prime believes it will be able to achieve better financial economies of scale, allowing it to lower its borrowing costs and cost of capital due to its larger size, liquidity and asset diversification. Such lower borrowing costs and cost of capital should help New SM Prime to accelerate major organic and inorganic growth initiatives on more favorable terms than it could without the impact of the Reorganization.

STRATEGIES OF NEW SM PRIME

Pursue a multi-pronged long term growth strategy

New SM Prime will pursue a multi-pronged long-term strategy that will allow it to optimize the value of existing properties, developments and current land bank through an integrated real estate platform while retaining flexibility to allocate capital among the different segments efficiently. SM Prime will embark on more large scale mixed used developments throughout the Philippines by capitalizing on and replicating the success of the MOA complex. New SM Prime will have a large and diverse land bank suitable for projects that are able to replicate the success of the MOA complex. For example, SM Prime is planning to build a 30 hectare mixed use development project in Cebu City, the SM Seaside City, which SM Prime believes could change the urban landscape of Cebu. The mall in SM Seaside City is expected to be that city's largest mall, with a gross floor area of 400,000 sq. m. It will consist of a four-story complex featuring a cineplex, IMAX theater, bowling center and ice skating rink. Other potential developments in SM Seaside City complex may include high-rise residential condominiums, office buildings, convention center and hotels. Development of the property started in 2011 with a 7-10 year development timeframe. SM Prime is targeting to increase their mall GFA to approximately 7.2 million sq. m. in the Philippines and approximately 1.5 million sq. m. in China by 2015.

By building on the success of its existing projects, New SM Prime intends to further enhance the value of its projects by adding complementary retail, residential, office and leisure developments. For example, the MOA Arena has been a preferred venue for events do to its proximity to the MOA while it has also helped to increase foot traffic at the MOA. SEA Residences has been one of SMDC's fastest selling residential development projects in part due to its proximity to the MOA, while at the same time providing additional foot traffic to the mall. New SM Prime intends to further expand these complimentary projects by adding retail, office, residential and leisure developments to its existing property projects, including those projects with underutilized plots or vacant land. For example, SM Prime has recently leased unused land near SM City Cebu and SM City Davao to SM Hotel for the development of Radisson Blu Cebu and Park Inn Davao, respectively. SM Prime believes that SM Megamall, SM North EDSA, and SM SRP still have significant under-utilized plot ratio that is suitable for commercial, hospitality and residential developments.

New SM Prime intends to leverage on the enlarged retail team's network and expertise to maximize rental income from prime retail spaces in the enlarged group's residential, commercial and hospitality projects. New SM Prime's Shopping Mall business unit will assume the management of Prism Plaza, Two E-Com, Cyberzone, Save More and other prime retail spaces within New SM Prime's commercial and residential properties, as well as future developments such as Three E-com and Cyber West, with the goal of leveraging off the management team's expansive network of potential tenants and expertise to help lease out prime spaces.

Continue to focus on generating high quality recurring income with mall operations being the major focus going forward

New SM Prime expects mall operations to continue to be its primary focus going forward and is targeted to account for a majority of New SM Prime's net income. Expansion is expected to take place in major cities outside of Metro Manila, especially in areas where disposable income is increasing significantly and retail space is currently limited. New SM Prime also plans to develop supercenters (malls consisting of less than 100,000 sq. m.) that are situated between mega malls in Metro Manila. New SM Prime intends to increase its presence in China as well. SM Prime expects to build three to four malls per year, or increase its GFA by 8-10% per year, for the foreseeable future. SM Prime is targeting to increase their mall GFA to approximately 7.2 million sq. m. in the Philippines and approximately 1.5 million sq. m. in China by 2015. SM Prime believes it will be able to do this given its direct access to a larger land bank that should allow it to accelerate its mall development throughout the country.

New SM Prime intends to work closely with its affiliate, SM Retail, to make SM Prime the primary provider of SM Retail's real estate needs going forward. SM Prime understands that SM Retail intends to open two SM Department stores, two SM Supermarkets, 16 SaveMore stores and seven SM Hypermarkets in 2013.

Support the existing growth strategy of newly acquired businesses with a greater emphasis on collaboration and joint developments

New SM Prime intends to capitalize on the increasing urbanization and economic development of the Philippines to develop vertical residential projects in key urban centers such as Makati City, Pasay City, Quezon City, Batangas and Davao that target the base of the Philippine mass middle market. By leveraging the already strong SM brand and the group's leadership in the residential condominium segment, New SM Prime believes it can aggressively roll-out new projects in the strategically placed land bank throughout Metro Manila and the rest of the country. New SM Prime will focus its residential development on the low-to-middle income segments, which is underpinned by resilient housing demand driven by a housing supply backlog, growing household creation and increasing urbanization. Currently, it has 15 ongoing projects and four completed projects that it is still selling, and it also plans to launch a total of four new projects and the expansion of three existing projects in 2013.

Taking advantage of the robust BPO sector outlook, New SM Prime's strategic focus includes expanding its office portfolio with IT and BPO buildings. For example, New SM Prime expects to complete Cyberwest in 2013 and Three E-Com in 2014. New SM Prime plans to open one to two office buildings per year, both inside and outside the MOA complex, for the next several years. New SM Prime plans to leverage the new company's enlarged and geographically diverse land bank to expand its office space presence in second and third tier Philippine cities in Cebu, Davao, Pampanga and Iloilo, areas where BPO companies are currently expanding their operations due to favorable labor market conditions.

In order to take advantage of the expected increase in tourist arrivals, New SM Prime expects to continue rolling out hotels near existing SM Prime developments in major tourist destinations throughout the Philippines. For example, SM Hotels & Convention recently opened Radisson Blu near SM Cebu and Park Inn Davao near SM Davao. In the near future, SM Prime intends to open a Conrad Hilton Hotel near the MOA complex and additional Park Inn hotels in Clark and North EDSA. The target is to launch one hotel per year. The close proximity to SM malls helps increase the occupancy in these hotels while at the same time allowing the hotels to help drive tourist traffic to the SM malls. This symbiotic relationship between the malls and the tourism facilities is a key consideration for SM Prime as it looks to expand its hotel portfolio.

New SM Prime plans to accelerate the development of its integrated resorts projects in both Tagaytay Highlands and Hamilo Coast. This will be accomplished by introducing more mid-rise developments within Tagaytay Highlands to maximize the use of the existing land bank as well as to attract customers in the upper-middle income segment of the market. A combination of mid-rise and horizontal developments in Hamilo Coast is expected to be built in order to target a wider segment of the market. Recent infrastructure projects, including a ferry from the MOA complex, are expected to significantly reduce travelling time to Hamilo Coast and thereby attract more buyers.

Continue to expand and develop New SM Prime's land bank through a coordinated land banking strategy

New SM Prime intends to integrate all land banking functions into a centralized department while retaining the highly successful culture that allowed the company to reach its strong current land bank position. Going forward, the key focus will be on acquiring land bank that is suitable for mid-to-large scale mixed-use master planned projects in fast growing areas in the Philippines. New SM Prime plans to continue acquiring strategic land bank near its existing developments, select schools, mass transit stations and other areas which are expected to be significant beneficiaries of infrastructure development in the future. New SM Prime also plans to take an opportunistic land banking approach in tier 2 and 3 cities in China as part of its overall strategy of growing its China business. The additional land expected to be available to New SM Prime from SMIC should also serve as a strong source of land for future developments.

Strengthen its balance sheet and produce sustainable income through prudent risk management, efficient allocation of capital and good corporate governance practices

By maintaining a strong balance sheet, SM Prime believes it will be able to withstand economic and financial cycles, while allowing the company to achieve significant expansion quickly, as well as give it the flexibility to embark on major acquisitions if and when opportunities arise. New SM Prime intends to maintain prudent debt levels and a sufficient equity buffer with a target net debt-to-equity ratio of no more than 0.5x. New SM Prime also plans to maintain a relatively long and well spread out debt maturity profile and continue to diversify its sources of funding. New SM Prime will take a disciplined approach to the allocation of capital across its projects with strict application of hurdle rates and benchmarks for each investment.

The New SM Prime intends to pursue a capital expenditure program for 2013 totalling approximately ₱60.4 billion, with 58% for shopping mall development, 33% for residential, 4% for commercial and 4% for hospitality, tourism and other segments. New SM Prime plans to fund its capital expenditure plan through recurring income flows and external financing. New SM Prime will apply global corporate governance standards and risk management best practices, as well as embark on integrated sustainability and corporate social responsibility initiatives. New SM Prime may also take advantage of opportunities to raise additional capital in the near future in order to fund its future growth strategy.

BUSINESS

The information in this section relates to SM Prime and other entities and assets that will be merged with and contributed to New SM Prime pursuant to the Exchange Offers and the Reorganization. In particular, the information below relates to the following entities, and their consolidated subsidiaries, as they existed on December 31, 2012:

  •
  SM Prime;

  •
  SM Land;

  •
  HPI;

  •
  Costa de Hamilo;

  •
  SM Hotels and Convention Corporation;

  •
  SM Arena Complex Corporation

  •
  Tagaytay Resort Development Corporation;

  •
  Prime Metroestate, Inc.; and

  •
  other real estate assets which will be acquired by New SM Prime pursuant to the Reorganization.

For more information concerning the details and expected timetable of the Reorganization, see "Description of the Reorganization."

SM PRIME HOLDINGS, INC.

Overview

SM Prime was incorporated on January 6, 1994 to develop, operate and maintain the business of modern commercial shopping malls and all related businesses, such as the operation and maintenance of shopping spaces for rent, amusement centers and cinema theaters within the compound of the shopping malls. As of the date of this Offer Document, SM Prime owns 47 malls (as listed below) covering a total gross floor area of 5.9 million sq. m. located across the Philippine archipelago, attracting an average of approximately 4 million visitors daily. SM Prime is the leading owner and operator of shopping malls in the Philippines. SM Prime plans to continue to expand its existing malls and develop three to four malls in the Philippines each year for the near term, subject to market conditions.

SM Prime has also begun to expand its shopping mall operations outside of the Philippines. SM Prime owns five malls located in the cities of Xiamen, Jinjiang, Chengdu, Suzhou and Chongqing in the southern and western parts of China with a total gross floor area of 0.8 million sq. m. SM Prime is targeting the acquisition of additional properties in China in the future as it gears up for expansion.

The principal sources of revenue for SM Prime comprise rental income payable by tenants (including its retail subsidiaries) within the malls, ticket sales derived from the operations of cinemas, and fees payable for the use of SM Prime's parking facilities, bowling, ice skating and other leisure facilities. Approximately 50% of SM Prime's gross leasable space is currently leased by members of the SM Group or companies which are affiliated with the Sy family. Such tenants contributed approximately 27% (₱8.4 billion) of SM Prime's non-consolidated total revenues of ₱30.7 billion for the year ended December 31, 2012.

SM Prime is listed on the PSE and as at December 31, 2012 was 21.65% directly owned by SMIC and 27.40% indirectly owned by SMIC through its 40.96% ownership of SM Land, with an additional 0.11% owned by the Sy family. SM Prime had a market capitalization of ₱286.67 billion as at December 31, 2012.

As at December 31, 2012, SM Prime's total consolidated assets stood at ₱148.13 billion, total consolidated liabilities were at ₱77.23 billion, with net debt-to-equity ratio (being the ratio of aggregate consolidated indebtedness over equity) of 36%.

The following table sets out the consolidated revenues and net income for SM Prime for the years ended December 31, 2010, 2011 and 2012:

	For the year ended December 31,
	2010	2011	2012
	(audited)
	(in millions of Pesos)
Revenue	23,716	26,897	30,726
Net income	7,856	9,056	10,530

The following table sets out the selected consolidated financial information for SM Prime as at December 31, 2011 and 2012.

	As at December 31,
	2011	2012
	(audited)
	(in millions of Pesos)
Cash and cash equivalents	8,290	9,707
Investments held for trading	813	759
Available-for-sale investments	1,000	1,000
Investment properties	107,836	124,087
Total assets	128,324	148,130
Accounts payable and other current liabilities	10,150	11,399
Long term debt	40,893	51,439
Tenants' deposits	7,467	8,386
Total liabilities	63,978	77,230

SM Prime's performance for the year ended December 31, 2012 was derived largely from its mall operations, including the opening of new supermalls such as SM City Olongapo, SM City Consolacion, SM City San Fernando, SM City General Santos, and SM Lanang Premier.

The Malls

SM Prime has in the past concentrated on the development of its malls in the Metro Manila area, where it currently operates seventeen malls in addition to four plots of land of which three are owned and one is leased and plans to develop in the future. As the Metro Manila area becomes increasingly well served by shopping malls, SM Prime's strategy is to expand its activities in the provinces, where it currently operates 30 malls, with an additional twelve plots of land available for development, all of which are owned. SM Prime plans to continue to expand existing malls and develop approximately three to four malls each year in the Philippines for the next few years, subject to market conditions.

SM Prime has also begun to expand its shopping mall operations outside of the Philippines. SM Prime owns five malls located in the cities of Xiamen, Jinjiang, Chengdu, Suzhou and Chongqing in the southern and western parts of China with a total gross floor area of 0.8 million sq. m. See "—SM Malls in China."

SM Prime retains ownership of all of the sites on which the SM Prime malls are built, with the exception of SM City Bacoor, SM City Manila, SM City Baguio, SM Center Valenzuela, SM Center Molino, SM City Clark, SM Mall of Asia, SM Center Pasig, SM City Taytay, SM Center Muntinlupa, SM City Naga, SM City Tarlac, SM City San Pablo, SM City Calamba, SM City Olongapo, SM City Consolacion and SM City General Santos, which are held under long-term leases. SM Megamall is owned by First Asia Realty

Development Corporation, a 74.2% owned subsidiary of SM Prime, with the remaining interest being held by an unconnected third party. In addition, the lands where the SM Mall of Asia and SM City Baguio are built are owned by SM Land and SMIC, respectively. The land where SM City San Lazaro is located is owned by San Lazaro Holdings Corporation, a wholly-owned subsidiary.

The following table sets forth certain information regarding SM Prime's malls as at December 31, 2012:

Name and Year Opened	Gross Area(1)	Tenant Leasable Area(2)	Occupancy Rate	Leisure Area(3)
	(sq. m.)	(sq. m.)	(%)	(sq. m.)
SM City North EDSA (1985)	482,959	199,254	100	18,288
SM City Sta. Mesa (1990)	133,327	67,207	92	8,250
SM Megamall (1991)	405,435	169,650	99	11,614
SM City Cebu (1993)	274,236	123,150	98	17,099
SM Southmall (1995)	205,120	95,797	93	18,573
SM City Fairview (1997)	188,681	122,809	98	15,811
SM City Bacoor (1997)	120,202	85,909	87	7,715
SM City Iloilo (1999)	105,953	71,965	100	9,757
SM City Manila (2000)	167,812	71,332	97	11,791
SM City Pampanga (2000)	132,484	83,129	94	4,404
SM City Davao (2001)	127,942	60,786	91	4,115
SM City Sucat (2001)	98,106	54,705	93	3,000
SM City Bicutan (2002)	113,671	48,926	99	2,474
SM City Cagayan de Oro (2002)	87,940	38,909	97	3,083
SM City Lucena (2003)	78,655	50,662	95	3,552
SM City Marilao (2003)	93,910	55,801	98	3,137
SM City Baguio (2003)	107,950	46,533	98	3,741
SM City Dasmariñas (2004)	130,771	63,380	96	3,247
SM City Batangas (2004)	80,350	53,250	98	3,177
SM City San Lazaro (2005)	178,516	75,526	97	6,601
SM Center Valenzuela (2005)	70,681	29,148	97	3,950
SM Center Molino (2005)	52,061	25,952	96	3,635
SM City Sta. Rosa (2006)	86,463	54,191	99	3,313
SM City Clark (2006)	101,840	65,825	99	5,355
SM Mall of Asia (2006)	406,961	151,620	99	21,872
SM Center Pasig (2006)	29,602	14,086	95	—
SM City Lipa (2006)	77,301	53,308	100	3,381
SM City Bacolod (2007)	71,752	44,840	100	3,207
SM City Taytay (2007)	98,928	43,051	99	2,404
SM Center Muntinlupa (2007)	54,292	26,331	95	2,641
SM City Marikina (2008)	178,485	57,359	99	6,041
SM City Rosales (2008)	63,330	43,721	98	3,468
SM City Baliwag (2008)	61,262	40,586	100	2,526
SM City Naga (2009)	74,275	31,956	100	3,194
SM Center Las Piñas (2009)	40,267	16,026	91	40
SM City Rosario (2009)	59,326	39,093	88	3,165
SM City Tarlac (2010)	101,629	39,836	98	3,506
SM City San Pablo (2010)	59,643	33,622	100	2,971
SM City Calamba (2010)	67,384	41,219	99	2,998
SM City Novaliches (2010)	60,560	41,284	97	3,169
SM City Masinag (2011)	90,261	48,569	79	2,624
SM City Olongapo (2012)	47,426	23,521	100	2,530

Name and Year Opened	Gross Area(1)	Tenant Leasable Area(2)	Occupancy Rate	Leisure Area(3)
	(sq. m.)	(sq. m.)	(%)	(sq. m.)
SM City Consolacion (2012)	106,857	57,842	92	2,189
SM City San Fernando (2012)	42,625	17,876	97	2,178
SM City General Santos (2012)	139,721	67,072	85	3,397
SM Lanang Premier (2012)	144,002	83,449	91	6,860
SM Aura Premier (2013)(4)	234,892	60,453	81	3,232

Notes:

(1)
"Gross Area" means the gross floor area of a mall, including common areas and car parks.

(2)
"Tenant Leasable Area" means the total area in a mall available for leasing by tenants, excluding the Leisure Area and car parks.

(3)
"Leisure Area" means the aggregate area in a mall which is occupied by cinema complexes, ice skating rinks, bowling centers and indoor theme parks.

(4)
SM Aura Premier was launched on May 17, 2013 and the data applicable to this mall is as of such date.

The following is a brief discussion of each of SM Prime's current malls.

Metro Manila Malls

SM City North EDSA

SM City North EDSA, the very first and currently the Philippines' largest shopping mall by GFA, has a gross floor area of 482,959 sq. m. featuring 12 cinemas including a 3D IMAX theater with a total seating capacity of 9,842, 24-computerized synthetic lane bowling center, food court, amusement centers and multi-level car park which provides a total capacity of 3,511 cars, located on a 16.1 hectare site in Diliman, Quezon City. Following the opening of The Block and renovation of The Annex, The Sky Garden was unveiled in May 2009. It is a 400-meter elevated walkway shaded by a long sketch of white canopy made to stroll from one building to another, with a park-like ambiance and green architecture. This elevated curvilinear park includes the roof garden, water features, food and retail outlets and sky dome, a 1,000-seat amphitheater for shows and special events. The anchor tenants for SM City North EDSA are SM Department Store, SM Hypermarket and SM Supermarket. The occupancy rate for SM City North EDSA for the years ended December 31, 2010, 2011 and 2012 was 97%, 99% and 100%, respectively.

SM Mall of Asia

MOA is located on a 19.5 hectare property overlooking Manila Bay. The MOA complex consists of four buildings linked by elevated walkways—Main Mall, the North Parking Building, the South Parking Building, and the Entertainment Center Building. The mall measures 406,961 sq. m. Both parking buildings have 4,969 spaces available for private vehicles. The Entertainment Building houses the country's first IMAX theater, a special Director's Club screening room for exclusive film showings, seven state-of-the art cinemas, 32-lane state of the art bowling facility, an olympic-sized ice skating rink, a Science Discovery Center and Planetarium and fine dining restaurants and bars. The anchor tenants for MOA are SM Department Store and SM Hypermarket. The occupancy rate for SM Mall of Asia for the years ended December 31, 2010, 2011 and 2012 was 99%, 99% and 99%, respectively.

SM Megamall

SM Megamall is located on a 10.5 hectare property in the Ortigas business district of Metro Manila. It stands along the main EDSA thoroughfare and is near the Metro Rail Transit. The two main buildings,

Mega A and Mega B, with the addition of Mega Atrium in 2008 and Building C which is mainly a parking building in 2011, have a combined gross floor area of 346,789 sq. m. and feature 12 cinemas with a seating capacity of 8,080, a food court, a trade hall, event center and parking for 2,792 vehicles. The anchor tenants for SM Megamall are SM Department Store and SM Supermarket. The occupancy rate for SM Megamall for the years ended December 31, 2010, 2011 and 2012 was 98%, 99% and 99%, respectively.

SM City Southmall

SM City Southmall is a four-level complex with a gross floor area of 205,120 sq. m. featuring nine cinemas with a seating capacity of 7,120, including a 3D IMAX theater, a food court, ice skating rink, amusement centers and a car park for 2,692 cars. SM City Southmall is located on a 20.0 hectare site in Las Piñas City and was the first SM supermall in the southern region of Metro Manila. The anchor tenants for SM City Southmall are SM Department Store and SM Supermarket. The occupancy rate for SM City Southmall for the years ended December 31, 2010, 2011 and 2012 was 92%, 92% and 93%, respectively.

SM City Fairview

SM City Fairview is a two-building, four-level complex with a gross floor area of 188,681 sq. m. located on a 20.2 hectare site in Quezon City, Metro Manila. The mall features 12 cinemas with a seating capacity of 6,515, 20-lane bowling center, food court and amusement areas. In early 2009, the mall launched its annex, adding 28,600 sq. m. of gross floor area to the main mall. The anchor tenants for SM City Fairview are SM Department Store, SM Hypermarket and SM Supermarket. The occupancy rate for SM City Fairview for the years ended December 31, 2010, 2011 and 2012 was 97%, 98% and 98%, respectively.

SM City San Lazaro

SM City San Lazaro is located at the center of a densely populated residential area with bustling commercial activities in Sta. Cruz, Manila. The four-story mall has a gross floor area of 178,516 sq. m. The mall features a food court, amusement center, six cinemas with a seating capacity of 3,274, and parking for more than 1,000 vehicles. The anchor tenants for SM City San Lazaro are SM Department Store and SM Supermarket. The occupancy rate for SM City San Lazaro for the years ended December 31, 2010, 2011 and 2012 was 95%, 96% and 97%, respectively.

SM City Marikina

SM City Marikina on Marcos Highway, Brgy. Calumpang, Marikina City has a gross floor area of 178,485 sq. m. Marikina is a key city for the SM Group as its shoemakers became vital partners during its growth years in the sixties as a shoe store in Carriedo, Manila. It features a food court, eight cinemas with a 3,121 seating capacity. The anchor tenants for SM City Marikina are SM Department Store and SM Supermarket. The occupancy rate for SM City Marikina for the years ended December 31, 2010, 2011 and 2012 was 97%, 97% and 99%, respectively.

SM City Manila

SM City Manila is a five-level mall with a gross floor area of 167,812 sq. m. The mall is located in downtown Manila next to the Manila City Hall. It has 12 cinemas with a seating capacity of 7,554, a food court and a car park available for 920 cars. It has become a major destination for shoppers, given its strategic location and easy accessibility by the Light Railway Transit and other public transportation. The anchor tenants for SM City Manila are SM Department Store and SM Supermarket. The occupancy rate for SM City Manila for the years ended December 31, 2010, 2011 and 2012 was 94%, 93% and 97%, respectively.

SM City Sta. Mesa

SM City Sta. Mesa is a seven-level complex with a gross floor area of 133,327 sq. m. featuring 10 cinemas with a seating capacity of 7,451, a food court, an amusement center, a car park on six levels and outdoor parking with a total capacity of 1,176 cars located in Quezon City, Metro Manila. The anchor tenants for SM City Sta. Mesa are SM Department Store and SM Supermarket. The occupancy rate for SM City Sta. Mesa for the years ended December 31, 2010, 2011 and 2012 was 97%, 98% and 92%, respectively.

SM City Bicutan

SM City Bicutan is a two-building mall located along Doña Soledad Ave. corner West Service Road, Bicutan, Parañaque City. This supermall has a gross floor area of 113,671 sq. m. It features a food court and four cinemas with a total seating capacity of 1,955. SM City Bicutan serves nearly half a million residents within a 3 kilometer radius. The anchor tenants for SM City Bicutan are SM Department Store and SM Supermarket. The occupancy rate for SM City Bicutan for the years ended December 31, 2010, 2011 and 2012 was 99%, 100% and 99%, respectively.

SM City Sucat

SM City Sucat is a two-building mall located on a 10.1 hectare site along Dr. A. Santos Ave. (Sucat Road), Brgy. San Dionisio, Parañaque City. The mall has a gross floor area of 98,106 sq. m. and features four cinemas with total seating capacity of 1,955, a food court and car park with 1,475 slots. The anchor tenants for SM City Sucat are SM Department Store and SM Supermarket. The occupancy rate for SM City Sucat for the years ended December 31, 2010, 2011 and 2012 was 94%, 94% and 93%, respectively.

SM Center Valenzuela

SM Center Valenzuela has a total gross floor area of 70,681 sq. m., situated in Brgy. Karuhatan, Valenzuela City. SM Center Valenzuela caters to the bustling industrial areas that surround the property. The mall features four cinemas with a 2,172 seating capacity, a food court and parking for 621 cars. It also features the Fashion Avenue, a multi-shop style center that houses a wide array of apparel, shoes and accessory picks. The anchor tenant for SM Center Valenzuela is SM Supermarket. The occupancy rate for SM Center Valenzuela was 97% for each of the years ended December 31, 2010, 2011 and 2012.

SM City Novaliches

SM City Novaliches, which has a gross floor area of 60,560 sq. m., is located along Quirino Highway in Brgy. San Bartolome, Novaliches, Quezon City. Novaliches, being the largest district in the city, is growing with residential subdivisions and industrial companies. The amenities of the mall include a food court, four cinemas with 1,610 seats and parking slots for almost 900 vehicles. The occupancy rate for SM City Novaliches for the years ended December 31, 2010, 2011 and 2012 was 87%, 88% and 97%, respectively.

SM Center Muntinlupa

SM Center Muntinlupa is situated in Brgy. Putatan, Muntinlupa City. The two-level mall has a gross floor area of 54,292 sq. m. and caters to the residents of Muntinlupa City and the growing municipality of San Pedro, Laguna. The mall features a food court, four cinemas with 1,582 seating capacity and an entertainment plaza for shows and events located at the center of the mall. Its anchor tenant is the SM Hypermarket. The anchor tenants for SM Center Muntinlupa are SM Department Store and SM Supermarket. The occupancy rate for SM Center Muntinlupa for the years ended December 31, 2010, 2011 and 2012 was 93%, 94% and 95%, respectively.

SM Center Las Piñas

SM Center Las Piñas is located along the Alabang—Zapote Road in Brgy. Talon, Pamplona, Las Piñas City and has a gross floor area of 40,267 sq. m. SM Center Las Piñas serves customers in the western section of the city and the nearby provinces of Laguna and Cavite. The anchor tenants for SM Center Las Piñas are SM Department Store and SM Supermarket. The occupancy rate for SM Center Las Piñas for the years ended December 31, 2010, 2011 and 2012 was 92%, 94% and 91%, respectively.

SM Center Pasig

SM Center Pasig is located in Frontera Verde, Pasig City serving residents of the neighboring upscale subdivisions and customers who regularly pass through the C5 route. Its gross floor area is 29,602 sq. m. which includes a basement parking for almost 300 vehicles. SM Center Pasig has SM Hypermarket as its main anchor tenant. The occupancy rate for SM Center Pasig for the years ended December 31, 2010, 2011 and 2012 was 86%, 91% and 95%, respectively.

SM Aura Premier

SM Aura Premier, opened in March 2013, is a civic center located in Taguig. The mall has a gross floor area of 234,892 sq. m. The mall is part of an integrated development including office towers, a chapel, a convention center and a mini-coliseum, supported by a retail podium with an upscale look and feel. The mall also has four cinemas and an IMAX Theater. SM Aura Premier has SM Department Store and SM Supermarket as its anchor tenants.

Provincial Malls

SM City Cebu

SM City Cebu is a multi-level complex with a gross floor area of 274,236 sq. m. featuring eight cinemas, including a 3D IMAX theater, with a total seating capacity of 7,259, a food court, a fully computerized 28-lane bowling center, a trade hall and a car park with a 1,733 car capacity located on a 13.8 hectare site in Cebu Port Center, Barrio Mabolo, Cebu City. The anchor tenants for SM City Cebu are SM Department Store and SM Supermarket. The occupancy rate for SM City Cebu for the years ended December 31, 2010, 2011 and 2012 was 98%, 98% and 98%, respectively.

SM Lanang Premier

SM Lanang Premier is a four-level mall with a gross floor area of 144,002 sq. m. The mall is located at J.P. Laurel Avenue, Brgy. Lanang, Davao City. It is the largest and first premier mall development project in Mindanao. It houses the SMX Davao Convention Center. SM Lanang Premier's amenities include five cinemas and an IMAX theater, with a combined seating capacity of 2,670, a bowling center, a Science Discovery Center, and parking slots for 786 vehicles. It also features a Skygarden with water fountains, art installations, and landscaping. The anchor tenants for SM Lanang Premier are SM Department Store and SM Supermarket. The occupancy rate for SM Lanang Premier for the year ended December 31, 2012 was 91%.

SM City Pampanga

SM City Pampanga is a 132,484 square meter shopping mall with three annexes, straddling the municipalities of San Fernando and Mexico in Pampanga. It features six state-of-the-art cinemas, a food court and amusement centers. The mall is strategically located at the Olongapo-Gapan Road and serves the city's residents as well as those in the provinces of Bulacan, Tarlac, Bataan, Zambales and Nueva Ecija. The anchor tenants for SM City Pampanga are SM Department Store and SM Supermarket. The

occupancy rate for SM City Pampanga for the years ended December 31, 2010, 2011 and 2012 was 96%, 98% and 94%, respectively.

SM City Dasmariñas

SM City Dasmariñas sits on a 12.4 hectare property situated along Governor's Drive approximately 100 meters from the Aguinaldo Highway junction in Dasmariñas, Cavite. The mall has a gross floor area of 130,771 sq. m. The mall features a food court and four cinemas with a seating capacity of 2,074. In late 2011, the mall launched its annex, adding 36,486 sq. m. of gross floor area to the main mall. The anchor tenants for SM City Dasmariñas are SM Department Store and SM Supermarket. The occupancy rate for SM City Dasmariñas for the years ended December 31, 2010, 2011 and 2012 was 98%, 99% and 96%, respectively.

SM City Davao

SM City Davao is located on a 13.2 hectare property along Quimpo Boulevard corner Tulip and Eco Drives, Brgy. Matina, Davao City. The supermall has a gross floor area of 127,942 sq. m. It has six cinemas which can accommodate 2,406 movie patrons. The supermall is within walking distance from some of the largest schools in Mindanao such as Ateneo de Davao, University of Mindanao, Philippine Women's College and the Agro-Industrial Foundation College. The anchor tenants for SM City Davao are SM Department Store and SM Supermarket. The occupancy rate for SM City Davao for the years ended December 31, 2010, 2011 and 2012 was 100%, 99% and 91%, respectively.

SM City Bacoor

SM City Bacoor is a five level complex with a gross floor area of 120,202 sq. m. located in General Emilio Aguinaldo Highway corner Tirona Highway, Brgy. Habay, Bacoor City, Cavite. The shopping complex features eight cinemas with a 4,381 seating capacity, and food court and amusement areas. It is the very first SM supermall in the entire Luzon region (outside Metro Manila) and the very first in the Cavite province. The anchor tenants of SM City Bacoor are SM Department Store and SM Supermarket. The occupancy rate for SM City Bacoor for the years ended December 31, 2010, 2011 and 2012 was 97%, 97% and 87%, respectively.

SM City Baguio

SM City Baguio is situated along Session Road in Baguio City. Baguio City is a promising site for SM Prime to develop its presence in the northern part of Luzon. Known for its cool climate, beautiful scenery and historic culture, the city offers multifold opportunities for entrepreneurs, retailers and service-oriented establishments. SM City Baguio has a gross floor area of 107,950 sq. m. It has four cinemas with seating capacity of 2,095. The anchor tenants for SM City Baguio are SM Department Store and SM Supermarket. The occupancy rate for SM City Baguio for the years ended December 31, 2010, 2011 and 2012 was 99%, 99% and 98%, respectively.

SM City Consolacion

SM City Consolacion is located along the Cebu North Road, Barangay Lamac, Consolacion, Cebu. It has a gross floor area of 106,857 sq. m. The mall's amenities include a food court that comfortably seats up to 668 diners, four cinemas with a combined seating capacity of 1,475, and parking slots for almost 900 vehicles. The anchor tenants for SM City Consolacion are SM Department Store and SM Supermarket. The occupancy rate for SM City Consolacion for the year ended December 31, 2012 was 92%.

SM City Iloilo

SM City Iloilo is a 105,953 sq. m. supermall constructed on a 17.5 hectare property at the juncture of the Northwest and the Northeast of the Iloilo-Jaro West Diversion Road in Manduriao, Iloilo City. A quick drive from the airport as it is from the center of the city, it serves the city's residents, as well as those of the rest of Panay Island and the neighboring islands in the Visayas. SM City Iloilo has eight cinemas with a seating capacity of 4,923. The anchor tenants for SM City Iloilo are SM Department Store and SM Supermarket. The occupancy rate for SM City Iloilo for the years ended December 31, 2010, 2011 and 2012 was 98%, 100% and 100%, respectively.

SM City Clark

The 101,840-sq. m. of gross floor area, the two-level SM City Clark along M.A. Roxas Avenue is approximately 80 kilometers north of Manila and 60-kilometers east of Subic Bay Freeport, right at the doorstep of the Clark Special Economic Zone in Pampanga. The mall has six cinemas with a seating capacity of 2,760. With its unique design resembling a coliseum, this mall offers tourists and shoppers a host of retail, dining, and entertainment establishments. The anchor tenants for SM City Clark are SM Department Store and SM Hypermarket. The occupancy rate for SM City Clark for the years ended December 31, 2010, 2011 and 2012 was 99%, 100% and 99%, respectively.

SM City Tarlac

SM City Tarlac is located along MacArthur Highway, San Roque, Tarlac City. It is the very first SM supermall in the province of Tarlac. The four-level mall has a gross floor area of 101,629 sq. m. The mall features a food court, four cinemas with 1,872 seating capacity, and parking for over 800 vehicles. The anchor tenants from SM City Tarlac are SM Department Store and SM Supermarket. The occupancy rate for SM City Tarlac for the years ended December 31, 2010, 2011 and 2012 was 97%, 98% and 98%, respectively.

SM City Taytay

SM City Taytay is a two-building mall located in Brgy. Dolores, Taytay, Rizal. The mall has a gross floor area of 98,928 sq. m. and features a food court, three cinemas with 1,180 seating capacity and a carpark for 983 cars. SM City Taytay is an ideal place and stopover for travelers specially those coming from Laguna via the Marikina-Infanta Road. The anchor tenants for SM City Taytay are SM Department Store and SM Hypermarket. The occupancy rate for SM City Taytay for the years ended December 31, 2010, 2011 and 2012 was 99%, 99% and 99%, respectively.

SM City General Santos

SM City General Santos is a three-level mall located at San Miguel St., cor. Santiago Blvd., Lagao District, General Santos City. It has a gross floor area of 95,764 sq. m. The mall's amenities include a food court, four cinemas with a combined seating capacity of 1,428, and parking slots for more than 800 vehicles. The anchor tenants for SM City General Santos are SM Department Store and SM Supermarket. The occupancy rate for SM City General Santos for the year ended December 31, 2012 was 85%.

SM City Marilao

SM City Marilao is the first SM supermall in the Bulacan province with a land area of 20.3 hectare and gross floor area of 93,910 sq. m. It is located in MacArthur Highway, Brgy. Ibayo, Marilao, Bulacan. The four-level mall features a food court, event center and four cinemas with seating capacity of 1,188. The anchor tenant for SM City Marilao is SM Department Store. The occupancy rate for SM City Marilao for the years ended December 31, 2010, 2011 and 2012 was 98%, 98% and 98%, respectively.

SM City Masinag

SM City Masinag is a three-floor mall located along Brgy. Mayamot, Marcos Highway, Antipolo City. It has a gross floor area of 90,261 sq. m. SM City Masinag's amenities include a food court, four cinemas with a combined seating capacity of 1,144, and parking slots for more than 500 vehicles. The anchor tenants for SM City Masinag are SM Department Store and SM Supermarket. The occupancy rate for SM City Masinag for the years ended December 31, 2011 and 2012 was 78% and 79%, respectively.

SM City Cagayan De Oro

SM City Cagayan De Oro sits along Mastersons Avenue corner Gran Via St., Cagayan de Oro City, Misamis Oriental. The mall has a gross floor area of 87,940 sq. m. It features four cinemas with a total seating capacity of 1,582. The anchor tenants for SM City Cagayan De Oro are SM Department Store and SM Supermarket. The occupancy rate for SM City Cagayan De Oro for the years ended December 31, 2010, 2011 and 2012 was 98%, 98% and 97%, respectively.

SM City Sta. Rosa

SM City Sta. Rosa is the first SM supermall in the Laguna province with 86,463 sq. m. of gross floor area. Located on a 17.1 hectare site in Barrio Tagapo, Sta. Rosa, the two-level mall is a 10-minute drive from the Mamplasan exit. SM City Sta. Rosa offers one-stop shopping convenience as it includes a variety of retail establishments, four cinemas and a food court. The anchor tenants for SM City Sta. Rosa are SM Department Store and SM Supermarket. The occupancy rate for SM City Sta. Rosa for the years ended December 31, 2010, 2011 and 2012 was 99%, 99% and 99%, respectively.

SM City Batangas

SM City Batangas is situated along the National Highway, Brgy. Pallocan West, Batangas City. The mall is approximately 3.7 kilometers from the Batangas International Port. SM City Batangas has a gross floor area of 80,350 sq. m. It has four cinemas with a seating capacity of 1,820. The anchor tenants for SM City Batangas are SM Department Store and SM Supermarket. The occupancy rate for SM City Batangas for the years ended December 31, 2010, 2011 and 2012 was 99%, 99% and 98%, respectively.

SM City Lucena

SM City Lucena is located along Maharlika Highway corner Dalahican Road, Brgy. Ibabang Dupay, Lucena City, Quezon. It is the first SM supermall in the province of Quezon. This four-level supermall has a gross floor area of 78,655 sq. m. It features four cinemas with a total seating capacity of 2,276. The anchor tenants for SM City Lucena are SM Department Store and SM Supermarket. The occupancy rate for SM City Lucena for the years ended December 31, 2010, 2011 and 2012 was 94%, 93% and 95%, respectively.

SM City Lipa

SM City Lipa is a two-level mall strategically located along Lipa's Ayala Highway. It occupies 10.3 hectares of land, with 77,301 sq. m. of gross floor area. Lipa City features natural attractions and is a commercial, educational and industrial destination. The mall features a food court and four cinemas with 2,393 seating capacity. The anchor tenants for SM City Lipa are SM Department Store and SM Supermarket. The occupancy rate for SM City Lipa was 100% for each of the years ended December 31, 2010, 2011 and 2012.

SM City Naga

SM City Naga is located in Central Business District II of Brgy. Triangulo, Naga City. It is the first SM supermall in the Bicol region and has a gross floor area of 74,275 sq. m. The mall offers a food court and four cinemas with a combined seating capacity of 1,346. The anchor tenants for SM City Naga are SM Department Store and SM Supermarket. The occupancy rate for SM City Naga was 100% for each of the years ended December 31, 2010, 2011 and 2012.

SM City Bacolod

SM City Bacolod is a two-building mall located along Rizal Street, Reclamation Area, Bacolod City in Negros Occidental. It has a total land area of 16.1 hectare and has a gross floor area of 71,752 sq. m. The mall features a food court, amusement centers and four cinemas with 2,001 seating capacity. The anchor tenants for SM City Bacolod are SM Department Store and SM Supermarket. The occupancy rate for SM City Bacolod was 100% for each of the years ended December 31, 2010, 2011 and 2012.

SM City Calamba

SM City Calamba is located at National Road, Brgy. Real, Calamba City, approximately 70 meters from the intersection of Maharlika Highway and Manila South Road. The mall has a gross floor area of 67,384 sq. m. and features a food court and four cinemas with a combined seating capacity of 1,268. The anchor tenants for SM City Calamba are SM Department Store and SM Supermarket. The occupancy rate for SM City Calamba for the years ended December 31, 2010, 2011 and 2012 was 92%, 97% and 99%, respectively.

SM City Rosales

SM City Rosales in Brgy. Carmen, Pangasinan stands on a 12.2 hectare lot and has a gross floor area of 63,330 sq. m. It is the first SM supermall in the province of Pangasinan. The amenities of the mall include a food court and four cinemas with capacity of 1,704 seats. The mall contains a public transport terminal and also serves as a bus stop of various inter-provincial bus lines. The anchor tenants for SM City Rosales are SM Department Store and SM Hypermarket. The occupancy rate for SM City Rosales for the years ended December 31, 2010, 2011 and 2012 was 98%, 99% and 98%, respectively.

SM City Baliwag

SM City Baliwag is located in Brgy. Pagala, Baliwag, Bulacan, approximately 40 kilometers from the EDSA—Balintawak interchange of the North Luzon Expressway. It has a gross floor area of 61,262 sq. m. Among the facilities included are four cinemas with a combined seating capacity of 1,232, a food court and parking for almost 900 vehicles. The anchor tenants for SM City Baliwag are SM Department Store and SM Hypermarket. The occupancy rate for SM City Baliwag was 100% in each of the years ended December 31, 2010, 2011 and 2012.

SM City San Pablo

SM City San Pablo has a gross floor area of 59,643 sq. m. It is located along Maharlika Highway in Brgy. San Rafael, San Pablo City in the province of Laguna. The mall features a business center, a food court and four cinemas with seating capacity of 1,302. It also has an atrium for various events. The anchor tenants for SM City San Pablo are SM Department Store and SM Supermarket. The occupancy rate for SM City San Pablo for the years ended December 31, 2010, 2011 and 2012 was 98%, 100% and 100%, respectively.

SM City Rosario

SM City Rosario is located in Brgy. Tejero in Rosario. Rosario is the site of the Cavite Economic Zone. The mall serves customers in the north and northwestern parts of Cavite and neighboring provinces as well. It has a gross floor area of 59,326 sq. m. and features a food court and four cinemas with a capacity of 1,552 seats. The anchor tenants for SM Rosario are SM Department Store and SM Supermarket. The

occupancy rate for SM City Rosario for the years ended December 31, 2010, 2011 and 2012 was 88%, 89% and 88%, respectively.

SM Center Molino

SM Center Molino is located at the southern end of Molino Road, Bacoor, Cavite and has a gross floor area of 52,061 sq. m. SM Center Molino is the first to have the Service Lane, which comprised of different shops that offer a wide array of services situated perfectly outside the mall across the covered parking. The mall features four cinemas with 1,881 seating capacity and parking for 800 vehicles. The mall's anchor tenant is the SM Hypermarket. The occupancy rate for SM Center Molino for the years ended December 31, 2010, 2011 and 2012 was 100%, 99% and 96%, respectively.

SM City Olongapo

SM City Olongapo, the very first supermall in the province of Zambales, has a gross floor area of 47,426 sq. m. Strategically located in Magsaysay Drive Corner Gordon Avenue in the city's Central Business District, the mall serves customers in Zambales, Bataan, and other nearby provinces. SM City Olongapo's major amenities consist of an al fresco dining area, which offers a view of Olongapo's mountain landscape, three state-of-the-art digital cinemas, with a combined seating capacity of 758, and parking slots for over 300 vehicles. The anchor tenants for SM City Olongapo are SM Department Store and SM Supermarket. The occupancy rate for SM City Olongapo for the year ended December 31, 2012 was 100%.

SM City San Fernando

SM City San Fernando is a seven-story mall located at the Downtown Heritage District, Barangay Sto. Rosario, San Fernando, Pampanga. It has a gross floor area of 42,625 sq. m. and features a unique facade, a distinctive exterior design which complies with the architectural theme of a heritage area. The mall's amenities include three cinemas, with a combined seating capacity of 1,068 and parking slots for over 300 vehicles. The anchor tenants for SM City San Fernando are SM Department Store and SM Supermarket. The occupancy rate for SM City San Fernando for the year ended December 31, 2012 was 97%.

Malls Under Development

The following table sets forth SM Prime's current planned new mall developments through 2013:

Name of proposed mall	Location	Proposed date for completion	Estimated gross floor area
			(sq. m.)
SM City BF Paranaque	Paranaque	2H2013	114,000
SM Megamall Bldg. D	Mandaluyong	2H2013	101,000

Joint Venture with WalterMart

SM Prime recently entered into a joint venture with WalterMart, a leading operator of community malls, a segment SM Prime has not previously catered to. The WalterMart deal is a 51%-49% joint venture in favor of SM Prime. The deal allows SM Prime to accelerate its expansion by assuming operations of WalterMart's 18 existing community malls. SM Prime will retain the WalterMart brand for the existing community malls that are located in Metro Manila, North Luzon and South Luzon. Going forward, this will serve as an additional business segment for SM Prime that is complimentary to its malls in the Philippines and China.

Land bank

The following table sets forth SM Prime's existing land bank owned or available on long-term lease for development of new malls as at December 31, 2012:

Location	Acquisition	Gross Area
		(sq. m.)
Owned
Cebu SRP	June 2012	304,100
Pangasinan (Urdaneta)	May 30, 2012	174,833
Pangasinan (Dagupan)	April 2005	148,757
Cabanatuan (Concepcion)	June 2011	110,242
Cavite (Trece Martires)	October 2011	49,498
Laguna (Sta. Rosa)	June 2012	32,174
Palawan (Puerto Princesa)	December 2011	43,870
Quezon City / Caloocan	April 2010	30,073
Cagayan de Oro	April 2012	28,773
Agusan del Norte (Butuan)	December 2011	37,233
Leyte (Tacloban City)	August 2012	21,372
Tuguegarao City	October 2010	16,181
Rizal (Angono)	April 2012	12,573
Caloocan (Sangandaan)	October 2011	10,563
Leased
Commonwealth	November 2008	20,230

Total		1,040,472

Principal Tenants

SM Prime enjoys a competitive advantage due to its long-standing retail experience in establishing an appropriate mix of tenants including its associated anchor tenants. SM Prime controls the tenant mix of each of its malls, which has contributed to the profitability of the malls. The principal anchor tenants in the malls include SM Department Stores, SM Supermarkets and SM Hypermarkets. Other significant tenants include National Bookstore, KFC, Jollibee, McDonalds, Chowking, Pizza Hut, Goldilocks, Mang Inasal and Max's Restaurant.

As at December 31, 2012, the SM Department Stores occupied in aggregate a gross area of approximately 823,805 sq. m. within the malls, or 29% of total leasable area. SVI and SSMI operate the SM Supermarkets and SM Hypermarkets in all of the malls and occupied in aggregate a gross area of approximately 424,019 sq. m. as at December 31, 2012, or 15% of total leasable area.

In addition to the anchor tenants associated with SM Prime, other retail operations controlled by or in which the Sy family has a significant interest, such as Ace Hardware, SM Appliance Center, Surplus Shop, Home World, Our Home, Toy Kingdom, Kultura and Watsons, are also tenants in most of the malls. During the years ended December 31, 2010, 2011 and 2012, approximately 33%, 32% and 33%, respectively, of the aggregate rental revenue received by SM Prime in respect of the malls was from members of the SM Group and companies affiliated to the Sy family. Out of the total increase in rental revenue of 14% for the year ended December 31, 2012, same store sales contributed 8% while new malls and expansion of existing malls contributed 6%.

SM Prime believes that all the leases entered into between SM Prime and the SM Group or companies affiliated to the Sy family have been entered into on an arm's length basis and on commercial terms.

The SM Mall of Asia also hosts some premier tenants, which specialize in higher-end merchandise, such as Mango, Zara, Marks & Spencer, Topshop and Muji.

The table below shows the rental income contribution for the top 10 tenants for both SM Group and Sy family affiliated tenants as well as non-affiliated tenants for the year ended December 31, 2010, 2011 and 2012.

	For the year ended December
Tenant	2010	2011	2012
	Rental Income Contribution (%)	Rental Income Contribution (%)	Rental Income Contribution (%)
SM Group and Sy family Affiliated Tenants
SM Department Store	10.05%	9.89%	10.10%
SM Supermarket	6.35%	6.80%	7.70%
SM Hypermarket	6.40%	6.07%	6.06%
Ace Hardware	2.20%	2.70%	2.24%
SM Appliance Center	1.67%	1.97%	1.90%
Banco De Oro	0.72%	1.49%	1.11%
Watsons	0.65%	1.20%	1.07%
Our Home	0.79%	0.83%	0.77%
Toy Kingdom	0.67%	0.78%	0.71%
Surplus Shop	0.45%	0.53%	0.47%
Non-Affiliated Tenants
Jollibee	1.74%	1.81%	1.62%
National Bookstore	1.51%	1.62%	1.39%
Kentucky Fried Chicken	0.92%	1.27%	0.90%
Chowking	0.62%	0.89%	0.84%
Pizza Hut	0.75%	0.89%	0.79%
McDonald's	0.75%	1.02%	0.75%
Max's Restaurant	0.54%	0.67%	0.57%
Teleperformance Call Center	0.45%	N/A	0.56%
Goldilocks	0.59%	0.72%	N/A
Bench	N/A	0.72%	N/A
Teletech	0.50%	N/A	N/A
Greenwich	N/A	0.64%	0.55%
Mang Inasal	N/A	N/A	0.55%

Leasing Policies

The leasing policy of SM Prime in relation to each of the malls is to screen applicants carefully and to secure an appropriate mix of tenants, both in terms of the nature of their businesses and their size. An average of less than 3% of tenants per mall did not renew their leases upon expiry or had their leases terminated early in each of the three years ended December 31, 2010, 2011 and 2012. The high demand for tenancies within the malls means that SM Prime generally has a waiting list sufficient to cover any vacancies that may arise in the malls.

It is the policy of SM Prime that all leases, whether with members of the SM Group, companies affiliated with the Sy family or unrelated third parties, should be entered into on commercial terms and SM Prime considers that the current rentals payable by tenants of the malls that are operational at present reflect prevailing market rents.

SM Prime's tenancies are generally granted for a term of one year, with the exception of some of the larger tenants operating nationally which are granted initial lease terms of two to five years, renewable on an annual basis thereafter. Sixty days' notice is required of SM Prime's tenants for termination of their leases and a six-month deposit is paid at the commencement of the lease. Upon expiry of a lease, the rental rates are adjusted to reflect the prevailing market rent. SM Prime charges rent as either a fixed rent per sq. m. or a variable rate which is a minimum per sq. m. or a base charge plus a percentage of a tenant's sales, whichever is higher.

Management of the Malls

Management and operation of the malls, including the provision of manpower, maintenance and engineering and security, leasing, marketing and other promotional activities, are assumed by management companies owned or controlled, directly or indirectly, by members of the Sy family (the "Management Companies"). In addition, one Management Company negotiates and handles major tenant issues for the malls, while reporting to and under the direction of SM Prime. Each of the Management Companies performs specific functions in relation to each of the malls. All operating expenses relating to the malls are charged directly to SM Prime by the Management Companies. As consideration for the services provided by the Management Companies under each of the management contracts, the Management Companies are entitled to receive an annual fee which is equivalent to a percentage of the annual operating income of each mall before income tax, financial charges and interest expense. The aggregate amount of such management fees for the year ended December 31, 2012 was ₱861 million, amounting to 3% of total revenue.

Entertainment and Leisure

The entertainment and leisure facilities within the malls, including cinemas, bowling centers and ice skating rinks, are owned by SM Prime and SM Prime pays management fees to its affiliates, Shopping Center Management Corporation, West Avenue Theaters Corporation and Family Entertainment Center, Inc. for managing the operations of the malls.

Development of New Malls

SM Prime's business development group (the "BDG") is responsible for identifying viable sites for the construction of new malls. The BDG determines the viability of a potential plot of land for a new mall site based on the demographics of the area, including the size of the population, its income levels, local government and the local infrastructure, particularly accessibility by public transport. Once a suitable site is selected, based on the factors described above, the BDG then determines the size of the mall to be constructed by SM Prime, which typically may range from a gross area of 30,000 to 150,000 sq. m. The construction and development of each mall is overseen by a third party project management company appointed by SM Prime. The average time for the construction of each mall ranges from 12 to 24 months, depending on the size of the mall. SM Prime believes it benefits from its significant development experience and focus on immediately developable sites in its mall construction activities. SM Prime has generally financed land purchases and the construction of its malls from internal funds and borrowings.

Financing

Financing is handled by the Treasury Finance Group ("TFG"), which has the primary responsibility of ensuring that SM Prime has adequate funds on a daily basis for its capital and operational expenditures including land banking, construction, capital acquisitions, interest and debt servicing.

Sources of funding currently include internally generated funds, borrowings through syndicated loans, notes issuances (private placements) and bilateral loans. At the beginning of each year, TFG coordinates with its Corporate Finance Group to determine the amount of funding requirements based on the annual projected receipts and disbursements.

TFG is also actively engaged in investment placements, foreign exchange trading and derivative transactions to hedge SM Prime's loan portfolio for foreign exchange and interest rate risk exposure.

Competition

SM Prime's malls compete with other shopping malls in the geographic areas in which they operate. The other major shopping mall operators in the Philippines are Robinsons and Ayala Land. SM Prime believes that it is well placed to face increased competition in the shopping mall industry given the competitive advantages it has, including, among others, the location of its existing malls, SM Prime's existing land bank and the land bank of New SM Prime, its balance sheet strength, a proven successful tenant mix and selection criteria, and the presence of the SM Department Stores, SM Supermarkets, SM Hypermarkets and Retail Affiliates of the SM Group within each of the malls. SM Prime's experience and understanding of the retail industry has also been a contributing factor to its competitive advantage in the industry.

Subsidiaries

SM Prime has five wholly-owned Philippine subsidiaries, namely, Premier Central, Inc., Premier Southern Corp., Consolidated Prime Dev. Corp., San Lazaro Holdings Corporation, and Southernpoint Properties Corp. SM Prime holds its interests in SM City Batangas and SM City Lipa, SM City Dasmariñas, SM City Clark and SM City Lanang through Premier Southern Corp., Consolidated Prime Dev. Corp., Premier Central, Inc. and Southernpoint Properties Corp., respectively. First Asia Realty Development Corporation is a 74.2% owned subsidiary of SM Prime, through which SM Prime holds its interest in SM Megamall. First Leisure Ventures Group, Inc. is a 50.0% owned subsidiary of SM Prime, through which SM Prime holds its interest in SM by the Bay. All malls not otherwise mentioned in this paragraph are owned directly by SM Prime.

SM Prime Malls in China

SM Prime acquired three SM China malls (SM Xiamen, SM Chengdu and SM Jinjiang) from the Sy family in 2007. The acquisition was intended to allow SM Prime to gain a foothold in China's high-growth prospects and use it as a platform for long-term growth outside the Philippines. SM Prime has since opened two additional malls in China, with two more malls under development.

Similar to SM Prime's approach in the Philippines, construction of the SM Prime malls in China is outsourced to third party contractors. The SM Prime malls in China also pay management fees to an affiliate, Shopping Center Management Corporation, for managing the operations of the malls.

The SM Prime malls in China have a similar look and layout to the malls in the Philippines. Among the anchor tenants of the five malls are Wal-Mart, Vanguard and SM Department Store, Cybermart and Wanda Cinema. Junior anchor tenants include Watsons, McDonald's, KFC, Giordano, Pizza Hut and a number of China-based outlets and stores.

The following table sets forth certain information regarding the SM Prime malls in China as at December 31, 2012:

Name and Year Opened	Gross Area	Tenant Leasable Area	Occupancy Rate	Leisure Area
	(sq. m.)	(sq. m.)	(%)	(sq. m.)
SM Xiamen (2001)*	238,125	128,625	98	4,585
SM Fupu (Jinjiang) (2005)	167,830	122,621	95	3,414
SM City Chengdu (2006)	166,665	91,649	85	5,087
SM City Suzhou (2010)	72,552	52,914	95	—
SM City Chongqing (2012)	149,429	56,956	80	5,634

*
Includes SM Xiamen (Lifestyle Center), which opened in October 2009.

Below is a discussion of each of SM Prime's malls in China.

SM City Xiamen

SM City Xiamen in Xiamen City, Fujian Province is situated on a 10.4 hectare lot and has a gross floor area of 238,125 sq. m. plus an open carpark for 2,188 cars. The mall has as its anchor tenant Wal-Mart, SM Laiya Department Store, Wanda Cinema plus several junior anchors. In October 2009, the Lifestyle Center opened its door to the public adding 109,922 sq. m. to the gross floor area. The occupancy rate for SM City Xiamen for the years ended December 31, 2010, 2011 and 2012 was 96%, 88% and 98%, respectively.

SM City Jinjiang

SM City Jinjiang in Jinjiang City, Fujian Province is situated on an 11.5 hectare lot and has a gross floor area of 167,830 sq. m. plus an open carpark for 1,700 cars. The mall has as its anchor tenant Wal-Mart, SM Laiya Department Store and Wanda Cinema plus several junior anchors. The occupancy rate for SM City Jinjiang for the years ended December 31, 2010, 2011 and 2012 was 90%, 92% and 95%, respectively.

SM City Chengdu

SM City Chengdu in Chengdu City, Sichuan Province is situated on a 4.7 hectare lot and has a gross floor area of 166,665 sq. m. plus an open carpark for 810 cars. The mall has as its anchor tenant Wal-Mart, SM Laiya Department Store and Wanda Cinema plus several junior anchors. The occupancy rate for SM City Chengdu for the years ended December 31, 2010, 2011 and 2012 was 90%, 92% and 95%, respectively.

SM City Suzhou

SM City Suzhou in Wuzhong District, Jiangsu Province is situated on a 4.1 hectare lot and has a gross floor area of 72,552 sq. m. plus an open carpark for 300 cars. The mall has as its anchor tenant Vanguard Hypermarket, SM Department Store, and Wanda Cinema plus several junior anchors. The occupancy rate for the years ended December 31, 2011 and 2012 was 88% and 89%, respectively.

SM City Chongqing

SM City Chongqing, located in the Yubei District, Southwest China, has a gross floor area of 149,080 sq. m. The mall's major anchors are Vanguard Supermarket, SM Department Store and Wanda Cinema plus several junior anchors. SM City Chongqing is a one building structure with five levels. The occupancy rate for SM City Chongqing for the year ended December 31, 2012 was 79%.

Malls Under Development in China

The following table sets forth certain information regarding planned development projects of other malls in China:

Location/Name	Expected Opening Time	Gross Floor Area
		(sq. m.)
Zibo	2014	154,000
Tianjin	2015	540,000

The following table sets forth certain information regarding the contribution of the SM malls in China to the SM Prime's total revenues and net income for the period stated:

	For the year ended December 31,
	2010		2011		2012
	(audited) (in millions of Pesos, except percentage of SM Prime's total)
Revenue	1,412	6%	2,046	8%	2,537	8%
Net income	428	5%	889	10%	1,103	10%

SM Prime believes that the five malls will provide an existing platform for it to expand in the China market. It intends to continue to develop the SM malls in China through synergies with its existing mall operations and other management expertise. Although SM Prime is still developing its expansion plans in China, subject to the availability of suitable locations, SM Prime may initially build one new mall each year over the next five years in China and will likely position its expansion in emerging cities in China.

SM LAND, INC.

SM Land, Inc. has two segments, namely residential and commercial. SM Land's residential arm is composed of its publicly-listed subsidiary SMDC, while its commercial developments are handled separately by the Commercial Properties Group.

Residential Development

SMDC is incorporated in the Philippines and wholly owns SM Synergy Properties Holdings, Corp., SM Residences Corp, Landfactors Incorporated, Vancouver Lands, Inc., Twenty Two Forty One Properties, Inc., Guadix Land Corporation, Lascona Land Company, Inc., Metro South Davao Property Corporation and SMDC HK Limited. SMDC is listed on the PSE and as at December 31, 2012 was 43.60% indirectly owned by SMIC through its 65.18% ownership of SM Land (formerly Shoemart) with an additional 7.19% owned by the Sy family. SMDC had a market capitalization of ₱54.61 billion as at December 31, 2012.

SMDC's primary business function is property development and it also holds certain equity investments. SMDC's asset portfolio as at December 31, 2012 consisted of approximately 93% in real estate assets and 7% in equity investments. The bulk of SMDC's income is derived from property development. SMDC's revenue for the year ended December 31, 2010, 2011 and 2012 was derived largely from the sale of condominium units which generated gross profits from real estate of ₱4,077 million, ₱6,509 million and ₱8,043 million, respectively. In addition to its real estate operation, SMDC booked mark-to-market gains from securities held for trading amounting to ₱349 million, ₱101 million and ₱195 million for the years ended December 31, 2010, 2011 and 2012, respectively. Income from interest and dividends was ₱341 million, ₱452 million and ₱388 million for the years ended December 31, 2010, 2011 and 2012, respectively. SMDC continues to finance its property projects through internally generated funds and external borrowings, such as through fixed-rate corporate notes, term loans and CTS financing.

As at December 31, 2012, SMDC's total consolidated assets stood at ₱80,198 million, total consolidated liabilities were at ₱40,060 million, with debt-to-equity ratio (being the ratio of aggregate consolidated indebtedness over equity) of 99.8%.

The following table sets out the consolidated revenues and net income for SMDC for the years ended December 31, 2010, 2011 and 2012:

	For the year ended December 31,
	2010	2011	2012
	(audited)
	(in millions of Pesos)
Revenue	9,118	16,184	21,578
Net income	3,022	4,175	4,904

The following table sets out the selected consolidated financial information for SMDC as at December 31, 2011 and 2012.

	As at December 31,
	2011	2012
	(audited)
	(in millions of Pesos)
Cash and cash equivalents	5,913	8,177
Investments held for trading	384	579
Available-for-sale investments	4,727	4,974
Land and development	19,801	29,107
Condominium units for sale	572	1,857
Total assets	53,925	80,198

As of the date of this Offer Document, SMDC has four completed projects and fifteen ongoing residential property development projects as discussed below:

Completed Residential Projects

The following projects have completed their construction but units are still being sold by SMDC:

Chateau Elysee

Chateau Elysee is a six-cluster, six-story residential condominium project in a 4.7 hectare lot in Parañaque City, Metro Manila. This project offers one-bedroom and two-bedroom units. Cluster one, comprising 384 units, was launched in the third quarter of 2003 and completed in December 2004. Construction of cluster two with 384 units was completed in May 2006. Construction of cluster three with 400 units was completed in May 2007. Construction of cluster six with 504 units was completed in December 2008. Construction of cluster five, with 560 units was completed in November 2009. Construction of Cluster four with 588 units started in February 2010 and was completed in June 2011.

Mezza Residences

SMDC's first high-rise project is the Mezza Residences ("Mezza"), which is a ₱3.6 billion mixed-use development project with 38-story four-tower condominiums and commercial retail area located across SM City Sta. Mesa, Manila. Each tower has 400 to 800 residential units comprised of one-, two-, three- and four-bedroom configurations, with floor areas ranging from 21 to 67 sq. m. Mezza consists of 2,332 saleable residential units, each priced between ₱1.7 million to just under P6.7 million, and 18 commercial units for lease with SaveMore store as the anchor tenant. As at December 31, 2012, construction of Mezza towers one to four was 100% complete and SMDC had sold 96% of the units in Mezza.

Princeton Residences

Princeton Residences is a ₱1.8 billion 38-story high rise condominium project located along Aurora Blvd., Quezon City which completed in March 2013. Princeton Residences comprises 1,096 units of which 69% were sold as at December 31, 2012.

Berkeley Residences

Berkeley Residences is a ₱1.7 billion 35-story high-rise condominium project situated just across Miriam College in Quezon City. Berkeley Residences comprises 1,276 units which completed in June 2011, of which 98% were sold as at December 31, 2012.

Ongoing Residential Projects

The following projects are still under construction and are being sold by SMDC:

Grass Residences

Grass Residences was launched in March 2008, a ₱8.7 billion three-tower 40-story high-rise condominium project located behind SM City North EDSA, Manila. Tower 1 of Grass Residences is comprised of 1,988 units, which were completed in December 2011 and of which 95% were sold as at December 31, 2012. Tower 2 is comprised of 2,022 units, of which 97% were sold as at December 31, 2012 and is expected to be completed in 4th quarter of 2014. Tower 3 is comprised of 1,987 units, of which 98% were sold as of December 31, 2012. Construction of Tower 3 of Grass Residences commenced in February 2010 and is expected to be completed in the 3rd quarter of 2013.

Sea Residences

Sea Residences is a ₱4.2 billion 15-story residential and commercial condominium project comprising of six buildings with 2,899 residential units and 21 commercial units, located at Mall of Asia Complex Pasay City. Phase One of Sea Residences comprises of 1,159 units of which 98% were sold as at December 31, 2012. Phase Two comprises 920 units of which 92% were sold as at December 31, 2012; construction for Phase Two started in December 2009 and was completed in November 2012. Phase Three of Sea Residences comprises 820 units of which 95% were sold as at December 31, 2012 and construction started in March 2010 and was completed in December 2012.

Field Residences

Field Residences is a ₱5.4 billion residential condominium project comprised of ten buildings located behind SM Sucat, Parañaque. Buildings 1, 2, 3, 7 and 8 of Field Residences are comprised of 1,974 units of which 89% were sold as at December 31, 2012. Construction of buildings 1, 2, 8 and 3 were completed in April 2010, April 2011, December 2011 and December 2012, respectively. Building 7 is expected to be completed in September 2013. Construction of the other buildings of Field Residences had not yet started as at December 31, 2012.

Sun Residences

Sun Residences is a ₱5.3 billion project comprising two 40-story towers located along España Blvd., Quezon City near Welcome Rotonda. Sun Residences Tower 1 comprises 2,057 units of which 86% were sold as at December 31, 2012. Tower 2 comprises 1,982 units of which 68% were sold as at December 31, 2012. Construction of Tower 1 started in April 2010 and is expected to be completed in September 2013; Tower 2 is expected to be completed in December 2013.

Jazz Residences

Jazz Residences is a ₱9.5 billion mixed use development project comprising four 41-story towers located at N. Garcia corner Jupiter, Makati City. Towers A, B, C and D of the project with 5,367 units were 72% sold as at December 31, 2012. Construction of Tower A started in April 2010 and is expected to be completed in September 2013 while construction of Tower C started in October 2010 and is expected to be completed in December 2013. Tower D is expected to be completed in September 2014. Construction of Tower B started in July 2011 and expected to be completed by October 2014.

Light Residences

Light Residences is a ₱7.9 billion mixed use development project with three 40-story towers located along EDSA, Mandaluyong City. It has a total of 4,227 units and is 91% sold as of December 31, 2012.

Construction of Phase 1 which consists of the podium and Tower 1 started in March 2010 and is expected to be completed in December 2013. Construction of Phase 2 (Tower 3) started in March 2012 is expected to be completed in December 2013. Construction of Phase 3 (Tower 2) commenced in March 2010 and is expected to be completed on 4th quarter of 2014.

Wind Residences

Wind Residences is a ₱15.2 billion residential condominium development with ten 20-story towers located along Emilio Aguinaldo Highway, Tagaytay City. Towers 1 to 4 have a total of 2,874 units and are 86% sold as at December 31, 2012. Construction of Tower 2 started in September 2010 and is expected to be completed in July 2013. Towers 1 and 3 are expected to be completed in June 2013 and December 2013, respectively. Construction of Tower 4 and the other six towers had not started as at December 31, 2012.

M Place @ South Triangle

M Place @ South Triangle is a ₱3.7 billion, four 25-story tower condominium in South Triangle, Quezon City. Tower A started construction on January 2011 and is expected to be completed in the 4th quarter of 2013. Tower A comprises of 827 units of which 86% were sold as at December 31, 2012. Tower B started construction in July 2011 and is expected to be completed in the 4th quarter of 2014. Tower B comprises 912 units of which 81% were sold as at December 31, 2012. Tower C comprises of 778 units of which 76% were sold as at December 31, 2012; construction of Tower C began in January 2012 and is expected to be completed in the 4th quarter of 2014. Tower D comprises of 920 units of which 27% were sold as at December 31, 2012. Construction of Tower D commenced in December 2011 and is expected to be completed in the 4th quarter of 2014.

Blue Residences

Blue Residences is a ₱2.4 billion, 40-story residential condominium situated across Ateneo De Manila University in Quezon City. Construction of Blue Residences started on October 2010. It comprises of 1,591 units of which 76% were sold as at December 31, 2012 and is expected to be completed in December 2013.

Mezza II Residences

Mezza II Residences is a 38-story residential condominium with an estimated cost of ₱2.1 billion and is located just beside the first Mezza Residences in Quezon City. Construction of Mezza II started on December 2010. It comprises of 1,324 units of which 53% were sold as at December 31, 2012 and is expected to be completed in September 2014.

Rose Residences

Rose Residences is a 22-story residential condominium with an estimated cost of ₱1.3 billion located in Pasig City. Construction of Rose Residences had not yet started as of December 31, 2012. It comprises of 1,172 units of which 41% were sold as at December 31, 2012 and is expected to be completed in the 1st quarter of 2015.

Green Residences

Green Residences is a ₱4.2 billion, 50-story residential condominium situated on Taft Avenue, Manila near De La Salle University. Construction of Green Residences started in August 2011 and is expected to be completed in 3rd quarter of 2015. Green Residences comprises 3,378 units, of which 80% were sold as at December 31, 2012.

Shell Residences

Shell Residences is a ₱6.0 billion 16-story residential and commercial condominium project and is located at the Mall of Asia Complex in Pasay City. It is comprised of four buildings with 3,093 residential units, of which 86% were sold as at December 31, 2012. Construction of Shell Residences commenced in May 2012 and is expected to be completed by the 4th quarter of 2015.

Breeze Residences

Breeze Residences is a ₱3.5 billion 38-story residential and commercial condominium project and is located along Roxas Boulevard in Pasay City. Breeze Residences comprises 2,134 units, of which 10% were sold as at December 31, 2012. Construction of Breeze Residences will commence in June 2013 and is expected to be completed by 4th quarter of 2015.

Grace Residences

Grace Residences is a ₱4.6 billion residential condominium development with four towers located along Levi Mariano Avenue in Taguig City. Towers 1 to 2 have a total of 1,349 units and are 29% sold as at December 31, 2012. Construction of Towers 1 to 2 and the other two towers had not started as at December 31, 2012.

In 2013, SMDC is expected to launch four new projects and three expansion projects.

Land Bank

Since its incorporation, SMDC has invested in properties that SMDC believes are prime location across the Philippines for existing and future property development projects. It is important to SMDC to have access to a steady supply of land for future projects.

Potential land acquisitions are evaluated against a number of criteria, including the attractiveness of the acquisition price relative to the market and the suitability or the technical feasibility of the planned development. SMDC identifies land acquisitions through active search and referrals.

As of December 31, 2012, SMDC owned or controlled 156 hectares of raw land for the development of its various projects. SMDC's management believes this land bank is sufficient to sustain the next several years of development and sales.

The table below sets forth the locations of SMDC's raw land inventory as of December 31, 2012.

Location	Area
(sq. m.)
Metro Manila
Quezon City	228,886.50
Makati City	100,311.00
Pasay City	94,046.00
Parañaque City	86,866.00
Taguig City	2,489.00
Cainta Rizal	54,687.00
Las Piñas City	46,900.00
Mandaluyong	39,599.00
Valenzuela City	19,452.34
Manila	19,211.00

Metro Manila Total	692,438.84
Outside Metro Manila
Batangas City	804,711.00
Davao City	62,300.00
Outside Metro Manila Total	867,011.00

Grand Total	1,559,449.84

SMDC continually seeks to increase its raw land inventory in various parts of the Philippines for future development through direct acquisitions.

Commercial Development

SM Land Commercial Property Group ("CPG") primarily handles the development and leasing of office buildings in prime Metro Manila, as well as the operations and management of such buildings and other land holdings.

Its flagship project is the MOA complex in Pasay City, a 60-hectare master planned bayside development with the renowned SM Mall of Asia as its anchor tenant and main attraction, among other commercial, business, and entertainment establishments within the estate. Most recently, a major attraction in the complex is the landmark 16,000-indoor seating SM Mall of Asia Arena, as well as its adjacent annex building that houses additional parking spaces as well as office levels. The MOA complex is also the site of SM Land's signature business complex, the E-com Centers, a series of four modern and iconic office buildings mostly targeting technology-based industries and BPO companies. Other similar office building developments catering to the BPO industry include the SM Cyber Buildings, a mix of build-to-suit and ready-to-use office spaces in Makati City, Quezon City, and soon in other emerging locations. Another vital role of CPG is the leasing and management of properties and buildings housing selected branches of SM Retail operations, such as its department stores and supermarkets, including the warehouses that support these various retail formats.

The following table sets forth certain information regarding the SM Land's commercial developments as at December 31, 2012:

Name and Year Opened	Gross Area	Tenant Leasable Area	Occupancy Rate
	(sq. m.)	(sq. m.)	(%)
Two E-com Center	107,862	70,178	88%
SM Makati Cyber One	18,790	13,693	100%
SM Makati Cyber Two	16,725	10,588	98%

As of the date of this Offer Document, SM Land has the following commercial property development:

Two E-com Center

Two E-com Center is 15-story office and commercial building housing BPOs and technology-intensive businesses, as well as location-based firms such as shipping and logistics. This iconic structure located in the MOA complex in Pasay City offers approximately 70,000 sq. m. of office and commercial space, and premium views of Manila Bay and the Makati skyline. It is designed by Miami-based Arquitectonica, with FS Lim & Associates as local architect of record. The building's occupancy rate was 88% as of December 31, 2012. Current tenants of the building include SMDC, EXL Service, Sky Logistics/Kitchen, World Energy Corporation, OOCL Philippines, XO Minerals/Shenzhou Mining Group Corporation, Microsourcing, Stream International Global Services Philippines Inc., ACS of the Philippines, Ben Line Agencies/Simba Logistics, Klaveness, SITC, IGT, Asia Pilot Capital Holdings, Ocwen Business Solutions, Altisource Business Solutions, Teletech Global, Belle Corporation, CMA CGM, Altron Logistics Inc./Enzo Express Logistics Inc./DSF Consolidated Freight Services Inc., Nuovo Moda Concepts, Anscor Swire Ship Management Corporation and Esco Global.

SM Makati Cyber One

SM Makati Cyber One is a four-story office building with gross floor area of 18,800 sq. m. The development rises along Zodiac Street corner Gil Puyat Avenue and landmark in the area as the building will be visible along major routes such as EDSA, Gil Puyat and the Kalayaan overpass. The building's occupancy rate was 100% as of December 31, 2012. Current tenants of the building include Perimeter Internet Working Corporation, Bayantrade Inc. & ABM Computech Enterprises, K Force Global Solutions Inc. and Startek International.

SM Makati Cyber Two

SM Makati Cyber Two is a four-story office building with gross floor area of 16,900 sq. m. The development is along corners of Sen. Gil J. Puyat Avenue (Buendia)/Jupiter/Zodiac Streets, Makati City. The building's occupancy rate was 98% as of December 31, 2012. Major tenant of the building is VXI Global Holdings B.V. (Philippines). SM Land owns the land SM Makati Cyber Two is built upon.

Future Commercial Developments

Three E-Com Center

Three E-com Center, which broke ground in the first quarter of 2012, is targeted for completion by the 4th quarter of 2014. Similar to its predecessor Two E-com Center, Three E-com Center will feature architectural designs of Miami-based firm Arquitectonica, with FS Lim & Associates as the local architect of record. The 15-level office building will cover a GFA of over 125,000 sq. m. and an estimated GLA of 79,000 sq. m. Floor plates are at an average of 6,800 sq. m., one of the most expansive in the local office leasing market. Similar to Two E-com Center as well, Three E-com Center will also feature a mixed-use component on its fourth level podium.

Four E-Com Center

Four E-com Center is a 15-story office building with a three level parking podium and the ground level designed to cater the commercial and retails tenants. Similar to its predecessors, Two E-com Center and Three E-com Center, Four E-com Center will feature architectural designs of Miami-based firm Arquitectonica. The gross floor area is approximately 100, 000 sq. m. The project is targeted to break ground by 2014.

SM Cyber Series

A new standalone office building development in the SM Cyber series, this future development is a 15-level office building development ideal for a major BPO locator, to rise on a highly visible and prime 2,910 sq. m. property at the corner of EDSA and West Avenue. Dubbed SM Cyber West Avenue, the building will cover a GFA of more than 42,000 sq. m., with approximately 22,700 sq. m. of GLA for office space. The remaining leasable area in the ground and second levels will feature a SaveMore supermarket and other support retail and commercial establishments. Additionally, it will be linked via bridgeways to the SM North EDSA mall as well as nearby MRT stations. The project is targeted for completion by the 4th quarter of 2013.

Department Stores and Supermarkets

SM Land also owns several department store and supermarket buildings with a total GFA of 291,000 sq. m. The major tenant of these buildings is the SM Retail Group. The following table sets forth certain information regarding the SM Land's department store and supermarket buildings as at December 31, 2012:

Department Store	Location	Gross Floor Area (sq. m.)	Occupancy
SM Cubao	Quezon City	103,035	98%
SM Makati	Makati City	109,667	100%
SM Iloilo	Iloilo City	34,382	99%

Supermarkets (Hypermarket and Savemore)	Location	Gross Floor Area (sq. m.)	Occupancy
Caloocan	Quezon City	12,011	100%
Del Monte	Quezon City	1,854	100%
Novaliches	Quezon City	5,123	96%
Tandang Sora	Quezon City	1,358	100%
Kamias	Quezon City	2,071	100%
P. Tuazon	Quezon City	2,082	100%
Adriatico	Manila City	14,769	100%
Pedro Gil	Manila City	1,379	100%
Jaro Iloilo	Iloilo City	3,759	100%

Except for the department stores and the Adriatico and Jaro Supermarkets, SM Land owns the lot on which the retail establishments listed in the table above are situated.

SM Land also owns several warehouses with a total gross floor area of 37,000 sq. m. and total lot area of 65,000 sq. m. that are strategically located in various areas that support the retail operations.

SM Land owns a parcel of land located in Paranaque City with a lot area of 50,584 sq. m. The property is leased to SMIC where the Asinan warehouses currently stand.

SM Land also owns several properties for future leasing or project development including the following:

Laon Laan Property

The property is located at Laon Laan corner Blumentritt Streets, Sampaloc District, City of Manila. The building gross floor area is 1,372 sq. m, with a lot area of 1,211 sq. m.

Caloocan Lot

Caloocan lot is located at the corners of McArthur Highway/Samson Road/Gen. P. Valenzuela Street, Barangay 78, Zone 7, District 1, Caloocan City with a lot area of 1,400 sq. m.

San Miguel Distric Lot

San Miguel District Lot is locted at Carlos Palanca, San Miguel District, City of Manila with a lot area of 1,033 sq. m.

Jaro Lot

Jaro Lot is located at 98 E. Libertad, Jaro, Iloilo City and has a lot area of 2,561 sq. m.

SM Land owns Jetty Terminal located in MOA Complex. SM Land is currently developing a breakwater project to further improve the Jetty Terminal service.

SM Land has also ventured into certain lifestyle-oriented mixed-use developments. Sky Ranch will be an entertainment venue in Tagaytay. The nearly four-hectare property is adjacent to the Taal Vista Hotel, and will be developed to complement the hotel's strong presence as a well-known destination in the area. To maximize the site's premium views and distinctive natural environment, a social events venue will be developed that will be enhanced by casual, family-style dining establishments, as well as a mini-amusement theme park for kids and other recreational facilities such as horseback riding. Development started in September 2012 and is expected to be completed by August 2013. The development had a soft launch in March 2013 and is currently partially operational and full operation is targeted by the fourth quarter of 2013.

Security Holdings

SM Land also holds listed shares of various Philippine companies, both directly and through SMDC.

The tables set forth below show the company and the number of shares that SM Land holds as of December 31, 2012.

Securities held directly by SM Land

Number of Shares
BDO	75,254,191
Ayala Corp.	19,539,050
China Banking Corp.	56,326,020
SMIC	389,612

Securities held through SMDC

Number of Shares
Belle	735,553,560
Highlands Prime	337,911,101

Development

SM Land's business development group is responsible for identifying viable sites for the construction of new residential condominium and commercial office buildings. The group determines the viability of a potential area based on the demographics of each particular area, including the size of the population, its income levels, local government and the local infrastructure, particularly the accessibility of public transport. Once a suitable site is selected, based on the factors described above, the group determines the type of development to be constructed. The construction and development of each residential condominium and commercial office building is overseen by SM Land's Project Engineering Management Group and a third party project management company appointed by SM Land. The average time for construction 12 to 48 months, depending on the size of the project. SM Land believes it benefits from its significant development experience and focus on immediately developable sites in its construction activities. SM Land has generally financed land purchases and the construction of its projects from internal funds and borrowings.

Financing

Financing for SM Land is handled by the Treasury Finance Group ("SM Land TFG"), which has the primary responsibility of ensuring that SM Land has adequate funds on a daily basis for its capital and operational expenditures including land banking, construction, capital acquisitions, interest and debt servicing.

Sources of funding currently include internally generated funds, borrowings through equity financing, notes issuances (private placements) and bilateral loans. At the beginning of each year, SM Land TFG coordinates with the SM Land Corporate Finance Group to determine the amount of funding requirements based on the annual projected receipts and disbursements.

SM Land TFG is also actively engaged in investment placements and foreign exchange trading to hedge SM Land's loan portfolio for liquidity, foreign exchange and interest rate risk exposures.

HIGHLANDS PRIME, INC.

HPI is a publicly listed high-end property development company which is 20.20% directly owned by SMIC, 15.04% directly owned by SMDC, 35.82% directly owned by Belle Corporation, 17.70% owned by Sysmart, 1.20% owned by members of the Sy family and 10.09% publicly owned as at the date of this Offer Document.

HPI has properties located primarily in the vicinity of the Tagaytay Highlands and Tagaytay Midlands golf clubs in Calamba in Laguna, Tagaytay City and Batangas. In 2002, HPI began the development of The Woodridge, a high-end multi-family condominium complex with an environmentally-sensitive "highlands rustic" design, located in Tagaytay Highlands. The Woodridge was completed and fully sold in 2006. In 2004, HPI began construction of another condominium project, The Horizon at Tagaytay Midlands, a 220-unit condominium development located beside the north fairways of the Tagaytay Midlands golf course. In 2007, HPI launched Woodridge Place 1, a 65-unit, 7-building condominium complex near The Woodridge, and The Hillside, a lots-only subdivision. In 2008, Woodlands Point, a subdivision of 60 log houses, was launched. In 2009, HPI launched Pueblo Real, a subdivision overlooking the Tagaytay Midlands golf course.

Residential Developments

HPI's projects as of December 31, 2012 consist of the following:

The Woodridge Place Phase I at Tagaytay Highlands

The construction of the seven buildings of The Woodridge Place was completed and turned over to unit owners in December 2010. HPI generated approximately ₱1.0 billion in revenue from the sale of the 71 units. All of the units from the first phase have been sold.

The Hillside at Tagaytay Highlands

Site development began in the fourth quarter of 2007 and was completed in December 2009. HPI expects to generate approximately ₱808.5 million in revenue from the sale of 156 lots when completed and fully sold. Approximately 93% of the units from lots had been sold as at December 31, 2012.

The Woodlands Point at Tagaytay Highlands

HPI has completed site development and construction of the 24 log cabins, 21 of which have already been sold as at December 31, 2012.

Pueblo Real at Tagaytay Midlands

The development is adjacent to The Horizon, situated on a 6 hectare property and has 85 lots with an average lot size of 400 sq. m. Approximately 74% of the lots had been sold as at December 31, 2012.

Woodridge Place Phase 2

This is a condominium project at Tagaytay Highlands that was introduced to the market in May 2010. This project consists of two mid-rise buildings with 128 condominium residential units with areas ranging from 85 to 212 sq. m. per unit. Approximately 50% of the units had been sold as at December 31, 2012.

Sierra Lago

This is a subdivision development located at Tagaytay Midlands that was launched in November 2010. This development has 185 lots of with sizes of approximately 200 to 300 sq. m. Approximately 68% of the lots have been sold as at December 31, 2012.

Aspen Hills

Launched in the summer of 2012, this 27 hectare leisure lot development offers lots sizes from 80 to 320 sq. m. The surrounding village is expected to include the Meadows Community Clubhouse, the Little Ranch playground, the Sunshine Picnic Grove and Spinner's Trail. Approximately 8% of the lots have been sold as at December 31, 2012.

Land Bank

HPI owns 555 hectares of land located around the vicinity of Tagaytay Highland International Golf Club in Tagaytay City, Cavite and Tagaytay Midlands Golf Club in Batangas. 95% of the total landholdings were contributed by Belle Corporation in 2002 while 5% were directly acquired by HPI in 2008.

The table below set forth the location and area (in sq. m.) of HPI's land bank as of December 31, 2012:

Properties	Area
Tanauan City Property	383,006
Talisay Property—Site I	1,330,034
Talisay Property—Site II	1,158,924
Talisay Property—Site III	136,823
Talisay Property—Site IV	211,061
Talisay Property—Site V	6,510
Talisay Property—Site VI-VII	100,237
Talisay Property—Site VIII	18,241
Talisay Property—Site IX-X	132,707
Tagaytay Midlands	820,009
Bgy Iruhin, Tagaytay City-Site I	547,534
Bgy Iruhin, Tagaytay City-Site II	303,319
Tagaytay Midlands	10,178
Bgy Iruhin	317,586
Tagaytay Midlands	78,821

TOTAL	5,554,990

COSTA DE HAMILO

Along with HPI, Costa de Hamilo has been one of the primary corporate entities for the SM Group's leisure development activities. Costa de Hamilo is the developer of Pico de Loro Cove, the first residential community within Hamilo Coast, a master planned coastal resort rownship development in Nasugbu Batangas.

Pico de Loro is located in a 40-hectare valley within Hamilo Coast situated near mountains and a protected cove. Hamilo Coast features 13 coastal coves, a 31-kilometer coastline, and 5,900 hectares of land. The completed projects include the four-condominium cluster project, Jacana, Myna, Miranda and Carola, as well as club shares of Pico de Loro Beach and Country Club. As of December 31, 2012, the remaining Miranda and Carola clusters were 84% and 58% sold, respectively. The Pico Sands Hotel is also located on the Pico de Loro property. Pico de Loro is the first residential community at the Hamilo Coast property in Nasugbu Batangas.

Several facilities have been added at the beach of Pico de Loro Cove to enhance the experience of the residents, club members and guests. For improved accessibility from Metro Manila, a seasonal ferry service from the MOA is available and the completion of the Nasugbu-Ternate road is expected to be completed in 2013. With the opening of the Nasugbu-Ternate road, the travel distance from Metro Manila to Hamilo Coast will be shortened from 130 kilometers to approximately 78 kilometers.

In line with the objective of addressing the emerging local middle-income and upper-income markets and the goal of tapping the regional market, there are plans to widen the product offering of Costa de Hamilo by introducing residential lots.

Costa de Hamilo's completed projects include the four-condominium cluster project, Jacana, Myna, Miranda and Carola, as well as club shares of Pico de Loro Beach and Country Club. A description of each of the condominium clusters is below:

Jacana

Jacana is a ₱800 million residential and commercial condominium project located at Pico De Loro Cove, Nasugbu, Batangas. It is comprised of two buildings, building A with six floors and building B with seven floors. Of the total 492 residential units, 93% were sold as of December 31, 2012. Construction of Jacana commenced in August 2007 and was completed in December 2009.

Myna

Myna is a ₱800 million residential and commercial condominium project located at Pico De Loro Cove, Nasugbu, Batangas. It is comprised of two buildings, building A with six floors and building B with seven floors. Of the total 492 residential units, 94% were sold as of December 31, 2012. Construction of Myna commenced in May 2008 and was completed in July 2010.

Carola

Carola is a ₱800 million residential and commercial condominium project located at Pico De Loro Cove, Nasugbu, Batangas. It is comprised of two buildings, building A with six floors and building B with seven floors. Of the total 496 residential units, 56% were sold as of December 31, 2012. Construction of Carola commenced in August 2009 and was completed in Aug 2012.

Miranda

Miranda is a ₱800 million residential and commercial condominium project located at Pico De Loro Cove, Nasugbu, Batangas. It is comprised of two buildings, building A with six floors and building B with seven floors. Of the total of 496 residential units, 83% were sold as of December 31, 2012. Construction of Miranda commenced in August 2009 and was completed in October 2011.

Pico de Loro Beach and Country Club

Pico de Loro Beach and Country Club is a ₱1.1 billion leisure facility located at Pico de Loro Cove. Costa de Hamilo, as developer, executed a deed of conveyance of the titles to the lots and buildings, and in return owns 4,000 shares, of which 27% were sold as of December 31, 2012. The beach club was completed and opened in 2009, while the country club was completed in June 2010.

Land Bank

Of the 40-hectare property bounded by Pico de Loro Cove, 21.4 hectares remain undeveloped for future residential and recreational development opportunities.

Costa de Hamilo intends to purchase additional land bank for development within the Hamilo Coast area in the near to medium term.

SM HOTELS AND CONVENTIONS CORP.

SM Hotels and Conventions Corporation ("SM Hotels"), formerly SM Hotels Corp., was incorporated in March 2008 with the primary purpose of developing and managing the various hotel and convention properties of the SM Group.

Hotels

The following table sets forth certain information regarding properties operated by SM Hotels as at December 31, 2012:

Name and Year Opened	Number of Rooms	Average Daily Rate	Occupancy Rate	Total Revenue
		(₱)	(%)	(₱)
Taal Vista Hotel (2003)	261	3,672	44%	340,702
Radisson Blu Hotel Cebu (2010)	396	3,581	60%	532,115
Pico Sands Hotel (2011)	154	4,143	25%	84,366
Park Inn by Radisson (2013)	204	N/A	N/A	N/A

Taal Vista Hotel

Taal Vista is a 261 room hotel located in Tagaytay. The hotel is a short walk from the PAGCOR Casino. The hotel features a spa, outdoor pool, gym, restaurant and function rooms.

In 2009, Taal Vista Hotel's newly constructed east wing with 133 guest rooms (making it a total of 261 rooms) and a 1,000-seater ballroom became fully operational. In the same year, SMX, located at the MOA complex with a state of the art convention and exhibition facilities, commenced operation. It hosts major international and local conventions and exhibitions. It is a three-story structure with a gross floor area of 46,647 sq. m. made up of two large exhibit floors which can be divided into multiple exhibition and function halls.

Radisson Blu Hotel Cebu

In the last quarter of 2010, SM Hotels launched the 400-room Radisson Blu Hotel in Cebu, the first hotel managed by Carlson International in the Asia-Pacific region to be classified under its "Blu" upscale hotel brand category. The property has been classified as a deluxe hotel category by the Department of Tourism and its facilities include an in-house spa, fitness center, business center, 800-sq. m. swimming pool, club lounge, two ballrooms and a number of smaller meeting rooms. The hotel is strategically located beside SM City Cebu and is adjacent to the international port area.

Pico Sands Hotel

The Pico Sands Hotel opened in July 2011. This hotel is a 154 room resort-type hotel in Hamilo Coast in Nasugbu, Batangas. The hotel has an outdoor pool, fitness center, spa, bar, restaurant and meeting and banquet facilities.

Park Inn by Radisson

In March 2013, the Park Inn by Radisson Davao opened an eight story, 204-room hotel located in Lanang, Davao City behind SM Lanang. The hotel has an outdoor swimming pool, gym, fitness center, meeting rooms and a 24-hour dining restaurant bar and grill. The Park Inn brand is one of the hotel brands under Carlson and is the largest mid-market brand for hotels under development in Europe.

Conrad Hilton

SM Hotels intends to open a Conrad Hilton near the MOA complex in 2016. This hotel is expected to be an eight-story hotel with 350 guest rooms. The hotel is expected to feature a swimming pool, business center, fitness club, spa, 24-hour dining restaurant, ballroom and other function and meeting spaces.

Convention Centers and Arenas

SMX Convention Center Manila

SMX Convention Center Manila, inaugurated in November 2007, is a three-story structure with a gross floor area of 46,647 sq. m. with basement parking that can accommodate up to 400 cars and a leasable area of 21,000 sq. m. The building is made up of two large exhibit floors which can be divided into multiple exhibition and function halls. Meeting and break-out rooms are provided in support of trade and function requirements. The SM Hotels intends for SMX Convention Center to serve as a venue for major conferences, trade exhibitions and shows and similar activities in Metro Manila.

SMX Convention Center Davao

SMX Convention Center Davao, the sister facility of SMX Convention Center Manila, is located on the third level of SM City Lanang Mall, or Lanang Premier Mall, which was inaugurated September 28, 2012. The facility has a total floor area of 7,835 sq. m., with 5,240 sq. m. of function space, divisible into three rooms, and a 1,292 sq. m. pre-function lobby with a concierge counter. This mixed-use complex is integrated with a 204-room hotel and is located 2.4 kilometres from Davao International Airport.

In addition, the SM Hotels is assessing the feasibility of establishing additional conference centers, in conjunction with the mid-market hotels, by using existing land bank situated around SM Prime's existing malls.

SMX Convention Center Taguig

SMX Convention Center Taguig is the third property under the SMX brand. Located inside the SM Aura Premier Mall, it has three function rooms and eight meeting rooms. The 6,358 sq. m. building is the first LEED-certified convention facility in the Philippines.

SM Arena

The SM Arena is a five-story, first-class multipurpose venue for sporting events, concerts, entertainment shows, and other similar events. The arena has a seating capacity of approximately 16,000. It occupies approximately two hectares of land and has a gross floor area of approximately 68,000 sq. m. It is adjacent to the upcoming South Parking Building of the MOA and is right in front of the SMX Convention Center Manila. The SM Arena is connected to a large platform parking plaza and park that will be built in between the SMX Convention Center Manila and the arena itself. Provisions for two future office blocks are also included in the arena's master plan.

Megatrade Hall

Megatrade Hall, located inside SM Megamall, offers 3,878 sq. m. of flexible hall space for various types of events. This space can also be divided into three different halls, depending on the type of event and client requirements. An additional 336 sq. m. conference center is also available for meetings, conferences, and seminars.

Cebu Trade Hall

Cebu Trade Hall, located inside SM City Cebu, offers 1,810 sq. m. of hall space that is also divisible into three halls. An additional 255 sq. m. conference center, that can be divisible into three meeting rooms, is also available for smaller functions.

OTHER SM INVESTMENTS CORPORATION ASSETS TO BE INCLUDED IN THE REORGANIZATION

Mall of Asia Arena Annex (Carpark)

MOA Arena Annex is an 11-story building with total gross floor area of 95,273 sq. m. It is designed to serve the parking needs of MOA Arena with 1,469 parking slots from ground to 7th floor. While the 8th to 11th floor with approximately 30,000 sq. m. are leased out as office space. The current tenants are SM Affiliates occupying 16,000 sq. m. The remaining vacant spaces are scheduled to be occupied by two BPO companies by 2nd half of 2013. The occupancy rate for the MOA Arena Annex for the year ended December 31, 2012 was 51%.

Casino Building

Casino Building is located along Gen. Emilio Aguinaldo Highway, within Barangays Mahabang Kahoy and Kaybagay, Tagaytay City with total gross floor area of 19,394 sq. m. Its main tenant is Philippine Amusement and Gaming Corp. for a 25-year lease term ending on 2033. The occupancy rate for Casino Building for each of the three years ended December 31, 2010, 2011 and 2012 was 100%.

Tagaytay Lot

Tagaytay lot is located at along Gen. Emilio Aguinaldo Highway, within Barangays Mahabang Kahoy and Kaybagay, Tagaytay City with total land area of 132,992 sq. m. Of which, 45,264 square meters was developed by SM Land as "The Sky Ranch". The rest of the area is vacant. The occupancy rate for Tagaytay Lot for each of the three years ended December 31, 2010, 2011 and 2012 was 0%.

Edsa West Lot

Edsa West lot is located at the corners of E. delos Santos / West Avenues / Bulacan Street, Brgy. Bungad, Diliman Quezon City with total land area of 2,910 sq. m. The lot is currently being developed by SM Land to build SM Cyberwest, a 15-story office building designed for BPO, Savemore and retail / food shops. The occupancy rate for Edsa West Lot for each of the three years ended December 31, 2010, 2011 and 2012 was 0%.

Corporate Office Buildings A to F

Corporate Office buildings are composed of Buildings A to F with a total gross floor area of 46,883 sq. m. Buildings A to E are leased to SM Affiliates while Building F is leased to Teletech Customer Care Management Corp. The occupancy rate for Corporate Office buildings A to F for the years ended December 31, 2010, 2011 and 2012 was 100%, 100% and 85%, respectively.

Tagaytay Resort and Development Corporation

Tagaytay lot is owned by Tagaytay Resort Development Corporation and is located at along Gen. Emilio Aguinaldo Highway, within Barangays Mahabang Kahoy and Kaybagay, Tagaytay City with total land area of 182,857 sq. m. As at December 31, 2012, 9,444 sq. m. of the total area is occupied by a casino building owned by SMIC. The remainder of the property is currently vacant.

Prime Metroestate Inc. Properties

Cainta Lot

Cainta lot is located at Imelda Avenue, Cainta Rizal and Int. Imelda Avenue, Rosario, Pasig City with a total land area of 41,000 sq. m. The property is leased by SM Food Retail Group.

Imus Lot

Imus lot is located at Anabu I-B Imus, Cavite with a total land area of 37,000 sq. m. and is leased to SM Food Retail Group.

Novaliches Lot

Novaliches lot is located at Quirino Hiway, Talipapa, Balintawak Quezon City with a total land area of 30,000 sq. m. and is leased to SM Food Retail Group.

Sucat Lot

Sucat lot is located at East Service Road Sucat, Muntinlupa City with a total land area of 40,000 sq. m. and is leased to SM Food Retail Group.

Tondo Lot

Tondo lot is located at Manila Harbour Center, Tondo, Manila City with a total land area of 26,000 sq. m. and is leased to SM Food Retail Group.

Cebu Lot

Cebu lot is located at II-A; II-B & Lot 1; Along H. Cortes ext., Subangdaku, Mandaue City with a total land area of 36,000 sq. m. and is leased to SM Food Retail Group.

Davao Lot

Davao lot is located at Km.7 McArthur Highway, Bangkal, Davao City with a total land area of 34,000 sq. m. and is leased to SM Food Retail Group.

Land Bank

Prime Metroestate, Inc. has invested in various properties located in prime location across the Philippines. As of December 31, 2012, Prime Metroestate, Inc. owned 98,000 sq. m of land slated for future development.

The table below sets forth the locations of Prime Metroestate, Inc.'s land inventory as of December 31, 2012:

Location	Area (sq. m)
Caruncho St, Malinao, Pasig City	2,777
Brgy Villasis/Poblacion, Santiago City, Isabela	4,383
Palacio Real, Brgy Makiling, Calamba City	40,000
Rosario, Batangas	7,189
Barangay Bucandala, Imus, Cavite	34,283
Molo, Iloilo	9,297

Total	97,929

INSURANCE, ENVIRONMENT, HEALTH AND SAFETY

Each of the companies described in this Business section has their insurance arrangements effected through BDO Insurance Brokers, Inc.. SM Prime believes that each of these companies and their respective subsidiaries are adequately insured, both in terms of the insured risks and the amount which is covered. The commercial all risks insurance policies are underwritten by Prudential Guarantee Assurance

Company which is supported by a panel of reinsurers whose minimum rating from Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, is "A."

The companies' policy covers any potential loss of property. Loss of revenue under the business interruption coverage resulting from fire, water damage and acts of God including earthquake, typhoon and flood is provided. Retail affiliates operating inside SM Prime's malls have their own business interruption insurance cover.

Moreover, in order to protect from losses during the construction period, the companies require their contractors to provide all-risk insurance that covers property damage and bodily injury. Losses from possible default of contractors are also covered through performance and guarantee bonds.

In addition, the comprehensive general liability insurance coverage extends to third-party liability, including loss of life and its corresponding litigation expenses. The companies are also insured against terrorism.

The companies maintain professional indemnity insurance for their respective directors and executive officers. They also maintain other insurance policies including workmen's compensation and personal accident and group hospitalization and surgical insurance for their employees. The companies likewise maintain key personnel insurance for their respective directors and executive officers.

The companies are each, and, so far as each company is aware, each of their principal subsidiaries are, in material compliance with all applicable environmental, health and safety regulations.

LEGAL PROCEEDINGS

Each of the companies discussed in this Business section may be subject to various legal proceedings and claims that arise in the ordinary course of business. As of the date of this Offer Document, none of the companies discussed in this Business section is engaged in or subject to any litigation or arbitration proceedings nor, to the knowledge of the Directors, is any litigation or claim threatened against any such companies which is material in the context of the Exchange Offers or which, if determined adversely against such companies, would have a material adverse effect on their respective results of operations or financial position.

EMPLOYEES

The following table sets out the full-time employees for each of the companies discussed in this Business section as at December 31, 2012:

	SM Prime	SM Land	Costa de Hamilo	SMDC	HPI
Officers	14	16	9	35	7
Managers	29	31	21	114	23
Supervisors and Rank and File	77	82	52	400	30

Total	120	129	82	549	60

None of the employees of the companies in the chart above are subject to collective bargaining agreements and were not represented by any labor union as at December 31, 2012. The management of these companies have generally not encountered any significant difficulties with their employees and each believe that their relations with their employees are generally good. No major strikes or collective actions were staged by employees in the history of any of these companies.

BOARD OF DIRECTORS AND SENIOR MANAGEMENT

The table below sets forth certain information with respect to each of the directors ("Directors") of the board (the "Board") and executive officers of SM Prime as of the date of this Offer Document. The board of directors of New SM Prime is expected to be composed of the same members as shown below.

Office	Name	Citizenship	Age
Chairman	Henry Sy, Sr.	Filipino	88
Vice Chairman and Independent Director	Jose L. Cuisia, Jr.	Filipino	69
Independent Director	Gregorio U. Kilayko	Filipino	58
Independent Director	Joselito H. Sibayan	Filipino	54
Director and President	Hans T. Sy	Filipino	57
Director	Henry T. Sy, Jr.	Filipino	59
Director	Herbert T. Sy	Filipino	56
Director	Jorge T. Mendiola	Filipino	53
Adviser to the Board of Directors	Teresita T. Sy	Filipino	62
Adviser to the Board of Directors	Elizabeth T. Sy	Filipino	60
Executive Vice President and Chief Finance Officer	Jeffrey C. Lim	Filipino	51
Senior Vice President—Legal and Corporate Affairs/ Compliance Officer/ Assistant Corporate Secretary	Corazon I. Morando	Filipino	71
Vice President—Market Research and Planning	Ronald G. Tumao	Filipino	54
Vice President—Internal Audit Head	Christopher S. Bautista	Filipino	53
Vice President—Information Technology	Kelsey Hartigan Y. Go	Filipino	47
Vice President—Finance (China Projects)	Diana R. Dionisio	Filipino	40
Vice President—Finance	Teresa Cecilia H. Reyes	Filipino	38
Vice President—Legal	Edgar Ryan C. San Juan	Filipino	37
Corporate Secretary/ Assistant Compliance Officer	Emmanuel C. Paras	Filipino	63

Board of Directors

Henry Sy, Sr.    has served as Chairman of the Board of Directors of SM Prime since 1994. He is the founder of the SM Group and is currently Chairman of SM Land, SMIC, HPI and SM Development Corp. He is likewise Chairman Emeritus of BDO Unibank, Inc. and Honorary Chairman of China Banking Corporation. He opened the first ShoeMart store in 1958 and has been at the forefront of SM Group's diversification into the commercial centers, retail merchandising, financial services, and real estate development and tourism businesses.

Jose L. Cuisia, Jr.    has served as Vice Chairman of the Board of Directors of SM Prime since 1994. In 2011, he took his official diplomatic post as Ambassador Extraordinary and Plenipotentiary to the United States of America. He was the former President and Chief Executive Officer of the Philippine American Life and General Insurance Company and is currently the Vice-Chairman of Philamlife since August 2009. Previously, he served as Governor of the BSP from 1990 to 1993 and Administrator of the Social Security System from 1986 to 1990. In May 2011, he was awarded the "Joseph Wharton Award for Lifetime Achievement" by the Wharton School of the University of Pennsylvania for an outstanding career in the banking and social security system of the Philippines.

Gregorio U. Kilayko is the former Chairman of ABN Amro's banking operations in the Philippines. He was the founding head of ING Baring's stockbrokerage and investment banking business in the Philippines and a Philippine Stock Exchange Governor in 1996 and 2000. He was a director of the demutualized Philippine Stock Exchange in 2003. He was elected as an independent Director in 2008.

Joselito H. Sibayan has spent the past 25 years of his career in investment banking. From 1987 to 1994, and after taking his MBA from University of California in Los Angeles, he was in Head of International Fixed

Income Sales at Deutsche Bank in New York and later moved to Natwest Markets to set up its International Fixed Income and Derivatives Sales/Trading operation. He then moved to London in 1995 to run Natwest Markets' International Fixed Income Sales Team. He is currently the President and CEO of Mabuhay Capital Corporation ("MC2"), an independent financial advisory firm. Prior to forming MC2 in 2005, he was Vice Chairman, Investment Banking—Philippines and Country Manager for Credit Suisse First Boston ("CSFB"). He helped establish CSFB's Manila representative office in 1998, and later oversaw the transition of the office to branch status. He was elected as an independent Director in 2011.

Hans T. Sy, President, has served as a Director since 1994 and as President of SM Prime since 2004. He holds many key positions in the SM Group, among which are adviser to the board of directors of SMIC. He is director and chairman of China Banking Corporation, director of HPI and SM Land. He also holds board positions in several companies within the SM Group. He is a mechanical engineering graduate of De La Salle University.

Henry T. Sy, Jr.    has served as a Director since 1994. He is responsible for the real estate acquisitions and development activities of the SM Group which include the identification, evaluation and negotiation for potential sites as well as the input of design ideas. At present, he is also vice chairman/ president of SM Land, vice chairman of SMIC and SMDC, president of HPI, director in BDO Unibank, Inc. and chairman of Pico de Loro Beach and Country Club Inc. and president of The National Grid Corporation of the Philippines. He graduated with a management degree from De La Salle University.

Herbert T. Sy has served as a Director since 1994. He is an adviser to the board of directors of SMIC and is currently the vice chairman of Supervalue Inc., Super Shopping Market Inc. and Sanford Marketing Corporation and director of SM Land and China Banking Corporation. He holds a bachelor's degree in management from De La Salle University. He also holds board positions in several companies within the SM Group.

Jorge T. Mendiola was elected as a Director in December 2012. He is currently the president of SM Department Store. He started his career with the SM Department Stores as a special assistant to the senior branch manager in 1989 and rose to become the president in 2011. He is also the vice chairman for Advocacy of the Philippine Retailers Association. He received his masters in business management from the Asian Institute of Management and has an A.B. Economics degree from Ateneo de Manila University.

Teresita T. Sy has served as an adviser to the Board since May 2008. She was a Director from 1994 up to April 2008. She has worked with the SM Group for over 20 years and has varied experiences in retail merchandising, mall development and banking businesses. A graduate of Assumption College, she was actively involved in ShoeMart's development. At present, she is chairman of BDO Unibank, Inc., vice chairman of SMIC and a director of SM Land. She also holds board positions in several companies within the SM Group.

Elizabeth T. Sy was elected as an adviser to the Board in April 2012. She was a senior vice president for marketing from 1994 up to April 2012. She is a director of SMDC and SM Land, co-chairman of Pico de Loro Beach and Country Club Inc. and an adviser to the board of directors of SMIC. She is also actively involved in the SM Group's other tourism and leisure business endeavors, overseeing operations as well as other marketing and real estate activities.

Members of the Board are given a standard per diem of ₱10,000 per Board meeting, except for the chairman and vice chairman, who are given ₱20,000 per Board meeting.

Senior Management

Jeffrey C. Lim is the executive vice president and the chief finance officer of SM Prime. He is a director of Pico de Loro Beach and Country Club Inc. and a member of the management board of the Asia Pacific Real Estate Association. He is a certified public accountant and holds a bachelor of science degree in accounting from the University of the East. Prior to joining SM Prime, he worked for a multi-national company and SGV & Co.

Corazon I. Morando is the senior vice president for legal and corporate affairs, compliance officer and assistant corporate secretary of SM Prime and SMIC, and compliance officer of SMDC. She is also corporate secretary of HPI and China Banking Corporation. She holds a bachelor of law degree from the University of the Philippines and completed her graduate studies under the MBA-Senior Executive Program in the Ateneo de Manila University. She was formerly the director of the corporate and legal department of the Securities and Exchange Commission in the Philippines.

Ronald G. Tumao is the vice president for market research and planning. He graduated from De La Salle University with a degree in BSC—Management of Financial Institutions. He later received his master of business administration from the Ateneo Graduate School. He has over 10 years of experience in banking and finance and more than 10 years of experience in brand management and consumer marketing. He is in charge of property acquisition for SM Prime. He joined SM Prime in 2001.

Christopher S. Bautista is the vice president for internal audit (chief audit executive). He was formerly the chief finance officer of a large palm oil manufacturer based in Jakarta, Indonesia and was a partner for several years of an audit and management consulting firm based also in Jakarta. He started his professional career as staff auditor of SGV & Co. He joined SM Prime in 1998.

Kelsey Hartigan Y. Go is the vice-president for information technology. He holds a bachelor's degree in electronics and communications engineering and a masters of science degree in computer science, both from the De La Salle University, Manila. He was previously a professor of a university in the Philippines and was concurrently the director of the Information Systems Center of the same university. He joined SM Prime in 1997.

Diana R. Dionisio is the vice president for finance (China projects). She holds a bachelor's degree in accountancy from the University of Santo Tomas. Prior to joining SM Prime, she was the accounting manager of a real property company. She started her professional career as staff auditor of SGV & Co. She joined SM Prime in 1999.

Teresa Cecilia H. Reyes is the vice president for finance of SM Prime. Prior to her joining SM Prime in June 2004 as a senior manager in the finance group, she was an associate director in the business audit and advisory group of SGV & Co. She graduated from De La Salle University with a bachelor of science in accountancy and a bachelor of arts in economics and placed 16th in the 1997 Certified Public Accountants board examinations.

Edgar Ryan C. San Juan is the vice president for legal of SM Prime. Prior to joining SM Prime in 2008, he was a senior associate attorney at Puno and Puno Law Offices. He was also part of the Siguion Reyna Montecillo and Ongsiako Law Firm and the Bengson Law Firm. He holds a juris doctor degree from the Ateneo de Manila University School of Law and a bachelor of arts in humanities degree with a specialization in political economy from the University of Asia and the Pacific.

Emmanuel C. Paras is the corporate secretary and assistant compliance officer of SM Prime and other companies in the SM Group. He has a bachelor of Law degree from the Ateneo de Manila University and is a partner of the SyCip Salazar Hernandez and Gatmaitan Law Offices.

SHARE CAPITAL AND SHAREHOLDER MATTERS

General

As at the date of this Offer Document, the authorized capital stock of SM Prime is ₱20 billion comprising 20 billion shares of common stock with a par value of ₱1 per common share, of which 17,373,677,760 common shares are issued and outstanding.

Share Capital

A Philippine corporation may issue common or preferred shares, or such other classes of shares, with such rights, privileges or restrictions as may be provided for in the articles of incorporation and the by-laws of the corporation. The Corporation Code provides that voting rights cannot be exercised with respect to shares declared delinquent, treasury shares, or where the shareholder has elected to exercise his right of appraisal referred to below.

The shares of a corporation may either be with or without a par value. All of the SM Prime shares currently issued or authorized to be issued have a par value of ₱1 per share.

Subject to approval by the PSEC, a corporation may increase or decrease its authorized share capital, provided that the change is approved by a majority of the board of directors and by shareholders representing at least two-thirds of the issued and outstanding capital stock of the corporation voting at a shareholders' meeting duly called for the purpose.

A corporation is empowered to acquire its own shares, provided that the corporation has unrestricted retained earnings or surplus profits sufficient to pay for the shares to be acquired and the acquisition is for a legitimate corporate purpose. The circumstances in which a corporation may exercise such power include, but are not limited to, the elimination of fractional shares arising out of stock dividends, the purchase of shares of dissenting shareholders exercising their appraisal right as referred to below and the collection or compromise of an indebtedness arising out of an unpaid subscription. When a corporation repurchases its own shares, the shares become treasury shares, which may be resold at a reasonable price fixed by the board of directors.

The Board is authorized to issue shares from treasury from time to time to any person, corporation or association, whether or not a shareholder, including the officers or employees of SM Prime for such consideration in money as the Board may determine, without the obligation of a prior offer to the shareholders of SM Prime, and no pre-emptive right applies to such shares issued from SM Prime's treasury stock.

Rights Relating to SM Prime Shares

  Voting Rights

SM Prime currently has only one class of shares; all SM Prime shares are common shares. Each share of SM Prime's stock is equal in all respects to every other share of its stock. All SM Prime shares have full voting and dividend rights. The rights of SM Prime's shareholders include the right to notice of shareholders' meetings, the right of inspection of its corporate books and other shareholders' rights contained in the Corporation Code. Notice of shareholders' meetings is provided by mail or by hand.

  Pre-emptive Rights

The Corporation Code confers pre-emptive rights on shareholders of a Philippine corporation which entitle them to subscribe for all issues or other dispositions of equity-related securities by the corporation in proportion to their respective shareholdings, regardless of whether the equity-related securities proposed to be issued or otherwise disposed of are identical to the shares held. A Philippine corporation may provide for the denial of these pre-emptive rights in its articles of incorporation.

SM Prime's Articles of Incorporation currently deny pre-emptive rights to its shareholders. However, shareholders representing at least two-thirds of SM Prime's issued and outstanding capital stock voting at a shareholders' meeting duly called for the purpose may amend the Articles of Incorporation to grant pre-emptive rights to subscribe to a particular issue or other disposition of shares from its capital. However, pre-emptive rights do not extend to shares to be issued in compliance with laws requiring stock offerings or minimum stock ownership by the public, or to shares to be issued in good faith with the approval of the shareholders representing two-thirds of the outstanding capital stock in exchange for property needed for corporate purposes, or in payment of a previously contracted debt.

  Derivative Suits

Philippine law recognizes the right of a shareholder to institute, under certain circumstances, proceedings on behalf of the corporation in a derivative action in circumstances where the corporation itself is unable or unwilling to institute the necessary proceedings to redress wrongs committed against the corporation or to vindicate corporate rights, as, for example, where the directors themselves are the malefactors.

  Appraisal Rights

The Corporation Code grants a shareholder a right of appraisal in certain circumstances where he has dissented and voted against a proposed corporate action including:

  (1)
  an amendment of the articles of incorporation which has the effect of adversely affecting the rights attached to his shares or of authorising preferences in any respect superior to those of outstanding shares of any class or of extending or shortening the term of corporate existence;

  (2)
  the sale, lease, exchange, transfer, mortgage, pledge or other disposal of all or substantially all the assets of the corporation;

  (3)
  the investment of corporate funds in another corporation or business or for any purpose other than the primary purpose for which the corporation was organized; and

  (4)
  a merger or consolidation.

In these circumstances, the dissenting shareholder may require the corporation to purchase his shares at a fair value, which, in default of agreement, is determined by three disinterested persons, one of whom shall be named by the shareholder, one by the corporation and the third by the two thus chosen. Any question about whether a dissenting shareholder is entitled to this right of appraisal will, in the event of a dispute, be determined by the PSEC. The dissenting shareholder will be paid if the corporate action in question is implemented and the corporation has unrestricted retained earnings sufficient to support the purchase of the shares of the dissenting shareholder.

Unless otherwise provided by law or the Articles of Incorporation, SM Prime's corporate powers are exercised, its business is conducted and its property is controlled by the Board. SM Prime has seven Directors who are elected during each annual meeting of the shareholders for a term of one year. For the purpose of electing Directors, each shareholder is entitled to a number of votes equal to the product of the number of shares owned by him and the number of Directors to be elected. The Corporation Code entitles each shareholder to exercise his voting rights cumulatively in favor of one candidate or to distribute his votes among the candidates of his choice. The election of Directors is usually conducted during the annual meeting of SM Prime's shareholders, provided that shareholders representing at least a majority of the issued and outstanding capital stock are present, either in person or by proxy. Under Philippine law, representation of foreign ownership on the Board is generally limited to the proportion of the foreign shareholding.

SM Prime's by-laws (the "By-laws") currently provide for the following limitations in respect of the election of Directors:

  (5)
  The Board of Directors, by majority vote, shall pass upon the qualifications of nominees to the Board. It may also, in the exercise of its discretion and by majority vote of its members, disqualify a nominated shareholder who, in the Board's judgement represents an interest adverse to or in conflict with those of SM Prime. Without limiting the generality of the foregoing, the Board may take into consideration the fact that the nominated shareholder is:

  (a)
  the owner (either of record or as beneficial owner) of 5% or more of any outstanding class of shares of any corporation (other than one in which the SM Prime owns at least 20% of the capital stock) which is engaged in a business directly competitive to that of SM prime or any of its subsidiaries or its affiliates; or

  (b)
  an officer, manager or controlling person of, or the owner of any member of his immediate family is the owner (either of record or as beneficial owner) of 5% or more of any outstanding class of shares of any corporation (other than one in which the SM Prime owns at least 20% of the capital stock) which is an adverse party in any suit, action or proceeding (of whatever nature, whether civil, criminal, administrative or judicial) by or against SM Prime, which has been actually filed or threatened, imminent or probable, to be filed; or

  (c)
  as determined by the Board, in the exercise of its judgment in good faith, to be the nominee officer, trustee, legal counsel, of any individual set forth in (a) or (b).

In determining whether or not a person has a conflict of interest with SM Prime or is a controlling person, beneficial owner, or the nominee of another, the Board may take into account such factors as business and family relations.

For the proper implementation of the foregoing, the By-laws require that all nominations for election of Directors by the shareholders shall be submitted in writing to the Board or the Corporate Secretary at least 30 business days before the date of the regular meeting.

  (6)
  SM Prime shall conform to the requirement to have at least two independent directors or at least 20% of its board size, whichever is less or such number of independent directors as may be required by law.

Directors may only act collectively; individual Directors have no power as such. A majority of the Directors constitutes a quorum for the transaction of corporate business and every decision of a majority of the quorum duly assembled as a board is valid as a corporate act, except for the election of officers, which shall require the vote of a majority of all the members of the Board. Any vacancy created by the death, resignation, disqualification or any other cause, except by the removal of a Director or the expiration of his term, may be filled by the remaining members of the Board, if still constituting a quorum. Any Director elected in this manner by the Board shall serve only for the unexpired term of the Director whom he replaces. Any such vacancy may also be filled by the shareholders who are entitled to vote at any meeting or adjourned meeting held during such vacancy, provided that the notice of the meeting mentions such vacancy or expected vacancy.

Shareholders' Meetings

  Annual Shareholders' Meetings

The Corporation Code requires all Philippine corporations to hold an annual meeting of shareholders for corporate purposes including election of Directors. Shareholders are entitled to cumulative voting privileges with respect to the election of Directors. SM Prime's By-laws provide for annual meetings on the last Wednesday of April of each year. At the annual meeting or at any special meeting called for the purpose, shareholders may also be asked to approve actions requiring shareholder approval under

Philippine law, including: the amendment of the articles of incorporation or By-laws; the removal of Directors in certain instances; and the sale, lease, mortgage or other disposition of all or substantially all of the assets of the corporation.

  Quorum

The Corporation Code provides that, except in instances where the assent of shareholders representing two-thirds of the outstanding capital stock is required to approve a corporate act (usually involving fundamental corporate changes) or where the by-laws provide otherwise, a quorum for a meeting of shareholders will exist if shareholders representing a majority of the capital stock are present in person or by proxy.

  Voting

At each shareholders' meeting, each shareholder shall be entitled to vote in person, or by proxy, all shares held by him which have voting power, upon any matter duly raised in such meeting.

SM Prime's By-laws provide that proxies shall be dated, signed and must designate the personals who will act as proxy. Duly accomplished proxies must be submitted to the office of the corporate secretary at least five business days prior to the date of the shareholders' meeting.

  Fixing Record Dates

The Board may, by resolution, direct that the stock and transfer books of SM Prime be closed for a period not exceeding thirty days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting, or entitled to receive payment of any such dividend, or to any such allotment or rights, or to exercise the rights in respect of any change, conversion or exchange of the capital stock, and in each such case only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of or to vote at such meeting or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights, as the case may be notwithstanding any transfer of any stock on the books of the Corporation after such record date as aforesaid.

  Dividends

Under Philippine law, a corporation can only declare dividends to the extent that it has unrestricted retained earnings. Unrestricted retained earnings represent the undistributed earnings of the corporation which have not been allocated for any managerial, contractual or legal purposes and which are free for distribution to the shareholders as dividends. A corporation may pay dividends in cash by the distribution of property or by the issuance of shares. Stock dividends may be paid with the approval of shareholders representing at least two-thirds of the issued and outstanding stock voting at a shareholders' meeting duly called for the purpose.

The Corporation Code generally requires a Philippine corporation with retained earnings in excess of 100% of its paid-in capital to declare and distribute as dividends the amount of such surplus. Notwithstanding this general requirement, a Philippine corporation may retain all or any portion of such surplus in the following cases: (i) when justified by definite expansion plans approved by the board of directors of the corporation; (ii) when the required consent of any financing institution or creditor to such distribution has not been secured; (iii) when retention is necessary under special circumstances, such as when there is a need for special reserves for probable contingencies; or (iv) when the non-distribution of dividends is consistent with the policy or requirement of a government office.

Transfer of Shares and Share Register

All transfers of SM Prime shares by registered shareholders must be made by delivery of the SM Prime share certificate endorsed by the transferor or an authorized representative thereof, or by a document signed by or on behalf of the transferor and the transferee in a form acceptable to SM Prime's stock transfer agent, and must be registered in the SM Prime's share register. Philippine law does not require transfers of SM Prime's shares to be effected on the PSE, but any off-exchange transfers will subject the transferor to a capital gains tax that may be significantly greater than the stock transfer tax applicable to transfers effected on an exchange. All transfers of SM Prime shares on the PSE must be effected through a licensed stockbroker in the Philippines.

SM Prime's share register is maintained by its stock transfer agent, Stock Transfer Service, Inc.

Issues of SM Prime Shares

Subject to otherwise applicable limitations, SM Prime may issue additional SM Prime shares to any person for consideration deemed fair by the Board, provided that such consideration shall not be less than the par value of the SM Prime shares.

  Share Certificates

Certificates representing the SM Prime shares will be issued in such denomination as shareholders may request, except that certificates will not be issued for fractional Shares. Shareholders wishing to split their certificates may do so upon application to our stock transfer agent. Shares may also be lodged and maintained under the book-entry system of the Philippine Depositary & Trust Corporation ("PDTC").

Mandatory Tender Offers

Under the implementing rules and regulations of the Philippine Securities Regulation Code, it is mandatory for any person or group of persons acting in concert intending to acquire at least (a) 35% of (i) any class of any equity security of a corporation listed on the PSE or (ii) any class of any equity security of a Philippine corporation with assets of at least ₱50 million and having 200 or more shareholders with at least 100 shares each (a "Public Company"), in one or more transaction within a 12-month period or (b) an acquisition of less than 35% but which would result in ownership of over 51% of the total equity securities of a Public Company, to make a tender offer to all the shareholders of the target corporation on the same terms. In the event that the securities tendered pursuant to such an offer exceed that which the acquiring person or group of persons is willing to take up, the securities shall be purchased from each tendering shareholder on a pro rata basis.

Fundamental Matters

The Corporation Code provides that certain significant acts may only be implemented with shareholder approval. The following require the approval of shareholders representing at least two-thirds of the issued and outstanding capital stock of the corporation in a meeting duly called for the purpose:

  (1)
  amendment of the articles of incorporation;

  (2)
  removal of directors;

  (3)
  sale, lease, exchange, mortgage, pledge or other disposition of all or a substantial part of the assets of the corporation;

  (4)
  investment of corporate funds in any other corporation or business or for any purpose other than the primary purpose for which the corporation was organized;

  (5)
  issuance of stock dividends;

  (6)
  delegation to the board of directors of the power to amend or repeal by-laws or adopt new by-laws;

  (7)
  merger or consolidation;

  (8)
  an increase or decrease in capital stock;

  (9)
  extension or shortening of the corporate term;

  (10)
  creation or increase of bonded indebtedness;

  (11)
  declaration of stock dividends;

  (12)
  dissolution;

  (13)
  ratification of acts of disloyalty by directors;

  (14)
  ratification of contracts with corporations in which a director is also a member of the board, where the interest of the director is nominal in one corporation and substantial in the other; and

  (15)
  entering into a management contract where (a) a majority of directors of the managing corporation constitutes the majority of the board of the managed company or (b) shareholders of both the managing and managed corporations represent the same interest and own or control more than one-third of the outstanding capital stock entitled to vote.

Accounting and Auditing Requirements

Philippine stock corporations are required to file copies of their annual financial statements with the PSEC. Corporations whose shares are listed on the PSE are also required to file current, quarterly and annual reports with the PSEC and the PSE. Shareholders are entitled to request copies of the most recent financial statements of the corporation which include a balance sheet as of the end of the most recent tax year and a profit and loss statement for that year. Shareholders are also entitled to inspect and examine the books and records that the corporation is required by law to maintain.

The board is required to present to shareholders at every annual meeting a financial report of the operations of the corporation for the preceding year. This report is required to include audited financial statements.

Market Information

There are no outstanding options or warrants to purchase or acquire securities convertible into SM Prime shares.

PRINCIPAL SHAREHOLDERS

The table below sets forth information as at March 31, 2013 with respect to the registered ownership of the outstanding SM Prime shares by (i) each person known to own more than 10% of the outstanding SM Prime shares and (ii) each of the Directors and executive officers of SM Prime:

Shareholders	Relationship with SM Prime	Number of Shares Owned of Record	Number of Share Beneficially Owned	Percentage of issued and outstanding Shares
SM Land, Inc.	Shareholder	7,116,954,491	7,116,954,491	40.9640%
SM Investments Corporation.	Shareholder	3,761,791,190	3,761,791,190	21.6522%
PCD Nominee Corp. (Foreign)	Shareholder	1,141,121,514	1,141,121,514	6.568%
Sysmart Corporation	Shareholder	36,483,131	36,483,131	0.2100%
Henry Sy, Sr.	Chairman	14,782,893	14,782,893	0.0851%
Elizabeth T. Sy	Adviser to the Board of Directors	2,033,110	2,033,110	0.0117%
Teresita T. Sy	Adviser to the Board of Directors	1,352,902	1,352,902	0.0078%
Jose L. Cuisia, Jr.	Vice Chairman and Independent Director	497,661	497,661	0.0029%
Herbert T. Sy	Director	485,128	485,128	0.0028%
Jeffrey C. Lim	Executive Vice President and Chief Finance Officer	50,000	50,000	0.0003%
Christopher S. Bautista	Vice President	37,500	37,500	0.0002%
Hans T. Sy	Director and President	15,652	15,652	0.0001%
Henry Sy, Jr.	Director	15,652	15,652	0.0001%
Gregorio U. Kilayko	Independent Director	12,500	12,500	0.0001%
Joselito H. Sibayan	Independent Director	1,875	1,875	0.0000%
Jorge T. Mendiola	Director	1,000	1,000	0.0000%

THE PHILIPPINE STOCK MARKET

The information presented in this section has been extracted from publicly available documents which have not been prepared or independently verified by SM Land, SM Prime, or any of their respective subsidiaries, affiliates or advisors in connection with the Exchange Offers.

BRIEF HISTORY

The Philippines initially had two stock exchanges, the Manila Stock Exchange, which was organized in 1927, and the Makati Stock Exchange, which began operations in 1963. Each exchange was self-regulating, governed by its respective board of governors elected annually by its members.

Several steps initiated by the Philippine government have resulted in the unification of the two bourses into the PSE. The PSE was incorporated in 1992 by officers of both the Makati and the Manila Stock Exchanges. In March 1994, the licenses of the two exchanges were revoked. While the PSE maintains two trading floors, one in Makati City and the other in Pasig City, these floors are linked by an automated trading system, which integrates all bid and ask quotations from the bourses. A trading right evidenced by a "Trading Participant Certificate" is conferred on each member broker allowing the use of the PSE's trading facilities.

In June 1998, the PSEC granted the Self-Regulatory Organization status to the PSE, allowing it to impose rules as well as implement penalties on erring trading participants and listed companies. On August 8, 2001, the PSE completed its demutualization, converting from a non-stock member-governed institution into a stock corporation in compliance with the requirements of the Philippine SRC.

The PSE has an authorized capital stock of 97.8 million shares, of which 61.058 million shares are subscribed and fully paid-up. Each of the 184 member-brokers was granted 50,000 common shares of the new PSE at a par value of ₱1.00 per share. In addition, a trading right evidenced by a "Trading Participant Certificate" was immediately conferred on each member broker allowing the use of the PSE's trading facilities. As a result of the demutualization, the composition of the board of directors of the PSE was changed, requiring the inclusion of seven brokers and eight non-brokers, one of whom is the President.

On December 15, 2003, the PSE listed its shares by way of introduction at its own bourse as part of a series of reforms aimed at strengthening the Philippine securities industry.

Classified into financial, industrial, holding firms, property, services, and mining and oil sectors, companies are listed either on the PSE's First Board, Second Board or the Small and Medium Enterprises Board. Each index represents the numerical average of the prices of component stocks. The PSE has an index, referred to as the PHISIX, which as at the date thereof reflects the price movements of selected stocks listed on the PSE, based on traded prices of stocks from the various sectors. The PSE shifted from full market capitalization to free float market capitalization effective April 3, 2006 simultaneous with the migration to the free float index and the renaming of the PHISIX to PSEi. The PSEi is composed of stocks of 30 selected stocks listed on the PSE. On July 26, 2010, the PSE launched its current trading system, PSE Trade.

With the increasing calls for good corporate governance, the PSE has adopted an online daily disclosure system to improve the transparency of listed companies and to protect the investing public. The PSE also launched its Corporate Governance Guidebook in November 2010 as another initiative of the PSE to promote good governance among listed companies. It is composed of 10 guidelines embodying principles of good business practice and based on internationally recognized corporate governance codes and best practices.

The table below sets out movements in the composite index as of the last business day of each calendar year from 1995 to 2012 and shows the number of listed companies, market capitalization, and value of shares traded for the same period:

Year	Composite Index at Closing	Number of Listed Companies	Aggregate Market Capitalization	Combined Value of Turnover
			(in ₱ billions)	(in ₱ billions)
1995	2,594.2	205	1,545.7	379.0
1996	3,170.6	216	2,121.1	668.8
1997	1,869.2	221	1,251.3	586.2
1998	1,968.8	222	1,373.7	408.7
1999	2,142.9	225	1,936.5	781.0
2000	1,494.5	229	2,576.5	357.7
2001	1,168.1	231	2,141.4	159.6
2002	1,018.4	234	2,083.2	159.7
2003	1,442.4	236	2,973.8	145.4
2004	1,822.8	235	4,766.3	206.6
2005	2,096.0	237	5,948.4	383.5
2006	2,982.5	239	7,173.2	572.6
2007	3,621.6	244	7,977.6	1,338.3
2008	1,872.9	246	4,069.2	763.9
2009	3,052.7	248	6,029.1	994.2
2010	4,201.1	253	8,866.1	1,207.4
2011	4,372.0	245	8,697.0	1,422.6
2012	5,812.7	254	10,952.7	1,771.7

Source: PSE

TRADING

The PSE is a double auction market. Buyers and sellers are each represented by stockbrokers. To trade, bid or ask prices are posted on the PSE's electronic trading system. A buy (or sell) order that matches the lowest asked (or highest bid) price is automatically executed. Buy and sell orders received by one broker at the same price are crossed at the PSE at the indicated price. Payment of purchases of listed securities must be made by the buyer on or before the third trading day (the settlement date) after the trade.

Trading on the PSE commences at 9:30 a.m. and pauses for a one-and-a-half hour lunch break at 12:00 p.m. In the afternoon, trading resumes at 1:30 p.m. and ends at 3:30 p.m., with a 10-minute extension during which transactions may be conducted, provided that they are executed at the last traded price and are only for the purpose of completing unfinished orders. Trading days are Monday to Friday, except legal holidays and days when the BSP clearing house is closed.

Minimum trading lots range from 5 to 1,000,000 shares depending on the price range and nature of the security traded. The minimum trading lot for SM Prime's shares is 100 shares. Odd-sized lots are traded by brokers on a board specifically designed for odd-lot trading.

To maintain stability in the stock market, daily price swings are monitored and regulated. Under current PSE regulations, whenever an order will result in a breach of the trading threshold of a security within a trading day, the trading of that security will be frozen. Orders cannot be posted, modified or cancelled for a security that is frozen. In cases where an order has been partially matched, only the portion of the order that will result in a breach of the trading threshold will be frozen. Where the order results in a breach of the trading threshold, the following procedures shall apply:

  (i)
  In case the static threshold is breached, the PSE will accept the order, provided the price is within the allowable percentage price difference under the implementing guidelines of the revised trading rules (i.e., 50% of the previous day's reference or closing price, or the last adjusted closing price); otherwise, such order will be rejected. In cases where the order is accepted, the PSE will adjust the static threshold to 60%. All orders breaching the 60% static threshold will be rejected by the PSE.

  (ii)
  In case the dynamic threshold is breached, the PSE will accept the order if the price is within the allowable percentage price difference under the existing regulations (i.e., 20% for Security Cluster A and newly-listed securities; 15% for Security Cluster B; and 10% for Security Cluster C); otherwise, such order will be rejected by the PSE.

NON-RESIDENT TRANSACTIONS

When the purchase or sale of Philippine shares of stock involves a non-resident, whether the transaction is effected in the domestic or foreign market, it will be the responsibility of the securities dealer or broker to register the transaction with the BSP. The local securities dealer or broker shall file with the BSP, within three business days from the transaction date, an application in the prescribed registration form. After compliance with other required undertakings, the BSP shall issue a certificate of registration. Under BSP rules, all registered foreign investments in Philippine securities including profits and dividends, net of taxes and charges, may be repatriated.

SETTLEMENT

The Securities Clearing Corporation of the Philippines ("SCCP") is a wholly-owned subsidiary of the PSE, and was organized primarily as a clearance and settlement agency for SCCP-eligible trades executed through the facilities of the PSE. SCCP received its permanent license to operate on January 17, 2002. The SCCP is responsible for (a) delivery-versus-payment trade settlement; (b) management and administration of the Clearing and Trade Guaranty Fund and (c) risk monitoring and management. SCCP assumes the role of guarantor for transactions by trading participants of the PSE in the PSE and maintains and administers a trade guarantee fund called the Clearing and Trade Guaranty Fund.

SCCP settles PSE trades on a three-day rolling settlement environment, which means that settlement of trades takes place three trading days after transaction date ("T+3"). The deadline for settlement of trades is 12:00 noon of T+3. Securities sold should be in scripless form and lodged under the book-entry system of the PDTC. Each trading participant maintains a cash settlement account with one of the two existing settlement banks of SCCP, which are Banco de Oro Unibank, Inc. and Rizal Commercial Banking Corporation. Payment for securities bought should be in good, cleared funds and should be final and irrevocable. Settlement is presently on a broker level.

SCCP implemented its Central Clearing and Central Settlement ("CCS") system on May 29, 2006. CCCS employs multilateral netting, whereby the system automatically offsets "buy" and "sell" transactions on a per issue and a per flag basis to arrive at a net receipt or a net delivery security position for each clearing member. All cash debits and credits are also netted into a single net cash position for each Clearing Member. Novation of the original PSE trade contracts occurs, and SCCP stands between the original trading parties and becomes the central counterparty to each PSE-eligible trade cleared through it. Under this system, the current securities infrastructure in the Philippines is composed of a depositary and a registry system wherein listed shares are traded and settled as book-entry shares. The difference between the depositary and the registry would be on the recording of ownership of the shares in the issuing corporation's books.

In the depository set-up, shares are simply immobilized, wherein customers' certificates are cancelled and a new jumbo certificate is issued in the name of PCD Nominee Corporation ("PCD Nominee"), a corporation wholly-owned by the PDTC, whose sole purpose is to act as nominee and legal title holder of all shares of stock lodged in the PDTC. Transfers among/between broker and/or custodian accounts, as the case may be, will only be made within the book-entry system of PDTC. However, as far as the issuing corporation is concerned, the underlying certificates are in the nominee's name. In the registry set-up, settlement and recording of ownership of traded securities will already be directly made in the corresponding issuing company's transfer agents' books or system. Likewise, recording will already be at the beneficiary level (whether it be a client or a registered custodian holding securities for its clients), thereby removing from the broker its current "de facto" custodianship role.
SCRIPLESS TRADING

In 1995, the PDTC (formerly the Philippine Central Depository, Inc.), was organized to establish a central depository in the Philippines and introduce scripless or book-entry trading in the Philippines. On December 16, 1996, the PDTC was granted a provisional license by the PSEC to act as a central securities depository and live operations commenced on January 10, 1997.

All listed securities at the PSE have been converted into book-entry settlement in the PDTC. The depository service of the PDTC provides the infrastructure for lodgment (deposit) and upliftment (withdrawal) of securities, pledge of securities, securities lending and borrowing and corporate actions including shareholders' meetings, dividend declarations and rights offerings. The PDTC also provides depository and settlement services for non-PSE trades of listed equity securities. For transactions on the PSE, the security element of the trade will be settled through the book-entry system, while the cash element will be settled through the current settlement banks, Rizal Commercial Banking Corporation and Banco de Oro Unibank, Inc.

In order to benefit from the book-entry system, securities must be immobilized into the PDTC system through a process called lodgment. Lodgment is the process by which shareholders transfer legal title (but not beneficial title) over their shares of stock in favor of the PCD Nominee. "Immobilization" is the process by which the warrant or share certificates of lodging holders are canceled by the transfer agent and the corresponding transfer of beneficial ownership of the immobilized shares in the account of the PCD Nominee through the PDTC participant will be recorded in the issuing corporation's registry. This trust arrangement between the participants and PDTC through the PCD Nominee is established by and explained in the PDTC Rules and Operating Procedures approved by the PSEC. No consideration is paid for the transfer of legal title to the PCD Nominee. Once lodged, transfers of beneficial title of the securities are accomplished via book-entry settlement.

Under the current PDTC system, only participants (e.g. brokers and custodians) will be recognized by the PDTC as the beneficial owners of the lodged equity securities. Thus, each beneficial owner of shares, through his participant, will be the beneficial owner to the extent of the number of shares held by such participant in the records of the PCD Nominee. All lodgments, trades and uplifts on these shares will have to be coursed through a participant. Ownership and transfers of beneficial interests in the shares will be reflected, with respect to the participant's aggregate holdings, in the PDTC system, and with respect to each beneficial owner's holdings, in the records of the participants. Beneficial owners are thus advised that in order to exercise their rights as beneficial owners of the lodged shares, they must rely on their participant-brokers and/or participant- custodians.

Any beneficial owner of shares who wishes to trade his interests in the shares must course the trade through a participant. The participant can execute PSE trades and non-PSE trades of lodged equity securities through the PDTC system. All matched transactions in the PSE trading system will be fed through the SCCP, and into the PDTC system. Once it is determined on the settlement date (T+3) that there are adequate securities in the securities settlement account of the participant-seller and adequate cleared funds in the settlement bank account of the participant-buyer, the PSE trades are automatically settled in the SCCP Central Clearing and Central Settlement system, in accordance with the SCCP and PDTC Rules and Operating Procedures. Once settled, the beneficial ownership of the securities is transferred from the participant-seller to the participant-buyer without the physical transfer of stock certificates covering the traded securities.

On or after the listing of the shares with the PSE, any beneficial owner of the shares may apply with PDTC through his broker or custodian-participant for a withdrawal from the book-entry system and return to the conventional paper-based settlement. If a shareholder wishes to withdraw his stockholdings from the PDTC system, the PDTC has a procedure of upliftment under which PCD Nominee will transfer back to the shareholder the legal title to the shares lodged. The uplifting shareholder shall follow the Rules and Operating Procedures of the PDTC for the upliftment of the shares lodged under the name of the PCD Nominee. The transfer agent shall prepare and send a Registry Confirmation Advice to the PDTC covering the new number of shares lodged under the PCD Nominee. The expenses for upliftment are for the account of the uplifting shareholder.

Upon the issuance of stock certificates for the shares in the name of the person applying for upliftment, such shares shall be deemed to be withdrawn from the PDTC book-entry settlement system, and trading on such shares will follow the normal process for settlement of certificated securities. The expenses for upliftment of the shares into certificated securities will be charged to the person applying for upliftment. Pending completion of the upliftment process, the beneficial interest in the shares covered by the application for upliftment is frozen and no trading and book-entry settlement will be permitted until the relevant stock certificates in the name of the person applying for upliftment shall have been issued by the relevant company's transfer agent.

The difference between the depository and the registry would be on the recording of ownership of the shares in the issuing corporations' books. In the depository set-up, shares are simply immobilized, wherein customers' certificates are canceled and a confirmation advice is issued in the name of PCD Nominee to confirm new balances of the shares lodged with the PDTC. Transfers among/between broker and/or custodian accounts, as the case may be, will only be made within the book-entry system of the PDTC. However, as far as the issuing corporation is concerned, the underlying certificates are in the PCD Nominee's name. In the registry set-up, settlement and recording of ownership of traded securities will already be directly made in the corresponding issuing company's transfer agents' books or system. Likewise, recording will already be at the beneficiary level (whether it be a client or a registered custodian holding securities for its clients), thereby removing from the broker its current "de facto" custodianship role.

AMENDED RULE ON LODGMENT OF SECURITIES

On June 24, 2009, the PSE apprised all listed companies and market participants through Memorandum No. 2009-0320 that commencing on July 1, 2009, as a condition for the listing and trading of the securities of an applicant company, the applicant company shall electronically lodge its registered securities with the PDTC or any other entity duly authorized by the PSEC, without any jumbo or mother certificate in compliance with the requirements of Section 43 of the Philippine SRC. In compliance with the foregoing requirement, actual listing and trading of securities on the scheduled listing date shall take effect only after submission by the applicant company of the documentary requirements stated in Article III Part A of the PSE Revised Listing Rules.

Further, the PSE apprised all listed companies and market participants on May 21, 2010 through Memorandum No. 2010-0246 that the Amended Rule on Lodgement of Securities under Section 16 of Article III, Part A of the Revised Listing Rules of the PSE shall apply to all securities that are lodged with the PDTC or any other entity duly authorized by the PSEC.

For listing applications, the amended rule on lodgment of securities is applicable to:

  •
  The offer shares/securities of the applicant company in the case of an initial public offering;

  •
  The shares/securities that are lodged with the PDTC, or any other entity duly authorized by the PSEC in the case of a listing by way of introduction;

  •
  New securities to be offered and applied for listing by an existing listed company; and

  •
  Additional listing of securities of an existing listed company.

Pursuant to the said amendment, the PDTC issued an implementing procedure in support thereof to wit:

  •
  For a new company to be listed at the PSE as of July 1, 2009, the usual procedure will be observed but the transfer agent of the company shall no longer issue a certificate to PCD Nominee but shall issue a Registry Confirmation Advice, which shall be the basis for the PDTC to credit the holdings of the depository participants on listing date.

  •
  On the other hand, for an existing listed company, the PDTC shall wait for the advice of the transfer agent that it is ready to accept surrender of PCD Nominee jumbo certificates and upon such advice the PDTC shall surrender all PCD Nominee jumbo certificates to the transfer agent for cancellation. The transfer agent shall issue a Registry Confirmation Advice to PDTC evidencing the total number of shares registered in the name of PCD Nominee in the listed company's registry as of confirmation date.

 PHILIPPINE TAXATION

The following is a discussion of the material Philippine tax consequences for shareholders participating in the Exchange Offers. This general description does not purport to be a comprehensive description of the Philippine tax aspects relating to the Exchange Offers and no information is provided regarding the tax aspects of acquiring, owning, holding or disposing of the Consideration Shares under applicable tax laws of other applicable jurisdictions and the specific Philippine tax consequence in light of particular situations of acquiring, owning, holding and disposing of the Consideration Shares in such other jurisdictions. This discussion is based upon laws, regulations, rulings, and income tax conventions (treaties) in effect at the date of this Offer Document. The tax treatment applicable to a holder of the Consideration Shares may vary depending upon such holder's particular situation, and certain holders may be subject to special rules not discussed below. This summary does not purport to address all tax aspects that may be important to a holder of the Consideration Shares. Prospective investors of the Consideration Shares are urged to consult their own tax advisors as to the particular tax consequences of the ownership and disposition of the Consideration Shares, including the applicability and effect of any local or foreign tax laws.

Taxation Relating to the Exchange Offers

Pursuant to Section 127 (A) of the Philippine National Internal Revenue Code of 1997, a stock transaction tax at the rate of one-half of one percent of the gross selling price or gross value in money of the shares of stock sold, bartered, exchanged or otherwise disposed of shall be levied, assessed and collected on every sale, barter, exchange or other disposition of shares of stock listed and traded through the local stock exchange.

Thus, in the case of the Exchange Offers, the stock transaction tax shall be imposed as follows:

0.5% of the gross selling price or gross value in money of the SMDC and/or HPI shares of stock held by the shareholders accepting the Exchange Offers; and,

0.5% of the gross selling price or gross value in money of the SM Prime shares of stock to be given by the Offeror in exchange therefor.

As defined under Section 2 (i) of Bureau of Internal Revenue (BIR) Revenue Regulations (RR) No. 6-2008, dated April 22, 2008, "Gross value in money" means the fair market value, which, in the case of shares traded thru the stock exchange, shall consist of the actual selling price at which the transaction was executed in the trading system and/or facilities of the local stock exchange

Moreover, RR No. 6-2008 provides that the following sellers or transferors of stock are liable to the payment of the stock transaction tax:

  a)
  Individual taxpayer, whether citizen or alien;

  b)
  Corporate taxpayer, whether domestic or foreign; and,

  c)
  Other taxpayers not falling under (a) and (b) above, such as estate, trust, trust funds and pension funds, among others.

The stock broker who effected the sale has the duty to collect the tax from the seller upon issuance of the confirmation of sale, to issue the corresponding official receipt thereof and remit the same to the BIR.

As earlier discussed, the expenses, including the stock transaction tax, related to the Exchange Offers will be borne by the Offeror.

 PHILIPPINE FOREIGN EXCHANGE AND FOREIGN OWNERSHIP CONTROLS

Registration of Foreign Investments and Exchange Controls

Under current BSP regulations, an investment in Philippine securities (such as the Consideration Shares) must be registered with the BSP if the foreign exchange needed to service the repatriation of capital and/or the remittance of dividends, profits and earnings derived from such shares is to be sourced from the Philippine banking system. If the foreign exchange required to service capital repatriation or dividend remittance will be sourced outside the Philippine banking system, registration is not required. BSP Circular No. 471 (series of 2005) subjects foreign exchange dealers and money changers to RA No. 9160 (the Anti-Money Laundering Act of 2001, as amended) and requires these non-bank sources of foreign exchange to require foreign exchange buyers to submit, among others, the original BSP registration document in connection with their application to purchase foreign exchange exceeding U.S.$5,000 for purposes of capital repatriation and remittance of dividends.

Registration of Philippine securities listed in the PSE may be done directly with the BSP or through a custodian bank duly designated by the foreign investor. A custodian bank may be a universal or commercial bank or an offshore banking unit registered with the BSP to act as such and appointed by the investor to register the investment, hold shares for the investor, and represent the investor in all necessary actions in connection with his investments in the Philippines. Applications for registration must be accompanied by: (i) purchase invoice, subscription agreement and proof of listing on the PSE (either or both); (ii) credit advice or bank certificate showing the amount of foreign currency inwardly remitted and (iii) transfer instructions from the stockbroker or dealer, as the case may be.

The foregoing is subject to the power of BSP, with the approval of the President of the Philippines, to restrict the availability of foreign exchange during an exchange crisis, when an exchange crisis is imminent, or in times of national emergency.

The registration with the BSP of all foreign investments in the Consideration Shares shall be the responsibility of the foreign investor.

Foreign Ownership Controls

The Philippine Constitution and related statutes set forth restrictions on foreign ownership of companies engaged in certain activities, among them the ownership of private land.

In connection with the ownership of private land, Article XII, Section 7 of the Philippine Constitution, in relation to Article XII, Section 2 of the Philippine Constitution and Chapter 4 of Commonwealth Act No. 141, states that no private land shall be transferred or conveyed except to citizens of the Philippines or to corporations or associations organized under the laws of the Philippines at least 60.0% of whose capital is owned by such citizens.

RA 7042, as amended, otherwise known as the Foreign Investments Act of 1991 and the Negative List issued pursuant thereto, reserves to Philippine Nationals all areas of investment in which foreign ownership is limited by mandate of the Constitution and specific laws. Section 3(a) of RA 7042 defines a "Philippine National" as:

  •
  a citizen of the Philippines;

  •
  a domestic partnership or association wholly-owned by citizens of the Philippines;

  •
  a trustee of funds for pension or other employee retirement or separation benefits where the trustee is a Philippine National and at least 60.0% of the fund will accrue to the benefit of the Philippine Nationals;

  •
  a corporation organized under the laws of the Philippines of which at least 60.0% of the capital stock outstanding and entitled to vote is owned and held by citizens of the Philippines; and

  •
  Corporation Code of which 100.0% of the capital stock outstanding and entitled to vote is wholly-owned by Filipinos.

However, the Foreign Investments Act of 1991 states that where a corporation (and its non-Filipino shareholders) own stock in a PSEC-registered enterprise, at least 60.0% of the capital stock outstanding and entitled to vote of both the investing corporation and the investee corporation must be owned and held by citizens of the Philippines. Further, at least 60.0% of the members of the board of directors of both the investing corporation and the investee corporation must be Philippine citizens in order for the investee corporation to be considered a Philippine National.

In the case of Gamboa vs. Teves et al (G.R. No. 176579. June 28, 2011), the Supreme Court ruled that the term "capital" in Section 11, Article XII of the 1987 Constitution refers only to shares of stock entitled to vote in the election of directors, and thus in that particular case, only to common shares and not to the total outstanding capital stock (common and non-voting preferred shares).

 INDEPENDENT AUDITORS

The audited consolidated financial statements of SM Prime and its subsidiaries and SM Land and its subsidiaries as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been audited by SyCip Gorres Velayo & Co.

DEFINITIONS AND GLOSSARY OF TERMS

The following definitions and glossary apply in this Offer Document unless otherwise dictated by the context, including the foregoing pages of the Offer Document.

Definitions

Application Form	The form of application to be distributed and used by SMDC and HPI shareholders when accepting the Exchange Offers.
BDG	SM Prime's Business Development Group
Board or Board of Directors	The board of directors of SM Prime
By-laws	The bylaws of SM Prime
BIR	Bureau of Internal Revenue
BSP	Bangko Sentral Ng Pilipinas
CAGR	Compound annual growth rate
CCS	Central Clearing and Central Settlement
Consideration Shares	The new Shares of SM Prime to be issued as consideration for the SMDC and HPI shares as a part of the Exchange Offers
CPG	SM Land's Commercial Properties Group
Directors	Members of the board of directors of SM Prime
Eligible Shareholder	A registered owner of Target Shares as of any date during the Offer Period
Exchange Act	The U.S. Securities Exchange Act of 1934, as amended
Exchange Offers	The SMDC Exchange Offer and the HPI Exchange Offer
Government	The government of the Republic of the Philippines
HPI	Highlands Prime, Inc.
HPI Exchange Offer	The voluntary offer by the Offeror for the shares in HPI
IFRIC	International Financial Reporting Interpretations Committee
New SM Prime	SM Prime, after giving effect to the Exchange Offers and the Reorganization
Offer Agent	BDO Securities Corporation
Offer Period	The period from and including June 4, 2013 to July 9, 2013 at 12:00 noon (Manila Time). The Offeror may extend the Offer Period upon approval by the PSEC
PCD	Philippine Central Depository
PDS	Philippine Dealing System
Peso or ₱	Philippine Pesos, the lawful currency of the Republic of the Philippines
PDTC	Philippine Depository & Trust Corporation
PFIC	Passive foreign investment company

PFRS	Philippine Financial Reporting Standards
Philippine SRC	Philippine Securities Regulation Code
Pro Forma Financial Information	The pro forma condensed consolidated financial information of SM Prime as at December 31, 2012 and for the years ended December 31, 2010, 2011 and 2012
PSE	The Philippine Stock Exchange
PSEC	Philippine Securities and Exchange Commission
Reorganization	The proposed reorganization of certain companies and assets of the SM Group as discussed in "Description of the Reorganization"
SCCP	Securities Clearing Corporation of the Philippines
SGV & Co.	SyCip Gorres & Velayo & Co.
SMDC Exchange Offer	The voluntary offer by the Offeror for the shares in SMDC
SM Hotels	SM Hotels and Conventions Corporation
SM Land	SM Land, Inc.
SMDC	SM Development Corporation
SM Group	The group of companies owned by SM Investment Corporation
SMIC	SM Investments Corporation
SM Prime	SM Prime Holdings, Inc.
Securities Act	The U.S. Securities Act of 1933, as amended
Shares	The authorized and issued shares of common stock in SM Prime, each with a par value of ₱1.00 per Share
Target Shares	3,228,056,161 SMDC shares representing 34.82% of the total shares outstanding of SMDC and, 2,246,244,622 HPI shares representing 100% of the total shares outstanding of HPI.
Trading Day	A day that the PSE is open for trading
U.S.$	United States Dollars, the lawful currency of the Unites States of America

Glossary of terms

Terms and expressions used in the real estate industry and technical terms used in this Offer Document are set out below.

BPO	Business process outsourcing
Building Code	National Building Code of the Philippines
CPG	SM Land's Commercial Property Group
DAR	Philippine Department of Agrarian Reform
DENR	Philippine Department of Environment and Natural Resources
ECC	Environmental Compliance Certificate
EIA	Environmental Impact Assessment
GFA	Gross floor area
GLA	Gross lettable area
HLURB	Housing and Land Use Regulatory Board
LGUs	Local government units
MOA	Mall of Asia
OFW	Overseas foreign worker
sq. m.	Square meter
TFG	SM Prime's Treasury Finance Group
VAT	Value added tax

INDEX TO THE FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF SM PRIME HOLDINGS, INC. AND ITS SUBSIDIARIES AS AT DECEMBER 31, 2012 AND FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
Independent Auditors' Review Report	F-3
Pro Forma Consolidated Balance Sheet	F-5
Pro Forma Consolidated Statements of Income	F-7
Pro Forma Consolidated Statements of Comprehensive Income	F-10
Pro Forma Consolidated Statement of Changes in Stockholders' Equity	F-13
Pro Forma Consolidated Statement of Cash Flows	F-14
Notes to Pro Forma Condensed Consolidated Financial Information	F-17
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SM PRIME HOLDINGS, INC. AND ITS SUBSIDIARIES AS AT DECEMBER 31, 2012 AND 2011 AND FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
Independent Auditors' Report	F-42
Consolidated Balance Sheets	F-44
Consolidated Statements of Income	F-45
Consolidated Statements of Comprehensive Income	F-46
Consolidated Statements of Changes in Stockholders' Equity	F-47
Consolidated Statements of Cash Flows	F-48
Notes to Consolidated Financial Statements	F-49
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SM LAND, INC. AND ITS SUBSIDIARIES AS AT DECEMBER 31, 2012 AND 2011 AND FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
Independent Auditors' Report	F-113
Consolidated Balance Sheets	F-115
Consolidated Statements of Income	F-116
Consolidated Statements of Comprehensive Income	F-117
Consolidated Statements of Changes in Equity	F-118
Consolidated Statements of Cash Flows	F-119
Notes to Consolidated Financial Statements	F-120

SM Prime Holdings, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Financial Information As at December 31, 2012 and Years Ended December 31, 2012, 2011 and 2010

REPORT ON REVIEW OF PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The Stockholders and the Board of Directors
SM Prime Holdings, Inc.
Mall of Asia Arena Annex Building
Coral Way cor. J.W. Diokno Blvd.
Mall of Asia Complex, Brgy. 76, Zone 10
CBP-1A, Pasay City 1300

We have reviewed the pro forma adjustments reflecting the transactions described in Note 3 and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated balance sheet of SM Prime Holdings, Inc. and subsidiaries (the Group) as at December 31, 2012, the pro forma consolidated statements of income and pro forma consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010, the pro forma consolidated statement of changes in stockholders' equity and pro forma consolidated statement of cash flows for the year ended December 31, 2012. The historical financial information is derived from the historical consolidated financial statements of SM Prime Holdings, Inc. and SM Land, Inc. as at December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, which were audited by us. Such pro forma adjustments are based on the Group's assumptions as described in Notes 3 and 4 to the pro forma condensed consolidated financial information. The Group's management is responsible for the pro forma condensed consolidated financial information.

Our review was conducted in accordance with the Philippine Standard on Assurance Engagements 3000, Assurance Engagements Other than Audits or Reviews of Historical Financial Information (PSAE 3000) and Philippine Securities and Exchange Commission Memorandum Circular No. 2, Series of 2008, Guidelines on Reporting and Attestation of Pro Forma Financial Information Securities Regulation Code Rule 68, as amended, and, accordingly, included such procedures as we considered necessary under the circumstances. A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express an audit opinion.

The objective of this pro forma condensed consolidated financial information is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma condensed consolidated financial information is not necessarily indicative of the results of operations or related effects on the consolidated balance sheet that would have been attained had the transactions mentioned in Note 3, actually occurred at an earlier date.

Based on our review, nothing has come to our attention that causes us to believe that the management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the transactions described in Note 3, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statements in the pro forma consolidated balance sheet as at December 31, 2012, the pro forma consolidated statements of income and pro forma consolidated statements of comprehensive income for the three years ended December 31, 2012, 2011 and 2010, the pro forma consolidated statement of changes in equity and pro forma consolidated statement of cash flows for the year ended December 31, 2012.

SYCIP GORRES VELAYO & CO.

Belinda T. Beng Hui
Partner
CPA Certificate No. 88823
SEC Accreditation No. 0923-AR-1 (Group A),
    March 25, 2013, valid until March 24, 2016
Tax Identification No. 153-978-243
BIR Accreditation No. 08-001998-78-2012,
    June 19, 2012, valid until June 18, 2015
PTR No. 3669663, January 2, 2013, Makati City

May 31, 2013

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2012

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer					Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)								(II) Acquisition of Unlisted Companies (Note 4.II.a)	(III) Acquisition of Real Estate Assets (Note 4.III.a)	(IV) Other Pro Forma Adjustments (Note 4.IV.a)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation (Note 4.I.a.1.1)		(ii) Highlands Prime, Inc. (Note 4.I.a.1.2)	(B) Merger Adjustments (Note 4.I.a.2)						Pro Forma Balances (Unaudited)
ASSETS
Current Assets
Cash and cash equivalents (Note 6)	₱9,706,857,361	₱8,812,619,404		₱(496,118,415)	₱(71,827,182)		₱(928,692,367)	₱17,022,838,801	₱2,609,042,555	₱(2,354,524,978)	₱—	₱17,277,356,378
Investments held for trading	759,300,343	579,476,898		—	—		—	1,338,777,241	—	—	—	1,338,777,241
Short-term investments	821,000,000	—		—	—		—	821,000,000	—	—	—	821,000,000
Receivables (Note 7)	5,880,081,880	9,877,619,232		—	795,336,688		(22,249,780)	16,530,788,020	1,682,338,067	—	(5,000,975)	18,208,125,112
Condominium and residential units for sale	—	1,857,043,842		—	379,839,621		—	2,236,883,463	1,542,217,841	—	—	3,779,101,304
Land and development	—	11,524,958,286		—	—		—	11,524,958,286	—	—	—	11,524,958,286
Available-for-sale investments (Note 8)	1,000,000,000	—		—	—		—	1,000,000,000	—	—	—	1,000,000,000
Prepaid expenses and other current assets (Note 9)	1,440,189,139	9,835,282,798		—	141,483,733		—	11,416,955,670	538,603,015	1,960,369,560	—	13,915,928,245

Total Current Assets	19,607,428,723	42,487,000,460		(496,118,415)	1,244,832,860		(950,942,147)	61,892,201,481	6,372,201,478	(394,155,418)	(5,000,975)	67,865,246,566

Noncurrent Assets
Available-for-sale investments (Note 8)	—	24,037,301,653		—	(668,531,091)		—	23,368,770,562	(65,642,800)	—	—	23,303,127,762
Investments in shares of stocks	—	24,245,562,834		(768,007,158)	(142,709,392)		(23,334,846,284)	—	—	—	—	—
Property and equipment—net	—	664,149,736		—	19,392,186		—	683,541,922	917,321,470	—	—	1,600,863,392
Investment properties—net (Note 10)	124,087,439,798	11,302,717,321		—	44,511,009		—	135,434,668,128	2,463,777,434	9,504,400,092	—	147,402,845,654
Land and development—net of current portion	—	17,581,886,713		—	2,621,158,635		—	20,203,045,348	374,072,974	—	—	20,577,118,322
Derivative assets	109,978,821	—		—	—		—	109,978,821	—	—	—	109,978,821
Deferred tax assets	190,463,028	285,539,815		—	—		—	476,002,843	—	1,103,092,290	—	1,579,095,133
Other noncurrent assets (Note 11)	4,134,582,818	17,294,226,321		—	3,313,580		1,772,157	21,433,894,876	189,515,603	—	—	21,623,410,479

Total Noncurrent Assets	128,522,464,465	95,411,384,393		(768,007,158)	1,887,134,927		(23,333,074,127)	201,709,902,500	3,879,044,681	10,607,492,382	—	216,196,439,563

	₱148,129,893,188	₱137,898,384,853	₱	(1,264,125,573)	₱3,121,967,787	₱	(24,284,016,274)	₱263,602,103,981	₱10,251,246,159	₱10,213,336,964	₱(5,000,975)	₱284,061,686,129

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer					Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)								(II) Acquisition of Unlisted Companies (Note 4.II.a)	(III) Acquisition of Real Estate Assets (Note 4.III.a)	(IV) Other Pro Forma Adjustments (Note 4.IV.a)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation (Note 4.I.a.1.1)		(ii) Highlands Prime, Inc. (Note 4.I.a.1.2)	(B) Merger Adjustments (Note 4.I.a.2)						Pro Forma Balances (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Bank loans	₱800,000,000	₱6,500,000,000		₱—	₱800,000,000		₱—	₱8,100,000,000	₱830,000,000	₱—	₱—	₱8,930,000,000
Accounts payable and other current liabilities (Note 12)	11,398,520,838	19,287,513,680		—	402,901,817		(22,249,780)	31,066,686,555	2,777,521,415	—	(5,000,975)	33,839,206,995
Current portion of long-term debt (Note 13)	1,791,703,848	2,065,063,000		—	—		—	3,856,766,848	—	—	—	3,856,766,848
Income tax payable	632,900,873	22,386,695		(50,854,963)	(11,385,687)		—	593,046,918	638,646	—	—	593,685,564

Total Current Liabilities	14,623,125,559	27,874,963,375		(50,854,963)	1,191,516,130		(22,249,780)	43,616,500,321	3,608,160,061	—	(5,000,975)	47,219,659,407

Noncurrent Liabilities
Long-term debt—net of current portion (Note 13)	49,647,118,755	17,983,463,921		—	—		—	67,630,582,676	118,800,000	—	—	67,749,382,676
Deferred tax liabilities	1,278,194,418	641,560,240		—	80,894,622		—	2,000,649,280	26,941,916	—	—	2,027,591,196
Derivative liabilities	244,330,399	—		—	—		—	244,330,399	—	—	—	244,330,399
Tenants' deposits and other noncurrent liabilities	11,437,378,040	3,535,886,670		—	—		—	14,973,264,710	160,926,383	—	—	15,134,191,093

Total Noncurrent Liabilities	62,607,021,612	22,160,910,831		—	80,894,622		—	84,848,827,065	306,668,299	—	—	85,155,495,364

Equity Attributable to Equity Holders of the Parent
Capital stock (Notes 2, 3 and 4)	17,392,534,760	1,950,098,500		—	—		12,440,825,357	31,783,458,617	707,957,409	837,764,769	—	33,329,180,795
Additional paid-in capital—net (Notes 2, 3 and 4)	8,219,067,298	1,685,652,441		—	—		309,880,709	10,214,600,448	3,893,610,004	8,662,446,499	—	22,770,656,951
Equity adjustment from business combination (Notes 2, 3 and 4)	—	—		10,785,555,361	1,391,512,188		(12,177,067,549)	—	—	—	—	—
Cumulative translation adjustment	544,146,167	234,645,455		—	—		(234,645,455)	544,146,167	—	—	—	544,146,167
Unrealized mark-to-market gain (loss) on available-for-sale investments	—	18,726,232,395		—	(1,893,027)		—	18,724,339,368	—	—	—	18,724,339,368
Retained earnings (Notes 2, 3 and 4):
Appropriated	27,000,000,000	15,200,000,000		—	—		—	42,200,000,000	—	—	—	42,200,000,000
Unappropriated	16,890,136,797	36,060,144,697		—	322,207,763		(20,676,968,437)	32,595,520,820	1,734,850,386	713,125,696	—	35,043,496,902
Shares held by subsidiary (Notes 2, 3 and 4)	—	—		—	—		(672,443,091)	(672,443,091)	—	—	—	(672,443,091)
Treasury stock (Notes 2, 3 and 4)	(101,474,705)	—		—	—		(3,251,348,028)	(3,352,822,733)	—	—	—	(3,352,822,733)

Total Equity Attributable to Equity Holders of the Parent	69,944,410,317	73,856,773,488		10,785,555,361	1,711,826,924		(24,261,766,494)	132,036,799,596	6,336,417,799	10,213,336,964	—	148,586,554,359
Non-controlling Interests	955,335,700	14,005,737,159		(11,998,825,971)	137,730,111		—	3,099,976,999	—	—	—	3,099,976,999

Total Stockholders' Equity	70,899,746,017	87,862,510,647		(1,213,270,610)	1,849,557,035		(24,261,766,494)	135,136,776,595	6,336,417,799	10,213,336,964	—	151,686,531,358

	₱148,129,893,188	₱137,898,384,853	₱	(1,264,125,573)	₱3,121,967,787	₱	(24,284,016,274)	₱263,602,103,981	₱10,251,246,159	₱10,213,336,964	₱(5,000,975)	₱284,061,686,129

See accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer				Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)							(II) Acquisition of Unlisted Companies (Note 4.II.b)	(III) Acquisition of Real Estate Assets (Note 4.III.b)	(IV) Other Pro Forma Adjustments (Note 4.IV.a)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation (Note 4.I.b)	(ii) Highlands Prime, Inc. (Note 4.I.b)	(B) Merger Adjustments (Note 4.I.b)							Pro Forma Balances (Unaudited)
REVENUE (Note 5)
Rent	₱25,902,081,684	₱1,986,223,029	₱—	₱3,117,255		₱(246,111,042)	₱27,645,310,926	₱457,552,765	₱510,010,852	₱	(95,118,126)	₱28,517,756,417
Sales:
Real estate	—	21,578,437,826	—	521,486,405		—	22,099,924,231	1,381,187,328	—		—	23,481,111,559
Cinema ticket	3,477,261,663	—	—	—		—	3,477,261,663	—	—		—	3,477,261,663
Others	1,346,966,010	149,473,763	—	—		—	1,496,439,773	426,270,085	—		—	1,922,709,858

	30,726,309,357	23,714,134,618	—	524,603,660		(246,111,042)	54,718,936,593	2,265,010,178	510,010,852		(95,118,126)	57,398,839,497
COSTS AND EXPENSES (Note 14)	13,995,150,286	18,220,829,997	—	460,817,202		(246,111,042)	32,430,686,443	2,067,389,763	556,591,248		(95,118,126)	34,959,549,328

INCOME FROM OPERATIONS	16,731,159,071	5,493,304,621	—	63,786,458		—	22,288,250,150	197,620,415	(46,580,396)		—	22,439,290,169

OTHER INCOME (CHARGES)—Net
Interest expense	(2,195,557,761)	(797,978,722)	—	(45,704,139)		—	(3,039,240,622)	(17,927,362)	(1,294,083)		—	(3,058,462,067)
Interest and dividend income	406,214,974	606,744,435	—	14,248,929		—	1,027,208,338	84,443,425	59,985		—	1,111,711,748
Others—net	(653,110,383)	5,231,588,124	—	13,763,050		(4,313,491,449)	278,749,342	10,849,647	7,839,813		—	297,438,802

	(2,442,453,170)	5,040,353,837	—	(17,692,160)		(4,313,491,449)	(1,733,282,942)	77,365,710	6,605,715		—	(1,649,311,517)

INCOME (LOSS) BEFORE INCOME TAX	14,288,705,901	10,533,658,458	—	46,094,298		(4,313,491,449)	20,554,967,208	274,986,125	(39,974,681)		—	20,789,978,652

PROVISION FOR INCOME TAX
Current	3,313,221,804	309,133,313	—	6,059,050		—	3,628,414,167	56,991,826	—		—	3,685,405,993
Deferred	53,337,830	56,382,481	—	7,857,715		—	117,578,026	11,409,902	—		—	128,987,928

	3,366,559,634	365,515,794	—	13,916,765		—	3,745,992,193	68,401,728	—		—	3,814,393,921

NET INCOME	₱10,922,146,267	₱10,168,142,664	₱—	₱32,177,533	₱	(4,313,491,449)	₱16,808,975,015	₱206,584,397	₱(39,974,681)		₱—	₱16,975,584,731

Attributable to
Equity holders of the parent	₱10,529,954,990	₱8,460,517,050	₱1,462,403,726	₱30,568,656	₱	(4,313,491,449)	₱16,169,952,973	₱206,584,397	₱(39,974,681)		₱—	₱16,336,562,689
Non-controlling interests	392,191,277	1,707,625,614	(1,462,403,726)	1,608,877		—	639,022,042	—	—		—	639,022,042

	₱10,922,146,267	₱10,168,142,664	₱—	₱32,177,533	₱	(4,313,491,449)	₱16,808,975,015	₱206,584,397	₱(39,974,681)		₱—	₱16,975,584,731

Basic/Diluted Earnings Per Share (Note 16)	₱0.606											₱0.589

See accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer				Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)							(II) Acquisition of Unlisted Companies (Note 4.II.b)	(III) Acquisition of Real Estate Assets (Note 4.III.b)	(IV) Other Pro Forma Adjustments (Note 4.IV.a)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation (Note 4.I.b)	(ii) Highlands Prime, Inc. (Note 4.I.b)	(B) Merger Adjustments (Note 4.I.b)						Pro Forma Balances (Unaudited)
REVENUE (Note 5)
Rent	₱22,759,402,156	₱1,535,274,676	₱—	₱4,047,701		₱(219,637,558)	₱24,079,086,975	₱438,590,112	₱490,629,596	₱(844,905)	₱25,007,461,778
Sales:
Real estate	—	16,183,740,954	—	330,523,425		—	16,514,264,379	1,504,791,222	—	—	18,019,055,601
Cinema ticket	3,051,716,588	—	—	—		—	3,051,716,588	—	—	—	3,051,716,588
Merchandise	—	—	—	—		—	—	2,798,729,544	—	—	2,798,729,544
Others	1,086,336,307	138,043,071	—	—		—	1,224,379,378	144,480,122	—	—	1,368,859,500

	26,897,455,051	17,857,058,701	—	334,571,126		(219,637,558)	44,869,447,320	4,886,591,000	490,629,596	(844,905)	50,245,823,011
COSTS AND EXPENSES (Note 14)	12,277,496,446	13,194,664,569	—	340,093,028		(219,637,558)	25,592,616,485	4,766,869,088	373,771,324	(844,905)	30,732,411,992

INCOME FROM OPERATIONS	14,619,958,605	4,662,394,132	—	(5,521,902)		—	19,276,830,835	119,721,912	116,858,272	—	19,513,411,019

OTHER INCOME (CHARGES)—Net
Interest expense	(1,948,257,322)	(847,940,148)	—	(87,977,159)		—	(2,884,174,629)	(46,614,482)	—	—	(2,930,789,111)
Interest and dividend income	361,227,330	768,872,479	—	26,072,631		—	1,156,172,440	74,549,182	102,286	—	1,230,823,908
Others—net	(812,537,877)	3,926,734,159	—	11,592,888		(3,704,672,159)	(578,882,989)	2,478,516	33,297,087	—	(543,107,386)

	(2,399,567,869)	3,847,666,490	—	(50,311,640)		(3,704,672,159)	(2,306,885,178)	30,413,216	33,399,373	—	(2,243,072,589)

INCOME BEFORE INCOME TAX	12,220,390,736	8,510,060,622	—	(55,833,542)		(3,704,672,159)	16,969,945,657	150,135,128	150,257,645	—	17,270,338,430

PROVISION FOR (BENEFIT FROM) INCOME TAX
Current	2,932,357,842	77,001,466	—	4,948,757		—	3,014,308,065	74,566,143	—	—	3,088,874,208
Deferred	(94,188,973)	32,929,279	—	(25,739,825)		—	(86,999,519)	16,160,535	—	—	(70,838,984)

	2,838,168,869	109,930,745	—	(20,791,068)		—	2,927,308,546	90,726,678	—	—	3,018,035,224

NET INCOME	₱9,382,221,867	₱8,400,129,877	₱—	₱(35,042,474)	₱	(3,704,672,159)	₱14,042,637,111	₱59,408,450	₱150,257,645	₱—	₱14,252,303,206

Attributable to
Equity holders of the parent	₱9,055,995,525	₱6,946,371,855	₱1,244,994,612	₱(33,290,350)	₱	(3,704,672,159)	₱13,509,399,483	₱59,408,450	₱150,257,645	₱—	₱13,719,065,578
Non-controlling interests	326,226,342	1,453,758,022	(1,244,994,612)	(1,752,124)		—	533,237,628	—	—	—	533,237,628

	₱9,382,221,867	₱8,400,129,877	₱—	₱(35,042,474)	₱	(3,704,672,159)	₱14,042,637,111	₱59,408,450	₱150,257,645	₱—	₱14,252,303,206

Basic/Diluted Earnings Per Share (Note 16)	₱0.521										₱0.495

See accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2010

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer				Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)							(II) Acquisition of Unlisted Companies (Note 4.II.b)	(III) Acquisition of Real Estate Assets (Note 4.III.b)	(IV) Other Pro Forma Adjustments (Note 4.IV.a)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation (Note 4.I.b)	(ii) Highlands Prime, Inc. (Note 4.I.b)	(B) Merger Adjustments (Note 4.I.b)						Pro Forma Balances (Unaudited)
REVENUE (Note 5)
Rent	₱19,992,948,925	₱1,295,967,137	₱—	₱2,759,954		₱(270,487,728)	₱21,021,188,288	₱342,821,459	₱342,371,291	₱(863,917)	₱21,705,517,121
Sales:
Real estate	—	9,118,069,504	—	427,372,820		—	9,545,442,324	1,670,866,740	—	—	11,216,309,064
Merchandise	—	—	—	—		—	—	6,196,059,183	—	—	6,196,059,183
Cinema ticket	2,764,775,099	—	—	—		—	2,764,775,099	—	—	—	2,764,775,099
Others	958,207,627	117,301,286	—	—		—	1,075,508,913	198,560,889	—		1,274,069,802

	23,715,931,651	10,531,337,927	—	430,132,774		(270,487,728)	34,406,914,624	8,408,308,271	342,371,291	(863,917)	43,156,730,269
COSTS AND EXPENSES (Note 14)	11,271,381,415	7,594,612,311	—	389,734,454		(270,487,728)	18,985,240,452	7,879,112,044	255,823,755	(863,917)	27,119,312,334

INCOME FROM OPERATIONS	12,444,550,236	2,936,725,616	—	40,398,320		—	15,421,674,172	529,196,227	86,547,536	—	16,037,417,935

OTHER INCOME (CHARGES)—Net
Interest expense	(1,746,215,754)	(592,563,873)	—	(71,520,856)		—	(2,410,300,483)	(112,441,137)	—	—	(2,522,741,620)
Interest and dividend income	251,102,302	580,200,030	—	24,272,981		—	855,575,313	42,841,986	148,443	—	898,565,742
Others—net	(152,588,284)	6,519,252,775	—	13,971,787		(3,218,275,032)	3,162,361,246	13,505,661	327,525,645	—	3,503,392,552

	(1,647,701,736)	6,506,888,932	—	(33,276,088)		(3,218,275,032)	1,607,636,076	(56,093,490)	327,674,088	—	1,879,216,674

INCOME BEFORE INCOME TAX	10,796,848,500	9,443,614,548	—	7,122,232		(3,218,275,032)	17,029,310,248	473,102,737	414,221,624	—	17,916,634,609

PROVISION FOR (BENEFIT FROM) INCOME TAX
Current	2,449,966,767	187,736,184	—	4,249,685		—	2,641,952,636	28,954,685	—	—	2,670,907,321
Deferred	206,748,328	(48,980,432)	—	(5,347,255)		—	152,420,641	113,064,030	—	—	265,484,671

	2,656,715,095	138,755,752	—	(1,097,570)		—	2,794,373,277	142,018,715	—	—	2,936,391,992

NET INCOME	₱8,140,133,405	₱9,304,858,796	₱—	₱8,219,802	₱	(3,218,275,032)	₱14,234,936,971	₱331,084,022	₱414,221,624	₱—	₱14,980,242,617

Attributable to
Equity holders of the parent	₱7,856,348,789	₱8,252,746,637	₱901,007,283	₱7,808,812	₱	(3,218,275,032)	₱13,799,636,489	₱331,084,022	₱414,221,624	₱—	₱14,544,942,135
Non-controlling interests	283,784,616	1,052,112,159	(901,007,283)	410,990		—	435,300,482	—	—	—	435,300,482

	₱8,140,133,405	₱9,304,858,796	₱—	₱8,219,802	₱	(3,218,275,032)	₱14,234,936,971	₱331,084,022	₱414,221,624	₱—	₱14,980,242,617

Basic/Diluted Earnings Per Share (Note 16)	₱0.464										₱0.533

See accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer				Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)							(II) Acquisition of Unlisted Companies (Note 4.II.b)	(III) Acquisition of Real Estate Assets (Note 4.III.b)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation (Note 4.I.c)	(ii) Highlands Prime, Inc. (Note 4.I.c)	(B) Merger Adjustments (Note 4.I.c)					(IV) Other Pro Forma Adjustments	Pro Forma Balances (Unaudited)
NET INCOME	₱10,922,146,267	₱10,168,142,664	₱—	₱32,177,533	₱	(4,313,491,449)	₱16,808,975,015	₱206,584,397	₱(39,974,681)	₱—	₱16,975,584,731

OTHER COMPREHENSIVE INCOME (LOSS)—Net
Unrealized mark-to-market gain (loss) on available-for-sale investments	—	6,688,832,021	—	(1,428,440)		—	6,687,403,581	—	—	—	6,687,403,581
Cumulative translation adjustment	(328,512,695)	(134,571,962)	—	—		134,571,962	(328,512,695)	—	—	—	(328,512,695)

	(328,512,695)	6,554,260,059	—	(1,428,440)		134,571,962	6,358,890,886	—	—	—	6,358,890,886

TOTAL COMPREHENSIVE INCOME	₱10,593,633,572	₱16,722,402,723	₱—	₱30,749,093	₱	(4,178,919,487)	₱23,167,865,901	₱206,584,397	₱(39,974,681)	₱—	₱23,334,475,617

Attributable to
Equity holders of the parent	₱10,201,442,295	₱14,928,709,946	₱1,536,111,342	₱29,140,216	₱	(4,178,919,487)	₱22,516,484,312	₱206,584,397	₱(39,974,681)	₱—	₱22,683,094,028
Non-controlling interests	392,191,277	1,793,692,777	(1,536,111,342)	1,608,877		—	651,381,589	—	—	—	651,381,589

	₱10,593,633,572	₱16,722,402,723	₱—	₱30,749,093	₱	(4,178,919,487)	₱23,167,865,901	₱206,584,397	₱(39,974,681)	₱—	₱23,334,475,617

See accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer					Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)								(II) Acquisition of Unlisted Companies (Note 4.II.b)	(III) Acquisition of Real Estate Assets (Note 4.III.b)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation (Note 4.I.c)	(ii) Highlands Prime, Inc. (Note 4.I.c)		(B) Merger Adjustments (Note 4.I.c)					(IV) Other Pro Forma Adjustments	Pro Forma Balances (Unaudited)
NET INCOME	₱9,382,221,867	₱8,400,129,877	₱—	₱	(35,042,474)	₱	(3,704,672,159)	₱14,042,637,111	₱59,408,450	₱150,257,645	₱—	₱14,252,303,206

OTHER COMPREHENSIVE INCOME (LOSS)—Net
Cumulative translation adjustment	282,958,497	115,754,084	—		—		(115,754,084)	282,958,497	—	—	—	282,958,497
Unrealized mark-to-market gain (loss) on available-for-sale investments	(3,745,323)	196,784,597	—		(564,220)		—	192,475,054	—	—	—	192,475,054
Share in fair value changes in available-for-sale investments of associate	—	(1,578,151)	—		—		1,578,151	—	—	—	—	—

	279,213,174	310,960,530	—		(564,220)		(114,175,933)	475,433,551	—	—	—	475,433,551

TOTAL COMPREHENSIVE INCOME	₱9,661,435,041	₱8,711,090,407	₱—	₱	(35,606,694)	₱	(3,818,848,092)	₱14,518,070,662	₱59,408,450	₱150,257,645	₱—	₱14,727,736,757

Attributable to
Equity holders of the parent	₱9,335,208,699	₱7,095,303,689	₱1,383,755,424	₱	(33,854,570)	₱	(3,818,848,092)	₱13,961,565,150	₱59,408,450	₱150,257,645	₱—	₱14,171,231,245
Non-controlling interests	326,226,342	1,615,786,718	(1,383,755,424)		(1,752,124)		—	556,505,512	—	—	—	556,505,512

	₱9,661,435,041	₱8,711,090,407	₱—	₱	(35,606,694)	₱	(3,818,848,092)	₱14,518,070,662	₱59,408,450	₱150,257,645	₱—	₱14,727,736,757

See accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2010

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer
	SM Prime Holdings, Inc. Consolidated (Audited)						Merged SM Prime Holdings, Inc. and SM Land, Inc.	(II) Acquisition of Unlisted Companies (Note 4.II.b)	(III) Acquisition of Real Estate Assets (Note 4.III.b)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation (Note 4.I.c)	(ii) Highlands Prime, Inc. (Note 4.I.c)	(B) Merger Adjustments (Note 4.I.c)					(IV) Other Pro Forma Adjustments	Pro Forma Balances (Unaudited)
NET INCOME	₱8,140,133,405	₱9,304,858,796	₱—	₱8,219,802	₱	(3,218,275,032)	₱14,234,936,971	₱331,084,022	₱414,221,624	₱—	₱14,980,242,617

OTHER COMPREHENSIVE INCOME (LOSS)—Net
Unrealized mark-to-market gain on available-for-sale investments	1,230,084	7,395,331,028	—	969,313		1,477,488,931	8,875,019,356	—	—	—	8,875,019,356
Cumulative translation adjustment	(91,770,374)	(37,592,820)	—	—		37,592,820	(91,770,374)	—	—	—	(91,770,374)
Share in fair value changes in available-for-sale investments of associate	—	503,892	—	—		(503,892)	—	—	—	—	—

	(90,540,290)	7,358,242,100	—	969,313		1,514,577,859	8,783,248,982	—	—	—	8,783,248,982

TOTAL COMPREHENSIVE INCOME	₱8,049,593,115	₱16,663,100,896	₱—	₱9,189,115	₱	(1,703,697,173)	₱23,018,185,953	₱331,084,022	₱414,221,624	₱—	₱23,763,491,599

Attributable to
Equity holders of the parent	₱7,765,808,499	₱15,072,631,548	₱1,362,056,156	₱8,778,125	₱	(1,703,697,173)	₱22,505,577,155	₱331,084,022	₱414,221,624	₱—	₱23,250,882,801
Non-controlling interests	283,784,616	1,590,469,348	(1,362,056,156)	410,990		—	512,608,798	—	—	—	512,608,798

	₱8,049,593,115	₱16,663,100,896	₱—	₱9,189,115	₱	(1,703,697,173)	₱23,018,185,953	₱331,084,022	₱414,221,624	₱—	₱23,763,491,599

See accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2012

	Equity Attributable to Equity Holders of the Parent
				Unrealized Mark-to- market Gain on Available-for- sale Investments
					Retained Earnings
		Additional Paid-in Capital—Net	Cumulative Translation Adjustment				Shares Held by Subsidiary					Non-controlling Interests
	Capital Stock				Appropriated	Unappropriated			Treasury Stock		Total		Total
At January 1, 2012	₱13,917,800,067	₱8,219,067,298	₱872,658,862	₱—	₱7,000,000,000	₱33,865,609,976		₱—		₱(101,474,705)	₱63,773,661,498	₱573,144,423	₱64,346,805,921
Issuance of shares (Notes 4 and 16)	15,936,646,035	—	—	—	—	—		—		—	15,936,646,035	—	15,936,646,035
Effect of business combination (Notes 2, 3 and 4)	—	14,551,589,653	—	12,049,295,334	16,200,000,000	11,986,752,406		(672,443,091)		(3,251,348,028)	50,863,846,274	1,948,663,690	52,812,509,964

As restated	29,854,446,102	22,770,656,951	872,658,862	12,049,295,334	23,200,000,000	45,852,362,382		(672,443,091)		(3,352,822,733)	130,574,153,807	2,521,808,113	133,095,961,920

Pro forma net income	—	—	—	—	—	16,336,562,689		—		—	16,336,562,689	639,022,042	16,975,584,731
Pro forma other comprehensive income (loss)	—	—	(328,512,695)	6,675,044,034	—	—		—		—	6,346,531,339	12,359,547	6,358,890,886

Pro forma total comprehensive income	—	—	(328,512,695)	6,675,044,034	—	16,336,562,689		—		—	22,683,094,028	651,381,589	23,334,475,617

Appropriation	—	—	—	—	20,000,000,000	(20,000,000,000)		—		—	—	—	—
Reversal of appropriation	—	—	—	—	(1,000,000,000)	1,000,000,000		—		—	—	—	—
Cash and stock dividends (Note 4)	3,474,734,693	—	—	—	—	(8,145,428,169)		—		—	(4,670,693,476)	(73,212,703)	(4,743,906,179)

At December 31, 2012	₱33,329,180,795	₱22,770,656,951	₱544,146,167	₱18,724,339,368	₱42,200,000,000	₱35,043,496,902	₱	(672,443,091)	₱	(3,352,822,733)	₱148,586,554,359	₱3,099,976,999	₱151,686,531,358

See accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2012

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer				Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation	(ii) Highlands Prime, Inc.	(B) Merger Adjustments			(II) Acquisition of Unlisted Companies	(III) Acquisition of Real Estate Assets	(IV) Other Pro Forma Adjustments	Pro Forma Balances (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Income before income tax and non-controlling interests	₱14,288,705,901	₱10,533,658,458	₱—	₱46,094,298	₱	(4,313,491,449)	₱20,554,967,208	₱274,986,125	₱(39,974,681)	₱—	₱20,789,978,652
Adjustments for:
Interest expense	2,195,557,761	797,978,722	—	45,704,139		—	3,039,240,622	17,927,362	1,294,083	—	3,058,462,067
Interest income and dividend income	(406,214,974)	(606,744,435)	—	(14,248,929)		—	(1,027,208,338)	(84,443,425)	(59,985)	—	(1,111,711,748)
Depreciation and amortization	3,955,641,599	401,177,416	—	9,880,840		—	4,366,699,855	229,957,718	451,180,654	—	5,047,838,227
Equity in net earnings of associates	—	(4,313,491,449)	—	—		4,313,491,449	—	—	—	—	—
Loss (gain) on:
Sale of available-for-sale investments	—	(158,257,173)	—	—		—	(158,257,173)	—	—	—	(158,257,173)
Fair value changes on derivatives—net	16,277,832	—	—	—		—	16,277,832	—	—	—	16,277,832
Fair value changes on investments held for trading	706,500	(195,474,558)	—	—		—	(194,768,058)	(706,500)	—	—	(195,474,558)
Sale/retirement of investment properties and property and equipment	—	—	—	(84,297)		—	(84,297)	(254,678,915)	—	—	(254,763,212)
Unrealized foreign exchange loss (gain)	(100,497,563)	(7,445,184)	—	142,252		—	(107,800,495)	306,945	—	—	(107,493,548)

Operating income before working capital changes	19,950,177,056	6,451,401,797	—	87,488,303		—	26,489,067,156	183,349,312	412,440,071	—	27,084,856,539
Decrease (increase) in:
Receivables	(1,196,584,369)	(6,520,394,211)	—	12,051,694		22,249,780	(7,682,677,106)	(53,541,051)	—	5,000,975	(7,731,217,182)
Condominium and residential units for sale	—	732,840,222	—	(158,519,204)		—	574,321,018	43,351,167	—	—	617,672,185
Land and development	—	(10,954,118,491)	—	162,782,119		—	(10,791,336,372)	(247,106,544)	—	—	(11,038,442,916)
Prepaid expenses and other current assets	(165,253,383)	(6,052,007,580)	—	—		—	(6,217,260,963)	(91,962,316)	—	—	(6,309,223,279)
(Forward)

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2012

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer				Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation	(ii) Highlands Prime, Inc.		(B) Merger Adjustments		(II) Acquisition of Unlisted Companies	(III) Acquisition of Real Estate Assets	(IV) Other Pro Forma Adjustments	Pro Forma Balances (Unaudited)
Increase (decrease) in:
Accounts payable and other current liabilities	₱816,102,704	₱3,529,241,781	₱—	₱	(52,028,848)	₱(22,249,780)	₱4,271,065,857	₱111,695,016	₱—	₱(5,000,975)	₱4,377,759,898
Tenants deposits and other noncurrent liabilities	952,539,475	2,603,118,743	—		(1,844,322)	—	3,553,813,896	(18,994,039)	—	—	3,534,819,857

Net cash generated from (used for) operations	20,356,981,483	(10,209,917,739)	—		49,929,742	—	10,196,993,486	(73,208,455)	412,440,071	—	10,536,225,102
Income tax paid	(3,274,142,314)	(288,901,803)	—		—	—	(3,563,044,117)	(34,391,730)	—	—	(3,597,435,847)

Net cash provided by (used in) operating activities	17,082,839,169	(10,498,819,542)	—		49,929,742	—	6,633,949,369	(107,600,185)	412,440,071	—	6,938,789,255

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to:
Investment properties	(21,114,932,036)	(1,094,018,696)	—		(3,145,946)	—	(22,212,096,678)	(201,715,069)	—	—	(22,413,811,747)
Available-for-sale investments	—	(914,338,384)	—		—	—	(914,338,384)	—	—	—	(914,338,384)
Property and equipment	—	(134,241,400)	—		(1,024,034)	—	(135,265,434)	(425,362,611)	—	—	(560,628,045)
Investments held for trading	38,508,319	—	—		—	—	38,508,319	—	—	—	38,508,319
Proceeds from sale of:
Investment properties	—	—	—		—	—	—	1,119,290,000	—	—	1,119,290,000
Available-for-sale-investments	—	282,419,673	—		—	—	282,419,673	—	—	—	282,419,673
Property and equipment	—	—	—		1,019,890	—	1,019,890	—	—	—	1,019,890
Interest received	404,648,011	241,935,861	—		16,068,857	—	662,652,729	78,174,987	—	—	740,827,716
Dividend received	—	1,795,151,140	—		—	(1,651,133,442)	144,017,698	—	—	—	144,017,698
Decrease (increase) in other noncurrent assets	(1,013,987,073)	(8,100,196)	—		561,663,299	—	(460,423,970)	5,376,831	—	—	(455,047,139)

Net cash provided by (used in) investing activities	(21,685,762,779)	168,807,998	—		574,582,066	(1,651,133,442)	(22,593,506,157)	575,764,138	—	—	(22,017,742,019)

(Forward)

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2012

		Pro Forma Adjustments (Unaudited)
			(I) Tender Offer and Merger
			(A) Tender Offer				Merged SM Prime Holdings, Inc. and SM Land, Inc.
	SM Prime Holdings, Inc. Consolidated (Audited)
		SM Land, Inc. Consolidated (Audited)	(i) SM Development Corporation		(ii) Highlands Prime, Inc.	(B) Merger Adjustments		(II) Acquisition of Unlisted Companies	(III) Acquisition of Real Estate Assets		(IV) Other Pro Forma Adjustments	Pro Forma Balances (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Availments of:
Long-term debt	₱18,266,750,000	₱18,747,206,398		₱—	₱800,000,000	₱—	₱37,813,956,398	₱—		₱—	₱—	₱37,813,956,398
Bank loans	800,000,000	—		—	—	—	800,000,000	140,000,000		—	—	940,000,000
Payments of:
Interest	(2,313,265,132)	(691,314,477)		—	(66,782,457)	—	(3,071,362,066)	21,098,626		—	—	(3,050,263,440)
Long-term debt	(6,673,225,943)	(5,058,750,000)		—	(1,391,333,333)	—	(13,123,309,276)	—		—	—	(13,123,309,276)
Bank loans	—	—		—	—	—	—	(1,200,000)		—	—	(1,200,000)
Dividends	(4,040,693,476)	(639,572,942)		—	—	1,651,133,442	(3,029,132,976)	(332,500,000)		—	—	(3,361,632,976)
Proceeds from issuance of new common shares	—	—		—	—	—	—	400,187,125		—	—	400,187,125
Decrease in non-controlling interests	—	(146,729,845)		—	—	—	(146,729,845)	—		—	—	(146,729,845)

Net cash provided by (used in) financing activities	6,039,565,449	12,210,839,134		—	(658,115,790)	1,651,133,442	19,243,422,235	227,585,751		—	—	19,471,007,986

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(20,000,517)	7,445,184		—	(142,252)	—	(12,697,585)	(306,946)		—	—	(13,004,531)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,416,641,322	1,888,272,774		—	(33,746,234)	—	3,271,167,862	695,442,758		412,440,071	—	4,379,050,691
OTHER PRO FORMA ADJUSTMENTS (Note 4.III.d)	—	—		—	—	—	—	—		(412,440,071)	—	(412,440,071)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	8,290,216,039	6,924,346,630		(496,118,415)	(38,080,948)	(928,692,367)	13,751,670,939	1,913,599,797		(2,354,524,978)	—	13,310,745,758

CASH AND CASH EQUIVALENTS AT END OF YEAR	₱9,706,857,361	₱8,812,619,404	₱	(496,118,415)	₱(71,827,182)	₱(928,692,367)	₱17,022,838,801	₱2,609,042,255	₱	(2,354,524,978)	₱—	₱17,277,356,378

See accompanying Notes to Pro Forma Condensed Consolidated Financial Information.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

1. Corporate Information

SM Prime Holdings, Inc. (SMPH) was incorporated in the Philippines and registered with the Securities and Exchange Commission (SEC) on January 6, 1994. SMPH and its subsidiaries (collectively referred to as "the SMPH Group") develop, conduct, operate and maintain the business of modern commercial shopping centers and all businesses related thereto, such as the conduct, operation and maintenance of shopping center spaces for rent, amusement centers, or cinema theaters within the compound of the shopping centers. Its main sources of revenue include rent income from leases in mall and food court, cinema ticket sales and amusement income from bowling, ice skating and others.

The SMPH's shares of stock are publicly traded in the Philippine Stock Exchange (PSE).

Before the planned corporate restructuring, SMPH is 21.65% and 40.96% directly-owned by SM Investments Corporation (SMIC) and SM Land, Inc. (SM Land), respectively. SM Land is a 66.89% owned subsidiary of SMIC. SMIC, the ultimate parent company, is a Philippine corporation which listed its common shares with the PSE in 2005.

The registered office and principal place of business of SMPH is Mall of Asia Arena Annex Building, Coral Way cor. J.W. Diokno Blvd., Mall of Asia Complex, Brgy. 76, Zone 10, CBP-1A, Pasay City 1300.

The unaudited pro forma condensed consolidated financial information as at December 31, 2012 and for the years ended December 31, 2012, 2011 and 2010 were authorized for issue by the Board of Directors (BOD) on May 31, 2013.

2. Basis of Preparing Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated financial information have been prepared in accordance with Section 8, Part II of the Securities Regulation Code 68, As Amended in 2011 (SRC Rule 68).

The unaudited pro forma condensed consolidated financial information has been prepared solely for inclusion in the exchange offer document prepared by SM Land in connection with its voluntary offer for the tender shares of the other shareholders of SM Development Corporation (SMDC) and Highlands Prime, Inc. (HPI), both publicly-listed entities in the PSE, in exchange of SMPH common shares held by SM Land, and for no other purpose. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements of SMPH and its subsidiaries and SM Land and its subsidiaries as at December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010.

The objective of this unaudited pro forma condensed consolidated financial information is to show what the significant effects on the historical financial information might have been had the transactions described in Note 3 occurred at an earlier date. However, the unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations or related effects on the consolidated financial statements that would have been attained, had the transactions described in Note 3 actually occurred at an earlier date. The unaudited pro forma condensed consolidated financial information is not intended to be considered in isolation from, or as a substitute for, financial position or results of operations prepared in accordance with Philippine Financial Reporting Standards ("PFRS").

The unaudited pro forma condensed consolidated financial information has not been prepared in accordance with the requirements of Article 11 of the Regulation S-X under the U.S. Exchange Act.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

3. Corporate Restructuring

The ultimate objective of the corporate restructuring is to consolidate all the SM real estate companies and businesses under one single listed entity, which is the "New SMPH", to create a fully integrated real estate platform to further enhance the value of the SM Group's real estate businesses, enhance its ability to capitalize on the strong economic fundamentals of the Philippine property, consumer and tourism sectors and simplify corporate structure and increase organizational efficiencies. This was approved by the BOD of SMPH, SM Land and the other entities involved in the corporate restructuring on May 31, 2013.

The following are the significant transactions that are assumed to happen subsequent to December 31, 2012 to effect the corporate restructuring of the SM Property Group and other significant assumptions that were reflected in the pro forma condensed consolidated financial information.

a.
Tender Offers for SMDC and HPI

  Both SMDC and HPI are companies primarily engaged in real estate development and listed in the PSE and registered with the Philippine SEC. On June 4, 2013, SM Land will launch a tender offer to the other shareholders of SMDC and HPI in exchange for existing SMPH shares held by SM Land. The terms of the tender offer will be executed at an exchange ratio of 0.472 SMPH share for 1 SMDC share and 0.135 SMPH share for 1 HPI share. The exchange ratios were arrived at based on SMPH's one month volume-weighted average price (VWAP) of ₱18.66 per share and a six percent premium to SMDC's one month VWAP of ₱8.303 per share. For HPI, the exchange ratios were arrived at based on SMPH's one month VWAP of ₱18.66 per share and a fifteen percent premium to HPI's one month VWAP of ₱2.195 per share. Upon conclusion of the tender offer and provided that at least ninety percent (90%) of the issued and outstanding shares of SMDC and HPI are acquired by SM Land, SMDC and HPI will initiate a voluntary delisting process with the PSE in accordance with the PSE Rules on Delisting. Total estimated number of SMPH common shares held by SM Land that will be exchanged to complete the tender offer to shareholders of SMDC and HPI is 1,592,922,961.

  The actual ownership structure of SMDC and HPI before the corporate restructuring and the assumed ownership interest after the corporate restructuring follows:

  SMDC

	Ownership (%)
Name of stockholders	Actual	After the assumed tender offer
SM Land	65.18	95.00
SMIC	0.13	—
Other SM affiliates	13.54	—
Directors and officers	5.80	—
Public	15.35	5.00

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

3. Corporate Restructuring (Continued)

  HPI

	Ownership (%)
Name of stockholders	Actual	After the assumed tender offer
Belle Corporation	35.82	—
SMIC	20.20	—
SMDC	15.04	—
Other SM affiliates	17.65	—
Directors and officers	1.15	—
SM Land	—	95.00
Public	10.14	5.00
b.
Merger of SMPH and SM Land

  Following the completion of the tender offer, the BOD and stockholders of SMPH will conduct their respective meetings in order to approve the merger of SMPH and SM Land via a share-for-share swap where the stockholders of SM Land will receive new SMPH shares in exchange for their shareholdings in SM Land. SMPH will be the surviving entity while SM Land will be the absorbed entity. The Plan of Merger also includes the amendment of the articles of incorporation of SMPH as the surviving entity of the Merger, in order to: (a) change its primary purpose to a mixed-use real property developer; and (b) increase its authorized capital stock from 20,000,000,000 shares with a par value of ₱1 a share to 40,000,000,000 shares with a par value of ₱1 a share. As a result of the planned merger, SMDC and HPI are assumed to become 95% owned direct subsidiaries of the New SMPH. In addition to the shareholdings in SMDC and HPI, the New SMPH is also assumed to hold SM Land's real estate assets which includes among others, Mall of Asia Complex (MOAC), office buildings such as Two E-Com in MOAC, Cyber 1 and Cyber 2 in Makati, and certain real properties leased to SM SaveMore and SM Department Store. The merger ratio of 369 SMPH shares for 1 SM Land share were arrived based on the net appraised values of SMPH and SM Land as at February 28, 2013 as conducted by CB Richard Ellis. The total estimated number of new SMPH common shares to be issued to SM Land shareholders is 14,390,923,857.

c.
Acquisition of unlisted real estate companies and assets from SMIC and the Sy Family

  Following the merger, the New SMPH is assumed to issue the equivalent amount of SMPH shares of stock to SMIC, Mountain Bliss Resort and Development Corp. (Mountain Bliss) and the Sy Family, in

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

3. Corporate Restructuring (Continued)

  exchange for the latter's shares in the following companies with their corresponding shareholding interest (the "Share for Share Swap"):

Company To Be Acquired	Stockholder	No. of Shares Held	Ownership (%)
Prime Metroestate, Inc. (PMI)	SMIC	271,300	10.00
Rappel Holdings, Inc. (RHI)	SMIC	991,667 (owns 1,356,500 shares of PMI)	100.00 (50% indirect ownership in PMI)
Prime Central Inc. (PCI)	SMIC	(owns 1,085,200 shares of PMI)	100.00 (40% indirect ownership in PMI)
Tagaytay Resort and Development Corporation (TRDC)	SMIC	139,999	33.33
	Sy Family	175,001	41.67
SM Hotels and Convention Corp. (SMHCC)	SMIC	10,999,995	100.00
SM Arena Complex Corporation (SMACC)	SMIC	3,999,995	100.00
Costa del Hamilo, Inc. (Costa)	Mountain Bliss	4,157,500	100.00

  The New SMPH is also assumed to issue an additional and equivalent amount of SMPH shares of stock to SMIC in exchange for the following real estate properties ("Property for Share Swap"):

Properties/ Development	Classification	Location
Taal Vista Hotel	Land and building	Tagaytay
Radisson Cebu Hotel	Building	Cebu
Pico Sands Hotel	Building	Batangas
SMX Convention Center	Building	Pasay
Mall of Asia Arena	Building	Pasay
Mall of Asia Arena Annex	Building	Pasay
Corporate Office	Building	Pasay
Casino and Waste Water Treatment Plant	Building	Tagaytay
Tagaytay land	Land	Tagaytay
EDSA West land	Land	Quezon City
Park Inn Davao	Building	Davao

  The unlisted real estate companies owned by SMIC and the Sy Family and the real property assets owned by SMIC will be acquired for a consideration based on the appraised values as at February 28, 2013 as conducted by CB Richard Ellis. For purposes of the pro form financial information, the assumed total acquisition price of the unlisted real estate companies and real property assets amounted to ₱28.84 billion equivalent to 1,545,722,178 SMPH common shares issued based on SMPH closing price of ₱19.50 per share as at March 31, 2013.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

3. Corporate Restructuring (Continued)

  The completion of the restructuring shall have the following effects:

  •
  SMPH and SM Land shall become a single corporation, with SMPH as the surviving corporation designated in the Plan of Merger. The surviving entity the New SMPH shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of each of SMPH and SM Land; and all property, real or personal, and all receivables due on whatever account, including subscriptions to shares and other choses in action, and all and every interest of, or belonging to, or due to each of SMPH and SM Land, shall be transferred to and vested in the new SMPH without further act or deed;

  •
  In addition, the New SMPH will effectively own the following real estate companies and properties of the SM Group:

  •
  95% direct interest in SMDC

  •
  95% direct interest in HPI

  •
  100% direct and indirect interest in PMI

  •
  100% direct interest in RHI

  •
  100% direct interest in PCI

  •
  100% direct interest in SMHCC

  •
  100% direct interest in SMACC

  •
  100% direct interest in Costa

  •
  100% direct interest in TRDC; and

  •
  The following real property assets that were previously owned by SMIC:

  •
  Taal Vista Hotel

  •
  Radisson Cebu Hotel

  •
  Pico Sands Hotel

  •
  SMX Convention Center

  •
  Mall of Asia Arena

  •
  Mall of Asia Arena Annex

  •
  Corporate Office

  •
  Casino and Waste Water Treatment Plant

  •
  Tagaytay land

  •
  EDSA West land

  •
  Park Inn Davao

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

4. Pro Forma Adjustments and Consolidation

The unaudited pro forma condensed consolidated financial information is based on the historical financial information of the SM Property Group as shown in the (i) audited consolidated financial statements of SMPH and its subsidiaries, and (ii) SM Land and its subsidiaries as at December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, and the audited financial statements of HPI and certain real estate companies and real estate properties controlled and owned by SMIC, after considering the significant transactions described in Note 3 which are assumed to happen after December 31, 2012 and after giving effect to certain assumptions and pro forma adjustments described below. The pro forma adjustments are based upon available information and certain assumptions that the SM Property Group believes are reasonable under the circumstances. The pro forma condensed consolidated financial information does not purport to represent what the results of operations and financial position of the New SMPH would have been had the significant transactions discussed above occurred as at January 1 of each

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

4. Pro Forma Adjustments and Consolidation (Continued)

of the periods presented, or December 31, 2012, as the case may be, nor does it purport to project the results of operations of the New SMPH for any future period or date.

Management of SM Property Group viewed the series of restructuring transactions as described in Note 3 as a "single" or "linked" arrangement which was structured to re-organize the SM real estate businesses and to form a single real estate listed entity, which is the New SMPH. The SM real estate businesses involved in the re-organization are under common control of the Sy Family (the Controlling Shareholders). Thus, the restructuring was considered a re-organization or combination of businesses under common control for which pooling of interests method was applied in preparing the pro forma financial information.

Under the pooling of interests method:

(i)
The assets and liabilities of the combining entities are reflected at their carrying amounts;

(ii)
No adjustments are made to reflect fair values, or recognize any new assets or liabilities at the date of the combination. The only adjustments would be to harmonize accounting policies between the combining entities;

(iii)
No 'new' goodwill is recognized as a result of the business combination;

(iv)
Any difference between the consideration transferred and the net assets acquired is reflected within equity;

(v)
The income statement in the year of acquisition reflects the results of the combining entities for the full year, irrespective of when the combination took place; and

(vi)
Comparatives are presented as if the entities had always been combined only for the period that the entities were under common control.

For the purpose of the pro forma consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2012, the transactions are assumed to have occurred on January 1, 2012. In addition to the pro forma consolidated statements of income and comprehensive income for the year ended December 31, 2012, SMPH also presented comparative pro forma consolidated statements of income and comprehensive income for the years ended December 31, 2011 and 2010 as required by SRC Rule 68 when a company applies pooling of interests method in a business combination for purposes of the pro forma financial information. For the purpose of the pro forma consolidated balance sheet, the transactions are assumed to have occurred as at December 31, 2012. In accordance with SRC Rule 68, material nonrecurring charges or credits and the related tax effects which result directly from the transaction and which will be included in income within the 12 months succeeding the transaction were not considered in the pro forma statement of income and comprehensive income.

I. Tender Offer and Merger

For purposes of the preparation of the pro forma condensed consolidated financial information, the following pro forma adjustments have been made for the (a) tender offer by SM Land to the shareholders of SMDC and HPI, and the (b) merger between SMPH (surviving entity) and SM Land (absorbed entity). The merger transaction was accounted for using the pooling of interests method.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

4. Pro Forma Adjustments and Consolidation (Continued)

a.
Pro forma adjustments in the pro forma consolidated balance sheet as at December 31, 2012

  Pro forma adjustments have been made to bring the entire consolidated balance sheet of SM Land into the pro forma consolidated balance sheet of SMPH as at December 31, 2012.

  1.
  Tender offer by SM Land

  1.1
  The tender offer by SM Land to the shareholders of SMDC was accounted as acquisition of non-controlling interest in exchange for its investment in SMPH, which is an equity transaction. The following pro forma adjustments have been made:

  •
  Adjustment to reduce the "Non-controlling interest" amounting to ₱11,999 million representing the carrying amount of the non-controlling interest assumed to be acquired.

  •
  Adjustment to record the reduction in the "Investment in shares of stocks" amounting to ₱768 million or 1,304,842,088 SMPH shares, which is equivalent to the carrying amount of investment in SMPH to be given up.

  •
  Adjustment to record a reduction in "Cash and cash equivalents" amounting to ₱496 million, which pertains to the transaction cost assumed to be incurred from the transaction. The amount was presented as a reduction from "Equity adjustment from business combination" amounting to ₱445 million and "Income tax payable" amounting to ₱51 million.

  •
  The excess of the carrying value of non-controlling interest acquired over the cost of investment in SMPH which amounted to ₱11,231 million was accounted for in equity and reflected as part of "Equity adjustment from business combination".

  1.2
  The tender offer by SM Land to the shareholders of HPI was accounted for as business combination under common control. Pro forma adjustments were made to bring the entire assets and liabilities of HPI into the pro forma consolidated balance sheet of SM Land (eventually to SMPH) as at December 31, 2012. The following pro forma adjustments have also been made:

  •
  Adjustment to record the reduction in the "Investment in shares of stocks" amounting to ₱143 million. The total carrying amount of investment in SMPH to be exchanged by SM Land for the 95% interest in HPI amounted to ₱170 million or 288,080,873 SMPH shares. However, SMDC (a subsidiary of SM Land) has a 15% investment in HPI. The carrying amount of investment in SMPH assumed to be received by SMDC amounting to ₱27 million or 45,617,999 SMPH shares was not adjusted since SMDC was consolidated in SM Land's consolidated financial statements.

  •
  Adjustment to eliminate the 15% investment of SMDC in HPI classified as available for sale investments amounting to ₱672 million.

  •
  Adjustment to bring the 95% of the retained earnings of HPI to the consolidated pro forma consolidated balance sheet. "Retained earnings" amounting to ₱412 million were recognized consistent with the accounting under the pooling of interest. In addition, "Unrealized mark-to-market loss on available-for-sale investments" of HPI amounting to ₱2 million was also recognized.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

4. Pro Forma Adjustments and Consolidation (Continued)

      •
      Adjustment to recognize "Non-controlling interest" equivalent to 5% interest in HPI as at December 31, 2012 amounting to ₱138 million attributable to shareholders assumed not to have participated in the tender offer.

      •
      The resulting difference from the above pro forma adjustments amounting to ₱1,391 million was credited to "Equity adjustment from business combination".

      •
      Transaction costs amounting to ₱101 million estimated to be incurred for this transaction were not included in the pro forma consolidated statements of income and pro forma consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010 as these are considered nonrecurring charges. For purposes of the pro forma consolidated balance sheet, these were charged as a reduction to "Cash and cash equivalents" amounting to ₱101 million, "Retained earnings" amounting to ₱90 million and the difference related to the income tax benefit amounting to ₱11 million was presented as a reduction to "Income tax payable".

  2.
  Merger between SMPH and SM Land

    As discussed above, the merger between SMPH and SM Land was accounted for under the pooling of interest method. Adjustments have been made to bring the consolidated balances of SM Land after the effect of the tender offer. The following pro forma adjustments have been made for the merger of SMPH and SM Land:

    2.1
    Adjustment to record the issuance of 14,390,923,857 new SMPH common shares with ₱1.00 par value per share to the shareholders of SM Land in accordance with the share-for-share exchange transaction to effect the merger of SM Land into SMPH. The shares are assumed to be issued to SMIC and the Sy Family who participated in the swap. "Capital stock" amounting to ₱14,391 million was recognized from this share issuance.

    2.2
    Recognition of "Treasury stock" representing SM Land's remaining investment in SMPH totaling 5,524,031,530 shares or ₱3,251 million. In addition, 45,617,999 SMPH common shares held by SMDC amounting to ₱672 million was recognized as "Shares held by subsidiary". The related "Investment in shares of stock" amounting to ₱23,335 million was eliminated.

    2.3
    Elimination of the "Capital stock", "Additional paid-in capital" and "Equity adjustment from business combination" amounting to ₱1,950 million, ₱1,685 million and ₱12,177 million, respectively, upon merger.

    2.4
    Elimination of SM Land's accumulated equity in net earnings of SMPH and cumulative translation adjustment of SMPH recognized by SM Land totaling ₱20,083 million and elimination of certain intercompany accounts' balances. The resulting difference from the above pro forma adjustments amounting to ₱382 million was reflected in "Additional paid-in capital".

    2.5
    Transaction costs amounting to ₱929 million were not included in the pro forma consolidated statements of income and pro forma consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010 as these are considered nonrecurring charges. For purposes of the pro forma consolidated balance sheet, these were

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

4. Pro Forma Adjustments and Consolidation (Continued)

      charged as a reduction to "Cash and cash equivalents" amounting to ₱929 million and "Retained earnings" amounting to ₱857 million as at December 31, 2012. The difference of ₱72 million was recognized in "Additional paid-in capital".

b.
Pro forma adjustments in the pro forma consolidated statements of income for the years ended December 31, 2012, 2011 and 2010

1.
Pro forma adjustments were made to bring the entire consolidated statements of income of SM Land and HPI into the pro forma consolidated statements of income of SMPH for the years ended December 31, 2012, 2011 and 2010. The following pro forma adjustments have also been made:

1.1
Adjustment to attribute the assumed share of "Non-controlling interest" in net income of SMDC to "Equity attributable to equity holders of the parent" as a result of the tender offer amounting to ₱1,462 million, ₱1,245 million and ₱901 million for the years ended December 31, 2012, 2011 and 2010, respectively.

1.2
Recognition of the share of "Non-controlling interest" in the net income of HPI amounting to ₱1.6 million, ₱1.7 million and ₱0.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

1.3
Elimination of SM Land's equity in net earnings on SMPH amounting to ₱4,313 million, ₱3,705 million and ₱3,218 million for the years ended December 31, 2012, 2011 and 2010, respectively.

1.4
Elimination of certain intercompany transactions (rental income against rent expense) between SMPH and SM Land.

1.5
The transaction costs discussed above were not included in the pro forma consolidated statements of income for the years ended December 31, 2012, 2011 and 2010 as these are considered nonrecurring charges.
c.
Pro forma adjustments in the pro forma consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010

1.
Pro forma adjustments were made to bring the entire consolidated statements of comprehensive income of SM Land and HPI into the pro forma consolidated statements of comprehensive income of SMPH for the years ended December 31, 2012, 2011 and 2010.

2.
Transaction costs discussed above were not included in the pro forma consolidated statements of income for the years ended December 31, 2012, 2011 and 2010 as these are considered nonrecurring charges.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

4. Pro Forma Adjustments and Consolidation (Continued)

d.
Pro forma adjustments in the pro forma consolidated statement of changes in stockholders' equity for the year ended December 31, 2012.

  The following pro forma adjustments have been made to the pro forma statement of changes in stockholders' equity as at December 31, 2012:

  1.
  Adjustment to record the assumed issuance of 14,390,923,857 new SMPH common shares with ₱1.00 par value per share to the shareholders of SM Land in accordance with the share-for-share exchange transaction to effect the merger amounting to ₱14,391 million.

  2.
  The net effect of the pro forma adjustments to equity as discussed in the "Pro forma adjustments in the pro forma consolidated balance sheet as at December 31, 2012" were adjusted to the equity balances as at January 1, 2012. These pro forma adjustments are as follows:

  •
  Addition to retained earnings amounting to ₱25,905 million which is attributable to the retained earnings of SM Land and HPI as at January 1, 2012 and after the effect of the adjustments on the tender offer and the merger.

  •
  Addition to "Unrealized mark-to-market gain" amounting to ₱12,049 million, which is attributable to SM Land and HPI as at January 1, 2012.

  •
  Addition to "Treasury stock" amounting to ₱3,251 million.

  •
  Addition to "Shares held by subsidiary" amounting to ₱672 million.

  •
  Addition to "Non-controlling interest" amounting to ₱1,949 million which is attributable to the non-controlling interest of SM Land as at January 1, 2012 and after the effect of adjustments on the tender offer and the merger.

  •
  Addition to "Additional paid-in capital" amounting to ₱1,996 million as a result of the net effect pro forma adjustments on the tender offer and the merger.

e.
Pro forma adjustments in the pro forma consolidated statement of cash flows for the year ended December 31, 2012

  The entire statements of cash flows of SM Land and its subsidiaries and HPI were added in the pro forma consolidated statements of cash flows of SMPH and its subsidiaries for the year ended December 31, 2012.

  1.
  The following pro forma adjustments have also been made:

  •
  Adjustment on the "Cash and cash equivalents" at end of the year amounting to ₱1,526 million attributable to the transaction cost to be incurred from the issuance of shares of SMPH for the merger amounting to ₱929 million, tender offer of SMDC amounting to ₱496 million and tender offer of HPI amounting to ₱101 million.

  •
  Elimination of the impact of the intercompany transactions between SMPH and SM Land on the cash flow namely: (a) equity in net earnings of SM Land from SMPH amounting to ₱4,313 million; (b) dividend received by SM Land from SMPH amounting to ₱1,651 million; and (c) receivables of SMPH from SM Land amounting to ₱22 million.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

4. Pro Forma Adjustments and Consolidation (Continued)

II. Acquisition of unlisted real estate companies

The acquisition of unlisted real estate companies was considered as business combination under common control and was accounted for using the pooling of interests method. Thus, the assets and liabilities of these unlisted companies were combined with the New SMPH using their carrying values.

a.
Pro forma adjustments in the pro forma consolidated balance sheet as at December 31, 2012

1.
Pro forma adjustments were made to bring the assets and liabilities and retained earnings of the unlisted real estate companies into the pro forma consolidated balance sheet of SMPH as at December 31, 2012.

2.
Adjustment to record the assumed issuance of 707,957,409 new SMPH common shares with ₱1.00 par value per share to SMIC in exchange for the net assets and retained earnings of unlisted real estate companies with carrying values of ₱6,430 million and ₱1,759 million, respectively. "Capital stock" amounting to ₱708 million was recognized from this share issuance.

3.
Adjustment to eliminate SMDC's "Available-for-sale investments" in TRDC amounting to ₱66 million.

4.
The resulting difference from the above transaction amounting to ₱3,954 million was credited to "Additional paid-in capital" account.

5.
Transaction costs amounting to ₱28 million were not included in the pro forma consolidated statements of income and pro forma consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010 as these are considered nonrecurring charges. For purposes of the pro forma consolidated balance sheet, these were charged as a reduction to "Cash and cash equivalents" amounting to ₱28 million and "Retained earnings" amounting to ₱25 million as at December 31, 2012. The difference amounting to ₱3 million was recognized in "Additional paid-in capital".

b.
Pro forma adjustments in the pro forma consolidated statements of income and comprehensive income for the years ended December 31, 2012, 2011 and 2010

  Pro forma adjustments were made to bring the entire statements of income and statements of comprehensive income of the unlisted real estate companies into the pro forma consolidated statements of income and comprehensive income of SMPH for the years ended December 31, 2012, 2011 and 2010.

c.
Pro forma adjustments in the pro forma consolidated statement of changes in stockholders' equity for the year ended December 31, 2012

  The following pro forma adjustments have been made to the pro forma statement of changes in stockholders' equity as at December 31, 2012:

  1.
  Adjustment to record the issuance of 707,957,409 new SMPH common shares with ₱1.00 par value per share to the shareholders of unlisted real estate companies in accordance with the share-for-share exchange transaction amounting to ₱708 million.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

4. Pro Forma Adjustments and Consolidation (Continued)

  2.
  The net effect of the pro forma adjustments to equity as discussed in the "Pro forma adjustments in the pro forma consolidated balance sheet as at December 31, 2012" were adjusted to the equity balances as at January 1, 2012. These pro-forma adjustments are as follows:

  •
  Addition to retained earnings amounting to ₱1,528 million which is attributable to the retained earnings of the unlisted companies as at January 1, 2012.

  •
  Addition to "Additional paid-in capital" amounting to ₱3,893 million as a result of the net effect pro forma adjustments on the acquisition.

d.
Pro forma adjustments in the pro forma consolidated statement of cash flows for the year ended December 31, 2012

  The entire statements of cash flows of the unlisted real estate companies were added in the pro forma consolidated statement of cash flows of SMPH for the year ended December 31, 2012.

III. Acquisition of real estate assets

The acquisition of real estate assets was considered "acquisition of a business" and was accounted for using the pooling of interests method. Thus, the real estate assets were combined with the merged SMPH using their carrying values.

a.
Pro forma adjustments in the pro forma consolidated balance sheet as at December 31, 2012

1.
Adjustment to record the assumed issuance of 837,764,769 new SMPH common shares with ₱1.00 par value per share to SMIC as payment for the acquisition of the real estate assets with carrying value of ₱9,504 million. "Capital stock" recognized from this issuance amounted to ₱838 million. The excess of the carrying value of the real estate assets over the total par value of new SMPH shares issued amounting to ₱8,666 million is recognized as "Additional paid-in capital".

2.
Reduction to "Cash and cash equivalents" amounting to ₱1,960 million representing payment of input value-added tax on acquired real estate assets. The input value-added tax was also recognized as part of "Prepaid expenses and other current assets".

3.
Recognition of "Deferred tax assets" amounting to ₱1,103 million as at December 31, 2012 which pertain to the deductible temporary difference between the tax base and accounting base of the real estate assets acquired. Benefit from deferred tax assets was not recognized in the pro forma consolidated statements of income and comprehensive income for the years ended December 31, 2012, 2011 and 2010 as this was considered as a nonrecurring charge. This was charged to "Retained earnings" as at December 31, 2012.

4.
Transaction costs amounting to ₱394 million were not included in the pro forma consolidated statements of income and pro forma consolidated statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010 as these are considered nonrecurring charges. For purposes of the pro forma consolidated balance sheet, these were charged as a reduction to "Cash and cash equivalents" amounting to ₱394 million and "Retained earnings" amounting to

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

4. Pro Forma Adjustments and Consolidation (Continued)

    ₱390 million as at December 31, 2012. The difference amounting to ₱4 million was recognized in "Additional paid-in capital".

b.
Pro forma adjustments in the pro forma consolidated statements of income and comprehensive income for the years ended December 31, 2012, 2011 and 2010

  Pro forma adjustments were made to bring the income and expenses directly earned and incurred, respectively, by the real estate assets acquired into the pro forma consolidated statements of income and comprehensive income of SMPH for the years ended December 31, 2012, 2011 and 2010.

c.
Pro forma adjustments in the pro forma consolidated statement of changes in stockholders' equity for the year ended December 31, 2012

  The following pro forma adjustments have been made to the pro forma statement of changes in stockholders' equity as at December 31, 2012:

  1.
  Adjustment to record the assumed issuance of 837,764,769 new SMPH common shares with ₱1.00 par value per share to SMIC in accordance with the share-for-share exchange transaction amounting to ₱838 million.

  2.
  Addition to retained earnings amounting to ₱754 million.

  3.
  Addition to "Additional paid-in capital" amounting to ₱8,662 million as a result of the net effect pro forma adjustments on the acquisition.

  4.
  Adjustment to eliminate the net loss generated by the real estate assets amounting to ₱40 million for the year ended December 31, 2012 since this was not included in the acquisition of real estate assets.

d.
Pro forma adjustments in the pro forma consolidated statement of cash flows for the year ended December 31, 2012

1.
Pro forma adjustments were made to include the cash flows related to the real estate assets with a total net cash inflow amounting to ₱412 million to the pro forma consolidated statement of cash flows of SMPH for the year ended December 31, 2012.

2.
Pro forma adjustments were made to eliminate the net increase in cash and cash equivalents related to the real estate assets amounting to ₱412 million to the "Cash and cash equivalent" at the end of the year since these were not included in the acquisition.

IV.
Other pro forma adjustments

a.
Pro forma adjustments in the pro forma consolidated balance sheet as at December 31, 2012 and pro forma statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2012, 2011 and 2010

  Elimination of intercompany transactions, accounts and balances as at December 31, 2012 and for the years ended December 31, 2012, 2011 and 2010.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

5. Segment Information

For management purposes, operating segment will be organized into business units based on their products and services. Management has identified three reportable operating segments as follows: shopping mall and commercial property development, real estate development and tourism and hotels and convention centers.

The shopping mall and commercial property development segment develops, conducts, operates and maintains the business of modern commercial shopping centers including office buildings, retail facilities and all businesses related thereto such as the conduct, operation and maintenance of shopping center spaces for rent, amusement centers, or cinema theaters within the compound of the shopping centers and commercial complex.

The real estate development and tourism segment is involved in the development and transformation of major residential, commercial and industrial and tourism districts through sustained capital investments in buildings and infrastructure.

The hotels and convention centers segment engages in and carries on the business of hotels and convention centers and performance venues and operates and maintains any and all services and facilities incidental thereto.

Management will monitor the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating profit or loss and is measured consistently with operating profit or loss in the consolidated financial statements.

Segment revenue includes transfers between business segments. Such transfers will be eliminated in the consolidation.

Transfer prices between segments will be set on an arm's length basis similar to transactions with related parties. Such transfers are eliminated in consolidation.

The following presents the pro forma segment information of SMPH as at December 31, 2012 and for the years ended December 31, 2012, 2011 and 2010.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

5. Segment Information (Continued)

Business Segment Data

	December 31, 2012 (Unaudited)
		Real Estate Development and Tourism
	Shopping Mall and Commercial Property Development
		Residential	Commercial and Industrial	Hotels and Convention Centers	Eliminations	Pro forma Consolidated Balances
	(In Thousands)
Revenue:
External customers	₱32,265,816	₱22,746,451	₱675,550	₱1,711,022	₱—	₱57,398,839
Inter-segment	324,718	2,028	115,263	121,385	(563,394)	—

	₱32,590,534	₱22,748,479	₱790,813	₱1,832,407	₱(563,394)	₱57,398,839

Segment results:
Income before income tax	₱17,381,080	₱5,091,329	₱337,503	₱(94,111)	₱(1,925,822)	₱20,789,979
Provision for income tax	3,620,809	108,230	68,183	17,172	—	3,814,394

Net income	₱13,760,271	₱4,983,099	₱269,320	₱(111,283)	₱(1,925,822)	₱16,975,585

Net income attributable to:
Equity holders of the parent	₱13,368,080	₱4,983,099	₱269,320	₱(111,283)	₱(2,172,653)	₱16,336,563
Non-controlling interests	392,191	—	—	—	246,831	639,022

Segment assets	₱227,534,901	₱87,745,541	₱3,649,037	₱11,198,592	₱(46,066,385)	₱284,061,686

Segment liabilities	₱87,604,556	₱44,390,448	₱39,462	₱708,900	₱(368,212)	₱132,375,155

Net cash flows provided by (used in):
Operating activities	₱16,661,499	₱(9,945,369)	₱461,089	₱404,624	₱(643,054)	₱6,938,789
Investing activities	(20,648,052)	617,670	276,425	(407,993)	(1,855,792)	(22,017,742)
Financing activities	5,242,435	11,329,282	—	400,000	2,499,291	19,471,008

Other information:
Capital expenditures	₱22,155,018	₱11,162,718	₱272,853	₱422,294	₱—	₱34,012,883
Depreciation and amortization	4,201,181	150,074	191,089	505,494	—	5,047,838

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

5. Segment Information (Continued)

December 31, 2011 (Unaudited)
Real Estate Development and Tourism
Shopping Mall and Commercial Property Development
		Residential	Commercial and Industrial	Hotels and Convention Centers	Eliminations	Pro forma Consolidated Balances
(In Thousands)
Revenue:
External customers	₱31,147,887	₱17,503,607	₱458,920	₱1,135,409	₱—	₱50,245,823
Inter-segment	236,743	845	5,422	57,906	(300,916)	—

	₱31,384,630	₱17,504,452	₱464,342	₱1,193,315	₱(300,916)	₱50,245,823

Segment results:
Income before income tax	₱14,963,968	₱4,231,293	₱245,957	₱(155,941)	₱(2,014,939)	₱17,270,338
Provision for income tax	2,989,284	(13,364)	25,811	16,304	—	3,018,035

Net income	₱11,974,684	₱4,244,657	₱220,146	₱(172,245)	₱(2,014,939)	₱14,252,303

Net income attributable to:
Equity holders of the parent	₱11,648,458	₱4,244,657	₱220,146	₱(172,245)	₱(2,221,951)	₱13,719,065
Non-controlling interests	326,226	—	—	—	207,012	533,238

Other information:
Capital expenditures	₱17,057,717	₱3,373,616	₱1,171,720	₱77,194	₱—	₱21,680,247
Depreciation and amortization	₱4,147,011	₱130,481	₱140,916	₱323,242	₱—	₱4,741,650

December 31, 2010 (Unaudited)
Real Estate Development and Tourism
Shopping Mall and Commercial Property Development
		Residential	Hotels and Commercial and Industrial	Convention Centers	Eliminations	Pro forma Consolidated Balances
(In Thousands)
Revenue:
External customers	₱31,158,888	₱10,976,523	₱343,002	₱678,317	₱—	₱43,156,730
Inter-segment	270,558	—	5,163	41,594	(317,315)	—

	₱31,429,446	₱10,976,523	₱348,165	₱719,911	₱(371,315)	₱43,156,730

Segment results:
Income before income tax	₱15,992,367	₱3,321,967	₱192,308	₱182,886	₱(1,772,893)	₱17,916,635
Provision for income tax	2,752,285	156,603	24,508	2,996	—	2,936,392

Net income	₱13,240,082	₱3,165,364	₱167,800	₱179,890	₱(1,772,893)	₱14,980,243

Net income attributable to:
Equity holders of the parent	₱12,956,297	₱3,165,364	₱167,800	₱179,890	₱(1,924,408)	₱14,544,943
Non-controlling interests	283,785	—	—	—	151,515	435,300

Other information:
CapItal expenditures	₱11,771,953	₱9,412,218	₱781,134	₱68,787	₱—	₱22,034,092
Depreciation and amortization	₱3,899,690	₱102,951	₱142,655	₱158,463	₱—	₱4,303,759

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

6. Cash and Cash Equivalents

Unaudited
Cash on hand and in banks	₱1,076,383,687
Temporary investments	16,200,972,691

₱17,277,356,378

7. Receivables

Unaudited
Trade:
Real estate buyers	₱8,694,885,240
Third-party tenants	2,743,904,272
Related party tenants	2,017,254,453
Others	112,924,486
Due from related parties	2,365,056,347
Others	2,274,100,314

₱18,208,125,112

8. Available-for-sale Investments

Unaudited
Shares of stock:
Listed	₱23,299,065,762
Unlisted	3,912,000
Bonds and corporate notes	1,000,000,000
Club shares	150,000

24,303,127,762
Less current portion	1,000,000,000

₱23,303,127,762

9. Prepaid Expenses and Other Current Assets

Unaudited
Advances to contractors	₱5,316,799,103
Input taxes	3,509,084,374
Prepaid expenses	1,399,806,536
Supplies and inventories	203,359,409
Others	3,486,878,823

₱13,915,928,245

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

10. Investment Properties

Unaudited
Cost
Land and improvements and land use rights	₱34,804,862,999
Buildings and improvements	107,819,476,964
Building equipment, furniture and others	21,266,674,797
Construction in progress	16,810,260,572

180,701,275,332

Accumulated Depreciation and Amortization
Land and improvements and land use rights	821,375,916
Buildings and improvements	22,031,300,718
Building equipment, furniture and others	10,445,753,044

33,298,429,678

₱147,402,845,654

11. Other Noncurrent Assets

Unaudited
Receivables from real estate buyers	₱14,401,512,495
Bonds and deposits	4,756,190,908
Others	2,465,707,076

₱21,623,410,479

12. Accounts Payable and Other Current Liabilities

Unaudited
Trade	₱15,036,944,382
Due to related parties	9,079,360,777
Liability for purchased land	6,325,641,163
Accrued operating expenses	1,852,227,513
Output taxes	754,074,143
Accrued interest	525,252,116
Accrued rent	161,957,569
Others	103,749,332

₱33,839,206,995

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

13. Long-term Debt

Unaudited
Parent Company
U.S. dollar-denominated loans:
Five-year term loans	₱10,896,961,563
Two-year, three-year and five-year bilateral loans	1,021,242,099
Other bank loans	2,438,112,216
Philippine peso-denominated loans:
Five-year and ten-year fixed and floating rate notes	7,442,919,136
Five-year, seven-year and ten-year fixed and floating rate notes	4,966,460,223
Five-year, seven-year and ten-year corporate notes	6,823,838,758
Five-year and ten-year corporate notes	1,092,151,201
Five-year floating rate notes	4,920,827,931
Five-year, seven-year and ten-year fixed rate notes	795,341,665
Other bank loans	8,994,240,419
Subsidiaries
China yuan renminbi-denominated loans:
Three-year loan	1,111,112,318
Five-year loan	2,272,373,650
Philippine peso-denominated loans:
Three-year and five-year fixed rate notes	18,213,776,921
Five-year bilateral loans	497,991,424
Other bank loans	118,800,000

71,606,149,524
Less current portion	3,856,766,848

₱67,749,382,676

14. Costs and Expenses

	Unaudited
	2012	2011	2010
Cost of real estate sold	₱14,144,962,245	₱12,700,048,639	₱11,337,499,745
Administrative	8,049,556,703	6,476,436,916	5,633,010,425
Depreciation and amortization	5,047,838,227	4,741,650,180	4,303,758,771
Business taxes and licenses	2,362,800,421	2,089,547,969	1,829,798,899
Film rentals	1,877,919,353	1,650,121,988	1,494,236,340
Rent	1,141,775,950	1,057,887,373	929,156,299
Management fees	900,213,549	918,704,879	734,075,068
Insurance	319,680,881	253,098,013	264,722,835
Others	1,114,801,999	844,916,035	593,053,952

	₱34,959,549,328	₱30,732,411,992	₱27,119,312,334

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

15. Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party in making financial and operating decisions and the parties are subject to common control. Related parties may be individuals or corporate entities.

The significant related party transactions entered into by the SMPH and the amounts included in the pro forma consolidated financial information with respect to such transactions follows:

The following are the SMPH's significant related party transactions:

Related Party	Relationship	Nature/Financial Statement Accounts	Volume of Transactions/ Outstanding Balance
			(Unaudited/ In Thousands)
SMIC	Parent	Rent income	₱113,641
		Service income	4,405
		Rent expense	(229,695)
		Utilities	(2,500)
		Other operating expenses	(131,829)
		Interest expense	(16,944)
		Interest income	18,493
		Dividend income	8,000
		Gain on sale of properties	199,474
		Others—net	53,774
		Investment held for trading	299,957
		Rent receivables	14,694
		Due from related parties	593,749
		Accrued interest receivable	7,294
		Due to related parties	(7,043,826)
		Accrued rent payable	(72,636)
		Others	(263,120)

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

15. Related Party Transactions (Continued)

Related Party	Relationship	Nature/Financial Statement Accounts	Volume of Transactions/ Outstanding Balance
			(Unaudited/ In Thousands)
SM Retail and Banking Group	Affiliates	Rent income	9,088,933
		Purchases	(7,226)
		Other operating expenses	(14,700)
		Interest expense	(128,508)
		Interest income	709,031
		Dividend income	63,000
		Others—net	(115,181)
		Cash and cash equivalents	16,595,932
		Investments held for trading	579,477
		Short-term investments	821,000
		Available-for-sale investments	1,000,000
		Rent receivables	2,006,239
		Accrued interest receivable	28,286
		Due from related parties	641
		Receivable financing	2,104,059
		Acquisition of shares	914,300
		Bank loans	(2,505,000)
		Trade	(312)
		Accrued expenses	(8,800)
		Accrued interest payable	(4,984)
SM Management Group	Affiliates	Management fees	(860,535)
		Accrued management fee	(99,895)
Others		Rent income	193,757
		Management fees	(25,551)
		Other operating expenses	(695,065)
		Interest income	6,543
		Gain on sale of properties	1,119,290
		Dividend income	11,538
		Rent receivables	146,444
		Other receivables	1,421,491
		Due from related parties	386,992
		Available-for-sale investments	3,574,790
		Due to related parties	(92,007)
		Others	(33,184)

Transactions with related parties are made at terms equivalent to those that prevail in arm's length transactions. Outstanding balances at year-end are unsecured, noninterest-bearing and settlement occurs in cash.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

15. Related Party Transactions (Continued)

There have been no guarantees/collaterals provided or received for any related party receivables or payables. SMPH has not recorded any impairment of receivables relating to amounts owed by related parties. This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

16. Basic/Diluted Earnings Per Share Computation

Pro forma basic/diluted EPS of the Company is computed as follows:

	Unaudited
	2012	2011	2010
Pro forma net income attributable to equity holders of the parent (a)	₱16,336,562,689	₱13,719,065,578	₱14,544,942,135

Common shares issued at beginning of year	13,917,800,067	13,917,800,067	13,348,191,367
Pro forma issuance of shares*	15,936,646,035	15,936,646,035	15,936,646,035
Stocks dividends*	3,474,734,693	3,474,734,693	3,474,734,693
Weighted average number of shares issued in equity placement	—	—	118,668,479

Common shares issued at end of year	33,329,180,795	33,329,180,795	32,878,240,574
Less: Pro forma treasury stock	5,542,888,530	5,542,888,530	5,542,888,530
Pro forma shares held by subsidiary*	45,617,999	45,617,999	45,617,999

Weighted average number of common shares outstanding (b)	₱27,740,674,266	₱27,740,674,266	₱27,289,734,045

Earnings per share (a/b)	₱0.589	₱0.495	₱0.533

*
Retroactively adjusted.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

16. Basic/Diluted Earnings Per Share Computation (Continued)

Historical basic/diluted EPS of the Company is computed as follows:

	Audited
	2012	2011	2010
Net income attributable to equity holders of the parent (a)	₱10,529,954,990	₱9,055,995,525	₱7,856,348,789

Common shares issued at beginning of year	13,917,800,067	13,917,800,067	13,348,191,367
Stocks dividends*	3,474,734,693	3,474,734,693	3,474,734,693
Weighted average number of shares issued in equity placement	—	—	118,668,479

Common shares issued at end of year	17,392,534,760	17,392,534,760	16,941,594,539
Less treasury stock	18,857,000	18,857,000	18,857,000

Weighted average number of common shares outstanding (b)	17,373,677,760	17,373,677,760	16,922,737,539

Earnings per share (a/b)	₱0.606	₱0.521	₱0.464

*
Retroactively adjusted.

SM Prime Holdings, Inc. and Subsidiaries

Consolidated Financial Statements December 31, 2012 and 2011 and Years Ended December 31, 2012, 2011 and 2010
and
Independent Auditors' Report
SyCip Gorres Velayo & Co.

SyCip Gorres Velayo & Co.
6760 Ayala Avenue
1226 Makati City
Philippines

Phone: (632) 891 0307
Fax:     (632) 819 0872
www.sgv.com.ph

BOA/PRC Reg. No. 0001,
    December 28, 2012, valid until December 31, 2015
SEC Accreditation No. 0012-FR-3 (Group A),
    November 15, 2012, valid until November 16, 2015

INDEPENDENT AUDITORS' REPORT

The Stockholders and the Board of Directors
SM Prime Holdings, Inc.

We have audited the accompanying consolidated financial statements of SM Prime Holdings, Inc. and Subsidiaries, which comprise the consolidated balance sheets as at December 31, 2012 and 2011, and the consolidated statements of income, statements of comprehensive income, statements of changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 2012, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Philippine Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Philippine Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

A member firm of Ernst & Young Global Limited

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of SM Prime Holdings, Inc. and Subsidiaries as at December 31, 2012 and 2011, and their financial performance and their cash flows for each of the three years in the period ended December 31, 2012 in accordance with Philippine Financial Reporting Standards.

SYCIP GORRES VELAYO & CO.

Belinda T. Beng Hui
Partner
CPA Certificate No. 88823
SEC Accreditation No. 0943-A (Group A),
    March 18, 2010, valid until March 17, 2013
Tax Identification No. 153-978-243
BIR Accreditation No. 08-001998-78-2012,
    June 19, 2012, valid until June 18, 2015
PTR No. 3669663, January 2, 2013, Makati City

February 18, 2013

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents (Notes 6, 20, 22 and 23)	₱9,706,857,361	₱8,290,216,039
Short-term investments (Notes 7, 20, 22 and 23)	821,000,000	876,800,000
Investments held for trading (Notes 8, 20, 22 and 23)	759,300,343	812,953,412
Receivables (Notes 9, 20, 22 and 23)	5,880,081,880	4,708,033,726
Available-for-sale investments (Notes 10, 20, 22 and 23)	1,000,000,000	1,000,000,000
Prepaid expenses and other current assets (Note 11)	1,440,189,139	1,276,452,460

Total Current Assets	19,607,428,723	16,964,455,637

Noncurrent Assets
Investment properties—net (Notes 12 and 20)	124,087,439,798	107,836,216,127
Derivative assets (Notes 22 and 23)	109,978,821	115,618,680
Deferred tax assets (Note 18)	190,463,028	254,132,999
Other noncurrent assets (Note 13)	4,134,582,818	3,153,887,932

Total Noncurrent Assets	128,522,464,465	111,359,855,738

	₱148,129,893,188	₱128,324,311,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Loans payable (Notes 14, 22 and 23)	₱800,000,000	₱—
Accounts payable and other current liabilities (Notes 15, 20, 22 and 23)	11,398,520,838	10,150,278,123
Current portion of long-term debt (Notes 16, 20, 22 and 23)	1,791,703,848	799,086,409
Income tax payable	632,900,873	623,013,182

Total Current Liabilities	14,623,125,559	11,572,377,714

Noncurrent Liabilities
Long-term debt—net of current portion (Notes 16, 20, 22 and 23)	49,647,118,755	40,093,522,320
Tenants' deposits (Notes 21, 22 and 23)	8,386,248,204	7,467,302,387
Liability for purchased land—net of current portion	1,214,756,670	1,551,018,812
Deferred tax liabilities (Note 18)	1,278,194,418	1,258,514,789
Derivative liabilities (Notes 22 and 23)	244,330,399	237,979,926
Other noncurrent liabilities (Notes 12, 20, 22 and 23)	1,836,373,166	1,796,789,506

Total Noncurrent Liabilities	62,607,021,612	52,405,127,740

Equity Attributable to Equity Holders of the Parent
Capital stock (Notes 17 and 24)	17,392,534,760	13,917,800,067
Additional paid-in capital—net (Note 17)	8,219,067,298	8,219,067,298
Cumulative translation adjustment (Note 17)	544,146,167	872,658,862
Retained earnings (Note 17):
Appropriated	27,000,000,000	7,000,000,000
Unappropriated	16,890,136,797	33,865,609,976
Treasury stock (Notes 17 and 24)	(101,474,705)	(101,474,705)

Total Equity Attributable to Equity Holders of the Parent (Note 22)	69,944,410,317	63,773,661,498
Non-controlling Interests (Note 17)	955,335,700	573,144,423

Total Stockholders' Equity	70,899,746,017	64,346,805,921

	₱148,129,893,188	₱128,324,311,375

See accompanying Notes to Consolidated Financial Statements.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31
	2012	2011	2010
REVENUE
Rent (Notes 12, 20 and 21)	₱25,902,081,684	₱22,759,402,156	₱19,992,948,925
Cinema ticket sales	3,477,261,663	3,051,716,588	2,764,775,099
Amusement income and others	1,346,966,010	1,086,336,307	958,207,627

	30,726,309,357	26,897,455,051	23,715,931,651

COSTS AND EXPENSES
Depreciation and amortization (Note 12)	3,955,641,599	3,829,971,166	3,501,183,977
Administrative (Notes 19, 20 and 21)	3,886,571,608	3,228,409,525	3,206,359,610
Film rentals	1,877,504,253	1,650,121,989	1,494,236,340
Business taxes and licenses	1,760,649,386	1,510,242,916	1,326,394,330
Management fees (Note 20)	860,534,994	794,923,211	647,342,667
Rent (Note 21)	801,810,102	589,134,834	503,533,075
Insurance	247,640,906	201,918,532	216,230,268
Others	604,797,438	472,774,273	376,101,148

	13,995,150,286	12,277,496,446	11,271,381,415

INCOME FROM OPERATIONS	16,731,159,071	14,619,958,605	12,444,550,236

OTHER INCOME (CHARGES)—Net
Interest expense (Notes 14, 16, 20 and 23)	(2,195,557,761)	(1,948,257,322)	(1,746,215,754)
Interest and dividend income (Notes 6, 7, 8, 10 and 20)	406,214,974	361,227,330	251,102,302
Others—net (Notes 8, 13, 16 and 23)	(653,110,383)	(812,537,877)	(152,588,284)

	(2,442,453,170)	(2,399,567,869)	(1,647,701,736)

INCOME BEFORE INCOME TAX	14,288,705,901	12,220,390,736	10,796,848,500

PROVISION FOR (BENEFIT FROM) INCOME TAX (Note 18)
Current	3,313,221,804	2,932,357,842	2,449,966,767
Deferred	53,337,830	(94,188,973)	206,748,328

	3,366,559,634	2,838,168,869	2,656,715,095

NET INCOME	₱10,922,146,267	₱9,382,221,867	₱8,140,133,405

Attributable to
Equity holders of the parent (Note 24)	₱10,529,954,990	₱9,055,995,525	₱7,856,348,789
Non-controlling interests (Notes 2 and 17)	392,191,277	326,226,342	283,784,616

	₱10,922,146,267	₱9,382,221,867	₱8,140,133,405

Basic/Diluted Earnings Per Share (Note 24)	₱0.606	₱0.521	₱0.464

See accompanying Notes to Consolidated Financial Statements.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31
	2012	2011	2010
NET INCOME	₱10,922,146,267	₱9,382,221,867	₱8,140,133,405

OTHER COMPREHENSIVE INCOME (LOSS)—Net
Cumulative translation adjustment (Note 17)	(328,512,695)	282,958,497	(91,770,374)
Unrealized loss on available-for-sale investments—net of tax (Notes 10 and 17)	—	(3,745,323)	1,230,084

	(328,512,695)	279,213,174	(90,540,290)

TOTAL COMPREHENSIVE INCOME	₱10,593,633,572	₱9,661,435,041	₱8,049,593,115

Attributable to
Equity holders of the parent	₱10,201,442,295	₱9,335,208,699	₱7,765,808,499
Non-controlling interests (Notes 2 and 17)	392,191,277	326,226,342	283,784,616

	₱10,593,633,572	₱9,661,435,041	₱8,049,593,115

See accompanying Notes to Consolidated Financial Statements.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Equity Attributable to Equity Holders of the Parent
				Unrealized Gain on Available- for-Sale Investments (Notes 10 and 17)	Retained Earnings
		Additional Paid-in Capital—Net (Note 17)	Cumulative Translation Adjustment (Note 17)
	Capital Stock (Notes 17 and 24)				Appropriated (Note 17)	Unappropriated (Note 17)	Treasury Stock (Notes 17 and 24)	Total	Non-controlling Interests (Note 17)	Total
At January 1, 2012	₱13,917,800,067	₱8,219,067,298	₱872,658,862	₱—	₱7,000,000,000	₱33,865,609,976	₱(101,474,705)	₱63,773,661,498	₱573,144,423	₱64,346,805,921
Total comprehensive income	—	—	(328,512,695)	—	—	10,529,954,990	—	10,201,442,295	392,191,277	10,593,633,572
Appropriation	—	—	—	—	20,000,000,000	(20,000,000,000)	—	—	—	—
Cash dividends—₱0.29 a share	—	—	—	—	—	(4,030,693,476)	—	(4,030,693,476)	—	(4,030,693,476)
Stock dividends—25%	3,474,734,693	—	—	—	—	(3,474,734,693)	—	—	—	—
Dividends of a subsidiary	—	—	—	—	—	—	—	—	(10,000,000)	(10,000,000)

At December 31, 2012	₱17,392,534,760	₱8,219,067,298	₱544,146,167	₱—	₱27,000,000,000	₱16,890,136,797	₱(101,474,705)	₱69,944,410,317	₱955,335,700	₱70,899,746,017

At January 1, 2011	₱13,917,800,067	₱8,219,067,298	₱589,700,365	₱3,745,323	₱7,000,000,000	₱28,562,329,066	₱(101,474,705)	₱58,191,167,414	₱758,715,232	₱58,949,882,646
Total comprehensive income	—	—	282,958,497	(3,745,323)	—	9,055,995,525	—	9,335,208,699	326,226,342	9,661,435,041
Cash dividends—₱0.27 a share	—	—	—	—	—	(3,752,714,615)	—	(3,752,714,615)	—	(3,752,714,615)
Dividends of a subsidiary	—	—	—	—	—	—	—	—	(511,797,151)	(511,797,151)

At December 31, 2011	₱13,917,800,067	₱8,219,067,298	₱872,658,862	₱—	₱7,000,000,000	₱33,865,609,976	₱(101,474,705)	₱63,773,661,498	₱573,144,423	₱64,346,805,921

At January 1, 2010	₱13,348,191,367	₱2,375,440,999	₱681,470,739	₱2,515,239	₱7,000,000,000	₱24,043,028,119	₱(101,474,705)	₱47,349,171,758	₱681,128,328	₱48,030,300,086
Total comprehensive income	—	—	(91,770,374)	1,230,084	—	7,856,348,789	—	7,765,808,499	283,784,616	8,049,593,115
Additional issuance of shares	569,608,700	5,843,626,299	—	—	—	—	—	6,413,234,999	—	6,413,234,999
Cash dividends—₱0.25 a share	—	—	—	—	—	(3,337,047,842)	—	(3,337,047,842)	—	(3,337,047,842)
Dividends of a subsidiary	—	—	—	—	—	—	—	—	(206,197,712)	(206,197,712)

At December 31, 2010	₱13,917,800,067	₱8,219,067,298	₱589,700,365	₱3,745,323	₱7,000,000,000	₱28,562,329,066	₱(101,474,705)	₱58,191,167,414	₱758,715,232	₱58,949,882,646

See accompanying Notes to Consolidated Financial Statements.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Income before income tax and non-controlling interests	₱14,288,705,901	₱12,220,390,736	₱10,796,848,500
Adjustments for:
Depreciation and amortization (Note 12)	3,955,641,599	3,829,971,166	3,501,183,977
Interest expense (Notes 14, 16, 20 and 23)	2,195,557,761	1,948,257,322	1,746,215,754
Interest and dividend income (Notes 6, 7, 8, 10 and 20)	(406,214,974)	(361,227,330)	(251,102,302)
Unrealized foreign exchange loss (gain)—net	(100,497,563)	120,523,863	(84,810,032)
Mark-to-market loss (gain) on derivatives (Note 23)	16,277,832	226,901,219	(29,839,113)
Mark-to-market loss (gain) on investments held for trading (Note 8)	706,500	(13,439,353)	(14,231,667)

Operating income before working capital changes	19,950,177,056	17,971,377,623	15,664,265,117
Increase in:
Receivables	(1,196,584,369)	(706,117,333)	(515,862,483)
Prepaid expenses and other current assets	(165,253,383)	(165,159,468)	(295,988,909)
Increase in:
Accounts payable and other current liabilities	816,102,704	3,093,279,729	870,437,601
Tenants' deposits	952,539,475	981,080,452	762,974,229

Cash generated from operations	20,356,981,483	21,174,461,003	16,485,825,555
Income taxes paid	(3,274,142,314)	(2,711,823,417)	(2,572,575,448)

Net cash provided by operating activities	17,082,839,169	18,462,637,586	13,913,250,107

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in:
Investment properties (Note 12)	(21,114,932,036)	(16,550,283,823)	(11,221,050,968)
Other noncurrent assets (Note 13)	(1,013,987,073)	854,989,275	(1,299,686,629)
Investments held for trading	38,508,319	(299,379,882)	(99,638,981)
Available-for-sale investments	—	100,000,000	—
Interest and dividend received	404,648,011	348,964,295	239,534,893

Net cash used in investing activities	(21,685,762,779)	(15,545,710,135)	(12,380,841,685)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from availment of loans (Notes 14, 16 and 20)	19,066,750,000	15,894,082,275	14,224,724,000
Payments of:
Loans (Notes 16 and 20)	(6,673,225,943)	(14,142,267,058)	(10,338,573,989)
Dividends	(4,040,693,476)	(4,006,411,766)	(3,543,245,554)
Interest	(2,308,977,632)	(2,028,628,142)	(2,355,255,672)
Payments to unwinding of interest rate swaps	(4,287,500)	(76,220,800)	—
Proceeds from additional issuance of shares (Note 17)	—	—	6,413,234,999

Net cash provided by (used in) financing activities	6,039,565,449	(4,359,445,491)	4,400,883,784

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(20,000,517)	13,015,795	(40,644)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,416,641,322	(1,429,502,245)	5,933,251,562
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	8,290,216,039	9,719,718,284	3,786,466,722

CASH AND CASH EQUIVALENTS AT END OF YEAR	₱9,706,857,361	₱8,290,216,039	₱9,719,718,284

See accompanying Notes to Consolidated Financial Statements.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Corporate Information

SM Prime Holdings, Inc. (SMPH or the Parent Company) was incorporated in the Philippines and registered with the Securities and Exchange Commission (SEC) on January 6, 1994. The Parent Company and its subsidiaries (collectively referred to as "the Company") develop, conduct, operate and maintain the business of modern commercial shopping centers and all businesses related thereto, such as the conduct, operation and maintenance of shopping center spaces for rent, amusement centers, or cinema theaters within the compound of the shopping centers. Its main sources of revenue include rent income from leases in mall and food court, cinema ticket sales and amusement income from bowling, ice skating and others.

The Parent Company's shares of stock are publicly traded in the Philippine Stock Exchange (PSE).

The Parent Company is 21.65% and 40.96% directly-owned by SM Investments Corporation (SMIC) and SM Land, Inc. (SM Land), respectively. SM Land is a 66.89% owned subsidiary of SMIC. SMIC, the ultimate parent company, is a Philippine corporation which listed its common shares with the PSE in 2005.

The registered office and principal place of business of the Parent Company is Mall of Asia Arena Annex Building, Coral Way cor. J.W. Diokno Blvd., Mall of Asia Complex, Brgy. 76, Zone 10, CBP-1A, Pasay City 1300.

The accompanying consolidated financial statements were approved and authorized for issue in accordance with a resolution by the Board of Directors (BOD) on February 18, 2013.

2. Basis of Preparation

The accompanying consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments, investments held for trading and available-for-sale (AFS) investments which have been measured at fair value. The consolidated financial statements are presented in Philippine peso, which is the Parent Company's functional and presentation currency under Philippine Financial Reporting Standards (PFRS). All values are rounded to the nearest peso, except when otherwise indicated.

Statement of Compliance

The accompanying consolidated financial statements have been prepared in compliance with PFRS. PFRS includes statements named PFRS, Philippine Accounting Standards (PAS) and Philippine Interpretations from the International Financial Reporting and Interpretations Committee (IFRIC) issued by the Financial Reporting Standards Council (FRSC).

Changes in Accounting Policies and Disclosures

The accounting policies adopted are consistent with those of the previous financial year, except for the following amended PFRS and PAS which the Company has adopted during the year:

  •
  PFRS 7, Financial Instruments: Disclosures (Amendments)—Transfers of Financial Assets, became effective for annual periods beginning on or after July 1, 2011.

  •
  PAS 12, Income Taxes (Amendments)—Deferred Tax: Recovery of Underlying Assets, became effective for annual periods beginning on or after January 1, 2012.

The standards that have been adopted are deemed to have no material impact on the consolidated financial statements of the Company.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation (Continued)

Future Changes in Accounting Policies

Standards and Interpretations

The Company did not early adopt the following standards and Philippine Interpretations that have been approved but are not yet effective. The Company will adopt these standards and interpretations on their effective dates.

  •
  PFRS 7, Financial Instruments: Disclosures—Offsetting Financial Assets and Financial Liabilities, will become effective for annual periods beginning on or after January 1, 2013. The amendments require an entity to disclose information about rights of set-off and related arrangements (such as collateral agreements). The new disclosures are required for all recognized financial instruments that are set-off in accordance with PAS 32, Financial Instruments: Presentation. These disclosures also apply to recognized financial instruments that are subject to an enforceable master netting arrangement or 'similar agreement', irrespective of whether they are set-off in accordance with PAS 32. The amendments require entities to disclose, in a tabular format unless another format is more appropriate, the following minimum quantitative information. This is presented separately for financial assets and financial liabilities recognized at the end of the reporting period:

  (a)
  The gross amounts of those recognized financial assets and recognized financial liabilities;

  (b)
  The amounts that are set-off in accordance with the criteria in PAS 32 when determining the net amounts presented in the statement of financial position;

  (c)
  The net amounts presented in the statement of financial position;

  (d)
  The amounts subject to an enforceable master netting arrangement or similar agreement that are not otherwise included in (b) above, including:

  i.
  Amounts related to recognized financial instruments that do not meet some or all of the offsetting criteria in PAS 32; and

  ii.
  Amounts related to financial collateral (including cash collateral); and

  (e)
  The net amount after deducting the amounts in (d) from the amounts in (c) above.

The amendments to PFRS 7 are to be applied retrospectively. The amendments affect disclosures only and have no impact on the Company's financial position or performance.

  •
  PFRS 9, Financial Instruments: Classification and Measurement, will become effective for annual periods beginning on or after January 1, 2015. PFRS 9 reflects the first phase of the work on the replacement of PAS 39, Financial Instruments: Recognition and Measurement, and applies to classification and measurement of financial assets and financial liabilities as defined in PAS 39. Work on impairment of financial instruments and hedge accounting is still ongoing, with a view to replacing PAS 39 in its entirety. PFRS 9 requires all financial assets to be measured at fair value at initial recognition. A debt financial asset may, if the fair value option (FVO) is not invoked, be subsequently measured at amortized cost if it is held within a business model that has the objective to hold the assets to collect the contractual cash flows and its contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. All other debt instruments are subsequently measured at fair value through profit or loss. All equity financial assets are measured at fair value either through other comprehensive

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation (Continued)

    income or profit or loss. Equity financial assets held for trading must be measured at fair value through profit or loss. For FVO liabilities, the amount of change in the fair value of a liability that is attributable to changes in credit risk must be presented in other comprehensive income. The remainder of the change in fair value is presented in profit or loss, unless presentation of the fair value change in respect of the liability's credit risk in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. All other PAS 39 classification and measurement requirements for financial liabilities have been carried forward into PFRS 9, including the embedded derivative separation rules and the criteria for using the FVO. The Company made an evaluation of the impact of the adoption of the standard and decided not to early adopt PFRS 9 for the 2012 reporting ahead of its effectivity date on January 1, 2015. Therefore, the consolidated financial statements as at December 31, 2012 do not reflect the impact of this new standard. The adoption of the first phase of PFRS 9 will have an effect on the classification and measurement of the Company's financial assets but will potentially have no impact on the classification and measurement of financial liabilities.

  •
  PFRS 10, Consolidated Financial Statements, will become effective for annual periods beginning on or after January 1, 2013. This standard replaces the portion of PAS 27, Consolidated and Separate Financial Statements, that addresses the accounting for consolidated financial statements. It also includes the issues raised in Standing Interpretations Committee (SIC)-12 Consolidation—Special Purpose Entities. PFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by PFRS 10 will require management to exercise significant judgment to determine which entities are controlled, and therefore, are required to be consolidated by a parent, compared with the requirements that were in PAS 27. Based on the reassessment of control following the provisions of this new standard as at December 31, 2012, the adoption of PFRS 10 will have no impact on the consolidated financial statements.

  •
  PFRS 11, Joint Arrangements, will become effective for annual periods beginning on or after January 1, 2013. This standard replaces PAS 31, Interests in Joint Ventures, and SIC-13 Jointly-controlled Entities—Non-monetary Contributions by Venturers, and removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. Based on the Company's reassessment, this standard will have no impact on its consolidated financial statements.

  •
  PFRS 12, Disclosure of Interests in Other Entities, will become effective for annual periods beginning on or after January 1, 2013. This standard includes all of the disclosures that were previously in PAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in PAS 31 and PAS 28, Investments in Associates. These disclosures relate to an entity's interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. The adoption of PFRS 12 will affect disclosures only and have no impact on the Company's financial position or performance.

  •
  PFRS 13, Fair Value Measurement, will become effective for annual periods beginning on or after January 1, 2013. This standard establishes a single source of guidance under PFRS for all fair value measurements. PFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under PFRS when fair value is required or permitted. The Company does not anticipate that the adoption of this standard will have a significant impact on its financial position and performance.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation (Continued)

  •
  PAS 1, Presentation of Financial Statements—Presentation of Items of Other Comprehensive Income (OCI), will become effective for annual periods beginning on or after July 1, 2012. The amendments to PAS 1 change the grouping of items presented in OCI. Items that could be reclassified (or 'recycled') to profit or loss at a future point in time (for example, upon derecognition or settlement) would be presented separately from items that will never be reclassified. The amendments affect presentation only and have no impact on the Company's financial position or performance.

  •
  PAS 19, Employee Benefits (Revised), will become effective for annual periods beginning on or after January 1, 2013. Amendments range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. The revised standard also requires new disclosures such as, among others, a sensitivity analysis for each significant actuarial assumption, information on asset-liability matching strategies, duration of the defined benefit obligation, and disaggregation of plan assets by nature and risk. Once effective, the Company has to apply the amendments retroactively to the earliest period presented. This revised standard will have no material impact on the Company's financial position or performance.

  •
  PAS 27, Separate Financial Statements (as revised in 2011), will become effective for annual periods beginning on or after January 1, 2013. As a consequence of the new PFRS 10 and PFRS 12, what remains of PAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements. The Company does not expect this revised standard to have material impact on its consolidated financial statements.

  •
  PAS 28, Investments in Associates and Joint Ventures (as revised in 2011), will become effective for annual periods beginning on or after January 1, 2013. As a consequence of the new PFRS 11 and PFRS 12, PAS 28 has been renamed PAS 28, Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates. The Company does not expect this revised standard to have material impact on its consolidated financial statements.

  •
  PAS 32, Financial Instruments: Presentation—Offsetting Financial Assets and Financial Liabilities, will become effective for annual periods beginning on or after January 1, 2014. These amendments to PAS 32 clarify the meaning of "currently has a legally enforceable right to set-off" and also clarify the application of the PAS 32 offsetting criteria to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. The amendments to PAS 32 are to be applied retrospectively. The Company is currently assessing the impact of these amendments on its consolidated financial statements.

  •
  Philippine Interpretation IFRIC 15, Agreements for the Construction of Real Estate, covers accounting for revenue and associated expenses by entities that undertake the construction of real estate directly or through subcontractors. The interpretation requires that revenue on construction of real estate be recognized only upon completion, except when such contract qualifies as construction contract to be accounted for under PAS 11, Construction Contracts, or involves rendering of services in which case revenue is recognized based on stage of completion. Contracts involving provision of services with the construction materials and where the risks and reward of ownership are transferred to the buyer on a continuous basis will also be accounted for based on stage of completion. The SEC and the FRSC have deferred the effectivity of this interpretation

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation (Continued)

    until the final Revenue standard is issued by International Accounting Standards Board and an evaluation of the requirements of the final Revenue standard against the practices of the Philippine real estate industry is completed. This interpretation will have no impact on the consolidated financial statements.

  •
  Philippine Interpretation IFRIC 20, Stripping Costs in the Production Phase of a Surface Mine, will become effective for annual periods beginning on or after January 1, 2013. This interpretation applies to waste removal costs that are incurred in surface mining activity during the production phase of the mine ("production stripping costs") and provides guidance on the recognition of production stripping costs as an asset and measurement of the stripping activity asset. This interpretation will have no impact on the consolidated financial statements.

Improvements to PFRSs

The amendments are effective for annual periods beginning on or after January 1, 2013 and are applied retrospectively. Earlier application is permitted.

  •
  PFRS 1, First-time Adoption of PFRS—Borrowing Costs, clarifies that, upon adoption of PFRS, an entity that capitalized borrowing costs in accordance with its previous generally accepted accounting principles, may carry forward, without any adjustment, the amount previously capitalized in its opening statement of financial position at the date of transition. Subsequent to the adoption of PFRS, borrowing costs are recognized in accordance with PAS 23, Borrowing Costs. The amendment does not apply to the Company as it is not a first-time adopter of PFRS.

  •
  PAS 1, Presentation of Financial Statements—Clarification of the Requirements for Comparative Information, clarifies the requirements for comparative information that are disclosed voluntarily and those that are mandatory due to retrospective application of an accounting policy, or retrospective restatement or reclassification of items in the financial statements. An entity must include comparative information in the related notes to the financial statements when it voluntarily provides comparative information beyond the minimum required comparative period. The additional comparative period does not need to contain a complete set of financial statements. On the other hand, supporting notes for the third balance sheet (mandatory when there is a retrospective application of an accounting policy, or retrospective restatement or reclassification of items in the financial statements) are not required. The amendments affect disclosures only and have no impact on the Company's financial position or performance.

  •
  PAS 16, Property, Plant and Equipment—Classification of Servicing Equipment, clarifies that spare parts, stand-by equipment and servicing equipment should be recognized as property, plant and equipment when they meet the definition of property, plant and equipment and should be recognized as inventory if otherwise. The Company does not expect this amendment to have material impact on its consolidated financial statements.

  •
  PAS 32, Financial Instruments: Presentation—Tax Effect of Distribution to Holders of Equity Instruments, clarifies that income taxes relating to distributions to equity holders and to transaction costs of an equity transaction are accounted for in accordance with PAS 12. The Company does not expect this amendment to have material impact on its consolidated financial statements.

  •
  PAS 34, Interim Financial Reporting—Interim Financial Reporting and Segment Information for Total Assets and Liabilities, clarifies that the total assets and liabilities for a particular reportable segment

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation (Continued)

    need to be disclosed only when the amounts are regularly provided to the chief operating decision maker and there has been a material change from the amount disclosed in the entity's previous annual financial statements for that reportable segment. The amendment affects disclosures only and has no impact on the Company's financial position or performance.

Basis of Consolidation

The consolidated financial statements include the accounts of the Parent Company and the following subsidiaries:

		Percentage of Ownership
	Country of Incorporation
Company		2012	2011	SM Malls Owned
First Asia Realty Development Corporation	Philippines	74.19	74.19	SM Megamall
Premier Central, Inc.	-do -	100.00	100.00	SM City Clark
Consolidated Prime Dev. Corp.	-do -	100.00	100.00	SM City Dasmariñas
Premier Southern Corp.	-do -	100.00	100.00	SM City Batangas and SM City Lipa
San Lazaro Holdings Corporation	-do -	100.00	100.00	—
Southernpoint Properties Corp. (SPC)	-do -	100.00	100.00	SM Lanang Premier
First Leisure Ventures Group Inc. (FLVGI)	-do -	50.00	50.00	SM by the Bay
Affluent Capital Enterprises Limited (Affluent) and Subsidiaries	British Virgin Islands (BVI)	100.00	100.00	SM City Xiamen and SM City Chengdu
Mega Make Enterprises Limited (Mega Make) and Subsidiaries	-do -	100.00	100.00	SM City Jinjiang
Springfield Global Enterprises Limited	-do -	100.00	100.00	—
SM Land (China) Limited (SM Land China) and Subsidiaries	Hong Kong	100.00	100.00	SM City Suzhou and SM City Chongqing

FLVGI is accounted for as a subsidiary by virtue of control, as evidenced by the majority members of the BOD representing the Parent Company.

The financial statements of the subsidiaries are prepared for the same reporting year as the Parent Company, using consistent accounting policies.

All intracompany balances, transactions, income and expenses resulting from intracompany transactions are eliminated in full.

Subsidiaries are consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation (Continued)

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Company loses control over a subsidiary, it:

  •
  Derecognizes the assets (including goodwill) and liabilities of the subsidiary;

  •
  Derecognizes the carrying amount of any non-controlling interest;

  •
  Derecognizes the cumulative translation differences recorded in equity;

  •
  Recognizes the fair value of the consideration received;

  •
  Recognizes the fair value of any investment retained;

  •
  Recognizes any surplus or deficit in profit or loss;

  •
  Reclassifies the parent's share of components previously recognized in other comprehensive income to profit or loss or retained earnings, as appropriate.

Non-controlling interests represent the portion of profit or loss and net assets not held by the Company and are presented separately in the consolidated statements of income and within stockholders' equity in the consolidated balance sheets, separately from equity attributable to equity holders of the parent.

3. Significant Accounting Judgments, Estimates and Assumptions

The preparation of the Company's consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenue, expenses, assets and liabilities, and the disclosures of contingent liabilities, at balance sheet date. However, uncertainty about the assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Judgments

In the process of applying the Company's accounting policies, management has made the following judgments, apart from those involving estimates and assumptions, which have the most significant effect on the amounts recognized in the consolidated financial statements.

Operating Lease Commitments—Company as Lessor.    The Company has entered into commercial property leases on its investment property portfolio. The Company has determined, based on an evaluation of the terms and conditions of the arrangements, that it retains all the significant risks and rewards of ownership of the properties and thus accounts for the contracts as operating leases.

Rent income amounted to ₱25,902 million, ₱22,759 million and ₱19,993 million for the years ended December 31, 2012, 2011 and 2010, respectively (see Note 21).

Operating Lease Commitments—Company as Lessee.    The Company has entered into various lease agreements as a lessee. Management has determined that all the significant risks and benefits of ownership of the properties, which the Company leases under operating lease arrangements, remain with the lessor. Accordingly, the leases were accounted for as operating leases.

Rent expense amounted to ₱802 million, ₱589 million and ₱504 million for the years ended December 31, 2012, 2011 and 2010, respectively (see Note 21).

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant Accounting Judgments, Estimates and Assumptions (Continued)

Estimates and Assumptions

The key estimates and assumptions that may have significant risks of causing material adjustments to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Estimation of Allowance for Impairment Losses on Receivables.    The Company maintains an allowance for impairment losses at a level considered adequate to provide for potential uncollectible receivables. The level of allowance is evaluated by the Company on the basis of factors that affect the collectability of the accounts. These factors include, but are not limited to, the length of the Company's relationship with the customers, average age of accounts and collection experience. The Company performs a regular review of the age and status of these accounts, designed to identify accounts with objective evidence of impairment and provide the appropriate allowance for impairment losses. The amount and timing of recorded expenses for any period would differ if the Company made different judgments or utilized different methodologies. An increase in allowance for impairment losses would increase the recorded costs and expenses and decrease current assets.

The carrying value of receivables amounted to ₱5,880 million and ₱4,708 million as at December 31, 2012 and 2011, respectively (see Note 9).

Impairment of AFS Investments.    The Company treats AFS investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or whether other objective evidence of impairment exists. The determination of what is 'significant' or 'prolonged' requires judgment. The Company treats 'significant' generally as 20% or more of the original cost of investment, and 'prolonged' as period longer than 12 months. In addition, the Company evaluates other factors, including normal volatility in share price for quoted equities and future cash flows and the discount factors for unquoted equities.

The carrying value of AFS investments amounted to ₱1,000 million as at December 31, 2012 and 2011 (see Note 10).

Estimation of Useful Lives of Investment Properties.    The useful life of each of the Company's investment property is estimated based on the period over which the asset is expected to be available for use. Such estimation is based on a collective assessment of industry practice, internal technical evaluation and experience with similar assets. The estimated useful life of each asset is reviewed periodically and updated if expectations differ from previous estimates due to physical wear and tear, technical or commercial obsolescence and legal or other limitations on the use of the asset. It is possible, however, that future results of operations could be materially affected by changes in the amounts and timing of recorded expenses brought about by changes in the factors mentioned above. A reduction in the estimated useful life of any investment property would increase the recorded costs and expenses and decrease investment properties.

There were no changes in the estimated useful lives of investment properties in 2012 and 2011.

Impairment of Nonfinancial Assets.    The Company assesses at each balance sheet date whether there is an indication that investment properties may be impaired. The recoverable amount of the investment properties is the higher of the asset's fair value less costs to sell and its value in use. When the carrying amounts of the investment properties exceed their recoverable amounts, the investment properties are considered impaired and are written down to their recoverable amounts.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant Accounting Judgments, Estimates and Assumptions (Continued)

The net book value of investment properties amounted to ₱124,087 million and ₱107,836 million as at December 31, 2012 and 2011, respectively (see Note 12).

Realizability of Deferred Tax Assets.    The Company's assessment on the recognition of deferred tax assets on deductible temporary differences is based on the projected taxable income in the succeeding periods. This projection is based on the Company's past and future results of operations.

Deferred tax assets amounted to ₱190 million and ₱254 million as at December 31, 2012 and 2011, respectively (see Note 18).

Pension Cost.    The determination of the Company's obligation and cost of pension benefits is dependent on the selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in Note 19 and include, among others, the discount rate, expected rate of return on plan assets and salary increase rate. In accordance with PFRS, actual results that differ from the assumptions are accumulated and amortized over future periods and therefore, generally affect the recognized expense and recorded obligation in such future periods.

Fair Value of Financial Assets and Liabilities.    The Company carries certain financial assets and liabilities at fair value in the consolidated balance sheets. Determining the fair value of financial assets and liabilities requires extensive use of accounting estimates and judgment. The significant components of fair value measurement were determined using verifiable objective evidence (i.e., foreign exchange rates, interest rates, volatility rates). However, the amount of changes in fair value would differ if the Company utilized different valuation methodologies and assumptions. Any changes in the fair value of these financial assets and liabilities would affect profit and loss and other comprehensive income.

The methods and assumptions used to estimate the fair value of financial assets and liabilities are discussed in Note 23.

Contingencies.    The Company has various legal claims. The Company's estimates of the probable costs for the resolution of these claims have been developed in consultation with in-house as well as outside counsel handling the prosecution and defense of the cases and are based upon an analysis of potential results. The Company currently does not believe these legal claims will have a material adverse effect on its consolidated financial position and results of operations. It is possible, however, that future results of operations could be materially affected by changes in the estimates or in the effectiveness of strategies relating to these proceedings. No provisions were made in relation to these claims.

4. Summary of Significant Accounting and Financial Reporting Policies

Cash and Cash Equivalents

Cash includes cash on hand and in banks. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less from dates of acquisitions and are subject to an insignificant risk of change in value.

Financial Instruments—Initial Recognition and Subsequent Measurement

Date of Recognition.    The Company recognizes a financial instrument in the consolidated balance sheets when it becomes a party to the contractual provisions of the instrument. In the case of a regular way purchase or sale of financial assets, recognition and derecognition, as applicable, is done using settlement

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

date accounting. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the market place. Derivatives are recognized on a trade date basis.

Initial Recognition of Financial Instruments.    Financial instruments are recognized initially at fair value, which is the fair value of the consideration given (in case of an asset) or received (in case of a liability). The initial measurement of financial instruments, except for those categorized as at fair value through profit or loss (FVPL), includes transaction costs.

The Company classifies its financial instruments in the following categories: financial assets and financial liabilities at FVPL, loans and receivables, held-to-maturity (HTM) investments, AFS investments and other financial liabilities. The classification depends on the purpose for which the instruments are acquired and whether they are quoted in an active market. Management determines the classification at initial recognition and, where allowed and appropriate, re-evaluates this classification at every balance sheet date.

Determination of Fair Value.    The fair value of financial instruments traded in active markets at the balance sheet date is based on their quoted market price or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs. When current bid and asking prices are not available, the price of the most recent transaction provides evidence of the current fair value as long as there has not been a significant change in economic circumstances since the time of the transaction.

For all other financial instruments not listed in an active market, the fair value is determined by using appropriate valuation techniques. Valuation techniques include net present value techniques, comparison to similar instruments for which market observable prices exist, options pricing models, and other relevant valuation models.

Day 1 Difference.    Where the transaction price in a non-active market is different from the fair value based on other observable current market transactions in the same instrument or based on a valuation technique whose variables include only data from observable market, the Company recognizes the difference between the transaction price and fair value (a 'Day 1' difference) in the consolidated statements of income unless it qualifies for recognition as some other type of asset. In cases where unobservable data is used, the difference between the transaction price and model value is only recognized in the consolidated statements of income only when the inputs become observable or when the instrument is derecognized. For each transaction, the Company determines the appropriate method of recognizing the 'Day 1' difference amount.

Financial Assets and Liabilities at FVPL.    Financial assets and liabilities at FVPL include financial assets and liabilities held for trading and financial assets and liabilities designated upon initial recognition as at FVPL.

Financial assets and liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives, including any separated derivatives, are also classified under financial assets or liabilities at FVPL, unless these are designated as hedging instruments in an effective hedge or financial guarantee contracts. Gains or losses on investments held for trading are included in the consolidated statements of income under the "Others—net" account. Interest income on investments held for trading is included in the consolidated statements of income under the "Interest and dividend income" account. Instruments under this category are classified as current assets/liabilities if these are hold

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

primarily for the purpose of trading or expected to be realized/settled within 12 months from balance sheet date. Otherwise, these are classified as noncurrent assets/liabilities.

Financial assets and liabilities may be designated by management at initial recognition as at FVPL when any of the following criteria is met:

  •
  the designation eliminates or significantly reduces the inconsistent treatment that would otherwise arise from measuring the assets and liabilities or recognizing gains or losses on a different basis; or

  •
  the assets and liabilities are part of a group of financial assets, financial liabilities or both which are managed and their performance are evaluated on a fair value basis, in accordance with a documented risk management or investment strategy; or

  •
  the financial instrument contains an embedded derivative, unless the embedded derivative does not significantly modify the cash flows or it is clear, with little or no analysis, that it would not be separately recorded.

Classified as financial assets at FVPL are the Company's investments held for trading and derivative assets. The aggregate carrying values of financial assets under this category amounted to ₱869 million and ₱929 million as at December 31, 2012 and 2011, respectively. Included under financial liabilities at FVPL are the Company's derivative liabilities. The carrying values of financial liabilities at FVPL amounted to ₱244 million and ₱238 million as at December 31, 2012 and 2011, respectively (see Note 23).

Loans and Receivables.    Loans and receivables are nonderivative financial assets with fixed or determinable payments that are not quoted in an active market. They are not entered into with the intention of immediate or short-term resale and are not designated as AFS investments or financial assets at FVPL. Loans and receivables are included in current assets if maturity is within 12 months from balance sheet date. Otherwise, these are classified as noncurrent assets.

After initial measurement, loans and receivables are subsequently measured at amortized cost using the effective interest method, less allowance for impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees that are an integral part of the effective interest rate. Gains and losses are recognized in the consolidated statements of income when the loans and receivables are derecognized and impaired, as well as through the amortization process.

Classified under this category are the Company's cash and cash equivalents, short-term investments and receivables. The aggregate carrying values of financial assets under this category amounted to ₱16,408 million and ₱13,875 million as at December 31, 2012 and 2011, respectively (see Note 23).

HTM Investments.    HTM investments are quoted nonderivative financial assets with fixed or determinable payments and fixed maturities for which the Company's management has the positive intention and ability to hold to maturity. Where the Company sells other than an insignificant amount of HTM investments, the entire category would be tainted and reclassified as AFS investments. After initial measurement, these investments are measured at amortized cost using the effective interest method, less impairment in value. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees that are an integral part of the effective interest rate. Gains and losses are recognized in the consolidated statements of income when the HTM investments are derecognized or impaired, as well as through the amortization process. Assets under this category are classified as current assets if maturity is within

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

12 months from balance sheet date and as noncurrent assets if maturity date is more than 12 months from balance sheet date.

The Company has no financial assets under this category as at December 31, 2012 and 2011.

AFS Investments.    AFS investments are nonderivative financial assets that are designated in this category or are not classified in any of the other categories. They are purchased and held indefinitely, and may be sold in response to liquidity requirements or changes in market conditions. Subsequent to initial recognition, AFS investments are carried at fair value in the consolidated balance sheets. Changes in the fair value of such assets are reported as unrealized gain or loss on AFS investments recognized as other comprehensive income in the consolidated statements of comprehensive income until the investment is derecognized or the investment is determined to be impaired. On derecognition or impairment, the cumulative gain or loss previously reported in consolidated statements of comprehensive income is transferred to the consolidated statements of income. Assets under this category are classified as current assets if management intends to sell these financial assets within 12 months from balance sheet date. Otherwise, these are classified as noncurrent assets.

Classified under this category are the Company's investments in corporate notes. The carrying values of financial assets classified under this category amounted to ₱1,000 million as at December 31, 2012 and 2011 (see Note 23).

Other Financial Liabilities.    This category pertains to financial liabilities that are not held for trading or not designated as at FVPL upon the inception of the liability. These include liabilities arising from operations or borrowings.

Other financial liabilities are recognized initially at fair value and are subsequently carried at amortized cost, taking into account the impact of applying the effective interest method of amortization (or accretion) for any related premium, discount and any directly attributable transaction costs. Gains and losses are recognized in the consolidated statements of income when the liabilities are derecognized, as well as through the amortization process. Other financial liabilities are classified as current liabilities if settlement is within 12 months from balance sheet date. Otherwise, these are classified as noncurrent liabilities.

Classified under this category are the Company's loans payable, accounts payable and other current liabilities, long-term debt, tenants' deposits, liability for purchased land and other noncurrent liabilities (except for taxes payables and other payables covered by other accounting standards). The aggregate carrying values of financial liabilities under this category amounted to ₱74,311 million and ₱61,180 million as at December 31, 2012 and 2011, respectively (see Note 23).

Classification of Financial Instruments Between Debt and Equity

A financial instrument is classified as debt if it provides for a contractual obligation to:

  •
  deliver cash or another financial asset to another entity;

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

  •
  exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the Company; or

  •
  satisfy the obligation other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of own equity shares.

If the Company does not have an unconditional right to avoid delivering cash or another financial asset to settle its contractual obligation, the obligation meets the definition of a financial liability.

The components of issued financial instruments that contain both liability and equity elements are accounted for separately, with the equity component being assigned the residual amount after deducting from the instrument as a whole the amount separately determined as the fair value of the liability component on the date of issue.

Debt Issuance Costs

Debt issuance costs are deducted against long-term debt and are amortized over the terms of the related borrowings using the effective interest method.

Derivative Financial Instruments

The Company uses derivative financial instruments such as long-term currency swaps, foreign currency call options, non-deliverable forwards, foreign currency range options, interest rate swaps and cross currency swaps to hedge the risks associated with foreign currency and interest rate fluctuations (see Note 23). Such derivative financial instruments are initially recognized at fair value on the date on which the derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

The Company's derivative instruments provide economic hedges under the Company's policies but are not designated as accounting hedges.

Embedded Derivative.    An embedded derivative is a component of a hybrid instrument that also includes a nonderivative host contract with the effect that some of the cash flows of the hybrid instrument vary in a way similar to a stand-alone derivative. An embedded derivative is separated from the host contract and accounted for as a derivative if all of the following conditions are met: a) the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract; b) a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and c) the hybrid instrument is not recognized at FVPL.

The Company assesses whether embedded derivatives are required to be separated from the host contracts when the Company becomes a party to the contract. Subsequent reassessment is prohibited unless there is a change in the terms of the contract that significantly modifies the cash flows that otherwise would be required under the contract, in which case reassessment is required. The Company determines whether a modification to cash flows is significant by considering the extent to which the expected future cash flows associated with the embedded derivative, the host contract or both have changed and whether the change is significant relative to the previously expected cash flow on the contract.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

Derecognition of Financial Assets and Liabilities

Financial Assets.    A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

  •
  the rights to receive cash flows from the asset have expired;

  •
  the Company retains the rights to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a "pass-through" arrangement; or

  •
  the Company has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset, nor transferred control of the asset, the asset is recognized to the extent of the Company's continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of original carrying amount of the asset and the maximum amount of consideration the Company could be required to repay.

Financial Liabilities.    A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expired.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statements of income.

Impairment of Financial Assets

The Company assesses at each balance sheet date whether a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired, if and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (an incurred loss event) and that loss event has an impact on the estimated future cash flows of the financial asset or a group of financial assets that can be reliably estimated. Objective evidence of impairment may include indications that the borrower or a group of borrowers is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicate that there is measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial Assets Carried at Amortized Cost.    If there is objective evidence that an impairment loss on financial assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate (i.e., the effective interest rate computed at initial recognition). The carrying amount of the asset shall be reduced through the use of an allowance account. The amount of the loss shall be recognized in the consolidated statements of income.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

The Company first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If it is determined that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, the asset is included in a group of financial assets with similar credit risk characteristics and that group of financial assets is collectively assessed for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognized are not included in a collective assessment of impairment.

If, in a subsequent period, the amount of impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed by adjusting the allowance account. The amount of the reversal is recognized in the consolidated statements of income under "Provision for (reversal of) impairment losses" account, to the extent that the carrying value of the asset does not exceed its amortized cost at reversal date. Interest income continues to be accrued on the reduced carrying amount based on the original effective interest rate of the asset. Assets together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral, if any, has been realized or has been transferred to the Company. If a future write-off is later recovered, the recovery is recognized in the consolidated statements of income under "Others—net" account.

Financial Assets Carried at Cost.    If there is objective evidence that an impairment loss has been incurred in an unquoted equity instrument that is not carried at fair value because its fair value cannot be reliably measured, or on a derivative asset that is linked to and must be settled by delivery of such an unquoted equity instrument, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset.

AFS Investments.    In the case of equity instruments classified as AFS investments, evidence of impairment would include a significant or prolonged decline in fair value of investments below its cost. Where there is evidence of impairment, the cumulative loss—measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in the consolidated statements of income—is removed from the consolidated statements of comprehensive income and recognized in the consolidated statements of income. Impairment losses on equity investments are not reversed through the consolidated statements of income. Increases in fair value after impairment are recognized directly in the consolidated statements of comprehensive income.

In the case of debt instruments classified as AFS investments, impairment is assessed based on the same criteria as financial assets carried at amortized cost. Future interest income is based on the reduced carrying amount of the asset and is accrued based on the rate of interest used to discount future cash flows for the purpose of measuring impairment loss. Such accrual is recorded as part of "Interest and dividend income" account in the consolidated statements of income. If, in subsequent year, the fair value of a debt instrument increased and the increase can be objectively related to an event occurring after the impairment loss was recognized in the consolidated statements of income, the impairment loss is reversed through the consolidated statements of income.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

Offsetting Financial Instruments

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheets if, and only if, there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously. This is not generally the case with master netting agreements, where the related assets and liabilities are presented gross in the consolidated balance sheets.

Business Combinations

Business combinations involving entities or businesses under common control are business combinations in which all of the combining entities or businesses are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory. Business combinations under common control are accounted for similar to pooling of interest method.

In applying the pooling of interest method, the assets, liabilities and stockholders' equity of the acquired companies for the reporting period in which the common control business combinations occur and for the comparative periods presented, are included in the consolidated financial statements at their carrying amounts as if the combinations had occurred from the beginning of the earliest period presented in the financial statements, regardless of the actual date of the combination. The excess of the cost of business combinations over the net carrying amounts of the identifiable assets and liabilities of the acquired companies is considered as equity adjustment from business combinations, included under "Additional paid-in capital—net" account in the stockholders' equity section of the consolidated balance sheets.

Acquisition of Non-controlling Interests

Changes in a parent's ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions (i.e., transactions with owners in their capacity as owners). In such circumstances, the carrying amounts of the controlling and non-controlling interests shall be adjusted to reflect the changes in their relative interests in the subsidiary. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid shall be recognized directly in stockholders' equity and included under "Additional paid-in capital—net" account in the stockholders' equity section of the consolidated balance sheets.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets are expenses paid in advance and recorded as assets before they are utilized.

Investment Properties

Investment properties represent land and land use rights, buildings, structures, equipment and improvements of the shopping malls and shopping mall complex under construction.

Investment properties, except land and shopping mall complex under construction, are measured initially at cost, including transaction costs, less accumulated depreciation and amortization and accumulated impairment in value, if any. The carrying amount includes the cost of replacing part of an existing investment property at the time that cost is incurred if the recognition criteria are met, and excludes the costs of day-to-day servicing of an investment property.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

Land is stated at cost less any impairment in value.

Shopping mall complex under construction is stated at cost and includes the cost of land, construction costs, property and equipment, and other direct costs. Cost also includes interest on borrowed funds incurred during the construction period, provided that the carrying amount does not exceed the amount realizable from the use or sale of the asset.

Depreciation and amortization is calculated on a straight-line basis over the following estimated useful lives of the assets:

Land use rights	40-60 years
Buildings and improvements	35 years
Building equipment, furniture and others	3-15 years

The residual values, useful lives and method of depreciation and amortization of the assets are reviewed and adjusted, if appropriate, at each financial year-end.

Shopping mall complex under construction is not depreciated until such time that the relevant assets are completed and put into operational use.

When each major inspection is performed, the cost is recognized in the carrying amount of the investment properties as a replacement, if the recognition criteria are met.

Investment property is derecognized when either it has been disposed or when it is permanently withdrawn from use and no future economic benefit is expected from its disposal. Any gains or losses on the retirement or disposal of an investment property are recognized in the consolidated statements of income in the year of retirement or disposal.

Investment in Associate

Investment in associate is accounted for under the equity method of accounting. An associate is an entity in which the Company has significant influence and which is neither a subsidiary nor a joint venture.

Under the equity method, investment in an associate is carried in the consolidated balance sheets at cost plus post-acquisition changes in the Company's share in net assets of the associate. Goodwill relating to an associate is included in the carrying amount of the investment and is not amortized. After application of the equity method, the Company determines whether it is necessary to recognize any additional impairment loss with respect to the Company's net investment in the associate. The consolidated statements of income reflect the share in the results of operations of the associate. Where there has been a change recognized directly in the equity of the associate, the Company recognizes its share in any changes and discloses this, when applicable, in the consolidated statements of comprehensive income. Profits and losses resulting from transactions between the Company and the associate are eliminated to the extent of the interest in the associate.

The Company discontinues the use of equity method from the date when it ceases to have significant influence over an associate and accounts for the investment in accordance with PAS 39, from that date, provided the associate does not become a subsidiary or a joint venture as defined in PAS 31. When the Company's interest in an investment in associate is reduced to zero, additional losses are provided only to the extent that the Company has incurred obligations or made payments on behalf of the associate to

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

satisfy obligations of the investee that the Company has guaranteed or otherwise committed. If the associate subsequently reports profits, the Company resumes recognizing its share of the profits if it equals the share of net losses not recognized.

The financial statements of the associate are prepared for the same reporting period as the Parent Company. The accounting policies of the associate conform to those used by the Company for like transactions and events in similar circumstances.

Impairment of Nonfinancial Assets

The carrying value of investment properties and other nonfinancial assets is reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. If any such indication exists, and if the carrying value exceeds the estimated recoverable amount, the assets or cash-generating units are written down to their recoverable amounts. The recoverable amount of investment properties and other nonfinancial assets is the greater of fair value less costs to sell or value in use. The fair value less costs to sell is the amount obtainable from the sale of an asset in an arm's length transaction less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in the consolidated statements of income in those expense categories consistent with the function of the impaired asset.

An assessment is made at each balance sheet date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation and amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss. After such a reversal, the depreciation and amortization charges are adjusted in future periods to allocate the asset's revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Capital Stock

Capital stock is measured at par value for all shares issued. When shares are sold at a premium, the difference between the proceeds and the par value is credited to "Additional paid-in capital—net" account.

Retained Earnings

Retained earnings represent accumulated earnings, net of dividends declared.

Treasury Stock

Own equity instruments which are acquired (treasury shares) are deducted from stockholders' equity and accounted for at cost. No gain or loss is recognized in the consolidated statements of income on the purchase, sale, issuance or cancellation of the Company's own equity instruments.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

Revenue Recognition

Revenue is recognized when it is probable that the economic benefits associated with the transaction will flow to the Company and the amount of the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts and sales taxes. The following specific recognition criteria must also be met before revenue is recognized:

Rent.    Revenue is recognized on a straight-line basis over the lease term or based on the terms of the lease, as applicable.

Cinema Ticket Sales, Amusement Income and Other Revenue.    Revenue is recognized upon receipt of cash from the customer which coincides with the rendering of services.

Interest.    Revenue is recognized as the interest accrues, taking into account the effective yield on the asset.

Dividend.    Revenue is recognized when the right to receive the payment is established.

Management Fees

Management fees are recognized as expense in accordance with the terms of the management contracts.

Costs and Expenses

Operating and interest expenses are recognized as incurred.

Pension Cost

The Parent Company is a participant in the SM Corporate and Management Companies Employer Retirement Plan. The plan is a funded, noncontributory defined benefit retirement plan administered by a Board of Trustees covering all regular full-time employees. The cost of providing benefits under the defined benefit plan is determined using the projected unit credit method. This method reflects service rendered by employees to the date of valuation and incorporates assumptions concerning the employees' projected salaries. Pension cost includes current service cost, interest cost, expected return on plan assets, amortization of unrecognized past service costs, recognition of actuarial gains (losses) and effect of any curtailments or settlements. Past service cost is amortized over a period until the benefits become vested. The portion of the actuarial gains and losses is recognized when it exceeds the "corridor" (10% of the greater of the present value of the defined benefit obligation or fair value of the plan assets) at the previous balance sheet date, divided by the expected average remaining working lives of active plan members.

The amount recognized as net pension asset or liability is the net of the present value of the defined benefit obligation at balance sheet date, plus any actuarial gains (less any actuarial losses) not recognized minus past service cost not yet recognized minus the fair value of plan assets at balance sheet date out of which the obligations are to be settled directly.

Foreign Currency-denominated Transactions

Transactions in foreign currencies are initially recorded in the functional currency rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are restated at the functional

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

currency rate of exchange at balance sheet date. All differences are taken to the consolidated statements of income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

Foreign Currency Translations

The assets and liabilities of foreign operations are translated into Philippine peso at the rate of exchange ruling at the balance sheet date and their respective statements of income are translated at the weighted average rates for the year. The exchange differences arising on the translation are included in the consolidated statements of changes in stockholders' equity under "Cumulative translation adjustment" account. On disposal of a foreign entity, the deferred cumulative amount of exchange differences recognized in stockholders' equity relating to that particular foreign operation is recognized in profit or loss.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception date of whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset.

Company as Lessor.    Leases where the Company does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Rent income from operating leases are recognized as income on a straight-line basis over the lease term or based on the terms of the lease, as applicable. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rent income. Contingent rents are recognized as revenue in the period in which they are earned.

Company as Lessee.    Leases which do not transfer to the Company substantially all the risks and benefits of ownership of the asset are classified as operating leases. Operating lease payments are recognized as expense in the consolidated statements of income on a straight-line basis over the lease term. Associated costs, such as maintenance and insurance, are expensed as incurred.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as interest expense. Where the Company expects a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the receipt of the reimbursement is virtually certain.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

Borrowing Costs

Borrowing costs are generally expensed as incurred. Borrowing costs are capitalized if they are directly attributable to the acquisition or construction of a qualifying asset. Capitalization of borrowing costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Borrowing costs are capitalized until the assets are substantially ready for their intended use. If the carrying amount of the asset exceeds its recoverable amount, an impairment loss is recognized. Borrowing costs include interest charges and other costs incurred in connection with the borrowing of funds used to finance the shopping mall complex.

Taxes

Current Tax.    Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at balance sheet date.

Deferred Tax.    Deferred tax is provided using the balance sheet liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities are recognized for all taxable temporary differences, except for those that are stated under the standard.

Deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax assets to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at balance sheet date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in stockholders' equity.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to offset current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting and Financial Reporting Policies (Continued)

Sales Tax.

Revenue, expenses and assets are recognized net of the amount of sales tax, except:

  •
  where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

  •
  receivables and payables that are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of "Prepaid expenses and other current assets" or "Accounts payable and other current liabilities" accounts in the consolidated balance sheets.

Basic/Diluted Earnings Per Share (EPS)

Basic/diluted EPS is computed by dividing the net income for the year by the weighted average number of issued and outstanding shares of stock during the year, with retroactive adjustments for any stock dividends declared.

Geographical Segment

The Company's business of shopping mall development and operations is organized and managed separately according to geographical areas where the Company operates, namely the Philippines and China. This is the basis upon which the Company reports its primary segment information presented in Note 5 to the consolidated financial statements.

Contingencies

Contingent liabilities are not recognized in the consolidated financial statements. They are disclosed in the notes to consolidated financial statements unless the possibility of an outflow of resources embodying economic benefits is remote. Contingent assets are not recognized in the consolidated financial statements but are disclosed in the notes to consolidated financial statements when an inflow of economic benefits is probable.

Events after the Reporting Date

Post year-end events that provide additional information about the Company's financial position at balance sheet date (adjusting events) are reflected in the consolidated financial statements. Post year-end events that are not adjusting events are disclosed in the notes to consolidated financial statements when material.

5. Segment Information

For management purposes, operating segment is monitored through geographical location as the Company's risks and rates of return are affected predominantly by differences in economic and political environments where they operate. Each geographical area is organized and managed separately and viewed as a distinct strategic business unit that caters to different markets.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Segment Information (Continued)

As at December 31, 2012, the Company owns forty-six (46) shopping malls in the Philippines and five shopping malls in China.

Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating profit or loss and is measured consistently with operating profit or loss in the consolidated financial statements.

Inter-segment Transactions

Transfer prices between geographical segments are set on an arm's length basis similar to transactions with related parties. Such transfers are eliminated in consolidation.

Geographical Segment Data

2012
	Philippines	China	Eliminations	Consolidated
(In Thousands)
Revenue	₱28,189,308	₱2,537,001	₱—	₱30,726,309

Segment results:
Income before income tax	₱12,874,530	₱1,414,176	₱—	₱14,288,706
Provision for income tax	3,055,659	310,901	—	3,366,560

Net income	₱9,818,871	₱1,103,275	₱—	₱10,922,146

Net income attributable to:
Equity holders of the parent	₱9,426,680	₱1,103,275	₱—	₱10,529,955
Non-controlling interests	392,191	—	—	392,191

Segment profit	₱15,441,507	₱1,289,652	₱—	₱16,731,159

Segment assets	₱134,054,768	₱27,915,625	(₱13,840,500)	₱148,129,893

Segment liabilities	₱70,155,088	₱20,873,312	(₱13,798,253)	₱77,230,147

Other information:
Depreciation and amortization	₱3,496,435	₱459,207	₱—	₱3,955,642
Capital expenditures	16,275,265	4,839,667	—	21,114,932

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Segment Information (Continued)

2011
	Philippines	China	Eliminations	Consolidated
(In Thousands)
Revenue	₱24,850,809	₱2,046,646	₱—	₱26,897,455

Segment results:
Income before income tax	₱11,107,990	₱1,112,401	₱—	₱12,220,391
Provision for income tax	2,614,818	223,351	—	2,838,169

Net income	₱8,493,172	₱889,050	₱—	₱9,382,222

Net income attributable to:
Equity holders of the parent	₱8,166,946	₱889,050	₱—	₱9,055,996
Non-controlling interests	326,226	—	—	326,226

Segment profit	₱13,620,404	₱999,555	₱—	₱14,619,959

Segment assets	₱114,376,213	₱23,894,033	(₱9,945,935)	₱128,324,311

Segment liabilities	₱56,254,710	₱17,626,483	(₱9,903,688)	₱63,977,505

Other information:
Depreciation and amortization	₱3,365,603	₱464,368	₱—	₱3,829,971
Capital expenditures	13,657,420	2,892,864	—	16,550,284

2010
	Philippines	China	Eliminations	Consolidated
(In Thousands)
Revenue	₱22,303,583	₱1,412,349	₱—	₱23,715,932

Segment results:
Income before income tax	₱10,269,711	₱527,137	₱—	₱10,796,848
Provision for income tax	2,558,041	98,674	—	2,656,715

Net income	₱7,711,670	₱428,463	₱—	₱8,140,133

Net income attributable to:
Equity holders of the parent	₱7,427,885	₱428,463	₱—	₱7,856,348
Non-controlling interests	283,785	—	—	283,785

Segment profit	₱11,859,018	₱585,532	₱—	₱12,444,550

Segment assets	₱105,595,830	₱20,898,769	(₱10,361,155)	₱116,133,444

Segment liabilities	₱53,896,588	₱15,803,227	(₱10,318,908)	₱59,380,907

Other information:
Depreciation and amortization	₱3,088,745	₱412,439	₱—	₱3,501,184
Capital expenditures	8,540,941	2,680,110	—	11,221,051

For the years ended December 31, 2012, 2011 and 2010, there were no revenue transactions with a single external customer which accounted for 10% or more of the consolidated revenue from external customer.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Cash and Cash Equivalents

This account consists of:

	2012	2011
Cash on hand and in banks (see Note 20)	₱608,689,838	₱2,029,711,118
Temporary investments (see Note 20)	9,098,167,523	6,260,504,921

	₱9,706,857,361	₱8,290,216,039

Cash in banks earn interest at the respective bank deposit rates. Temporary investments are made for varying periods of up to three months depending on the immediate cash requirements of the Company, and earn interest at the respective temporary investment rates.

Interest income earned from cash in banks and temporary investments amounted to ₱268 million, ₱208 million and ₱127 million for the years ended December 31, 2012, 2011 and 2010, respectively.

7. Short-term Investments

This account pertains to a time deposit with Banco de Oro Unibank, Inc. (BDO) amounting to ₱821 million and ₱877 million as at December 31, 2012 and 2011, respectively, with fixed interest rate of 3.24%. Such deposit is intended to meet short-term cash requirements and may be preterminated anytime by the Company.

Interest income earned from short-term investments amounted to ₱27 million for the year ended December 31, 2012 and ₱28 million each for the years ended December 31, 2011 and 2010.

8. Investments Held for Trading

This account consists of investments in Philippine government and corporate bonds amounting to ₱759 million and ₱813 million as at December 31, 2012 and 2011, respectively, with yields ranging from 4.90% to 8.64% in 2012 and 3.18% to 12.29% in 2011. These Philippine peso-denominated and U.S. dollar-denominated investments have various maturities ranging from 2014 to 2017.

Investments held for trading have mark-to-market loss amounting to ₱1 million for the year ended December 31, 2012, and mark-to-market gain amounting to ₱13 million and ₱14 million for the years ended December 31, 2011 and 2010, respectively, the amounts of which are included under "Others—net" account in the consolidated statements of income. Cumulative unrealized mark-to-market gain amounted to ₱25 million and ₱28 million as at December 31, 2012 and 2011, respectively.

Interest income earned from investments held for trading amounted to ₱43 million, ₱42 million and ₱13 million for the years ended December 31, 2012, 2011 and 2010, respectively.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Receivables

This account consists of:

	2012	2011
Rent:
Third parties	₱2,259,198,897	₱2,202,631,655
Related parties (see Note 20)	1,885,424,402	1,587,324,781
Advances to suppliers	636,116,922	578,440,037
Advances to related parties (see Note 20)	471,660,550	—
Receivable from a co-investor	246,078,722	—
Accrued interest (see Note 20)	47,123,072	45,556,109
Others	334,479,315	294,081,144

	₱5,880,081,880	₱4,708,033,726

Rent receivables generally have terms of 30-90 days.

Receivable from a co-investor represents the consideration receivable by Tennant Range Corporation (TRC), a BVI subsidiary holding company of SM Land China, in connection with the agreement with a third party (see Note 13).

Advances to suppliers, accrued interest and other receivables are normally collected throughout the financial year.

The aging analysis of receivables follows:

	2012	2011
Neither past due nor impaired	₱5,803,169,481	₱4,611,021,460
Past due but not impaired:
91-120 days	25,227,376	28,964,032
Over 120 days	51,685,023	68,048,234

	₱5,880,081,880	₱4,708,033,726

Receivables are assessed by the Company's management as not impaired, good and collectible.

10. Available-for-Sale Investments

This account consists of investments in corporate notes issued by BDO amounting to ₱1,000 million as at December 31, 2012 and 2011 with fixed interest rate of 6.80% (see Note 20). Investments in corporate notes are intended to meet short-term cash requirements.

Interest income earned from AFS investments amounted to ₱68 million each for the years ended December 31, 2012, 2011 and 2010.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Available-for-Sale Investments (Continued)

The movements in net unrealized gain on AFS investments are as follows:

	2012	2011
Balance at beginning of year	₱—	₱3,745,323
Loss due to changes in fair value of AFS investments	—	(3,745,323)

Balance at end of year	₱—	₱—

11. Prepaid Expenses and Other Current Assets

This account consists of:

	2012	2011
Prepaid expenses	₱505,182,400	₱366,033,201
Input taxes	455,205,277	591,293,627
Advances to contractors (see Note 12)	294,261,122	151,283,101
Others	185,540,340	167,842,531

	₱1,440,189,139	₱1,276,452,460

Prepaid expenses mainly consist of prepayments for insurance and real property taxes.

12. Investment Properties

This account consists of:

	2012
	Land and Land Use Rights	Buildings and Improvements	Building Equipment, Furniture and Others	Shopping Mall Complex Under Construction	Total
Cost
Balance at beginning of year	₱22,402,878,158	₱80,235,045,499	₱16,950,695,663	₱15,546,814,568	₱135,135,433,888
Additions	3,821,792,513	5,526,303,910	2,672,922,112	9,131,389,005	21,152,407,540
Transfers	258,453,905	7,692,439,017	1,261,365,355	(9,212,258,277)	—
Translation adjustments	(159,893,189)	(611,090,730)	(71,571,832)	(220,612,215)	(1,063,167,966)

Balance at end of year	26,323,231,387	92,842,697,696	20,813,411,298	15,245,333,081	155,224,673,462

Accumulated Depreciation and Amortization
Balance at beginning of year	437,595,529	17,718,731,839	9,142,890,393	—	27,299,217,761
Depreciation and amortization	56,559,550	2,565,080,499	1,334,001,550	—	3,955,641,599
Translation adjustments	(10,232,425)	(76,254,372)	(31,138,899)	—	(117,625,696)

Balance at end of year	483,922,654	20,207,557,966	10,445,753,044	—	31,137,233,664

Net Book Value	₱25,839,308,733	₱72,635,139,730	₱10,367,658,254	₱15,245,333,081	₱124,087,439,798

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Investment Properties (Continued)

	2011
	Land and Land Use Rights	Buildings and Improvements	Building Equipment, Furniture and Others	Shopping Mall Complex Under Construction	Total
Cost
Balance at beginning of year	₱19,524,757,159	₱72,278,698,603	₱15,707,347,346	₱9,817,096,213	₱117,327,899,321
Additions	2,093,747,242	1,625,733,325	626,763,170	12,669,351,155	17,015,594,892
Transfers	631,214,391	5,942,660,350	552,191,221	(7,126,065,962)	—
Translation adjustments	153,159,366	387,953,221	64,393,926	186,433,162	791,939,675

Balance at end of year	22,402,878,158	80,235,045,499	16,950,695,663	15,546,814,568	135,135,433,888

Accumulated Depreciation and Amortization
Balance at beginning of year	401,895,611	15,111,732,471	7,873,969,685	—	23,387,597,767
Depreciation and amortization	27,969,238	2,547,427,337	1,254,574,591	—	3,829,971,166
Translation adjustments	7,730,680	59,572,031	14,346,117	—	81,648,828

Balance at end of year	437,595,529	17,718,731,839	9,142,890,393	—	27,299,217,761

Net Book Value	₱21,965,282,629	₱62,516,313,660	₱7,807,805,270	₱15,546,814,568	₱107,836,216,127

Included under "Land" account are the 212,119 square meters of real estate properties with a carrying value of ₱447 million and ₱474 million as at December 31, 2012 and 2011, respectively, and a fair value of ₱13,531 million as at August 2007, planned for residential development in accordance with the cooperative contracts entered into by Mega Make and Affluent with Grand China International Limited (Grand China) and Oriental Land Development Limited (Oriental Land) on March 15, 2007. The value of these real estate properties were not part of the consideration amounting to ₱10,827 million paid by the Parent Company to Grand China and Oriental Land. Accordingly, the assets were recorded at their carrying values under "Investment properties—net" account and a corresponding liability equivalent to the same amount, which is shown as part of "Other noncurrent liabilities" account in the consolidated balance sheets.

Portions of investment properties located in China with carrying value of ₱4,852 million and ₱3,896 million as at December 31, 2012 and 2011, respectively, and estimated fair value of ₱10,874 million and ₱13,541 million as at December 31, 2012 and 2011, respectively, were mortgaged as collaterals to secure the domestic borrowings in China (see Note 16).

Rent income from investment properties amounted to ₱25,902 million, ₱22,759 million and ₱19,993 million for the years ended December 31, 2012, 2011 and 2010, respectively. Direct operating expenses from investment properties that generated rent income amounted to ₱13,995 million, ₱12,277 million and ₱11,271 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The fair value of investment properties amounted to ₱218,071 million as at July 31, 2010 as determined by an independent appraiser who holds a recognized and relevant professional qualification. The valuation of investment properties was based on market values using income approach. The fair value represents the amount at which the assets can be exchanged between a knowledgeable, willing seller and a knowledgeable, willing buyer in an arm's length transaction at the date of valuation, in accordance with International Valuation Standards as set out by the International Valuation Standards Committee.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Investment Properties (Continued)

Below are the significant assumptions used in the valuation:

Discount rate	11.75%
Capitalization rate	8.00%
Average growth rate	6.00%

While fair value of the investment properties was not determined as at December 31, 2012, the Company's management believes that there were no conditions present in 2012 and 2011 that would significantly reduce the fair value of the investment properties from that determined in 2010.

The Company's management believes that the carrying values of the newly opened malls after the date of the valuation approximate their fair values.

In 2012, shopping mall complex under construction mainly pertains to costs incurred for the development of SM Aura Premier, SM City BF Parañaque, SM Seaside City Cebu, SM Tianjin and SM Zibo, and the ongoing expansions and renovations of SM City Bacolod, SM City Clark, SM City Dasmariñas, SM City Sta. Rosa and SM Megamall.

In 2011, shopping mall complex under construction mainly pertains to costs incurred for the development of SM Aura Premier, SM City Consolacion Cebu, SM City General Santos, SM City Olongapo, SM City San Fernando, SM Lanang Premier, SM City Chongqing, SM Tianjin and SM Zibo.

Shopping mall complex under construction includes cost of land amounting to ₱1,615 million and ₱1,575 million as at December 31, 2012 and 2011, respectively.

Construction contracts with various contractors related to the construction of the above-mentioned projects amounted to ₱53,965 million and ₱39,240 million as at December 31, 2012 and 2011, respectively, inclusive of overhead, cost of labor and materials and all other costs necessary for the proper execution of the works. The outstanding contracts are valued at ₱14,393 million and ₱10,268 million as at December 31, 2012 and 2011, respectively.

Interest capitalized to shopping mall complex under construction amounted to ₱114 million and ₱54 million as at December 31, 2012 and 2011, respectively. Capitalization rates used were 6.13% and 5.71% as at December 31, 2012 and 2011, respectively.

13. Other Noncurrent Assets

This account consists of:

	2012	2011
Bonds and deposits	₱2,519,247,536	₱2,609,489,374
Investment in associate	252,059,209	—
Others	1,363,276,073	544,398,558

	₱4,134,582,818	₱3,153,887,932

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Other Noncurrent Assets (Continued)

Bonds and deposits mainly consist of deposits to contractors and suppliers to be applied throughout construction and advances and deposits paid for leased properties to be applied at the last term of the lease.

On April 10, 2012, TRC entered into Memorandum of Agreement with Trendlink Holdings Limited (THL), a third party, wherein Fei Hua Real Estate Company (FHREC), a 100% subsidiary of TRC, issued new shares to THL equivalent to 50% equity interest. In addition, THL undertakes to pay TRC amounting to ₱22 million (¥3 million) for the difference between cash invested and 50% equity of FHREC and ₱224 million (¥34 million) representing the difference between the current market value and cost of the investment properties of FHREC. FHREC was incorporated in China. TRC is a wholly owned subsidiary of SM Land China.

As at December 31, 2012, TRC owns 50% equity interest in FHREC. Management assessed that the Company lost control over FHREC by virtue of agreement with the shareholders of THL. Consequently, FHREC became an associate of the Company. Gain on dilution of equity interest over FHREC as a result of issuance of new shares to THL, included under "Others—net" account in the consolidated statements of income, amounted to ₱224 million in 2012.

As at December 31, 2012, the aggregated assets and liabilities of FHREC amounted to ₱1,034 million and ₱560 million, respectively.

14. Loans Payable

This account consists of unsecured Philippine peso-denominated loans obtained from a bank amounting to ₱800 million as at December 31, 2012. These loans bear interest rate of 3.25% and will mature in 2013.

Interest expense incurred from loans payable amounted to ₱1 million for the year ended December 31, 2012.

15. Accounts Payable and Other Current Liabilities

This account consists of:

	2012	2011
Trade	₱5,863,568,314	₱4,914,654,211
Accrued utilities expense	830,320,247	737,207,458
Accrued operating expenses:
Third parties	2,121,692,671	2,155,500,940
Related parties (see Note 20)	121,321,472	102,408,081
Liability for purchased land	1,313,471,783	1,304,436,777
Taxes payable	316,453,310	203,919,456
Accrued interest (see Notes 16 and 20)	312,103,146	314,938,946
Others	519,589,895	417,212,254

	₱11,398,520,838	₱10,150,278,123

Trade payables primarily consist of liabilities to suppliers and contractors, which are noninterest-bearing and are normally settled within a 30-day term.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Accounts Payable and Other Current Liabilities (Continued)

Accrued operating expenses mainly pertain to accrued administrative expenses such as security and janitorial, accrued management fees and rent payables which are normally settled throughout the financial year.

Liability for purchased land, taxes, accrued interest and other payables are expected to be settled throughout the financial year.

16. Long-term Debt

This account consists of:

	2012	2011
Parent Company
U.S. dollar-denominated loans:
Five-year term loans	₱10,896,961,563	₱6,101,532,979
Five-year, three-year and two-year bilateral loans	1,021,242,099	1,084,929,299
Other U.S. dollar loans	2,438,112,216	3,030,778,585
Philippine peso-denominated loans:
Five-year and ten-year fixed and floating rate notes	7,442,919,136	—
Five-year, seven-year and ten-year corporate notes	6,823,838,758	6,884,170,665
Five-year, seven-year and ten-year fixed and floating rate notes	4,966,460,223	—
Five-year floating rate notes	4,920,827,931	4,962,413,247
Five-year and ten-year corporate notes	1,092,151,201	4,960,399,612
Five-year, seven-year and ten-year fixed rate notes	795,341,665	1,985,674,872
Other bank loans	7,159,490,419	7,161,770,104
Subsidiaries
China yuan renminbi-denominated loans:
Five-year loan	1,871,134,000	2,177,495,800
Three-year loan	1,111,112,318	1,299,441,045
Five-year loan	401,239,650	422,323,230
Eight-year loan	—	277,388,000
Philippine peso-denominated loans:
Five-year bilateral loan	497,991,424	544,291,291

	51,438,822,603	40,892,608,729
Less current portion	1,791,703,848	799,086,409

	₱49,647,118,755	₱40,093,522,320

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Long-term Debt (Continued)

Parent Company

U.S. Dollar-denominated Five-Year Term Loans

This represents a US$270 million and US$145 million unsecured loan obtained as at December 31, 2012 and 2011, respectively, from a US$270 million facility. The loans bear interest rates based on London Inter-Bank Offered Rate (LIBOR) plus spread, with a bullet maturity on March 21, 2016 (see Notes 22 and 23).

U.S. Dollar-denominated Five-Year, Three-Year and Two-Year Bilateral Loans

The US$75 million unsecured loans were obtained in November 2008. The loans bear interest rates based on LIBOR plus spread, with bullet maturities ranging from two to five years. The Company prepaid the US$20 million and the US$30 million unsecured loans on June 1, 2009 and November 30, 2010, with original maturity dates of November 19, 2010 and November 28, 2011, respectively. The related unamortized debt issuance costs charged to expense amounted to ₱4 million in 2010 (see Notes 22 and 23). The remaining balance of US$25 million will mature on November 20, 2013.

Other U.S. Dollar Loans

This account consists of the following:

  •
  US$10 million out of US$50 million five-year bilateral unsecured loan obtained on December 7, 2012. The loan bears interest rate based on LIBOR plus spread, with a bullet maturity on August 30, 2017 (see Note 22).

  •
  US$30 million and a US$20 million five-year bilateral unsecured loan drawn on November 30, 2010 and April 15, 2011, respectively. The loans bear interest rate based on LIBOR plus spread, with a bullet maturity on November 30, 2015 (see Notes 22 and 23).

  •
  US$20 million three-year bilateral unsecured loan drawn on July 13, 2010. The loan bears interest rate based on LIBOR plus spread, with a bullet maturity on January 14, 2013. The loan was prepaid on January 13, 2012. The related unamortized debt issuance costs charged to expense amounted to ₱25 million in 2012 (see Notes 22 and 23).

  •
  US$20 million three-year bilateral unsecured loan obtained on October 15, 2009. The loan bears interest rate based on LIBOR plus spread, with a bullet maturity on October 15, 2012. The loan was prepaid on April 15, 2011 and the related unamortized debt issuance costs charged to expense amounted to ₱2 million in 2011 (see Note 22).

Philippine Peso-denominated Five-Year and Ten-Year Floating and Fixed Rate Notes

This represents a five-year and ten-year floating and fixed rate notes obtained on June 19, 2012 amounting to ₱3,450 million and ₱1,000 million for the floating and ₱680 million and ₱2,370 million for the fixed, respectively. The loans bear an interest rate based on Philippine Dealing System Treasury Fixing (PDST-F) plus margin for the floating and 6.22% and 6.81% for the five-year and ten-year fixed, respectively. The loans have bullet maturities in 2017 and 2022, respectively (see Note 22).

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Long-term Debt (Continued)

Philippine Peso-denominated Five-Year, Seven-Year and Ten-Year Corporate Notes

This represents a five-year floating and five-year, seven-year and ten-year fixed rate notes amounting to ₱3,000 million, ₱1,134 million, ₱52 million and ₱814 million, respectively, out of ₱7,000 million facility obtained on December 20, 2010. The remaining ₱2,000 million floating rate note was obtained on June 13, 2011. The loans bear an interest rate based on PDST-F plus margin for the five-year floating and 5.79%, 5.89% and 6.65% for the five-year, seven-year and ten-year fixed, respectively. The loans have bullet maturities in 2015, 2017 and 2020, respectively (see Note 22).

Philippine Peso-denominated Five-Year, Seven-Year and Ten-Year Fixed and Floating Rate Notes

This represents a five-year floating, five-year, seven-year and ten-year fixed rate notes obtained on January 12, 2012 amounting to ₱200 million, ₱1,012 million, ₱133 million, and ₱3,655 million, respectively. The loans bear an interest rate based on PDST-F plus margin for the five-year floating and 5.86%, 5.97% and 6.10% for the five-year, seven-year and ten-year fixed, respectively. The loans have bullet maturities in 2017, 2019 and 2022, respectively (see Note 22).

Philippine Peso-denominated Five-Year Floating Rate Notes

This represents five-year floating rate notes obtained on March 18, 2011 and June 17, 2011 amounting to ₱4,000 million and ₱1,000 million, respectively. The loans bear an interest rate based on PDST-F plus margin and will mature on March 19, 2016 and June 18, 2016, respectively (see Note 22).

Philippine Peso-denominated Five-Year and Ten-Year Corporate Notes

This represents a five-year floating and fixed rate and ten-year fixed rate notes obtained on April 14, 2009 amounting to ₱200 million, ₱3,700 million and ₱1,100 million, respectively. The loans bear an interest rate based on PDST-F plus margin for the five-year floating and 8.4% and 10.1% for the five-year and ten-year fixed, respectively. The loans have bullet maturities in 2014 and 2019, respectively. The Company prepaid the ₱200 million and ₱3,700 million loans on April 15, 2012, with original maturity date of April 15, 2014. The related unamortized debt issuance costs charged to expense amounted to ₱17 million in 2012 (see Note 22).

Philippine Peso-denominated Five-Year, Seven-Year and Ten-Year Fixed Rate Notes

This represents a five-year, seven-year and ten-year fixed rate notes obtained on June 17, 2008 amounting to ₱1,000 million, ₱1,200 million and ₱800 million, respectively. The loans bear fixed interest rates of 9.31%, 9.60% and 9.85%, respectively, and will mature on June 17, 2013, 2015 and 2018, respectively. The loans amounting to ₱1,000 million and ₱1,200 were prepaid on June 17, 2011 and 2012, respectively. The related unamortized debt issuance costs charged to expense amounted to ₱5 million and ₱4 million in 2012 and 2011, respectively (see Notes 22 and 23).

Other Bank Loans

This account consists of the following:

  •
  Five-year loan obtained on June 29, 2010 amounting to ₱1,000 million and will mature on June 29, 2015. The loan carries an interest rate based on PDST-F plus an agreed margin (see Note 22).

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Long-term Debt (Continued)

  •
  Five-year inverse floating rate notes obtained on June 23, 2010 amounting to ₱1,000 million. The loans bear an interest rate based on agreed fixed rate less PDST-F and will mature on June 23, 2015 (see Notes 22 and 23).

  •
  Five-year bullet loan obtained on January 13, 2010 amounting to ₱1,000 million and will mature on January 13, 2015. The loan carries an interest rate based on PDST-F plus an agreed margin (see Note 22).

  •
  Five-year bullet loan obtained on November 3, 2009 amounting to ₱1,000 million and will mature on November 3, 2014. The loan carries interest based on PDST-F plus on agreed margin (see Note 22).

  •
  Five-year bullet loans obtained on October 16, 2009 amounting to ₱2,000 million and ₱830 million. The loans bear an interest rate based on PDST-F plus an agreed margin and will mature on October 16, 2014 and October 16, 2012, respectively. The Company prepaid the ₱830 million loan on April 13, 2011, the related unamortized debt issuance costs charged to expense amounted to ₱2 million in 2011 (see Note 22).

  •
  Four-year bullet loan obtained on April 15, 2009 amounting to ₱750 million and will mature on April 15, 2013. The loan carries an interest rate based on Philippine Reference Rate (PHIREF) plus margin. The loan was prepaid on October 17, 2011, the related balance of unamortized debt issuance cost charged to expense amounted to ₱3 million in 2011 (see Notes 22 and 23).

  •
  Five-year bullet loan obtained on March 3, 2008 amounting to ₱1,000 million and will mature on March 3, 2013. The loan carries a fixed interest rate of 7.18%. The loan was prepaid on March 3, 2011, the related balance of unamortized debt issuance cost charged to expense amounted to ₱3 million in 2011 (see Note 22).

  •
  Ten-year bullet fixed rate loan obtained on August 16, 2006 amounting to ₱1,200 million. The loan carries a fixed interest rate of 9.75% and will mature on August 16, 2016 (see Note 22).

All the above Philippine peso-denominated loans of the Parent Company are unsecured.

Subsidiaries

China Yuan Renminbi-denominated Five-Year Loan

This represents a five-year loan obtained on August 26, 2009 amounting to ¥350 million to finance the construction of shopping malls. The loan is payable in semi-annual installments until 2014. The loan has a floating rate with an annual re-pricing at prevailing rate dictated by Central Bank of China less 10%. The loan carries an interest rate of 5.76% and 6.21% in 2012 and 2011, respectively (see Note 22).

China Yuan Renminbi-denominated Three-Year Loan

This represents a three-year loan obtained on March 28, 2011 amounting to ¥250 million to finance the construction of shopping malls. Partial drawdown totaling ¥169 million was made as at December 31, 2012. The loan has a floating rate with an annual re-pricing at prevailing rate dictated by Central Bank of China less 5% and will mature on March 27, 2014. The loan bears interest rate of 6.20% and 6.65% in 2012 and 2011, respectively (see Note 22).

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Long-term Debt (Continued)

China Yuan Renminbi-denominated Five-Year Loan

This represents a five-year loan obtained on August 27, 2010 amounting to ¥150 million to finance the construction of shopping malls. Partial drawdown totaling ¥61 million was made as at December 31, 2012. The loan is payable in 2015. The loan has a floating rate with an annual re-pricing at prevailing rate dictated by Central Bank of China less 10%. The loan carries an interest rate of 5.76% and 6.20% in 2012 and 2011, respectively (see Note 22).

China Yuan Renminbi-denominated Eight-Year Loan

This represents an eight-year loan obtained on December 28, 2005 amounting to ¥155 million to finance the construction of shopping malls. The loan is payable in annual installments with two years grace period until December 2012. The loan has a floating rate with an annual re-pricing at prevailing rate dictated by Central Bank of China less 10%. The loan bears interest rate of 6.35% in 2012 and 2011 (see Note 22).

The China yuan renminbi-denominated loans are secured by investment properties in China (see Note 12).

Philippine Peso-denominated Five-Year Bilateral Loans

This account consists of the following:

  •
  Five-year term loan obtained on September 28, 2007 and November 6, 2007 amounting to ₱250 million to finance the construction of a project called "SM by the Bay." The loan is payable in equal quarterly installments of ₱16 million starting December 2008 up to September 2012 and carries an interest rate based on PDST-F plus an agreed margin (see Note 22).

  •
  Five-year term loan obtained on October 24, 2011 amounting to ₱500 million and will mature on October 24, 2016. The loan carries an interest rate based on PDST-F plus an agreed margin (see Note 22).

All the above Philippine peso-denominated loans of the subsidiaries are unsecured.

The re-pricing frequencies of floating rate loans range from three to six months.

The loan agreements provide certain restrictions and requirements principally with respect to maintenance of required financial ratios (i.e., current ratio of not less than 1.00:1.00, debt to equity ratio of not more than 0.70:0.30 and debt service coverage ratio of not less than 1.10:1.00) and material change in ownership or control. As at December 31, 2012 and 2011, the Company is in compliance with the terms of its loan covenants.

Debt Issuance Costs

The movements in unamortized debt issuance costs are as follows:

	2012	2011
Balance at beginning of year	₱457,844,346	₱263,713,789
Additions	112,637,407	393,909,193
Amortization	(163,068,388)	(199,778,636)

Balance at end of year	₱407,413,365	₱457,844,346

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Long-term Debt (Continued)

Amortization of debt issuance costs is recognized in the consolidated statements of income under "Others—net" account.

Repayment Schedule

Repayments of long-term debt are scheduled as follows:

Year	Amount
2013	₱1,791,703,848
2014	5,726,792,470
2015	11,486,039,650
2016	17,717,160,000
2017	5,667,885,000
2018 to 2022	9,456,655,000

₱51,846,235,968

17. Stockholders' Equity

Capital Stock

The Company has an authorized capital stock of 20,000,000,000 shares with a par value of ₱1 a share. The movements of the capital stock of the Company are as follows:

	2012	2011
Number of shares at beginning of year	13,917,800,067	13,917,800,067
Issuance during the year through stock dividends	3,474,734,693	—

Number of shares at end of year	17,392,534,760	13,917,800,067

On April 24, 2012, the BOD and stockholders approved the declaration of stock dividends equivalent to 25% based on the par value per share in favor of stockholders of record as at May 24, 2012, payable on or before June 20, 2012. Accordingly, retained earnings amounting to ₱3,474 million were transferred to capital stock.

The following summarizes the information on the Company's registration of securities under the Securities Regulation Code:

Date of SEC Approval/ Notification to SEC	Authorized Shares	No. of Shares Issued	Issue/Offer Price
March 15, 1994	10,000,000,000	—	₱—
April 22, 1994	—	6,369,378,049	5.35
May 29, 2007	10,000,000,000	—	—
May 20, 2008	—	912,897,212	11.86
October 14, 2010	—	569,608,700	11.50

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Stockholders' Equity (Continued)

The Company declared stock dividends in 2012, 2007, 1996 and 1995. The total number of shareholders is 2,493 and 2,567 as at December 31, 2012 and 2011, respectively.

Additional Paid-in Capital

On April 15, 2009, the Parent Company, through a wholly-owned subsidiary, acquired additional 24,376,743 FARDC shares, which is equivalent to 19.82% of the total outstanding common stock of FARDC. The acquisition of such non-controlling interests amounting to ₱3,384 million is accounted for as an equity transaction. Accordingly, the carrying amounts of SMPH's investment and the share of non-controlling interests were adjusted to reflect the changes in their relative interests in FARDC. The difference between the amount by which the non-controlling interests were adjusted and the fair value of the consideration paid was recognized directly in equity and attributed to the owners of the parent, and is shown as part of "Additional paid-in capital—net" account in the stockholders' equity section of the consolidated balance sheets.

International Placement of Shares

On October 14, 2010, the Parent Company has undergone an international placement of its shares to raise capital to finance strategic expansion programs in the Philippines and in China as well as for general working capital.

In connection with the international placement of its shares, the Parent Company engaged into a Placement Agreement with SM Land (the Selling Shareholder) and CLSA Limited and Macquarie Capital (Singapore) Pte. Limited (the "Joint Bookrunners") on October 14, 2010. As stated in the Placement Agreement, SM Land shall sell its 570 million SMPH Common Shares (the "Sale Shares") with a par value of ₱1 per share at ₱11.50 (Offer Price) per share to the Joint Bookrunners, or to investors that the Joint Bookrunners may procure outside the Philippines (the "International Placement").

Contemporaneous with the signing of the Placement Agreement, the Parent Company likewise entered into a Subscription Agreement with SM Land. As stated in the Subscription Agreement, SM Land will not directly receive any proceeds from the International Placement, but instead SM Land has conditionally agreed to subscribe for, and the Parent Company has conditionally agreed to issue, out of its authorized but unissued capital stock, new SMPH common shares in an amount equal to the aggregate number of the Sale Shares sold by SM Land in the International Placement at a subscription price of ₱11.50 per share, which is equal to the Offer Price of the Sale Shares.

SM Land was able to sell through the Joint Bookrunners the total Sale Shares of 570 million SMPH common shares. Likewise, SM Land subscribed for and the Parent Company issued to SM Land the same number of new SMPH common shares. The proceeds of ₱6,414 million, net of transaction costs capitalized, add up to the capital of the Parent Company.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Stockholders' Equity (Continued)

Cumulative Translation Adjustment and Unrealized Loss on Available-for-Sale Investments

The tax effects relating to each component of other comprehensive income are as follows:

	2012			2011
	Before Tax Amount	Tax Benefit	Net-of-tax Amount	Before Tax Amount	Tax Benefit	Net-of-tax Amount
Cumulative translation adjustment	₱(328,512,695)	₱—	₱(328,512,695)	₱282,958,497	₱—	₱282,958,497
Unrealized loss on AFS investments	—	—	—	(4,161,471)	416,148	(3,745,323)

	₱(328,512,695)	₱—	₱(328,512,695)	₱278,797,026	₱416,148	₱279,213,174

Retained Earnings

On April 24, 2012 and March 22, 2002, the BOD approved the appropriation of retained earnings amounting to ₱20,000 million and ₱7,000 million, respectively, for future corporate expansion programs. As at December 31, 2012 and 2011, the amount of retained earnings appropriated for the continuous corporate and mall expansions amounted to ₱27,000 million and ₱7,000 million, respectively.

As at December 31, 2012, included in shopping mall complex under construction are SM Aura Premier, SM City BF Parañaque, SM Seaside City Cebu, SM Tianjin and SM Zibo, and the ongoing expansions and renovations of SM City Bacolod, SM City Clark, SM City Dasmariñas, SM City Sta. Rosa and SM Megamall.

Over the next five years, the Company expects to incur around ₱25,000 million to ₱35,000 million for its capital expenditures.

The retained earnings account is restricted for the payment of dividends to the extent of ₱7,895 million and ₱5,214 million as at December 31, 2012 and 2011, respectively, representing the cost of shares held in treasury (₱101 million as at December 31, 2012 and 2011) and accumulated equity in net earnings of the subsidiaries totaling ₱7,794 million and ₱5,113 million as at December 31, 2012 and 2011, respectively. The accumulated equity in net earnings of the subsidiaries is not available for dividend distribution until such time that the Parent Company receives the dividends from the subsidiaries.

Treasury Stock

Treasury stock, totaling 18,857,000 shares, is stated at acquisition cost.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Income Tax

The components of deferred tax assets and liabilities are as follows:

	2012	2011
Deferred tax assets
Unrealized foreign exchange losses and others	₱190,463,028	₱254,132,999

Deferred tax liabilities
Undepreciated capitalized interest, unrealized foreign exchange gains and others	₱1,278,194,418	₱1,258,514,789

On November 26, 2008, the Bureau of Internal Revenue issued Revenue Regulations No. 16-2008 which implemented the provisions of Republic Act No. 9504 on optional standard deduction (OSD). This regulation allowed both individual and corporate tax payers to use OSD in computing their taxable income. For corporations, they may elect a standard deduction in an amount equivalent to 40% of gross income, as provided by law, in lieu of the itemized allowed deductions.

For the years ended December 31, 2012, 2011 and 2010, the Company, except SPC and FLVGI in 2010, opted to use OSD in computing their taxable income.

The reconciliation of statutory tax rate to effective tax rates are as follows:

	2012	2011	2010
Statutory tax rate	30.0%	30.0%	30.0%
Income tax effects of:
Interest income subjected to final tax and dividend income exempt from income tax	(0.9)	(0.9)	(0.7)
Change in enacted tax rates and others	(5.5)	(5.9)	(4.7)

Effective tax rates	23.6%	23.2%	24.6%

19. Pension Cost

The Company is a participant in SM Corporate Management Companies Employer Retirement Plan (the Retirement Plan) covering all regular full-time employees. The Retirement Plan is in the form of a trust administered by a trustee bank.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Pension Cost (Continued)

The following tables summarize the components of the Company's pension plan:

Net Pension Cost

	2012	2011	2010
Current service cost	₱7,242,901	₱4,987,201	₱2,904,989
Interest cost on benefit obligation	5,893,155	4,290,823	3,690,383
Expected return on plan assets	(4,685,470)	(3,606,172)	(2,282,117)
Net actuarial loss recognized	934,979	398,518	5,811,580
Effect on asset limit	—	—	1,950

Net pension cost	₱9,385,565	₱6,070,370	₱10,126,785

Actual return on plan assets	₱11,817,977	₱4,908,807	₱8,559,473

Net Pension Asset

	2012	2011
Defined benefit obligation	₱133,914,030	₱83,590,852
Fair value of plan assets	(97,021,049)	(70,979,267)

Unfunded obligation	36,892,981	12,611,585
Unrecognized net actuarial losses	(64,816,651)	(35,473,482)

Net pension asset	₱(27,923,670)	₱(22,861,897)

The changes in the present value of the defined benefit obligation are as follows:

	2012	2011	2010
Balance at beginning of year	₱83,590,852	₱54,108,736	₱32,745,187
Current service cost	7,242,901	4,987,201	2,904,989
Interest cost on benefit obligation	5,893,155	4,290,823	3,690,383
Benefits paid	(223,533)	—	(72,195)
Actuarial losses on obligation	37,410,655	20,204,092	11,796,920
Transfer to the plan	—	—	3,043,452

Balance at end of year	₱133,914,030	₱83,590,852	₱54,108,736

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Pension Cost (Continued)

The changes in the fair value of plan assets are as follows:

	2012	2011	2010
Balance at beginning of year	₱70,979,267	₱54,135,272	₱30,494,754
Expected return on plan assets	4,685,470	3,606,172	2,282,117
Benefits paid	(223,533)	—	(72,195)
Contributions	14,447,338	11,935,188	12,109,788
Actuarial gains	7,132,507	1,302,635	6,277,356
Transfer to the plan	—	—	3,043,452

Balance at end of year	₱97,021,049	₱70,979,267	₱54,135,272

The Company expects to contribute ₱15 million to its defined benefit pension plan in 2013.

The carrying amounts and fair values of the plan assets as at December 31, 2012 are as follows:

	Carrying Amount	Fair Value
Cash and cash equivalents	₱5,903,287	₱5,903,287
Investments in: Debt and other securities	10,670,837	10,670,837
Common trust funds	38,332,750	38,332,750
Equity securities	3,193,021	3,193,021
Government securities	38,181,958	38,181,958
Other financial assets	739,196	739,196

	₱97,021,049	₱97,021,049

The plan assets consist of the following:

  •
  Cash and cash equivalents includes regular savings and time deposits;

  •
  Investments in debt and other securities consists of short-term and long-term corporate loans, notes and bonds which bear interest ranging from 5.45% to 8.46% and have maturities ranging from 2014 to 2022;

  •
  Investments in common trust funds pertain to unit investment trust fund;

  •
  Investments in equity securities consist of listed and unlisted equity securities;

  •
  Investments in government securities consist of retail treasury bonds which bear interest ranging from 5.00% to 11.14% and have maturities ranging from 2013 to 2037; and

  •
  Other financial assets include accrued interest income on cash deposits and debt securities held by the Retirement Plan.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Pension Cost (Continued)

As at and for the year ended December 31, 2012, the following table summarizes the outstanding balances and transactions of the Retirement Plan with BDO, an affiliate:

Amount
Cash and cash equivalents	₱5,903,287
Interest income on cash and cash equivalents	83,291
Investments in common trust funds	38,332,750
Gains from investments in common trust funds	8,555,366

The principal assumptions used in determining pension obligations for the Company's plan are shown below:

	2012	2011	2010
Discount rate	6.1%	7.1%	7.9%
Expected rate of return on plan assets	6.0%	6.0%	6.0%
Future salary increases	11.0%	10.0%	11.0%

The overall expected rate of return on plan assets is determined based on the market prices prevailing on that date, applicable to the period within which the obligation is to be settled.

    The amounts for the current and previous four years are as follows:

	2012	2011	2010	2009	2008
Defined benefit obligation	₱133,914,030	₱83,590,852	₱54,108,736	₱32,745,187	₱18,098,581
Plan assets	97,021,049	70,979,267	54,135,272	30,494,754	15,807,447
Deficit (excess plan assets)	36,892,981	12,611,585	(26,536)	2,250,433	2,291,134
Experience adjustments on plan liabilities	(2,479,093)	18,221,688	(5,496,062)	9,761,099	(1,426,249)
Experience adjustment on plan assets	7,132,507	1,302,635	6,277,356	1,836,326	(1,197,299)

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party in making financial and operating decisions and the parties are subject to common control. Related parties may be individuals or corporate entities.

The significant related party transactions entered into by the Company with its ultimate parent company and affiliates and the amounts included in the consolidated financial statements with respect to such transactions follow:

Related Party	Relationship	Year	Rent Income (see Note 21)	Rent Receivables (see Note 9)	Rent Expense (see Note 21)	Rent Payables (see Note 15)	Management Fees	Accrued Management Fees (see Note 15)	Advances Made During the Year	Advances to Related Parties (see Note 9)	Interest Income	Accrued Interest Receivable (see Note 9)	Interest Expense	Accrued Interest Payables (see Note 15)	Cash and Cash Equivalents (see Note 6)	Short-term Investments (see Note 7)	Investments Held for Trading (see Note 8)	AFS Investments (see Note 10)	Long-term Debt (see Note 16)
(In Thousands)
SMIC	Parent	2012	₱—	₱—	₱48,732	₱4,579	₱—	₱—	₱—	₱—	₱18,493	₱7,294	₱16,944	₱—	₱—	₱—	₱299,957	₱—	₱—
		2011	—	—	45,273	4,579	—	—	—	—	16,594	7,295	58,678	12,382	—	—	355,458	—	697,900
		2010	—	—	41,744	—	—	—	—	—	—	—	205,628	—	—	—	—	—	—
SM Retail Group and SM Banking Group	Affiliates	2012	8,440,077	1,885,424	—	—	—	—	—	—	301,775	26,386	—	—	5,258,955	821,000	—	1,000,000	—
		2011	7,279,897	1,587,325	—	—	—	—	—	—	284,437	34,000	6,791	—	4,190,969	876,800	—	1,000,000	—
		2010	6,664,015	—	—	—	—	—	—	—	215,305	—	42,813	—	—	—	—	—	—
SM Land	Affiliate	2012	—	—	201,526	16,847	—	—	—	—	—	—	—	—	—	—	—	—	—
		2011	—	—	181,083	13,514	—	—	—	—	—	—	—	—	—	—	—	—	—
		2010	—	—	163,605	—	—	—	—	—	—	—	—	—	—	—	—	—	—
SM Management Group	Affiliates	2012	—	—	—	—	860,535	99,895	—	—	—	—	—	—	—	—	—	—	—
		2011	—	—	—	—	794,923	84,314	—	—	—	—	—	—	—	—	—	—	—
		2010	—	—	—	—	647,343	—	—	—	—	—	—	—	—	—	—	—	—
SM Laiya/FHREC	Affiliates	2012	—	—	—	—	—	—	471,661	471,661	—	—	—	—	—	—	—	—	—

		2012	₱8,440,077	₱1,885,424	₱250,258	₱21,426	₱860,535	₱99,895	₱471,661	₱471,661	₱320,268	₱33,680	₱16,944	₱—	₱5,258,955	₱821,000	₱299,957	₱1,000,000	₱—
		2011	7,279,897	1,587,325	226,356	18,093	794,923	84,314	—	—	301,031	41,295	65,469	12,382	4,190,969	876,800	355,458	1,000,000	697,900
		2010	6,664,015	—	205,349	—	647,343	—	—	—	215,305	—	248,441	—	—	—	—	—	—

Affiliate refers to an entity that is neither a parent, subsidiary, nor an associate, with stockholders common to the SM Group or under common control.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Related Party Transactions (Continued)

The above transactions with related parties are made at terms equivalent to those that prevail in arm's length transactions. As at December 31, 2012 and 2011, outstanding balances at year-end are unsecured, noninterest-bearing, generally settled within 30 to 90 days and settlement occurs in cash except cash and cash equivalents, short-term investments, investments held for trading, AFS investments and long-term debt. For the terms and conditions of cash and cash equivalents, short-term investments, investments held for trading, AFS investments and long-term debt, please refer to Notes 6, 7, 8, 10 and 16, respectively.

There have been no guarantees/collaterals provided or received for any related party receivables or payables. For the years ended December 31, 2012, 2011 and 2010, the Company has not recorded any impairment of receivables relating to amounts owed by related parties. This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

Below are the nature of the transactions with related parties:

SMIC

The Company leases land and maintains certain investments held for trading and long-term debt. The lease of land is for a period of 50 years, renewable upon mutual agreement of the parties. The Company pays a minimum fixed amount or a certain percentage of its gross rent income, whichever is higher.

SM Retail Group and SM Banking Group

The Company leases out its mall spaces and maintains certain bank accounts, short-term investments, investments held for trading and AFS investments.

SM Land

The Company leases land where one of its malls is located for a period of 50 years, renewable upon mutual agreement of the parties. The Company pays a minimum fixed amount or a certain percentage of its gross rent income, whichever is higher.

SM Management Group

The Company pays management fees to its affiliates, Shopping Center Management Corporation, West Avenue Theaters Corporation and Family Entertainment Center, Inc. for managing the operations of the malls.

SM China Companies

In 2012, SM City Xiamen entered into an offshore loan agreement with SM Laiya (SM Department Store in China). The loan is unsecured and bears an interest rate of 5.6% with maturity in March 2013. Also, SM China Companies provide noninterest-bearing cash advances to FHREC, an associate.

The SM China Companies entered into land development contracts with Grand China and Oriental Land to jointly develop certain sites in the cities of Jinjiang, Chengdu and Xiamen, with areas of 158,727 square meters, 19,952 square meters and 33,440 square meters, respectively, as at December 31, 2012 and 2011. Under the terms of the contracts, the SM China Companies will provide the land use rights while Grand China and Oriental Land will fund the development expenses, among others.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Related Party Transactions (Continued)

Key Management Compensation

The total compensation paid to key management personnel of the Company amounted to ₱36 million, ₱32 million and ₱28 million in 2012, 2011 and 2010, respectively. No special benefits are paid to management personnel other than the usual monthly salaries and government mandated bonuses.

21. Lease Agreements

The Company's lease agreements with its tenants are generally granted for a term of one year, with the exception of some of the larger tenants operating nationally, which are granted initial lease terms of five years, renewable on an annual basis thereafter. Upon inception of the lease agreement, tenants are required to pay certain amounts of deposits. Tenants likewise pay either a fixed monthly rent, which is calculated with reference to a fixed sum per square meter of area leased, or pay rent on a percentage rental basis, which comprises a basic monthly amount and a percentage of gross sales or a minimum set amount, whichever is higher.

Rent income amounted to ₱25,902 million, ₱22,759 million and ₱19,993 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company also leases certain parcels of land where some of its malls are situated or constructed. The terms of the lease are for periods ranging from 15 to 50 years, renewable for the same period under the same terms and conditions. Rent payments are generally computed based on a certain percentage of the Company's gross rent income or a certain fixed amount, whichever is higher.

The minimum lease payables under the noncancellable operating leases as at December 31 are as follows:

	2012	2011
Within one year	₱530,659,607	₱524,651,330
After one year but not more than five years	2,252,319,501	2,198,070,538
After five years	26,707,806,776	27,292,715,346

	₱29,490,785,884	₱30,015,437,214

Rent expense included under "Costs and expenses" account in the consolidated statements of income amounted to ₱802 million, ₱589 million and ₱504 million for the years ended December 31, 2012, 2011 and 2010, respectively.

22. Financial Risk Management Objectives and Policies

The Company's principal financial instruments, other than derivatives, comprise of cash and cash equivalents, short-term investments, investments held for trading, accrued interest and other receivables, AFS investments and bank loans. The main purpose of these financial instruments is to finance the Company's operations. The Company has various other financial assets and liabilities such as rent receivables and trade payables, which arise directly from its operations.

The Company also enters into derivative transactions, principally interest rate swaps, cross currency swaps, foreign currency call options, non-deliverable forwards and foreign currency range options. The purpose is

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Risk Management Objectives and Policies (Continued)

to manage the interest rate and currency risks arising from the Company's operations and its sources of finance (see Note 23).

The main risks arising from the Company's financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk. The Company's BOD and management review and agree on the policies for managing each of these risks as summarized below.

Interest Rate Risk

The Company's exposure to interest rate risk relates primarily to its financial instruments with floating interest and/or fixed interest rates. Fixed rate financial instruments are subject to fair value interest rate risk while floating rate financial instruments are subject to cash flow interest rate risk. Re-pricing of floating rate financial instruments is done every three to six months. Interest on fixed rate financial instruments is fixed until maturity of the instrument. The details of financial instruments that are exposed to interest rate risk are disclosed in Notes 6, 8, 10 and 16.

The Company's policy is to manage its interest cost using a mix of fixed and floating rate debts. To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps, in which the Company agrees to exchange, at specified intervals, the difference between fixed and floating rate interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to economically hedge underlying debt obligations. As at December 31, 2012 and 2011, after taking into account the effect of interest rate swaps, approximately 45% and 55%, respectively, of the Company's long-term borrowings excluding China yuan renminbi-denominated loans, are at a fixed rate of interest (see Note 23).

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Risk Management Objectives and Policies (Continued)

Interest Rate Risk Table

The Company's long-term debt, presented by maturity profile, are as follows:

	2012
	1-<2 Years	2-<3 Years	3-<4 Years	4-<5 Years	5-<6 Years	>6 Years	Total	Unamortized Debt Issuance Costs		Carrying Value
Fixed Rate
Philippine peso-denominated corporate notes	₱20,000,000	₱20,000,000	₱1,097,300,000	₱8,660,000	₱57,485,000	₱1,856,555,000	₱3,060,000,000	₱	(18,180,582)	₱3,041,819,418
Interest rate	5.79%-6.65%	5.79%-6.65%	5.79%-6.65%	5.79%-6.65%	5.89%-6.65%	5.89%-10.11%
Philippine peso-denominated fixed rate notes	₱78,500,000	₱78,500,000	₱78,500,000	₱78,500,000	₱1,685,900,000	₱6,650,100,000	8,650,000,000		(60,069,406)	8,589,930,594
Interest rate	5.86%-6.81%	5.86%-6.81%	5.86%-6.81%	5.86%-6.81%	5.86%-6.81%	5.86%-9.85%
Other bank loans	₱—	₱—	₱—	₱1,200,000,000	₱—	₱—	1,200,000,000		(5,187,300)	1,194,812,700
Interest rate				9.75%
Floating Rate
U.S. dollar-denominated five-year term loans	$—	$—	$—	$270,000,000	$—	$—	11,083,500,000		(186,538,437)	10,896,961,563
Interest rate				LIBOR+spread
U.S. dollar-denominated bilateral loans	$25,000,000	$—	$—	$—	$—	$—	1,026,250,000		(5,007,901)	1,021,242,099
Interest rate	LIBOR+spread
Other U.S. dollar loans	$—	$—	$50,000,000	$—	$10,000,000	$—	2,463,000,000		(24,887,784)	2,438,112,216
Interest rate			LIBOR+spread		LIBOR+spread
Philippine peso-denominated corporate notes	₱50,000,000	₱50,000,000	₱4,800,000,000	₱—	₱—	₱—	4,900,000,000		(25,829,459)	4,874,170,541
Interest rate	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%
Philippine peso-denominated floating rate notes	₱96,500,000	₱96,500,000	₱96,500,000	₱4,846,500,000	₱3,514,000,000	₱950,000,000	9,600,000,000		(64,381,639)	9,535,618,361
Interest rate	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%
Philippine peso-denominated five-year bilateral loans	₱—	₱—	₱—	₱500,000,000	₱—	₱—	500,000,000		(2,008,576)	497,991,424
Interest rate				PDST-F+margin%
Other bank loans	₱10,000,000	₱3,010,000,000	₱2,960,000,000	₱—	₱—	₱—	5,980,000,000		(15,322,281)	5,964,677,719
Interest rate	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%
China yuan renminbi-denominated loans	¥77,476,000	¥375,168,446	¥60,900,000	¥—	¥—	¥—	3,383,485,968		—	3,383,485,968
Interest rate	5.76%-6.20%	5.76%-6.20%	5.76%

							₱51,846,235,968	₱	(407,413,365)	₱51,438,822,603

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Risk Management Objectives and Policies (Continued)

	2011
	1-<2 Years	2-<3 Years	3-<4 Years	4-<5 Years	5-<6 Years	>6 Years	Total	Unamortized Debt Issuance Costs		Carrying Value
Fixed Rate
Philippine peso-denominated corporate notes	₱25,550,000	₱25,550,000	₱3,697,800,000	₱1,097,300,000	₱8,660,000	₱1,914,040,000	₱6,768,900,000		₱(39,878,468)	₱6,729,021,532
Interest rate	5.79%-8.40%	5.79%-8.40%	5.79%-8.40%	5.79%-6.65%	5.89%-6.65%	5.89%-10.11%
Philippine peso-denominated fixed rate notes	₱990,000	₱990,000	₱990,000	₱1,194,060,000	₱—	₱800,000,000	1,997,030,000		(11,355,128)	1,985,674,872
Interest rate	9.60%	9.60%	9.60%	9.60%		9.85%
Other bank loans	₱—	₱—	₱—	₱—	₱1,200,000,000	₱—	1,200,000,000		(6,327,316)	1,193,672,684
Interest rate					9.75%
Floating Rate
U.S. dollar-denominated five-year term loans	$—	$—	$—	$—	$145,000,000	$—	6,356,800,000		(255,267,021)	6,101,532,979
Interest rate					LIBOR+spread
U.S. dollar-denominated bilateral loans	$—	$25,000,000	$—	$—	$—	$—	1,096,000,000		(11,070,701)	1,084,929,299
Interest rate		LIBOR+spread
Other U.S. dollar loans	$—	$20,000,000	$—	$50,000,000	$—	$—	3,068,800,000		(38,021,415)	3,030,778,585
Interest rate		LIBOR+spread		LIBOR+spread
Philippine peso-denominated corporate notes	₱50,300,000	₱50,300,000	₱248,800,000	₱4,800,000,000	₱—	₱—	5,149,400,000		(33,851,255)	5,115,548,745
Interest rate	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%
Philippine peso-denominated five-year floating rate notes	₱50,000,000	₱50,000,000	₱50,000,000	₱50,000,000	₱4,800,000,000	₱—	5,000,000,000		(37,586,753)	4,962,413,247
Interest rate	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%	PDST-F+margin%
Philippine peso-denominated five-year bilateral loans	₱46,875,000	₱—	₱—	₱—	₱500,000,000	₱—	546,875,000		(2,583,709)	544,291,291
Interest rate	PDST-F+margin%				PDST-F+margin%
Other bank loans	₱10,000,000	₱10,000,000	₱3,010,000,000	₱2,960,000,000	₱—	₱—	5,990,000,000		(21,902,580)	5,968,097,420
Interest rate	PDST-F+margin%	PHIREF+margin%	PDST-F+margin%	PDST-F+margin%
China yuan renminbi-denominated loans	¥88,738,000	¥77,476,000	¥375,168,446	¥60,900,000	¥—	¥—	4,176,648,075		—	4,176,648,075
Interest rate	6.20%-6.65%	6.20%-6.65%	6.20%-6.65%	6.20%-6.65%

							₱41,350,453,075	₱	(457,844,346)	₱40,892,608,729

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Risk Management Objectives and Policies (Continued)

Interest Rate Risk Sensitivity Analysis

The following table demonstrates the sensitivity to a reasonably possible change in interest rates, with all other variables held constant, of the Company's income before income tax. The impact on the Company's stockholders' equity, due to changes in fair value of AFS investments, is immaterial.

	Increase (Decrease) in Basis Points	Effect on Income Before Income Tax
2012	100	₱(67,360,623)
	50	(33,680,312)
	(100)	67,360,623
	(50)	33,680,312
2011	100	₱(47,083,030)
	50	(23,541,515)
	(100)	47,083,030
	(50)	23,541,515

Fixed rate debts, although subject to fair value interest rate risk, are not included in the sensitivity analysis as these are carried at amortized costs. The assumed movement in basis points for interest rate sensitivity analysis is based on the currently observable market environment, showing a significantly higher volatility as in prior years.

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. To manage its foreign currency risk, stabilize cash flows and improve investment and cash flow planning, the Company enters into foreign currency swap contracts, cross-currency swaps, foreign currency call options, non-deliverable forwards and foreign currency range options aimed at reducing and/or managing the adverse impact of changes in foreign exchange rates on financial performance and cash flows (see Note 23).

The Company's foreign currency-denominated monetary assets and liabilities amounted to ₱14,581 million (US$355 million) and ₱14,909 million (US$363 million), respectively, as at December 31, 2012, and ₱10,350 million (US$236 million) and ₱10,808 million (US$246 million), respectively, as at December 31, 2011.

In translating the foreign currency-denominated monetary assets and liabilities to peso amounts, the exchange rates used were ₱41.05 to US$1.00 and ₱43.84 to US$1.00, the Philippine peso to U.S. dollar exchange rate as at December 31, 2012 and 2011, respectively.

The following table demonstrates the sensitivity to a reasonably possible change in ₱/US$ exchange rate, with all other variables held constant, of the Company's income before income tax (due to changes in the

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Risk Management Objectives and Policies (Continued)

fair value of monetary assets and liabilities, including the impact of derivative instruments). There is no impact on the Company's stockholders' equity.

	Appreciation (Depreciation) of ₱	Effect on Income before Income Tax
2012	₱1.50	₱2,987,744
	1.00	1,991,830
	(1.50)	(2,987,744)
	(1.00)	(1,991,830)
2011	₱1.50	₱3,910,844
	1.00	2,607,229
	(1.50)	(3,910,844)
	(1.00)	(2,607,229)

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. It is the Company's policy that all prospective tenants are subject to screening procedures. In addition, receivable balances are monitored on an ongoing basis with the result that the Company's exposure to bad debts is not significant. Given the Company's diverse base of tenants, it is not exposed to large concentrations of credit risk.

With respect to credit risk arising from the other financial assets of the Company, which comprise of cash and cash equivalents, short-term investments, investments held for trading, AFS investments and certain derivative instruments, the Company's exposure to credit risk arises from the default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments. The fair values of these financial instruments are disclosed in Note 23.

Since the Company trades only with recognized third parties, there is no requirement for collateral.

Credit Quality of Financial Assets

The credit quality of financial assets is determined by the Company using high quality and standard quality as internal credit ratings.

High Quality.    Pertains to financial assets with counterparties who are not expected by the Company to default in settling its obligations, thus credit risk exposure is minimal. This normally includes large prime financial institutions, companies and government agencies.

Standard Quality.    Other financial assets not belonging to high quality financial assets are included in this category.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Risk Management Objectives and Policies (Continued)

As at December 31, the credit quality of the Company's financial assets is as follows:

	2012
	Neither Past Due nor Impaired
	High Quality	Standard Quality	Past Due but not Impaired	Total
Loans and Receivables
Cash and cash equivalents*	₱9,663,575,278	₱—	₱—	₱9,663,575,278
Short-term investments	821,000,000	—	—	821,000,000
Receivables from:
Rent	—	4,067,710,900	76,912,399	4,144,623,299
Accrued interest	47,123,072	—	—	47,123,072
Advances to suppliers and others	—	1,688,335,509	—	1,688,335,509
Financial Assets at FVPL
Investments held for trading—
Corporate and government bonds	759,300,343	—	—	759,300,343
Derivative assets	109,978,821	—	—	109,978,821
AFS Investments
Corporate notes	1,000,000,000	—	—	1,000,000,000

	₱12,400,977,514	₱5,756,046,409	₱76,912,399	₱18,233,936,322

*
Excluding cash on hand amounting to ₱43 million.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Risk Management Objectives and Policies (Continued)

	2011
	Neither Past Due nor Impaired
	High Quality	Standard Quality	Past Due but not Impaired	Total
Loans and Receivables
Cash and cash equivalents*	₱8,252,825,018	₱—	₱—	₱8,252,825,018
Short-term investments	876,800,000	—	—	876,800,000
Receivables from:
Rent	—	3,692,944,170	97,012,266	3,789,956,436
Accrued interest	45,556,109	—	—	45,556,109
Advances to suppliers and others	—	872,521,181	—	872,521,181
Financial Assets at FVPL
Investments held for trading—
Corporate and government bonds	812,953,412	—	—	812,953,412
Derivative assets	115,618,680	—	—	115,618,680
AFS Investments
Corporate notes	1,000,000,000	—	—	1,000,000,000

	₱11,103,753,219	₱4,565,465,351	₱97,012,266	₱15,766,230,836

*
Excluding cash on hand amounting to ₱37 million.

Liquidity Risk

The Company seeks to manage its liquidity profile to be able to finance its capital expenditures and service its maturing debts. The Company's objective is to maintain a balance between continuity of funding and flexibility through evaluation of projected and actual cash flow information. Liquidity risk arises from the possibility that the Company may encounter difficulties in raising funds to meet commitments from financial instruments or that a market for derivatives may not exist in some circumstance.

The Company's financial assets, which have maturity of less than 12 months and used to meet its short-term liquidity needs, are cash and cash equivalents, short-term investments and investments held for trading amounting to ₱9,707 million, ₱821 million and ₱759 million, respectively, as at December 31, 2012, and ₱8,290 million, ₱877 million and ₱813 million, respectively, as at December 31, 2011. Also included in the Company's financial assets used to meet its short-term liquidity needs are current AFS investments amounting to ₱1,000 million as at December 31, 2012 and 2011.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Risk Management Objectives and Policies (Continued)

The table below summarizes the maturity profile of the Company's financial liabilities based on contractual undiscounted payments:

	2012
	Less than 12 Months	2 to 5 Years	More than 5 Years	Total
Loans payable	₱800,000,000	₱—	₱—	₱800,000,000
Accounts payable and other current liabilities*	11,082,067,528	—	—	11,082,067,528
Long-term debt (including current portion)	3,565,265,400	46,540,835,301	11,485,043,650	61,591,144,351
Derivative liabilities—interest rate swaps	17,428,372	51,987,472	14,046,843	83,462,687
Tenants' deposits	—	8,386,248,204	—	8,386,248,204
Liability for purchased land	—	1,214,756,670	—	1,214,756,670
Other noncurrent liabilities*	—	1,389,211,697	—	1,389,211,697

	₱15,464,761,300	₱57,583,039,344	₱11,499,090,493	₱84,546,891,137

*
Excluding nonfinancial liabilities included in "Accounts payable and other current liabilities" and "Other noncurrent liabilities" accounts amounting to ₱316 million and ₱447 million, respectively.

	2011
	Less than 12 Months	2 to 5 Years	More than 5 Years	Total
Accounts payable and other current liabilities*	₱9,946,358,667	₱—	₱—	₱9,946,358,667
Long-term debt (including current portion)	2,619,975,153	43,266,421,430	3,277,656,190	49,164,052,773
Derivative liabilities—interest rate swaps	415,077,453	58,758,533	—	473,835,986
Tenants' deposits	—	7,467,302,387	—	7,467,302,387
Liability for purchased land	—	1,551,018,812	—	1,551,018,812
Other noncurrent liabilities*	—	1,322,411,095	—	1,322,411,095

	₱12,981,411,273	₱53,665,912,257	₱3,277,656,190	₱69,924,979,720

*
Excluding nonfinancial liabilities included in "Accounts payable and other current liabilities" and "Other noncurrent liabilities" accounts amounting to ₱204 million and ₱474 million, respectively.

Capital Management

Capital includes equity attributable to equity holders of the parent.

The primary objective of the Company's capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Risk Management Objectives and Policies (Continued)

The Company manages its capital structure and makes adjustments to it, in the light of changes in economic conditions. To maintain or adjust the capital structure, the Company may adjust the dividend payment to shareholders, payoff existing debts, return capital to shareholders or issue new shares.

The Company monitors capital using gearing ratio, which is interest-bearing debt divided by total capital plus interest-bearing debt and net interest-bearing debt divided by total capital plus net interest-bearing debt. Interest-bearing debt includes all short-term and long-term debt while net interest-bearing debt includes all short-term and long-term debt net of cash and cash equivalents, short-term investments, investments held for trading and AFS investments.

As at December 31, the Company's gearing ratios are as follows:

Interest-bearing Debt to Total Capital plus Interest-bearing Debt

	2012	2011
Loans payable	₱800,000,000	₱—
Current portion of long-term debt	1,791,703,848	799,086,409
Long-term debt—net of current portion	49,647,118,755	40,093,522,320

Total interest-bearing debt (a)	52,238,822,603	40,892,608,729
Total equity attributable to equity holders of the parent	69,944,410,317	63,773,661,498

Total interest-bearing debt and equity attributable to equity holders of the parent (b)	₱122,183,232,920	₱104,666,270,227

Gearing ratio (a/b)	43%	39%

Net Interest-bearing Debt to Total Capital plus Net Interest-bearing Debt

	2012	2011
Loans payable	₱800,000,000	₱—
Current portion of long-term debt	1,791,703,848	799,086,409
Long-term debt—net of current portion	49,647,118,755	40,093,522,320
Less cash and cash equivalents, short-term investments, investments held for trading and AFS investments	(12,287,157,704)	(10,979,969,451)

Total net interest-bearing debt (a)	39,951,664,899	29,912,639,278
Total equity attributable to equity holders of the parent	69,944,410,317	63,773,661,498

Total net interest-bearing debt and equity attributable to equity holders of the parent (b)	₱109,896,075,216	₱93,686,300,776

Gearing ratio (a/b)	36%	32%

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Financial Instruments

The table below presents a comparison of the carrying amounts and fair values of the Company's financial instruments by category and by class as at December 31:

	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Loans and receivables:
Cash and cash equivalents	₱9,706,857,361	₱9,706,857,361	₱8,290,216,039	₱8,290,216,039
Short-term investments	821,000,000	821,000,000	876,800,000	876,800,000
Receivables from:
Rent	4,144,623,299	4,144,623,299	3,789,956,436	3,789,956,436
Accrued interest	47,123,072	47,123,072	45,556,109	45,556,109
Advances to suppliers and others	1,688,335,509	1,688,335,509	872,521,181	872,521,181

	16,407,939,241	16,407,939,241	13,875,049,765	13,875,049,765

Financial assets at FVPL:
Investments held for trading—Corporate and government bonds	759,300,343	759,300,343	812,953,412	812,953,412
Derivative assets	109,978,821	109,978,821	115,618,680	115,618,680

	869,279,164	869,279,164	928,572,092	928,572,092

AFS investments
Corporate notes	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000

	₱18,277,218,405	₱18,277,218,405	₱15,803,621,857	₱15,803,621,857

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Financial Instruments (Continued)

	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Liabilities
Financial liabilities at FVPL -
Derivative liabilities	₱244,330,399	₱244,330,399	₱237,979,926	₱237,979,926

Other financial liabilities:
Loans payable	800,000,000	800,000,000	—	—
Accounts payable and other current liabilities*	11,082,067,528	11,082,067,528	9,946,358,667	9,946,358,667
Long-term debt (including current portion)	51,438,822,603	53,227,448,393	40,892,608,729	42,561,503,623
Tenants' deposits	8,386,248,204	7,976,094,815	7,467,302,387	7,285,378,046
Liability for purchased land	1,214,756,670	1,155,345,530	1,551,018,812	1,520,654,214
Other noncurrent liabilities*	1,389,211,697	1,321,268,336	1,322,411,095	1,296,521,995

	74,311,106,702	75,562,224,602	61,179,699,690	62,610,416,545

	₱74,555,437,101	₱75,806,555,001	₱61,417,679,616	₱62,848,396,471

*
Excluding nonfinancial liabilities included in "Accounts payable and other current liabilities" and "Other noncurrent liabilities" accounts amounting to ₱316 million and ₱447 million, respectively, as at December 31, 2012, and ₱204 million and ₱474 million, respectively, as at December 31, 2011.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate such value:

Cash and Cash Equivalents and Short-term Investments.    The carrying amounts approximate fair values due to the short-term nature of the instruments.

Receivables.    The net carrying value approximates the fair value due to the short-term maturities of the receivables.

Investments Held for Trading.    The fair values are based on quoted market prices of the instruments at balance sheet date.

AFS Investments.    The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business at balance sheet date. For investments where there is no active market, the fair value is based on the present value of future cash flows discounted at prevailing interest rates. Discount rate used was 4.74% and 6.21% as at December 31, 2012 and 2011, respectively.

Derivative Instruments.    The fair values are based on quotes obtained from counterparties.

Loans Payable, Accounts Payable and Other Current Liabilities.    The carrying values approximate the fair values due to the short-term maturities of these liabilities.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Financial Instruments (Continued)

Long-term Debt.    Fair value is based on the following:

Debt Type	Fair Value Assumptions
Fixed Rate Loans

Estimated fair value is based on the discounted value of future cash flows using the applicable rates for similar types of loans. Discount rates used range from 1.52% to 5.35% as at December 31, 2012, and 2.67% to 6.36% as at December 31, 2011.

Variable Rate Loans

For variable rate loans that re-price every 3 months, the face value approximates the fair value because of the recent and regular re-pricing based on current market rates. For variable rate loans that re-price every 6 months, the fair value is determined by discounting the principal amount plus the next interest payment using the prevailing market rate from the period up to the next re-pricing date. Discount rates used range from 1.73% to 5.91% as at December 31, 2012, and 1.98% to 6.32% as at December 31, 2011.

Tenants' Deposits, Liability for Purchased Land and Other Noncurrent Liabilities.    The estimated fair values are based on the discounted value of future cash flows using the applicable rates for similar types of loans. Discount rates used range from 1.99% to 4.06% as at December 31, 2012, and 2.97% to 3.67% as at December 31, 2011.

Fair Value Hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:  Quoted prices in active markets for identical assets or liabilities;

Level 2:  Those involving inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); and,

Level 3:  Those with inputs for the asset or liability that are not based on observable market data (unobservable inputs).

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Financial Instruments (Continued)

The following table shows the Company's financial instruments carried at fair value as at December 31 based on Levels 1 and 2:

	2012		2011
	Level 1	Level 2	Level 1	Level 2
Financial Assets
Financial assets at FVPL:
Investments held for trading— Corporate and government bonds	₱759,300,343	₱—	₱812,953,412	₱—
Derivative assets	—	109,978,821	—	115,618,680

	759,300,343	109,978,821	812,953,412	115,618,680
AFS investments
Corporate notes	—	1,000,000,000	—	1,000,000,000

	₱759,300,343	₱1,109,978,821	₱812,953,412	₱1,115,618,680

Financial Liabilities
Financial liabilities at FVPL
Derivative liabilities	₱—	₱244,330,399	₱—	₱237,979,926

During the years ended December 31, 2012 and 2011, there were no transfers between Level 1 and Level 2 fair value measurements. There are no financial instruments classified under Level 3.

Derivative Financial Instruments

To address the Company's exposure to market risk for changes in interest rates arising primarily from its long-term floating rate debt obligations and to manage its foreign currency risk, the Company entered into various derivative transactions such as interest rate swaps, cross-currency swaps, foreign currency call options, non-deliverable forwards and foreign currency range options.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Financial Instruments (Continued)

The table below shows information on the Company's interest rate swaps presented by maturity profile.

	2012
	<1 Year	>1-<2 Years	>2-<5 Years
Floating-Fixed
Outstanding notional amount	$145,000,000	$145,000,000	$145,000,000
Receive-floating rate	6 months LIBOR+margin%	6 months LIBOR+margin%	6 months LIBOR+margin%
Pay-fixed rate	2.91%-3.28%	2.91%-3.28%	2.91%-3.28%
Outstanding notional amount	$30,000,000	$30,000,000	$30,000,000
Receive-floating rate	6 months LIBOR+margin%	6 months LIBOR+margin%	6 months LIBOR+margin%
Pay-fixed rate	3.53%	3.53%	3.53%
Outstanding notional amount	$20,000,000	$20,000,000	$—
Receive-floating rate	6 months LIBOR+margin%	6 months LIBOR+margin%
Pay-fixed rate	3.18%	3.18%
Outstanding notional amount	$25,000,000	$—	$—
Receive-floating rate	6 months LIBOR+margin%
Pay-fixed rate	4.10%
Fixed-Floating
Outstanding notional amount	₱970,000,000	₱960,000,000	₱950,000,000
Receive-fixed rate	5.44%	5.44%	5.44%
Pay-floating rate	3MPDST-F	3MPDST-F	3MPDST-F
Outstanding notional amount	₱970,000,000	₱960,000,000	₱950,000,000
Receive-fixed rate	7.36%	7.36%	7.36%
Pay-floating rate	3MPDST-F+margin%	3MPDST-F+margin%	3MPDST-F+margin%

	2011
	<1 Year	>1-<2 Years	>2-<5 Years
Floating-Fixed
Outstanding notional amount	$145,000,000	$145,000,000	$145,000,000
Receive-floating rate	6 months LIBOR+margin%	6 months LIBOR+margin%	6 months LIBOR+margin%
Pay-fixed rate	2.91%-3.28%	2.91%-3.28%	2.91%-3.28%
Outstanding notional amount	$30,000,000	$30,000,000	$30,000,000
Receive-floating rate	6 months LIBOR+margin%	6 months LIBOR+margin%	6 months LIBOR+margin%
Pay-fixed rate	3.53%	3.53%	3.53%
Outstanding notional amount	$20,000,000	$20,000,000	$20,000,000
Receive-floating rate	6 months LIBOR+margin%	6 months LIBOR+margin%	6 months LIBOR+margin%
Pay-fixed rate	3.18%	3.18%	3.18%
Outstanding notional amount	$25,000,000	$25,000,000	$—
Receive-floating rate	6 months LIBOR+margin%	6 months LIBOR+margin%
Pay-fixed rate	4.10%	4.10%
Outstanding notional amount	$20,000,000	$20,000,000	$—
Receive-floating rate	6 months LIBOR+margin%	6 months LIBOR+margin%
Pay-fixed rate	3.41%	3.41%
Fixed-Floating
Outstanding notional amount	₱980,000,000	₱970,000,000	₱960,000,000
Receive-fixed rate	5.44%	5.44%	5.44%
Pay-floating rate	3MPDST-F	3MPDST-F	3MPDST-F
Outstanding notional amount	₱980,000,000	₱970,000,000	₱960,000,000
Receive-fixed rate	7.36%	7.36%	7.36%
Pay-floating rate	3MPDST-F+margin%	3MPDST-F+margin%	3MPDST-F+margin%

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Financial Instruments (Continued)

Interest Rate Swaps.    In 2011, the Parent Company entered into floating to fixed US$ interest rate swap agreements with aggregate notional amount of US$145 million. Under the agreements, the Parent Company effectively converts the floating rate U.S. dollar-denominated term loan into fixed rate loan with semi-annual payment intervals up to March 21, 2015 (see Note 16). As at December 31, 2012 and 2011, the floating to fixed interest rate swaps have aggregate negative fair value of ₱158 million and ₱142 million, respectively.

The Parent Company also entered into US$ interest rate swap agreement with notional amount of US$20 million in 2011. Under the agreement, the Parent Company effectively converts the floating rate U.S. dollar-denominated five-year bilateral unsecured loan into fixed rate loan with semi-annual payment intervals up to November 30, 2014 (see Note 16). As at December 31, 2012 and 2011, the floating to fixed interest rate swaps has negative fair value of ₱17 million and ₱15 million, respectively.

In 2010, the Parent Company entered into the following interest rate swap agreements:

  •
  A US$ interest rate swap agreement with nominal amount of US$30 million. Under the agreement, the Parent Company effectively converts the floating rate U.S. dollar-denominated five-year bilateral unsecured loan into fixed rate loan with semi-annual payment intervals up to November 30, 2015 (see Note 16). As at December 31, 2012 and 2011, the floating to fixed interest rate swap has a negative fair value of ₱48 million and positive fair value of ₱38 million, respectively.

  •
  Two Philippine peso interest rate swap agreements with notional amount of ₱1,000 million each, with amortization of ₱10 million every anniversary. The combined net cash flows of the two swaps effectively converts the Philippine peso-denominated five-year inverse floating rate notes into floating rate notes with quarterly payment intervals up to June 2015 (see Note 16). As at December 31, 2012 and 2011, these swaps have positive fair values of ₱110 million and ₱116 million, respectively.

  •
  A US$ interest rate swap agreement with notional amount of US$40 million. Under the agreement, the Parent Company effectively converts the floating rate U.S. dollar-denominated three-year club loan into fixed rate loan with semi-annual payment intervals up to October 28, 2012 (see Note 16). On May 9, 2011 and July 28, 2011, the interest rate swap agreement was preterminated as a result of the prepayment of the underlying loan. Fair value changes from the preterminated swap recognized in the consolidated statements of income amounted to ₱4 million loss in 2011.

  •
  A US$ interest rate swap agreement with notional amount of US$20 million. Under the agreement, the Parent Company effectively converts the floating rate U.S. dollar-denominated three-year bilateral unsecured loan into fixed rate loan with semi-annual payment intervals up to January 14, 2013 (see Note 16). As at December 31, 2011, the floating to fixed interest rate swap has a negative fair value of ₱3 million. In January 2012, the interest rate swap agreement was preterminated as a result of the prepayment of the underlying loan. Fair value changes from the preterminated swap recognized in the consolidated statements of income amounted to ₱1 million loss in 2012.

In 2009, the Parent Company entered into US$ interest rate swap agreements with an aggregate notional amount of US$145 million. Under these agreements, the Parent Company effectively converts the floating rate US$30 million two-year bilateral loan, US$90 million three-year term loan and US$25 million five-year bilateral loan into fixed rate loans with semi-annual payment intervals up to November 2011,

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Financial Instruments (Continued)

May 2012 and November 2013, respectively (see Note 16). The Parent Company preterminated the US$30 million swap on November 30, 2010 and the US$90 million swap on May 16, 2011. Fair value changes from the preterminated swaps recognized in the consolidated statements of income amounted to ₱9 million loss in 2011 and ₱6 million gain in 2010. As at December 31, 2012 and 2011, the outstanding US$25 million floating to fixed interest rate swaps have negative fair values of ₱22 million and ₱40 million, respectively.

Also in 2009, the Parent Company entered into Philippine peso interest rate swap agreement with notional amount of ₱750 million. Under the agreement, the Parent Company effectively converts the floating rate Philippine peso-denominated four-year bullet term loan into fixed rate loan with quarterly payment intervals up to April 2013 (see Note 16). On October 17, 2011, the interest rate swap was preterminated as a result of the prepayment of the underlying loan. Negative fair value from the preterminated swap recognized in the consolidated statements of income amounted to ₱14 million in 2011.

In 2008, the Parent Company entered into Philippine peso interest swap agreements with an aggregate notional amount of ₱1,000 million with repayment of ₱5 million every anniversary. Under these agreements, the Parent Company effectively swaps the fixed rate Philippine peso-denominated five-year syndicated fixed rate notes into floating rate loans based on PDST-F plus an agreed margin with quarterly payment intervals up to June 2013 (see Note 16). On March 14, 2011, the interest rate swap was preterminated as a result of the prepayment of the underlying loan. Fair value changes from the preterminated swap recognized in the consolidated statements of income amounted to ₱27 million loss in 2011.

Foreign Currency Options.    In 2010, the Parent Company simultaneously entered into two plain vanilla long call currency options and two plain vanilla short put currency options with notional amounts of US$5 million each. The Parent Company combines the long call option and the short put option such that the net effect of the two options will be similar to that of a foreign currency range option. If the spot rate is above the strike rate of the long call option, the Parent Company, on a net-settlement basis, will buy US$ and sell ₱ at the strike rate of the long call option based on the notional amount. On the other hand, if the spot rate is below the lower strike rate of the short put option, the Parent Company, on a net-settlement basis, will buy US$ and sell ₱ at the strike rate of the short put option based on the notional amount. However, should the spot rate fall within the range of the two strike rates, there will be no settlement between parties as both options would be unfavorable. The average strike rates of the long call and short put currency options are ₱47.41 to US$1.00 and ₱47.36 to US$1.00, respectively. As at December 31, 2010, there are no outstanding currency options as these matured during the year. Net fair value changes from these option contracts recognized in the consolidated statements of income amounted to ₱0.8 million gain in 2010.

Non-deliverable Forwards.    In 2012 and 2011, the Parent Company entered into sell ₱ and buy US$ forward contracts. It also entered into sell US$ and buy ₱ forward contracts with the same aggregate notional amount. Net fair value changes from the settled forward contracts recognized in the consolidated statements of income amounted to ₱67 million gain, ₱480 million gain and ₱165 million gain in 2012, 2011 and 2010, respectively.

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Financial Instruments (Continued)

Fair Value Changes on Derivatives

The net movements in fair value of all derivative instruments are as follows:

	2012	2011
Balance at beginning of year	₱(122,361,246)	₱28,319,173
Net changes in fair value during the year	24,406,448	236,485,791
Less fair value of settled derivatives	(36,396,780)	(387,166,210)

Balance at end of year	₱(134,351,578)	₱(122,361,246)

In 2012, the net changes in fair value amounting to ₱24 million comprise of interest paid amounting to ₱27 million, which is included under "Interest expense" account in the consolidated statements of income and net mark-to-market gain on derivatives amounting to ₱51 million, which is included under "Others—net" account in the consolidated statements of income.

In 2011, the net changes in fair value amounting to ₱236 million comprise of interest paid amounting to ₱22 million, which is included under "Interest expense" account in the consolidated statements of income and net mark-to-market gain on derivatives amounting to ₱258 million, which is included under "Others—net" account in the consolidated statements of income.

The reconciliation of the amounts of derivative assets and liabilities recognized in the consolidated balance sheets follows:

	2012	2011
Derivative assets	₱109,978,821	₱115,618,680
Derivative liabilities	(244,330,399)	(237,979,926)

	₱(134,351,578)	₱(122,361,246)

SM PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Basic/Diluted Earnings Per Share Computation

Basic/diluted EPS is computed as follows:

	2012	2011	2010
Net income attributable to equity holders of the parent (a)	₱10,529,954,990	₱9,055,995,525	₱7,856,348,789

Common shares issued at beginning of year	13,917,800,067	13,917,800,067	13,348,191,367
Stocks dividends (see Note 17)*	3,474,734,693	3,474,734,693	3,474,734,693
Weighted average number of shares issued in equity placement (see Note 17)	—	—	118,668,479

Common shares issued at end of year	17,392,534,760	17,392,534,760	16,941,594,539
Less treasury stock (see Note 17)	18,857,000	18,857,000	18,857,000

Weighted average number of common shares outstanding (b)	17,373,677,760	17,373,677,760	16,922,737,539

Earnings per share (a/b)	₱0.606	₱0.521	₱0.464

*
Retroactively adjusted for stock dividends declared.

25. Events after the Reporting Date

On January 7, 2013, the Company has entered into a joint venture with Waltermart Mall Group of Companies (Waltermart). Waltermart is engaged in the business of shopping mall operations. Waltermart currently operates 17 shopping centers across Metro Manila, North and South Luzon.

As at February 18, 2013, the final terms and conditions of the joint venture are still subject to due diligence and discussion.

SM Land, Inc. and Subsidiaries

Consolidated Financial Statements December 31, 2012 and 2011 and Years Ended December 31, 2012, 2011 and 2010
and
Independent Auditors' Report
SyCip Gorres Velayo & Co.

SyCip Gorres Velayo & Co.
6760 Ayala Avenue
1226 Makati City
Philippines

Phone: (632) 891 0307
Fax:     (632) 819 0872
www.sgv.com.ph

BOA/PRC Reg. No. 0001,
    December 28, 2012, valid until December 31, 2015
SEC Accreditation No. 0012-FR-3 (Group A),
    November 15, 2012, valid until November 16, 2015

INDEPENDENT AUDITORS' REPORT

The Stockholders and the Board of Directors
SM Land, Inc.

We have audited the accompanying consolidated financial statements of SM Land, Inc. and Subsidiaries, which comprise the consolidated balance sheets as at December 31, 2012 and 2011, and the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for each of the three years in the period ended December 31, 2012, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Philippine Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of the consolidated financial statements that are free from misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Philippine Standards on Auditing. Those standards require that we comply with ethical requirements, and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

A member firm of Ernst & Young Global Limited

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of SM Land, Inc. and Subsidiaries as at December 31, 2012 and 2011, and their financial performance and their cash flows for the three years in the period ended December 31, 2012 in accordance with Philippine Financial Reporting Standards.

SYCIP GORRES VELAYO & CO.

Clairma T. Mangangey
Partner
CPA Certificate No. 86898
SEC Accreditation No. 0779-AR-1 (Group A),
    February 2, 2012, valid until February 1, 2015
Tax Identification No. 129-434-867
BIR Accreditation No. 08-001998-67-2012,
    April 11, 2012, valid until April 10, 2015
PTR No. 3669697, January 2, 2013, Makati City

May 21, 2013

SM LAND, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents (Notes 5, 23, 27 and 28)	₱8,812,619,404	₱6,924,346,630
Investments held for trading (Notes 6, 27 and 28)	579,476,898	384,002,340
Receivables—current portion (Notes 7, 23, 27 and 28)	9,877,619,232	6,255,719,876
Advances for project development—current portion (Note 23)	1,121,565,385	1,121,565,385
Condominium units for sale (Note 9)	1,857,043,842	572,040,857
Land and development—current portion (Notes 9 and 16)	11,524,958,286	5,779,740,923
Advances and other current assets (Notes 11, 27 and 28)	8,713,717,413	7,877,963,229

Total Current Assets	42,487,000,460	28,915,379,240

Noncurrent Assets
Receivables—net of current portion (Notes 7, 23, 27 and 28)	15,188,842,817	8,753,096,609
Available-for-sale investments (Notes 8, 16, 27 and 28)	24,037,301,653	16,558,293,748
Investments in shares of stocks of associates (Note 12)	24,245,562,834	21,734,773,865
Property and equipment—net (Note 13)	664,149,736	484,764,393
Investment properties—net (Note 14)	11,302,717,321	10,408,879,843
Land and development—net of current portion (Notes 9 and 16)	17,581,886,713	14,021,690,795
Advances for project development—net of current portion (Note 23)	2,004,667,295	—
Net pension asset (Note 25)	32,732,367	21,157,133
Deferred tax assets (Note 26)	285,539,815	126,496,577
Other noncurrent assets	67,983,842	59,912,218

Total Noncurrent Assets	95,411,384,393	72,169,065,181

	₱137,898,384,853	₱101,084,444,421

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and other current liabilities (Notes 15, 23, 27 and 28)	₱17,531,153,369	₱13,302,313,735
Loans payable—current portion (Notes 8, 16, 23, 27 and 28)	8,565,063,000	1,000,000,000
Income tax payable	22,386,695	2,155,185
Customers' deposits (Note 17)	1,730,245,790	2,046,984,984
Dividends payable (Notes 27 and 28)	26,114,521	25,687,463

Total Current Liabilities	27,874,963,375	16,377,141,367

Noncurrent Liabilities
Loans payable—net of current portion (Notes 8, 16, 23, 27 and 28)	17,983,463,921	11,837,725,993
Deposits from tenants and others (Notes 24, 27 and 28)	444,947,901	349,566,164
Deferred tax liabilities (Note 26)	641,560,240	426,134,521
Other noncurrent liabilities (Notes 18, 27 and 28)	3,090,938,769	254,915,907

Total Noncurrent Liabilities	22,160,910,831	12,868,342,585

Equity (Note 27)
Capital stock (Note 19)	1,950,098,500	1,862,221,200
Additional paid-in capital (Note 19)	1,685,652,441	1,685,652,441
Cumulative translation adjustment of an associate (Note 12)	234,645,455	369,217,417
Net unrealized gain on available-for-sale investments (Note 8)	18,726,232,395	12,123,467,537
Retained earnings (Note 19):
Appropriated	15,200,000,000	16,200,000,000
Unappropriated	36,060,144,697	27,239,627,647

Total equity attributable to equity holders of the Parent	73,856,773,488	59,480,186,242
Non-controlling interests	14,005,737,159	12,358,774,227

Total Equity	87,862,510,647	71,838,960,469

	₱137,898,384,853	₱101,084,444,421

See accompanying Notes to Consolidated Financial Statements.

SM LAND, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31
	2012	2011	2010
REVENUE
Real estate sales (Note 23)	₱21,578,437,826	₱16,183,740,954	₱9,118,069,504
Rent (Notes 14, 23 and 24)	1,986,223,029	1,535,274,676	1,295,967,137
Dividend income (Note 8)	144,017,698	252,592,564	207,071,254
Service and management fees (Note 23)	83,456,625	76,469,143	67,271,658
Others	66,017,138	61,573,928	50,029,628

	23,858,152,316	18,109,651,265	10,738,409,181

COST AND EXPENSES
Cost of real estate sold (Note 9)	13,534,983,227	9,674,492,156	5,041,144,537
Cost of services (Note 20)	805,497,002	887,770,467	909,418,826
General and administrative expenses (Note 21)	3,880,349,768	2,632,401,946	1,644,048,948

	18,220,829,997	13,194,664,569	7,594,612,311

OTHER INCOME (EXPENSES)
Equity in net earnings of associates (Note 12)	4,296,494,373	3,703,387,101	3,218,275,032
Income from forfeitures (Note 17)	565,071,632	107,919,579	77,495,336
Mark-to-market gain on investments held for trading (Note 6)	195,474,558	3,333,996	95,578,405
Gain on sale of available-for-sale investments (Notes 8 and 23)	158,257,173	101,333,465	3,204,011,445
Interest income (Note 22)	462,726,737	516,279,915	373,128,776
Interest expense and other financing charges (Note 22)	(797,978,722)	(847,940,148)	(592,563,873)
Unrealized foreign exchange gain (loss)	7,445,184	47,622,032	(41,762,839)
Loss on sale of fixed assets (Note 13)	—	(15,215,703)	—
Others—net (Notes 8 and 23)	8,845,204	(21,646,311)	(34,344,604)

	4,896,336,139	3,595,073,926	6,299,817,678

INCOME BEFORE INCOME TAX	10,533,658,458	8,510,060,622	9,443,614,548

PROVISION FOR INCOME TAX (Note 26)
Current	309,133,313	77,001,466	187,736,184
Deferred	56,382,481	32,929,279	(48,980,432)

	365,515,794	109,930,745	138,755,752

NET INCOME	₱10,168,142,664	₱8,400,129,877	₱9,304,858,796

Attributable to:
Equity holders of the Parent	₱8,460,517,050	₱6,946,371,855	₱8,252,746,637
Non-controlling interest	1,707,625,614	1,453,758,022	1,052,112,159

	₱10,168,142,664	₱8,400,129,877	₱9,304,858,796

See accompanying Notes to Consolidated Financial Statements.

SM LAND, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31
	2012	2011	2010
NET INCOME	₱10,168,142,664	₱8,400,129,877	₱9,304,858,796

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain due to changes in fair value in available-for-sale investments (Note 8)	6,847,089,194	197,652,062	7,374,912,868
Unrealized gain on fair value changes in available-for-sale investments transferred to profit or loss (Note 8)	(158,257,173)	(867,465)	20,418,160
Share in cumulative translation adjustments of an associate (Note 12)	(134,571,962)	115,754,084	(37,592,820)
Share in unrealized gain (loss) on change in fair value of available-for-sale investments of an associate (Note 8)	—	(1,578,151)	503,892

	6,554,260,059	310,960,530	7,358,242,100

TOTAL COMPREHENSIVE INCOME	₱16,722,402,723	₱8,711,090,407	₱16,663,100,896

Attributable to:
Equity holders of the Parent	₱14,928,709,946	₱7,095,303,689	₱15,072,631,548
Non-controlling interest	1,793,692,777	1,615,786,718	1,590,469,348

Total Comprehensive Income	₱16,722,402,723	₱8,711,090,407	₱16,663,100,896

See accompanying Notes to Consolidated Financial Statements.

SM LAND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Equity Attributable to Equity Holders of the Parent
				Net Unrealized Gain on Available- for-Sale Investments (Note 8)
			Cumulative Translation Adjustment of an Associate (Note 12)		Retained Earnings
		Additional Paid-in Capital (Note 19)
	Capital Stock (Note 19)				Appropriated (Note 19)	Unappropriated (Note 19)	Total	Non-controlling Interests	Total Equity
At January 1, 2012	₱1,862,221,200	₱1,685,652,441	₱369,217,417	₱12,123,467,537	₱16,200,000,000	₱27,239,627,647	₱59,480,186,242	₱12,358,774,227	₱71,838,960,469
Additional issuance of shares	87,877,300	—	—	—	—	—	87,877,300	—	87,877,300

Net income	—	—	—	—	—	8,460,517,050	8,460,517,050	1,707,625,614	10,168,142,664
Other comprehensive income (loss)	—	—	(134,571,962)	6,602,764,858	—	—	6,468,192,896	86,067,163	6,554,260,059

Total comprehensive income	—	—	(134,571,962)	6,602,764,858	—	8,460,517,050	14,928,709,946	1,793,692,777	16,722,402,723

Reversal of appropriation	—	—	—	—	(1,000,000,000)	1,000,000,000	—	—	—
Cash dividends—₱34.37 a share	—	—	—	—	—	(640,000,000)	(640,000,000)	—	(640,000,000)
Subscriptions	—	—	—	—	—	—	—	293,459,258	293,459,258
Dividends of a subsidiary	—	—	—	—	—	—	—	(440,189,103)	(440,189,103)

At December 31, 2012	₱1,950,098,500	₱1,685,652,441	₱234,645,455	₱18,726,232,395	₱15,200,000,000	₱36,060,144,697	₱73,856,773,488	₱14,005,737,159	₱87,862,510,647

At January 1, 2011	₱662,221,200	₱1,685,999,562	₱253,463,333	₱12,090,289,787	₱11,200,000,000	₱27,693,255,792	₱53,585,229,674	₱8,963,247,711	₱62,548,477,385

Net income	—	—	—	—	—	6,946,371,855	6,946,371,855	1,453,758,022	8,400,129,877
Other comprehensive income	—	—	115,754,084	33,177,750	—	—	148,931,834	162,028,696	310,960,530

Total comprehensive income	—	—	115,754,084	33,177,750	—	6,946,371,855	7,095,303,689	1,615,786,718	8,711,090,407

Cash dividends—₱181.20 a share	—	—	—	—	—	(1,200,000,000)	(1,200,000,000)	—	(1,200,000,000)
Stock dividends	1,200,000,000	—	—	—	—	(1,200,000,000)	—	—	—
Appropriation	—	—	—	—	5,000,000,000	(5,000,000,000)	—	—	—
Equity adjustment from business combination under common control	—	(347,121)	—	—	—	—	(347,121)	—	(347,121)
Subscriptions	—	—	—	—	—	—	—	2,417,898,732	2,417,898,732
Dividends of a subsidiary	—	—	—	—	—	—	—	(638,158,934)	(638,158,934)

At December 31, 2011	₱1,862,221,200	₱1,685,652,441	₱369,217,417	₱12,123,467,537	₱16,200,000,000	₱27,239,627,647	₱59,480,186,242	₱12,358,774,227	₱71,838,960,469

At January 1, 2010	₱662,221,200	₱1,685,999,562	₱291,056,153	₱5,232,812,056	₱11,200,000,000	₱19,440,509,155	₱38,512,598,126	₱3,838,348,867	₱42,350,946,993

Net income	—	—	—	—	—	8,252,746,637	8,252,746,637	1,052,112,159	9,304,858,796
Other comprehensive income (loss)	—	—	(37,592,820)	6,857,477,731	—	—	6,819,884,911	538,357,189	7,358,242,100

Total comprehensive income	—	—	(37,592,820)	6,857,477,731	—	8,252,746,637	15,072,631,548	1,590,469,348	16,663,100,896

Subscriptions	—	—	—	—	—	—	—	3,687,528,675	3,687,528,675
Dividends of a subsidiary	—	—	—	—	—	—	—	(153,099,179)	(153,099,179)

At December 31, 2010	₱662,221,200	₱1,685,999,562	₱253,463,333	₱12,090,289,787	₱11,200,000,000	₱27,693,255,792	₱53,585,229,674	₱8,963,247,711	₱62,548,477,385

See accompanying Notes to Consolidated Financial Statements.

SM LAND, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Income before income tax	₱10,533,658,458	₱8,510,060,622	₱9,443,614,548
Adjustments for:
Equity in net earnings of associates (Note 12)	(4,296,494,373)	(3,703,387,101)	(3,218,275,032)
Interest expense (Note 22)	797,978,722	847,940,148	592,563,873
Interest income (Note 22)	(462,726,737)	(516,279,915)	(373,128,776)
Depreciation and amortization (Notes 13, 14, 20 and 21)	401,177,416	315,392,251	328,629,824
Mark-to-market gain on investments held for trading (Note 6)	(195,474,558)	(3,333,996)	(95,578,405)
Gain on sale of available-for-sale investments (Notes 6 and 8)	(158,257,173)	(101,333,465)	(3,204,011,445)
Dividend income (Note 8)	(144,017,698)	(252,592,564)	(207,071,254)
Pension expense (Note 25)	24,362,451	20,996,531	19,860,674
Unrealized foreign exchange loss (gain)	(7,445,184)	(47,622,032)	41,762,839
Loss on sale of fixed assets (Note 13)	—	15,215,703	—
Impairment loss on available-for-sale investments (Note 8)	—	—	32,558,198

Income before working capital changes	6,492,761,324	5,085,056,182	3,360,925,044
Decrease (increase) in:
Receivables	(9,829,303,213)	(5,779,163,206)	(3,258,851,938)
Advances for project development	(2,004,667,295)	712,339	179,233,107
Condominium units for sale	732,840,222	230,383,360	214,798,841
Land and development	(10,954,118,491)	(2,904,079,344)	(8,478,742,348)
Advances and other current assets	(755,428,359)	(3,201,903,301)	(111,836,249)
Increase (decrease) in:
Accounts payable and other current liabilities	3,529,241,781	1,637,436,708	8,466,212,514
Customers' deposits	(316,739,194)	(177,064,003)	—
Deposits from tenants and others	95,381,737	49,271,813	48,374,270
Other noncurrent liabilities	2,836,022,862	(96,593,259)	—

Cash generated from (used in) operations	(10,174,008,626)	(5,155,942,711)	420,113,241
Income taxes paid	(288,901,803)	(110,562,286)	(247,662,744)
Contribution paid to the plan (Note 25)	(35,909,113)	(31,025,644)	(24,653,836)

Net cash provided by (used in) operating activities	(10,498,819,542)	(5,297,530,641)	147,796,661

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to:
Investment properties (Note 14)	(1,094,018,696)	(1,579,627,777)	(1,287,932,489)
Available-for-sale investments (Note 8)	(914,338,384)	(335,076,173)	—
Property and equipment (Note 13)	(134,241,400)	(134,855,404)	(156,447,731)
Investments in shares of stocks of associates (Note 12)	—	(20,054,293)	—
Proceeds from sale/disposal of: Available-for-sale investments	282,419,673	107,700,000	3,778,253,119
Property and equipment	—	219,336,410	—
Proceeds from maturity of bonds	—	—	250,000,000
Dividends received	1,795,151,140	1,721,439,030	1,703,584,480
Interest received	241,935,861	379,320,060	326,492,589
Increase in other noncurrent assets	(8,100,196)	(2,704,582)	(3,010,370,351)

Net cash provided by investing activities	168,807,998	355,477,271	1,603,579,617

CASH FLOWS FROM FINANCING ACTIVITIES
Availment of loans	₱18,747,206,398	₱1,000,000,000	₱11,496,785,610
Payments of:
Loans payable (Note 16)	(5,058,750,000)	(6,500,000)	(5,335,781,161)
Interest	(691,314,477)	(1,150,745,218)	(863,916,706)
Cash dividends (Note 19)	(639,572,942)	(1,198,059,567)
Increase (decrease) in non-controlling interest	(146,729,845)	1,779,739,798	3,534,380,675

Net cash provided by financing activities	12,210,839,134	424,435,013	8,831,468,418

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,880,827,590	(4,517,618,357)	10,582,844,696
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7,445,184	47,622,032	(41,762,839)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	6,924,346,630	11,394,342,955	853,261,098

CASH AND CASH EQUIVALENTS AT END OF YEAR	₱8,812,619,404	₱6,924,346,630	₱11,394,342,955

See accompanying Notes to Consolidated Financial Statements.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Corporate Information

SM Land, Inc. (the Parent Company) was incorporated in the Philippines and registered with the Philippine Securities and Exchange Commission (SEC) on March 10, 1960. On March 8, 2008, the Philippine SEC approved the extension of the Parent Company's corporate life for another 50 years. The registered office address of the Parent Company is One E-com Center, Harbor Drive, Mall of Asia Complex, CBP-1A, Pasay City.

The Parent Company and its subsidiaries (collectively referred to as the Group), and its associates are involved primarily in real estate, shopping mall development, leasing and subleasing certain properties and investments in various securities.

The Parent Company is a subsidiary of SM Investments Corporation (SMIC or the Ultimate Parent). SMIC is a Philippine corporation whose shares of stock are listed with the Philippine Stock Exchange (PSE).

The accompanying consolidated financial statements were approved and authorized for issuance by the Board of Directors (BOD) on May 21, 2013.

2. Basis of Preparation, Statement of Compliance and Changes in Accounting Policies and Disclosures

Basis of Preparation

The accompanying consolidated financial statements are the Group's first consolidated financial statements which are prepared for submission to the SEC. In prior years, the Parent Company elected not to prepare consolidated financial statements under the exemption provided by Philippine Accounting Standards (PAS) 27, Consolidated and Separate Financial Statements. The Ultimate Parent prepares consolidated financial statements which are in accordance with Philippine Financial Reporting Standards (PFRS). The consolidated financial statements of the Ultimate Parent Company as at December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 may be obtained from the SEC.

The consolidated financial statements have been prepared on the historical cost basis, except for investments held for trading and available-for-sale (AFS) investments, which have been measured at fair value. The consolidated financial statements are presented in Philippine peso, which is the Group's functional and presentation currency. All values are rounded to the nearest peso, except when otherwise indicated.

Statement of Compliance

The accompanying consolidated financial statements have been prepared in compliance with PFRS.

Basis of Consolidation

The consolidated financial statements include the accounts of the Parent Company and the following subsidiaries as at December 31, 2012 and 2011:

Company	Place of Incorporation	Ownership Interest
SM Development Corporation (SMDC)	Philippines	65.18%
Magenta Legacy, Inc. (Magenta)	Philippines	100.00%
Associated Development Corporation (ASSODECO)	Philippines	100.00%

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation, Statement of Compliance and Changes in Accounting Policies and Disclosures (Continued)

The financial statements of the subsidiaries are prepared for the same reporting year as the Parent Company, using consistent accounting policies. All intra-company balances, transactions, income and expenses, and profits and losses resulting from intra-company transactions are eliminated in full.

Subsidiaries are fully consolidated from the date control is transferred to the Group and cease to be consolidated from the date control is transferred out of the Group.

Non-controlling interest represents the portion of profit or loss, other comprehensive income and net assets in the subsidiaries not held by the Parent Company and is presented in the consolidated statements of income, consolidated statements of comprehensive income and within equity section in the consolidated balance sheets, separately from equity attributable to equity holders of the Parent. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Parent Company loses control over a subsidiary, it:

  •
  Derecognizes the assets (including goodwill) and liabilities of the subsidiary;

  •
  Derecognizes the carrying amount of any non-controlling interest;

  •
  Derecognizes the cumulative translation differences recorded in equity;

  •
  Recognizes the fair value of the consideration received;

  •
  Recognizes the fair value of any investment retained;

  •
  Recognizes any surplus or deficit in profit or loss;

  •
  Reclassifies the Parent's share of components previously recognized in other comprehensive income to profit or loss or retained earnings, as appropriate.

Future Changes in Accounting Policies

The Group did not early adopt the following new standards, amendments and improvements to PFRS and Philippine Interpretations that have been approved but are not yet effective. Except as otherwise indicated, the Group does not expect these changes to have a significant impact on its consolidated financial statements.

  •
  PAS 1, Presentation of Financial Statements—Presentation of Items of Other Comprehensive Income or OCI (Amendments), will become effective for annual periods beginning on or after July 1, 2012. The amendments to PAS 1 change the grouping of items presented in OCI. Items that can be reclassified (or "recycled") to profit or loss at a future point in time (for example, upon derecognition or settlement) will be presented separately from items that will never be reclassified. The amendments will be applied retrospectively and will result to the modification of the presentation of items of OCI.

  •
  PAS 19, Employee Benefits (Revised), will become effective for annual periods beginning on or after January 1, 2013. Amendments to PAS 19 range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and rewording. The revised standard also requires new disclosures such as, among others, a sensitivity analysis for each significant actuarial assumption, information on asset-liability matching strategies, duration of the defined benefit obligation, and disaggregation of plan assets by nature and risk.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation, Statement of Compliance and Changes in Accounting Policies and Disclosures (Continued)

    Once effective, the Group has to apply the amendments retroactively to the earliest period presented.

    The Group reviewed its existing employee benefits and determined that the amended standard has significant impact on its accounting for retirement benefits. The Group obtained the services of an external actuary to compute the impact to its consolidated financial statements upon adoption of the standard. The estimated impact on the Group's consolidated financial statements is detailed below:

	As at December 31, 2012	As at January 1, 2012	As at January 1, 2011
	(In Millions)
Increase (decrease):
Consolidated Balance Sheets
Net defined benefit liability	₱—	₱6.0	₱8.5
Net defined benefit asset	(15.5)	(13.9)	(6.5)
Deferred tax liability	(4.6)	(4.2)	(2.0)
Deferred tax asset	—	1.8	2.5
Other comprehensive income—net	(5.6)	(6.7)	—
Retained earnings	(5.3)	(7.2)	(10.5)

	2012	2011
	(In Millions)
Consolidated Statements of Comprehensive Income
Net pension expense	₱(2.8)	₱(4.7)
Provision for deferred income tax	0.8	1.4
Other comprehensive income—net of deferred tax	1.1	(6.7)
Net income for the year:	1.9	3.3
Attributable to owners of the Parent Company	1.2	3.2
Attributable to non-controlling interests	0.7	0.1
  •
  PAS 27, Separate Financial Statements (Amendment), as revised in 2011, will become effective for annual periods beginning on or after January 1, 2013. As a consequence of the new PFRS 10, Consolidated Financial Statements and PFRS 12, Disclosure of Interests in Other Entities, what remains of PAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements.

  •
  PAS 28, Investments in Associates and Joint Venture (Amendment), as revised in 2011, will become effective for annual periods beginning on or after January 1, 2013. As a consequence of the new PFRS 11, Joint Arrangements and PFRS 12, PAS 28, Investments in Associates has been renamed PAS 28, Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates.

  •
  PAS 32, Financial Instruments: Presentation—Offsetting Financial Assets and Financial liabilities (Amendments). The amendments to PAS 32 are to be applied retrospectively for annual periods beginning on or after January 1, 2014. These amendments to PAS 32 clarify the meaning of

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation, Statement of Compliance and Changes in Accounting Policies and Disclosures (Continued)

    "currently has a legally enforceable right to offset" and also clarify the application of the PAS 32 offsetting criteria to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. While the amendment is expected not to have any impact on the net assets of the Group, any changes in offsetting is expected to impact leverage ratios and regulatory capital requirements.

  •
  PFRS 7, Financial instruments: Disclosures—Offsetting Financial Assets and Financial Liabilities (Amendments). The amendments to PFRS 7 are to be applied retrospectively for annual periods beginning on or after January 1, 2013. These amendments require an entity to disclose information about rights of offset and related arrangements (such as collateral agreements). The new disclosures are required for all recognized financial instruments that are set off in accordance with PAS 32. These disclosures also apply to recognized financial instruments that are subject to an enforceable master netting arrangement or "similar agreement", irrespective of whether they are offset in accordance with PAS 32. The amendments require entities to disclose, in a tabular format unless another format is more appropriate, the following minimum quantitative information. This is presented separately for financial assets and financial liabilities recognized at the end of the reporting period:

  (a)
  The gross amounts of those recognized financial assets and recognized financial liabilities;

  (b)
  The amounts that are set off in accordance with the criteria in PAS 32 when determining the net amounts presented in the balance sheet;

  (c)
  The net amounts presented in the balance sheet;

  (d)
  The amounts subject to an enforceable master netting arrangement or similar agreement that are not otherwise included in (b) above, including:

  i.
  Amounts related to recognized financial instruments that do not meet some or all of the offsetting criteria in PAS 32 and

  ii.
  Amounts related to financial collateral (including cash collateral); and

  (e)
  The net amount after deducting the amounts in (d) from the amounts in (c) above.

  •
  PFRS 9, Financial Instruments, will become effective for annual periods beginning on or after January 1, 2015. PFRS 9, as issued, reflects the first phase on the replacement of PAS 39 and applies to the classification and measurement of financial assets and liabilities as defined in PAS 39, Financial Instruments: Recognition and Measurement. Work on impairment of financial instruments and hedge accounting is still ongoing, with a view to replacing PAS 39 in its entirety. PFRS 9 requires all financial assets to be measured at fair value at initial recognition. A debt financial asset may, if the fair value option (FVO) is not invoked, be subsequently measured at amortized cost if it is held within a business model that has the objective to hold the assets to collect the contractual cash flows and its contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. All other debt instruments are subsequently measured at fair value through profit or loss. All equity financial assets are measured at fair value either through OCI or profit or loss. Equity financial assets held for trading must be measured at fair value through profit or loss. For FVO liabilities, the amount of change in the fair value of a liability that is attributable to changes in credit risk must be presented in OCI.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation, Statement of Compliance and Changes in Accounting Policies and Disclosures (Continued)

    The remainder of the change in fair value is presented in profit or loss, unless presentation of the fair value change in respect of the liability's credit risk in OCI would create or enlarge an accounting mismatch in profit or loss. All other PAS 39 classification and measurement requirements for financial liabilities have been carried forward into PFRS 9, including the embedded derivative separation rules and the criteria for using the FVO.

    The Group has made an evaluation of the impact of the adoption of this standard. The Group decided not to early adopt PFRS 9 for its 2012 reporting ahead of its effectivity date on January 1, 2015 and therefore the consolidated financial statements as at December 31, 2012 and 2011 do not reflect the impact of the said standard. Based on this evaluation, loans and receivables and other financial liabilities, both carried at amortized cost, and investments held for trading and available for sale investments, both carried at fair value, will not be significantly affected. Upon adoption, these financial instruments shall continue to be carried at amortized cost and fair value, thus, has no impact to the Group's financial position and performance.

    The adoption of the first phase of PFRS 9 will have an effect on the classification and measurement of the Group's financial assets, but will potentially have no impact on the classification and measurement of financial liabilities.

    The Group shall conduct another impact assessment early in 2013 using the consolidated financial statements as at and for the year ended December 31, 2012. Given the amendments on PFRS 9, the Group at present, does not plan to early adopt in its 2013 financial reporting. It plans to reassess its current position once the phases of PFRS 9 on impairment and hedge accounting become effective.

    The Group's decision whether to early adopt PFRS 9 for its 2013 financial reporting will be disclosed in its consolidated financial statements as at and for the year ending December 31, 2013. Should the Group decide to early adopt the said standard for its 2013 financial reporting, its consolidated financial statements as at and for the period ending March 31, 2013 will reflect application of the requirement under the said standard and will contain the qualitative and quantitative discussions of the results of the Group's impact evaluation.

  •
  PFRS 10, Consolidated Financial Statements, will become effective for annual periods beginning on or after January 1, 2013. PFRS 10 replaces the portion of PAS 27 that addresses the accounting for consolidated financial statements. It also includes the issues raised in Philippine Interpretation Standing Interpretations Committee (SIC)—12, Consolidation—Special Purpose Entities. PFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by PFRS 10 will require management to exercise significant judgment to determine which entities are controlled, and therefore, are required to be consolidated by a parent, compared with the requirements that were in PAS 27. As a consequence, what remains of PAS 27 is limited to accounting for subsidiaries, jointly controlled entities and associates in the separate financial statements.

  •
  PFRS 11, Joint Arrangements, and PAS 28, Investments in Associates and Joint Ventures, will become effective for annual periods beginning on or after January 1, 2013. PFRS 11 replaces PAS 31, Interests in Joint Ventures, and Philippine Interpretation SIC-13, Jointly Controlled Entities—Non-monetary Contributions by Venturers. The new standard focuses on the nature of the rights and obligations arising from the arrangement. It removes the option to account for jointly controlled

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation, Statement of Compliance and Changes in Accounting Policies and Disclosures (Continued)

    entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. As a consequence, PAS 28 was amended and renamed as PAS 28, Investments in Associates and Joint Ventures, to describe the application of the equity method to investments in joint ventures in addition to associates.

  •
  PFRS 12, Disclosure of Interests in Other Entities, will become effective for annual periods beginning on or after January 1, 2013. PFRS 12 includes all of the disclosures related to consolidated financial statements that were previously in PAS 27, as well as all the disclosures that were previously included in PAS 31 and PAS 28. These disclosures relate to an entity's interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. The adoption of PFRS 12 will affect disclosures only and has no impact on the Group's financial position or performance.

  •
  Transition guidance on PFRS 10, PFRS 11 and PFRS 12 (Amendment) will become effective for annual periods beginning January 1, 2013. The amendments changed the transition guidance to provide further relief from full retrospective application. The International Accounting Standards Board (IASB) noted that the intention in PFRS 10 was to use the date of initial application as a reference point to determine which interests must be accounted for in terms of PFRS 10, i.e., the point at which the control assessment must be made. To this end, 'the date of initial application' is defined as 'the beginning of the annual reporting period in which PFRS 10 is applied for the first time'.

  •
  PFRS 13, Fair Value Measurement, will become effective for annual periods beginning on or after January 1, 2013. PFRS 13 establishes a single source of guidance under PFRS for all fair value measurements. PFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under PFRS when fair value is required or permitted. This standard should be applied prospectively as of the beginning of the annual period in which it is initially applied. Its disclosure requirements need not be applied in comparative information provided for periods before initial application of PFRS 13.

  •
  Philippine Interpretation IFRIC 15, Agreements for the Construction of Real Estate, covers accounting for revenue and associated expenses by entities that undertake the construction of real estate directly or through subcontractors. The interpretation requires that revenue on construction of real estate be recognized only upon completion, except when such contract qualifies as construction contract to be accounted for under PAS 11, Construction Contracts, or involves rendering of services in which case revenue is recognized based on stage of completion. Contracts involving provision of services with the construction materials and where the risks and reward of ownership are transferred to the buyer on a continuous basis will also be accounted for based on stage of completion. The SEC and the Financial Reporting Standards Council have deferred the effectivity of this interpretation until the final Revenue standard is issued by the International Accounting Standards Board and an evaluation of the requirements of the final Revenue standard against the practices of the Philippine real estate industry is completed. The adoption of this interpretation will result to a change in the revenue and cost recognition from percentage of completion method to completed contract method. The Group has made an assessment and is continuously monitoring the impact of this new interpretation to its consolidated financial statements.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation, Statement of Compliance and Changes in Accounting Policies and Disclosures (Continued)

  •
  Philippine Interpretation IFRIC 20, Stripping Costs in the Production Phase of a Surface Mine, will become effective for annual periods beginning on or after January 1, 2013. This interpretation applies to waste removal (stripping) costs incurred in surface mining activity, during the production phase of the mine ("production stripping cost"). If the benefit from the stripping activity will be realized in the current period, an entity is required to account for the stripping activity costs as part of the cost of inventory. When the benefit is the improved access to ore, the entity should recognize these costs as a non-current asset, only if certain criteria are met ("stripping activity asset"). The stripping activity asset is accounted for as an addition to, or as an enhancement of, an existing asset. After initial recognition, the stripping activity asset is carried at its cost or revalued amount less depreciation or amortization and less impairment losses, in the same way as the existing asset of which it is a part.

Annual Improvements to PFRS

These improvements are effective for annual periods beginning on or after January 1, 2013 and are applied retrospectively. Earlier application of these improvements is permitted. The improvements listed below are not expected to have an impact on the Group's consolidated financial statements:

  •
  PAS 1, Presentation of Financial Statements—Clarification of the requirements for comparative information, clarifies the requirements for comparative information that are disclosed voluntarily and those that are mandatory due to retrospective application of an accounting policy, or retrospective restatement or reclassification of items in the financial statements. An entity must include comparative information in the related notes to the financial statements when it voluntarily provides comparative information beyond the minimum required comparative period. The additional comparative period does not need to contain a complete set of financial statements. On the other hand, supporting notes for the third balance sheet (mandatory when there is a retrospective application of an accounting policy, or retrospective restatement or reclassification of items in the financial statements) are not required.

  •
  PAS 16, Property, Plant and Equipment—Classification of servicing equipment, clarifies that spare parts, stand-by equipment and servicing equipment should be recognized as property, plant and equipment when they meet the definition of property, plant and equipment and should be recognized as inventory if otherwise.

  •
  PAS 32, Financial Instruments: Presentation—Tax effect of distributions to holders of equity instruments, clarifies that income taxes relating to distributions to equity holders and to transaction costs of an equity transaction are accounted for in accordance with PAS 12.

  •
  PAS 34, Interim Financial Reporting—Interim financial reporting and segment information for total assets and liabilities, clarifies that the total assets and liabilities for a particular reportable segment need to be disclosed only when the amounts are regularly provided to the chief operating decision maker and there has been a material change from the amount disclosed in the entity's previous annual financial statements for that reportable segment.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Preparation, Statement of Compliance and Changes in Accounting Policies and Disclosures (Continued)

  •
  PFRS 1, First-time Adoption of PFRS—Borrowing Costs, clarifies that, upon adoption of PFRS, an entity that capitalized borrowing costs in accordance with its previous generally accepted accounting principles, may carry forward, without any adjustment, the amount previously capitalized in its opening statement of financial position at the date of transition. Subsequent to the adoption of PFRS, borrowing costs are recognized in accordance with PAS 23, Borrowing Costs.

3. Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash includes cash on hand and in banks. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less from the date of acquisition and are subject to an insignificant risk of change in value.

Financial Instruments—Initial Recognition and Subsequent Measurement

Date of Recognition.    The Group recognizes a financial instrument in the consolidated balance sheet when it becomes a party to the contractual provisions of the instrument. In the case of a regular way purchases and sales, financial assets are recognized on the trade date, which is the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Initial Recognition of Financial Instruments.    Financial instruments are recognized initially at fair value, which is the fair value of the consideration given (in case of an asset) or received (in case of a liability). The initial measurement of financial instruments, except for those designated at fair value through profit or loss (FVPL), includes transaction cost.

Subsequent to initial recognition, the Group classifies its financial instruments in the following categories: financial assets and financial liabilities at FVPL, loans and receivables, held-to-maturity (HTM) investments, AFS investments and other financial liabilities. The classification depends on the purpose for which the instruments are acquired and whether they are quoted in an active market. Management determines the classification at initial recognition and, where allowed and appropriate, re-evaluates this classification at every reporting date.

The Group has no HTM investments as at December 31, 2012 and 2011.

Determination of Fair Value.    The fair value of financial instruments traded in active markets at balance sheet date is based on their quoted market price or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs. When current bid and asking prices are not available, the price of the most recent transaction provides evidence of the current fair value as long as there has not been a significant change in economic circumstances since the time of the transaction.

For all other financial instruments not listed in an active market, the fair value is determined by using appropriate valuation techniques. Valuation techniques include net present value techniques, comparison to similar instruments for which observable market prices exist, options pricing models and other relevant valuation models.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Day 1 Difference.    Where the transaction price in a non-active market is different from the fair value of other observable current market transactions in the same instrument or based on a valuation technique whose variables include only data from observable market, the Group recognizes the difference between the transaction price and fair value (a Day 1 difference) in the consolidated statement of income unless it qualifies for recognition as some other type of asset. In cases where the data is not observable, the difference between the transaction price and model value is only recognized in the consolidated statement of income when the inputs become observable or when the instrument is derecognized. For each transaction, the Group determines the appropriate method of recognizing Day 1 difference amount.

Financial Assets and Liabilities at FVPL.    Financial assets and liabilities at FVPL include financial assets and liabilities held for trading and financial assets and liabilities designated upon initial recognition as at FVPL.

Financial assets and liabilities are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Gains or losses on investments held for trading are recognized in the consolidated statements of income under "Mark-to-market gain on investments held for trading" account. Interest income earned on investments held for trading are recognized in "Interest income" account in the consolidated statements of income.

Financial assets and liabilities may be designated by management at initial recognition as FVPL when any of the following criteria is met:

  •
  the designation eliminates or significantly reduces the inconsistent treatment that would otherwise arise from measuring the assets and liabilities or recognizing gains or losses on a different basis; or

  •
  the assets and liabilities are part of a group of financial assets, financial liabilities or both which are managed and their performance are evaluated on a fair value basis, in accordance with a documented risk management or investment strategy; or

  •
  the financial instrument contains an embedded derivative, unless the embedded derivative does not significantly modify the cash flows or it is clear, with little or no analysis, that it would not be separately recorded.

The Group's investments held for trading is classified as financial assets at FVPL (see Note 28).

Loans and Receivables.    Loans and receivables are nonderivative financial assets with fixed or determinable payments that are not quoted in an active market. They are not entered into with the intention of immediate or short-term sale and are not designated as AFS or financial assets at FVPL. Loans and receivables are included in current assets if maturity is within 12 months from balance sheet date. Otherwise, these are classified as noncurrent assets. After initial measurement, loans and receivables are subsequently measured at amortized cost using the effective interest method. Gains and losses are recognized in the consolidated statement of income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

The Group's cash and cash equivalents, receivables and cash in escrow under "Advances and other current assets" account are classified under this category (see Note 28).

AFS Investments.    AFS investments are nonderivative financial assets that are designated in this category or are not classified in any of the other categories. They are purchased and held indefinitely, and may be sold in response to liquidity requirements or changes in market conditions. Subsequent to initial

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

recognition, AFS investments are carried at fair value in the balance sheets. Changes in the fair value of such assets are reported as unrealized gain or loss on AFS investments recognized as other comprehensive income in the consolidated statement of comprehensive income until the investment is derecognized or the investment is determined to be impaired.

On derecognition or impairment, the cumulative gain or loss previously reported in other comprehensive income is transferred to the consolidated statement of income. Assets under this category are classified as current assets if management intends to sell these financial assets within 12 months from balance sheet date. Otherwise, these are classified as noncurrent assets.

The Group's investments in quoted and unquoted shares of stocks of certain companies are classified under this category (see Note 28).

Other Financial Liabilities.    This category pertains to financial liabilities that are not held for trading or not designated as at FVPL upon the inception of the liability. These include liabilities arising from operations or noninterest-bearing loans and borrowings.

Other financial liabilities are recognized initially at fair value and are subsequently carried at amortized cost, taking into account the impact of applying the effective interest method of amortization (or accretion) for any related premium, discount and any directly attributable transaction costs.

Gains and losses are recognized in the consolidated statements of income when the liabilities are derecognized, as well as through the amortization process.

The Group's accounts payable and other current liabilities (excluding payable to government agencies and deferred rent income), loans payable, dividends payable, deposits from tenants and others and payable arising from acquisition of land (included under "Other noncurrent liabilities" account) are classified under this category (see Note 28).

Classification of Financial Instruments Between Debt and Equity

A financial instrument is classified as debt if it provides for a contractual obligation to:

  •
  deliver cash or another financial asset to another entity; or

  •
  exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the Group; or

  •
  satisfy the obligation other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of own equity shares.

If the Group does not have an unconditional right to avoid delivering cash or another financial asset to settle its contractual obligation, the obligation meets the definition of a financial liability.

The components of issued financial instruments that contain both liability and equity elements are accounted for separately, with the equity component being assigned the residual amount after deducting from the instrument as a whole the amount separately determined as the fair value of the liability component on the date of issue.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Impairment of Financial Assets

The Group assesses at each balance sheet date whether a financial asset or group of financial assets is impaired.

Assets Carried at Amortized Cost.    If there is objective evidence that an impairment loss on loans and receivables carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate (i.e., the effective interest rate computed at initial recognition). The amount of the loss shall be recognized in the consolidated statement of income had no impairment loss been recognized.

The Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant or collectively for financial assets that are not individually significant. If it is determined that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, the asset is included in a group of financial assets with similar credit risk characteristics and that group of financial assets is collectively assessed for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognized are not included in a collective assessment of impairment.

In relation to receivables, a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of receivables is reduced through the use of an allowance account. Impaired receivables are derecognized when they are assessed as uncollectible.

If, in a subsequent period, the amount of impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed. Any subsequent reversal of an impairment loss is recognized in profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

Assets Carried at Cost.    If there is objective evidence that an impairment loss has been incurred on an unquoted equity instrument that is not carried at fair value because its fair value cannot be reliably measured, or on a derivative asset that is linked to and must be settled by delivery of such an unquoted equity instrument, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset.

AFS Investments.    In the case of equity instruments classified as AFS investments, an objective evidence of impairment would include a significant or prolonged decline in the fair value of the investments below its cost. 'Significant' is to be evaluated against the original cost of the investment and 'prolonged' against the period in which the fair value has been below its original cost. Where there is evidence of impairment, the cumulative loss which is measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in the consolidated statement of comprehensive income, is removed from other comprehensive income and recognized in profit or loss. Impairment losses on equity investments are not reversed through the consolidated statement of comprehensive income; increases in fair value after impairment are recognized directly in other comprehensive income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Derecognition of Financial Assets and Liabilities

Financial Assets.    A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

  •
  the rights to receive cash flows from the asset have expired;

  •
  the Group retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a "pass-through" arrangement; or

  •
  the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group's continuing involvement in the asset.

Financial Liabilities.    A financial liability is derecognized when the obligation under the liability is discharged, cancelled or has expired.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in profit or loss.

Offsetting Financial Instruments

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheet if, and only if, there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously. This is not generally the case with master netting agreements, and the related assets and liabilities are presented gross in the consolidated balance sheet.

Condominium Units for Sale and Land and Development

Condominium units for sale and land and development are stated at the lower of cost and net realizable value. Net realizable value is the selling price in the ordinary course of business, less costs of completion and the estimated cost to make the sale. Land and development includes properties held for future development and properties being constructed for sale in the ordinary course of business, rather than to be held for rental or capital appreciation.

Cost incurred for the development and improvement of the properties includes the following:

  •
  Land cost;

  •
  Amounts paid to contractors for construction and development; and

  •
  Borrowing costs, planning and design costs, costs of site preparation, professional fees,

property transfer taxes, construction overheads and other related costs.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Advances for Project Development

Advances for project development represent advances made for the purchase of land and is stated initially at cost. Advances for project development are subsequently measured at cost, net of any impairment.

Advances and Other Current Assets

Other current assets consist of advances to suppliers and contractors, input tax, creditable withholding taxes, deposits, cash in escrow, prepayments and others. Advances to contractors are carried at cost. These represent advance payments to contractors for the construction and development of the projects. These are recouped upon every progress billing payment depending on the percentage of accomplishment. Prepayments are carried at cost less amortized portion. These include prepayments for taxes and licenses, rent, advertising and promotions and insurance. Deposits represent advances made for acquisitions of property for future development and of shares of stocks. The Group determines whether the acquisitions represents an acquisition of a business or a purchase of an asset at the time the transfer of ownership is made.

Property Acquisitions and Business Combinations

When property is acquired, through corporate acquisitions or otherwise, management considers the substance of the assets and activities of the acquired entity in determining whether the acquisition represents an acquisition of a business.

When such an acquisition is not judged to be an acquisition of a business, it is not treated as a business combination. Rather, the cost to acquire the corporate entity is allocated between the identifiable assets and liabilities of the entity based on their relative fair values at the acquisition date. Accordingly, no goodwill or additional deferred tax arises. Otherwise, the acquisition is accounted for as a business combination.

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the Group measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition costs incurred are expensed and included in the operating expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date fair value of the Group's previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss.

Common control business combination is accounted for similar to pooling of interest method wherein the assets, liabilities and equity of the acquired companies for the reporting period in which the transaction occur, and for any comparative periods presented, are included in the consolidated financial statements of the Group at their carrying amounts as if the combination had occurred from the date when the acquired companies first became under the control of the Group. The excess of the cost of business combinations over the net carrying amounts of the assets and liabilities of the acquired companies is recognized as equity adjustment from business combination under common control. If the acquisition is through issuance of equity instrument, any excess of carrying value of net assets over par value of shares issued is accounted under additional paid-in capital.

Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset or liability is recognized in accordance with PAS 39 either in profit or loss or as change to other comprehensive income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled and final difference is recognized within equity.

Investments in Shares of Stocks of Associates

The Group's investments in shares of stocks of associates are accounted for under the equity method of accounting. An associate is an entity in which the Group has significant influence and which is neither a subsidiary nor a joint venture.

Under the equity method, investment in an associate is carried in the consolidated balance sheet at cost plus post-acquisition changes in the Group's share in the net asset of the associate. The consolidated statement of income reflects the share in the result of operations of the associate. Where there has been a change recognized directly in the equity of the associate, the Group recognizes its share in any changes and discloses this, when applicable, in the consolidated statement of comprehensive income. Profit and losses resulting from transactions between the Group and the associate are eliminated to the extent of the interest in the associate. After application of the equity method, the Group determines whether it is necessary to recognize any additional impairment loss with respect to the Group's net investment in the associate. An investment in associate is accounted for using the equity method from the date when it becomes an associate. On acquisition of the investment, any difference between the cost of the investment and the investor's share in the net fair value of the associate's identifiable assets, liabilities and contingent liabilities is accounted for as follow:

a.
Goodwill relating to an associate is included in the carrying amount of the investment. However, amortization of that goodwill is not permitted and is therefore not included in the determination of the Group's share in the associate's profits or losses.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

b.
Any excess of the Group's share in the net fair value of the associate's identifiable assets, liabilities and contingent liabilities over the cost of the investment is excluded from the carrying amount of the investment and is instead included as income in the determination of the investor's share in the associate's profit or loss in the period in which the investment is acquired.

Also, appropriate adjustments to the investor's share of the associate's profit or loss after acquisition are made to account for the depreciation of the depreciable assets based on their fair values at the acquisition date and for impairment losses recognized by the associate, such as for goodwill or property, plant and equipment.

The Group discontinues the use of equity method from the date when it ceases to have significant influence over an associate and accounts for the investment in accordance with PAS 39, from that date, provided the associate does not become a subsidiary or a joint venture as defined in PAS 31. Upon loss of significant influence over the associate, the Group measures and recognizes any remaining investment at its fair value. Any difference in the carrying amount of the associate upon loss of significant influence and the fair value of the remaining investment and proceeds from disposal is recognized in the consolidated statement of income. When the Group's interest in an investment in associate is reduced to zero, additional losses are provided only to the extent that the Group has incurred obligations or made payments on behalf of the associate to satisfy obligations of the investee that the Group has guaranteed or otherwise committed. If the associate subsequently reports profits, the Group resumes recognizing its share of the profits if it equals the share of net losses not recognized.

The financial statements of the associates are prepared for the same reporting period as the Parent Company. The accounting policies of the associates conform to those used by the Group for like transactions and events in similar circumstances.

Interests in Joint Venture

The Group has interests in jointly controlled operations. The Group recognized in the accompanying consolidated financial statements the assets that it controls, the liabilities and expenses that it incurs, and its share in the income that it earns from the sale of real estate by the joint venture.

Property and Equipment

Property and equipment, except land, is stated at cost less accumulated depreciation and amortization and any accumulated impairment in value. The cost includes the cost of replacing part of the property and equipment if such cost meets the recognition criteria, and excludes the costs of day-to-day-servicing. Land is stated at cost less any impairment in value.

The initial cost of property and equipment comprises its purchase price, including import duties, taxes and any directly attributable costs in bringing the asset to its working condition and location for its intended use. Such cost also includes the cost of replacing part of such property and equipment and borrowing cost for long-term construction projects, when the recognition criteria are met. Expenditures incurred after the property and equipment have been put into operations, such as repairs and maintenance and overhaul costs, are normally charged against income in the period such costs are incurred. In situations where it can be clearly demonstrated that the expenditures have resulted in an increase in the future economic benefits expected to be obtained from the use of an item of property and equipment beyond its originally assessed standard of performance, the expenditures are capitalized as additional costs of property and equipment.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives of the assets:

Land improvements	5 years
Buildings	10 to 25 years
Building and leasehold improvements	5 to 10 years or terms of lease whichever is shorter
Data processing equipment	5 to 8 years
Transportation equipment	5 to 6 years
Furniture, fixtures and equipment	5 to 10 years

In 2012, following the reassessment of the estimated useful lives applied to property and equipment, the Parent Company concluded that there have been significant changes in the expected pattern of utilization of all its property and equipment except furniture, fixtures and equipment. Estimated useful lives were revised and resulting changes were accounted for prospectively (see Note 13).

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of income in the period the asset is derecognized.

The residual values, if any, useful lives and method of depreciation and amortization of the assets are reviewed and adjusted, if appropriate, at each financial year-end.

The carrying values of property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Fully depreciated assets are retained in the accounts until they are no longer in use and no further depreciation is credited or charged to current operations.

Investment Properties

Investment properties, except land, are measured at cost, including transaction costs, less accumulated depreciation, amortization and impairment, if any. The carrying amount includes the cost of replacing part of an existing investment property at the time that cost is incurred if the recognition criteria are met, and excludes the costs of day-to-day servicing of an investment property. Land is stated at cost less any impairment in value.

The cost of a purchased investment property comprises of its purchase price and any directly attributable costs.

Property under construction for future use as an investment property is classified as investment property.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives of the assets:

Land improvements	5 years
Buildings and improvements	20 to 25 years
Building and leasehold improvements	5 years or terms of lease whichever is shorter

In 2012, following the reassessment of the estimated useful lives applied to investment properties, the Parent Company concluded that there have been significant changes in the expected pattern of utilization of all its investment properties. Estimated useful lives were revised and resulting changes were accounted for prospectively (see Note 14).

The residual values, if any, useful life and method of depreciation and amortization of the assets are reviewed and adjusted, if appropriate, at each financial year-end.

Investment property is derecognized when either it has been disposed or when it is permanently withdrawn from use and no future economic benefit is expected from its disposal. Any gains or losses on the retirement or disposal of an investment property are recognized in the consolidated statement of comprehensive income in the period of retirement or disposal.

Construction in progress represents structures under construction and is stated at cost. This includes cost of construction, equipment and other direct costs. Cost also includes interest on borrowed funds incurred during the construction period. Construction in progress is not depreciated until such time that the relevant assets are completed and are ready for use.

Transfers are made to or from investment property only when there is a change in use. For a transfer from investment property to owner occupied property, the deemed cost is the carrying amount of the property transferred. If owner occupied property becomes an investment property, the Group accounts for such property in accordance with policy stated under property and equipment up to the date of change in use.

Impairment of Nonfinancial Assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, the Group estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating unit's (CGU) fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples or other available fair value indicators. Impairment losses from continuing operations are recognized in the consolidated statement of income in those expense categories consistent with the function of the impaired asset.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

An assessment is also made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Group estimates the asset's or CGU's recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation and amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss unless the asset is carried at revalued amount, in which case the reversal is treated as a revaluation increase. After such a reversal, the depreciation and amortization charge is adjusted in future periods to allocate the asset's revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Customers' Deposits

Customers' deposits mainly represent reservation fees and advance payments. These deposits will be recognized as revenue in the consolidated statement of income as the related obligations to the real estate buyers are fulfilled.

Deposits from Tenants and Others

Deposits from tenants and others are measured at amortized cost. Tenants' deposits refer to security deposits received from various tenants upon inception of the respective lease contracts on the Group's investment properties. At the termination of the lease contracts, the deposits received by the Group are returned to tenants, reduced by unpaid rental fees, penalties and/or deductions from repairs of damaged leased properties, if any.

Capital Stock

Capital stock is measured at par value for all shares issued. Incremental costs incurred directly attributable to the issuance of new shares are shown in equity as a deduction from proceeds, net of tax. Proceeds and/or fair value of considerations received in excess of par value, if any, are recognized as additional paid-in capital.

Retained Earnings

Retained earnings represent accumulated net profits, net of dividend distributions and other capital adjustments.

Dividends

Dividends on common shares are recognized as liability and deducted from equity when approved by the BOD of the Parent Company. Dividends for the year that are approved after balance sheet date are dealt with as an event after the reporting period.

Revenue

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Group and the amount of revenue can be reliably measured, regardless of when the payment is being made. The

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Group assesses its revenue arrangements against these criteria in order to determine if it is acting as principal or agent. The Group has concluded that it is acting as a principal in all of its revenue arrangements. Revenue is measured at the fair value of the consideration received, taking into account contractually defined terms of payment and excluding discounts, rebates, and sales taxes or duties. The following specific recognition criteria must also be met before revenue is recognized:

Real Estate Sales.    The Group assesses it is probable that the economic benefits will flow to the Group when the contract price is collectible. Collectibility of the contract price is demonstrated by the buyer's commitment to pay, which is supported by the buyer's initial and continuous investments that motivates the buyer to honor its obligation. Collectibility is also assessed by considering factors such as collections and credit standing of the buyer.

Revenue from sales of completed real estate projects is accounted for using the full accrual method. In accordance with Philippine Interpretations Committee Q&A No. 2006-01, the percentage-of-completion method is used to recognize income from sales of projects where the Group has material obligations under the sales contract to complete the project after the property is sold, the equitable interest has been transferred to the buyer, construction is beyond preliminary stage (i.e., engineering, design work, construction contracts execution, site clearance and preparation, excavation and the building foundation are finished), and the costs incurred or to be incurred can be measured reliably. Under this method, revenue is recognized as the related obligations are fulfilled, measured principally on the basis of the estimated completion of a physical proportion of the contract work.

Any excess of collections over the recognized receivables are included in the "Customers' deposits" account in the consolidated balance sheet. If any of the criteria under the full accrual or percentage-of-completion method is not met, the deposit method is applied until all the conditions for recording a sale are met. Pending recognition of sale, cash received from buyers are presented under the "Customers' deposits" account in the consolidated balance sheet.

Rent.    Revenue is recognized on a straight-line basis over the lease term or based on terms of the lease, as applicable.

Dividend Income.    Revenue is recognized when the Group's right as a shareholder to receive the payment is established.

Service and Management Fees.    Revenue is recognized when earned in accordance with the terms of the agreements.

Interest.    Revenue is recognized as the interest accrues, taking into the account effective yield on the related asset.

Gain on Sale of AFS Investments.    Revenue is recognized upon delivery of the securities to and confirmation of the sale by the broker.

Others.    Deposits for reservation fee and installment payments made by the buyer's on their purchase of condominium units are generally non-refundable. When the contracts to sell or reservation agreement between the buyer and the Group are terminated, the reservation fee and installment payments received, to the extent of Republic Act 6552, Realty Installment Buyer Protection Act, is recognized as income.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Costs and Expenses

Cost of Real Estate Sales.    Cost of real estate sales is recognized consistent with the revenue recognition method applied. Cost of condominium units sold before the completion of the development is determined on the basis of the acquisition cost of the land plus its full development costs, which include estimated costs for future development works.

The cost of inventory recognized in the consolidated statement of income upon sale is determined with reference to the specific costs incurred on the property, allocated to saleable area based on relative size and takes into account the percentage of completion used for revenue recognition purposes.

Expected losses on contracts are recognized immediately when it is probable that the total contract costs will exceed total contract revenue. Changes in the estimated cost to complete the condominium project which affects cost of real estate sold and gross profit are recognized in the year in which changes are determined.

For income tax purposes, full recognition is applied when more than 25% of the selling price has been collected in the year of sale. Otherwise, the installment method is applied.

Cost of Services and General and Administrative Expenses.    Costs and expenses included under "Cost of services" and "General and administrative expenses", respectively, are recognized as incurred.

Taxes

Current Tax.    Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at balance sheet date.

Deferred Tax.    Deferred tax is provided, using the balance sheet liability method, on temporary differences at each balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized for all deductible temporary differences and carryforward benefits of minimum corporate income tax (MCIT) and net operating loss carryover (NOLCO) to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and carryforward benefits of MCIT and NOLCO can be utilized.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax assets to be recovered.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at balance sheet date.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to offset current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same tax authorities.

Value Added Tax.    Revenue, expenses and assets are recognized net of the amount of tax, except:

  •
  where the tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the tax is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

  •
  receivables and payables that are stated with the amount of tax included.

The net amount of tax recoverable from, or payable to, the taxation authority is included as part of "Advances and other current assets" or "Accounts payable and other current liabilities" accounts in the consolidated balance sheet.

Leases

The determination of whether an arrangement is, or contains a lease is based on the substance of the arrangement and requires an assessment of whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Group as Lessor.    Leases where the Group does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Rent income from operating leases are recognized as income on a straight-line basis over the lease term. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same bases as rent income. Contingent rents are recognized as revenue in the period in which they are earned.

Group as Lessee.    The Group has entered into various lease agreements as a lessee. Management has determined, based on an evaluation of the terms and conditions of the arrangements, that all the significant risks and benefits of ownership of the properties, which the Group leases under operating lease arrangements, remain with the lessor. Accordingly, the leases were accounted for as operating leases. Operating lease payments are recognized as expense in the consolidated statement of income on a straight-line over the lease term.

Pension Costs

The Group is a participant in the SM Corporate and Management Companies Multi-Group Pension Plan. The plan is a funded, noncontributory defined benefit retirement plan administered by a Board of Trustees covering all regular full-time employees. The cost of providing benefits under the defined benefit plan is determined using the projected unit credit method. This method reflects service rendered by employees to the date of valuation and incorporates assumptions concerning the employees' projected salaries. Pension cost includes current service cost, interest cost, expected return on plan assets, amortization of

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

unrecognized past service costs, recognition of actuarial gains (losses) and effect of any curtailments or settlements. Past service cost is amortized over a period until the benefits become vested. The portion of the actuarial gains and losses is recognized when it exceeds the "corridor" (10% of the greater of the present value of the defined benefit obligation or fair value of the plan assets) at the previous reporting date, divided by the expected average remaining working lives of active plan members.

The defined benefit liability is the aggregate of the present value of the defined benefit obligation at balance sheet date and any actuarial gains and losses not recognized, reduced by past service cost not yet recognized and the fair value at balance sheet date of plan assets out of which the obligations are to be settled directly. If such aggregate is negative, the asset is measured at the lower of such aggregate or the aggregate of cumulative unrecognized net actuarial losses and past service cost and the present value of any economic benefits availed in the form of refund from the plan or reductions in the future contributions to the plan.

If the asset is measured at the aggregate of cumulative unrecognized net actuarial losses and past service cost and the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan, net actuarial losses of the current period and past service cost of the current period are recognized immediately to the extent that they exceed any reduction in the present value of those economic benefits. If there is no change or an increase in the present value of the economic benefits, the entire net actuarial losses of the current period and past service cost of the current period are recognized immediately. Similarly, net actuarial gains of the current period after the deduction of past service cost of the current period exceeding any increase in the present value of the economic benefits stated above are recognized immediately if the asset is measured at the aggregate of cumulative unrecognized net actuarial losses and past service cost and the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan. If there is no change or a decrease in the present value of the economic benefits, the entire net actuarial gains of the current period after the deduction of past service cost of the current period are recognized immediately.

Foreign Currency-denominated Transactions

The consolidated financial statements are presented in Philippine peso, which is the Group's functional and presentation currency. Transactions in foreign currencies are initially recorded in the functional currency rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are restated at the functional currency rate of exchange as at reporting date. Nonmonetary items denominated in foreign currency are translated using the exchange rates as at the date of initial recognition. All differences are taken to the consolidated statements of income.

Foreign Currency Translation

The assets and liabilities of foreign operations are translated into Philippine peso at the rate of exchange ruling as at reporting date and their respective statements of income are translated at the weighted average rates for the year. The exchange differences arising on the translation are included in the consolidated statements of comprehensive income and are presented within the "Cumulative translation adjustment of an associate" account in the consolidated balance sheets and statements of changes in equity. On disposal of a foreign entity, the deferred cumulative amount of exchange differences recognized in equity relating to that particular foreign operation is recognized in the profit or loss.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. Capitalization of borrowing costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are incurred. Borrowing costs are capitalized until the assets are substantially ready for their intended use. Borrowing costs are capitalized when it is probable that these will result in future economic benefits to the Group. All other borrowing costs are expensed in the period these are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds. Debt issue costs are deferred and amortized using the effective interest method over the term of the loans. For borrowing associated with a specific asset, the actual rate on that borrowing is used. Otherwise, a weighted average cost of borrowings is used.

For income tax purposes, borrowing costs are treated as deductible expense in the year such are incurred.

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of the provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of comprehensive income, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as interest expense.

Contingencies

Contingent liabilities are not recognized in the consolidated financial statements. They are disclosed in the notes to consolidated financial statements unless the possibility of an outflow of resources embodying economic benefits is remote. Contingent assets are not recognized in the consolidated financial statements but are disclosed in the notes to consolidated financial statements when an inflow of economic benefits is probable.

Events After the Reporting Period

Post year-end events that provide additional information about the Group's position at reporting period (adjusting events) are reflected in the consolidated financial statements. Post year-end events that are not adjusting events are disclosed in the notes to consolidated financial statements when material.

4. Summary of Significant Accounting Judgments, Estimates and Assumptions

The preparation of the consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenue, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the balance sheet date. However, uncertainty about these estimates and assumptions could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future periods.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Judgments, Estimates and Assumptions (Continued)

Judgments

In the process of applying the Group's accounting policies, management has made the following judgments, apart from those involving estimates and assumptions, which have the most significant effect on the amounts recognized in the consolidated financial statements:

Functional Currency.    The Parent's Company has determined that its functional currency is the Philippine peso. It is the primary economic environment in which the Parent Company operates.

Revenue Recognition.    Selecting an appropriate revenue recognition method for a particular real estate sale transaction requires certain judgments based on the buyer's commitment on the sale which may be ascertained through the significance of the buyer's initial investment and completion of development. The buyer's commitment is evaluated based on collections, credit standing and location of the property. Completion of development is determined based on engineer's judgments and estimates on the physical portion of contract work done and the completion of development beyond the preliminary stage.

Property Acquisition and Business Combination.    The Group acquires subsidiaries which own real estate. At the time of acquisition, the Group considers whether the acquisition represents an acquisition of a business or a group of assets and liabilities. The Group accounts for an acquisition as a business combination if it acquires an integrated set of business processes in addition to the real estate property.

When the acquisition of subsidiary does not constitute a business, it is accounted for as an acquisition of a group of assets and liabilities. The purchase price is allocated to the assets and liabilities acquired based upon their relative fair values at the date of acquisition and no goodwill or deferred tax is recognized.

Classification of Property.    The Group determines whether a property is classified as investment property or land and development as follows:

Investment property comprises building spaces and improvements which are not occupied for use by, or in the operations of, the Group, nor for sale in the ordinary course of business, but are held primarily to earn rental income and capital appreciation.

Inventory comprises property that is held for sale in the ordinary course of business in which the Group develops and intends to sell on or before completion of construction.

Distinction between Land and Development, Investment Properties and Property and Equipment.    The Group determines whether a property qualifies as land and development. In making this judgment, the Group considers whether the property will be sold in the ordinary course of business or is part of the Group's strategic landbanking activities which will be developed for sale as condominium residential projects. For investment properties, the Group considers whether the property generates cash flows largely independent of the other assets and is held primarily to earn rentals or capital appreciation. Property and equipment is held for use in the supply of goods or services or for administrative purposes.

The Group considers each property separately in making its judgment.

Operating Lease Commitments—Group as Lessor.    The Group has entered into commercial property leases in its investment property portfolio. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it retains all the significant risks and rewards of ownership of the properties and thus accounts for the contracts as operating leases.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Judgments, Estimates and Assumptions (Continued)

Rent income amounted to ₱1,986.2 million, ₱1,535.3 million and ₱1,296.0 million in 2012, 2011 and 2010, respectively (see Note 24).

Operating Lease Commitments—Group as Lessee.    The Group has entered into various lease agreements as a lessee. Management has determined that all significant risks and benefits of ownership of the properties, which the Group leases under operating lease agreements, remain with the lessors. Accordingly, the leases were accounted for as operating leases.

Rent expense charged to operations amounted to ₱333.5 million, ₱333.8 million and ₱329.8 million in 2012, 2011 and 2010, respectively (see Note 24).

Impairment of AFS Investments—Significant and Prolonged Decline in Fair Value.    The Group determines that AFS investments is impaired when there has been a significant or prolonged decline in the fair value below its cost or whether other objective evidence of impairment exists. The Group determines that a decline in fair value of greater than 20% of cost is considered to be a significant decline and a decline for a period of more than twelve months is considered to be a prolonged decline. This determination of what is significant or prolonged requires judgment. In making this judgment, the Group evaluates, among other factors, the normal volatility in price. In addition, impairment may be appropriate when there is evidence of deterioration in the financial health of the investee, industry and sector performance.

No impairment on AFS investments was recognized in 2012 and 2011. In 2010, the Group recognized impairment loss on certain AFS investments amounting to ₱32.6 million (see Note 8).

Contingencies.    The Group is currently involved in various legal proceedings. The estimate of the probable costs for the resolution of these claims has been developed in consultation with outside counsel handling the defense in these matters and is based upon an analysis of potential results. The outcome of these legal proceedings are not presently determinable. In the opinion of management and its legal counsel, the eventual liability under these lawsuits or claims, if any, will not have a material or adverse effect on the Group's financial position and results of operations.

Estimates and Assumptions

The key estimates and assumptions concerning the future and other key sources of estimation uncertainty at balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Revenue and Cost Recognition.    The Group's revenue recognition policies require management to make use of estimates and assumptions that may affect the reported amounts of revenues and costs. The Group's revenue from real estate and construction contracts recognized based on the percentage of completion are measured principally on the basis of the estimated completion of a physical proportion of the contract work.

Estimation of Allowance for Impairment Losses on Receivables.    The Group maintains an allowance for impairment loss at a level considered adequate to provide for potential uncollectible receivables. The level of allowance is evaluated by the Group on the basis of factors that affect the collectibility of the accounts. These factors include, but are not limited to, the length of the Group's relationship with the customers and counterparties, average age of accounts and collection experience. The Group performs a regular review of the age and status of these accounts, designed to identify accounts with objective evidence of impairment

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Judgments, Estimates and Assumptions (Continued)

and provide the appropriate allowance for doubtful accounts. The amount and timing of recorded expenses for any period would differ if the Group made different judgments or utilized different methodologies. An increase in allowance for impairment loss would increase the recorded general and administrative expenses and decrease current assets.

Provision for doubtful accounts amounted to ₱107.2 million, ₱80.6 million and ₱3.6 million in 2012, 2011 and 2010, respectively. Receivables, gross of allowance for doubtful accounts, amounted to ₱25,254.2 million and ₱15,091.8 million as at December 31, 2012 and 2011, respectively (see Note 7).

Net Realizable Value of Condominium Units for Sale and Land and Development.    The Group writes down the carrying value of condominium units held for sale and land and development cost when the net realizable value becomes lower than the carrying value due to changes in market prices or other causes. The net realizable value of properties under construction is assessed with reference to market price at the balance sheet date for similar completed property, less estimate cost to complete the construction and estimated cost to sell. The carrying value is reviewed regularly for any decline in value.

The carrying values of condominium units for sale and land and development amounted to ₱1,857.0 million and ₱29,106.8 million as at December 31, 2012, respectively, and ₱572.0 million and ₱19,801.4 million as at December 31, 2011, respectively (see Note 9).

Impairment of AFS Investments.    The computation for impairment of AFS investments requires an estimation of the present value of the expected future cash flows and the selection of an appropriate discount rate. In the case of AFS equity instruments, the Group expands its analysis to consider changes in the investee's industry and sector performance, legal and regulatory framework, changes in technology and other factors that affect the recoverability of the Group's investments.

There were no provisions for impairment loss in 2012 and 2011. In 2010, the Group recognized impairment loss on certain AFS investments amounting to ₱32.6 million. The carrying value of AFS investments amounted to ₱24,037.3 million and ₱16,558.3 million as at December 31, 2012 and 2011, respectively (see Note 8).

Estimation of Useful Lives of Property and Equipment and Investment Properties.    The useful life of each of the Group's property and equipment and investment properties is estimated based on the period over which the asset is expected to be available for use. Such estimation is based on a collective assessment of industry practice, internal technical evaluation and experience with similar assets. The estimated useful life of each asset is reviewed periodically and updated if expectations differ from previous estimates due to physical wear and tear, technical or commercial obsolescence and legal or other limitations on the use of the asset. It is possible, however, that future financial performance could be materially affected by changes in the amounts and timing of recorded expenses brought about by changes in the factors mentioned above. A reduction in the estimated useful life of any property and equipment and investment properties would increase recorded cost and expenses and decrease noncurrent assets.

In 2012, the Parent Company changed the estimated useful lives of some of its property and equipment and all of its investment properties resulting from changes in the expected pattern of utilization of property and equipment and investment properties. The change in estimated useful lives which was accounted for prospectively resulted to a net decrease in depreciation expense for property and equipment and investment properties by ₱8.0 million and ₱2.2 million, respectively, in 2012 (see Notes 13 and 14).

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Judgments, Estimates and Assumptions (Continued)

Impairment of Nonfinancial Assets.    The Group assesses at each reporting date whether there is an indication that an item of investments in shares of stocks of associates, property and equipment and investment properties may be impaired. Determining the value of the assets, which requires the determination of future cash flows expected to be generated from the continued use and ultimate disposition of such assets, requires the Group to make estimates and assumptions that can materially affect the consolidated financial statements. Future events could cause the Group to conclude that investments in shares of stocks of associates, property and equipment and investment properties are impaired. Any resulting impairment loss could have a material adverse impact on the Group's financial condition and results of operations.

No impairment loss was recognized in 2012, 2011 and 2010. The aggregate carrying value of investments in shares of stocks of associates, property and equipment, and investment properties amounted to ₱36,212.4 million and ₱32,628.4 million as at December 31, 2012 and 2011, respectively (see Notes 12, 13 and 14).

Pension Benefits.    The cost of defined benefit pension plan is determined using actuarial valuation which involves making assumptions about discount rates and expected rates of future salary increases. Due to the long-term nature of the plan, such estimates are subject to significant uncertainty. Actuarial gains and losses for each individual plan at the end of the previous reporting period exceed 10% of the higher of the defined benefit obligation and the fair value of plan assets at that date. These gains or losses are recognized over the expected average remaining working lives of the employees covered in the plans.

The assumption of the expected return on plan assets is determined on a uniform basis, taking into consideration the long-term historical returns, asset allocation and future estimates of long-term investment returns.

The Group determines the appropriate discount rate at the end of each year. This is the interest rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the pension obligations. In determining the appropriate discount rate, the Group considers the interest rates on government bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

Other key assumptions for pension costs are based in part on current market conditions.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Judgments, Estimates and Assumptions (Continued)

While it is believed that the Group's assumptions are reasonable and appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the Group's pension and other pension obligations.

The Group has a net cumulative unrecognized actuarial loss amounting to ₱14.1 million and

₱19.9 million as at December 31, 2012 and 2011, respectively (see Note 25).

Realizability of Deferred Tax Assets.    The Group's assessment on the recognition of deferred tax assets on deductible temporary differences is based on the projected taxable income in the following periods. Based on the projection, not all temporary differences will be realized, therefore, only a portion of deferred tax assets was recognized.

The carrying amount of deferred tax assets amounted to ₱285.5 million and ₱127.2 million as at December 31, 2012 and 2011, respectively. Unrecognized deferred tax assets amounted to ₱10.3 million and ₱9.3 million as at December 31, 2012 and 2011, respectively (see Note 26).

Fair Value of Financial Assets and Liabilities.    The Group carries certain financial assets and liabilities at fair value, which requires extensive use of accounting estimates and judgments. The significant components of fair value measurement were determined using verifiable objective evidence (i.e., foreign exchange rates, interest rates, volatility rates). The amount of changes in fair value would differ if the Group utilized different valuation methodologies and assumptions.

Any changes in fair value of these financial assets and liabilities would directly affect profit and loss and other comprehensive income.

The fair value of financial assets and liabilities as at December 31, 2012 and 2011 are discussed in Note 28.

5. Cash and Cash Equivalents

This account consists of:

	2012	2011
Cash on hand and in banks (see Note 23)	₱226,662,706	₱251,536,749
Short-term deposits (see Note 23)	8,585,956,698	6,672,809,881

	₱8,812,619,404	₱6,924,346,630

Cash in banks earn interest at the respective bank deposit rates. Short-term deposits are made for varying periods of up to three months depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.

Interest income from cash in banks and short-term deposits amounted to ₱243.8 million, ₱286.7 million and ₱178.7 million in 2012, 2011 and 2010, respectively (see Notes 22 and 23).

6. Investments Held for Trading

This account consists of investment in listed common shares carried at fair value.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments Held for Trading (Continued)

The Group recognized mark-to-market gains on changes in fair value of the investments amounting to ₱195.5 million, ₱3.3 million and ₱95.6 million in 2012, 2011 and 2010, respectively. There were no investments sold in 2012 and 2011.

The movements in this account are as follows:

	2012	2011
At beginning of the year	₱384,002,340	₱380,668,344
Mark-to-market gain on investments held for trading	195,474,558	3,333,996

At end of the year	₱579,476,898	₱384,002,340

7. Receivables

This account consists of:

	2012	2011
Trade:
Sale of real estate	₱22,292,671,121	₱12,978,862,056
Rent—related parties (see Note 23)	160,379,990	185,277,297
Rent—third parties	223,928,873	233,096,707
Due from related parties (see Note 23)	2,229,721,103	1,514,827,861
Dividends and others	347,539,826	179,712,051

	25,254,240,913	15,091,775,972
Less allowance for doubtful accounts	187,778,864	82,959,487

	25,066,462,049	15,008,816,485
Less noncurrent portion of receivables from real estate buyers	15,188,842,817	8,753,096,609

	₱9,877,619,232	₱6,255,719,876

The terms and conditions of the receivables are as follows:

  •
  Receivable from sale of real estate is collectible in monthly installments. Accounts under in-house financing are subject to interest with market rates ranging from 13% to 18% per annum. Interest income earned amounted to ₱72.8 million, ₱84.1 million and ₱70.4 million in 2012, 2011 and 2010, respectively (see Note 22). Titles to condominium properties are not transferred to the buyers until full payment is made.

    The Group's assigned receivables from sale of real estate on a without recourse basis to local banks amounted to ₱1,975.4 million and ₱2,428.3 million as at December 31, 2012 and 2011, respectively (see Note 23).

    As at December 31, 2012, the Group also assigned receivables from sale of real estate on a with recourse basis to a local bank amounting to ₱19.0 million. There were no assignments of receivables from sale of real estate on with recourse basis in 2011.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Receivables (Continued)

    The cost of financing of receivables recorded under "Interest expense and other financing charges" account in the consolidated statements of income amounted to ₱96.7 million, ₱278.9 million and ₱131.7 million in 2012, 2011 and 2010, respectively (see Note 22).

  •
  Rent receivables are noninterest-bearing and are generally collected within 30 days.

  •
  The terms and conditions on related party receivables are discussed in Note 23.

  •
  Dividends and other receivables are noninterest-bearing and are normally collected within the next financial year.

In 2012 and 2011, the Group provided an allowance for doubtful accounts on specifically identified trade receivables. The movements in the allowance for doubtful accounts are as follows:

	2012	2011
At beginning of the year	₱82,959,487	₱3,550,000
Provision for doubtful accounts (see Note 21)	107,206,782	80,572,082
Reversal of provision during the year	(2,387,405)	(1,162,595)

At end of the year	₱187,778,864	₱82,959,487

The aging analyses of receivables as at December 31, 2012 and 2011 are as follows:

	2012
		Past due but not Impaired
	Neither Past Due nor Impaired	31-90 Days	91-120 Days	Over 120 Days	Impaired	Total
Trade:
Sale of real estate	₱20,677,340,033	₱296,522,313	₱415,004,570	₱716,025,341	₱187,778,864	₱22,292,671,121
Rent	337,001,478	38,703,938	414,480	8,188,967	—	384,308,863
Due from related parties	900,877,083	—	—	1,328,844,020	—	2,229,721,103
Dividends and others	331,292,757	—	—	16,247,069	—	347,539,826

	₱22,246,511,351	₱335,226,251	₱415,419,050	₱2,069,305,397	₱187,778,864	₱25,254,240,913

	2011
		Past due but not Impaired
	Neither Past Due nor Impaired	31-90 Days	91-120 Days	Over 120 Days	Impaired	Total
Trade:
Sale of real estate	₱12,158,841,689	₱124,930,080	₱138,055,282	₱476,462,923	₱80,572,082	₱12,978,862,056
Rent	367,192,525	44,095,167	48,629	4,650,278	2,387,405	418,374,004
Due from related parties	299,610,118	—	—	1,215,217,743	—	1,514,827,861
Dividends and others	163,464,982	—	—	16,247,069	—	179,712,051

	₱12,989,109,314	₱169,025,247	₱138,103,911	₱1,712,578,013	₱82,959,487	₱15,091,775,972

Receivables, except for those that are impaired, are assessed by the Group's management as good and collectible.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Available-for-Sale Investments

The composition of the AFS investments is shown below:

	2012	2011
Listed shares	₱23,967,740,477	₱16,488,732,572
Unlisted shares	69,561,176	69,561,176

	₱24,037,301,653	₱16,558,293,748

Portion of investments in listed shares of the Parent Company amounting to ₱3,587.0 million and ₱2,159.8 million as at December 31, 2012 and 2011, respectively, were pledged as collateral for the Parent Company's long-term loan availed in 2010 (see Note 16).

Total dividend income from AFS investments amounted to ₱144.0 million, ₱252.6 million and ₱207.1 million in 2012, 2011 and 2010, respectively.

In 2012 and 2011, a total of 385,000 shares and 50.1 million shares with a total acquisition cost of ₱124.2 million and ₱106.8 million were sold resulting to a realized gain of ₱158.3 million and ₱0.6 million, respectively.

The movements in the "Net unrealized gain on AFS investments" account attributable to the equity holders of the Parent Company presented in the consolidated balance sheets are as follows:

	2012	2011
At beginning of the year	₱12,123,467,537	₱12,090,289,787
Gain due to changes in fair value in AFS investments	6,761,022,031	33,743,164
Transferred to profit or loss
Realized gain from sale of AFS investments	(158,257,173)	(565,414)

At end of the year	₱18,726,232,395	₱12,123,467,537

Impairment loss in 2010 on certain listed AFS investments that were deemed to have a significant and prolonged decline in the fair values below its costs amounting to ₱32.6 million is charged to "Others—net" under Other income (expenses) account in the consolidated statements of income.

9. Condominium Units for Sale and Land and Development

This account consists of the following:

	2012	2011
Condominium units for sale	₱1,857,043,842	₱572,040,857

Land and development:
Current	11,524,958,286	5,779,740,923
Noncurrent	17,581,886,713	14,021,690,795

	29,106,844,999	19,801,431,718

	₱30,963,888,841	₱20,373,472,575

Condominium units for sale pertain to the completed projects of SMDC.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Condominium Units for Sale and Land and Development (Continued)

Land and development pertains to SMDC's on-going residential condominium projects. Estimated cost to complete the projects amounted to ₱29,012.9 million and ₱30,587.9 million as at December 31, 2012 and 2011, respectively.

The movements in "Condominium units for sale" account are as follows:

	2012	2011
At beginning of year	₱572,040,857	₱802,424,217
Transfer from land and development	2,017,843,207	—
Cost of real estate sold	(732,840,222)	(230,383,360)

At end of year	₱1,857,043,842	₱572,040,857

The movements in "Land and development" account are as follows:

	2012	2011
At the beginning of year	₱19,801,431,718	₱16,679,705,330
Land acquisitions	7,444,570,355	4,369,143,480
Development cost incurred	16,647,683,184	7,979,077,817
Borrowing cost capitalized (see Note 16)	615,278,138	334,042,438
Cost of real estate sold	(12,802,143,005)	(9,444,108,796)
Transfer to condominium units for sale	(2,017,843,207)	—
Disposal of land (see Note 23)	(335,992,043)	—
Reclassification to property and equipment (see Note 13)	(171,675,817)	(116,428,551)
Reclassification to investment property (see Note 14)	(74,464,324)	—

At end of year	₱29,106,844,999	₱19,801,431,718

SMDC acquired Lascona Land Company, Inc., Guadix Land Corporation and Metro South Davao Property Corporation for ₱600.0 million, ₱1,500.0 million and ₱498.4 million, respectively, in 2012 and Twenty Two Forty One Properties, Inc. for ₱195.6 million in 2011. These acquisitions resulted to these entities becoming SMDC's wholly owned subsidiaries.

The purchases of these subsidiaries were accounted for as asset acquisition. At acquisition date, these subsidiaries own parcels of land which are to be developed into commercial/residential condominium projects.

The condominium units for sale and land and development are stated at cost as at December 31, 2012 and 2011. There is no allowance for inventory write down as at December 31, 2012 and 2011.

10. Joint Venture Agreement (JVA)

Government Service Insurance System (GSIS)

On June 30, 2004, SMDC entered into a JVA with the GSIS for the development of a residential condominium project (the Project) on a parcel of land owned by GSIS. Under the JVA, GSIS shall contribute all its rights, title and interest in and to the Project. As consideration, GSIS shall receive the allocated units, which is 15% of the value of the total saleable units in the Project. In turn, SMDC shall

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Joint Venture Agreement (JVA) (Continued)

provide financing for the implementation of the Project in consideration for 85% of the value of the total saleable units in the Project.

On July 14, 2005, SMDC submitted to GSIS a Letter of Intent to change the GSIS property subject for development. On September 7, 2005, the GSIS Board of Trustees approved the proposal of SMDC to change the GSIS property subject for development. Under the amended JVA, the Property will now be 14,430 square meters, more or less, portion of the Tree Park Area of the GSIS-Baguio Convention Center.

Under the amended JVA, in the event of a decrease in the investment commitment but not below the amount of ₱1,100.0 million, there will be no adjustment in the sharing or allocation percentage of both parties as agreed upon based on the original JVA. In case the reduction goes lower than ₱1,100.0 million, there shall be a corresponding adjustment in the sharing or allocation percentage of both parties, which shall be subject to the agreement of both parties. As at May 21, 2013, the development of the Project has not yet started.

11. Advances and Other Current Assets

This account consists of:

	2012	2011
Advances to suppliers and contractors	₱3,856,306,225	₱3,291,911,926
Deposits	2,139,646,278	1,163,065,506
Input tax	1,963,121,469	646,035,099
Creditable withholding tax	348,825,034	344,642,515
Prepayments	293,814,551	223,790,075
Cash in escrow	98,996,375	2,193,231,515
Others	13,007,481	15,286,593

	₱8,713,717,413	₱7,877,963,229

  •
  Advances to suppliers and contractors pertain to downpayments made by the Group to cover preliminary expenses of the contractors in construction projects. The amounts are noninterest-bearing and are recouped upon every progress billing payment depending on the percentage of accomplishment.

  •
  Deposits include advance payments for land acquisition amounting to ₱1,915.8 million and ₱836.7 million as at December 31, 2012 and 2011, respectively.

    This account also includes construction bonds, rental deposits and deposits for utilities and advertisements.

  •
  Input tax represents VAT paid to suppliers that can be claimed as credit against the Group's future output VAT liabilities without prescription.

  •
  Creditable withholding tax is the tax withheld by the withholding agents from payments to the Group which can be applied against the income tax payable.

  •
  Prepayments pertain mainly to advance payments of rent, taxes and other expenses which are normally utilized within the next financial year.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Advances and Other Current Assets (Continued)

  •
  Cash in escrow pertains to the amounts deposited in the account of an escrow agent as required by the Housing and Land Use Regulatory Board (HLURB) in connection with the Group's temporary license to sell properties for specific projects prior to HLURB's issuance of a license to sell and certificate of registration. Under this temporary license to sell, all payments, inclusive of down payments, reservation and monthly amortization, among others, made by buyers within the selling period shall be deposited in the escrow account.

Interest income earned from the cash in escrow amounted to ₱80.3 million, ₱86.2 million and ₱62.1 million in 2012, 2011 and 2010, respectively (see Note 22).

12. Investments in Shares of Stocks of Associates

The details and movements of this account are as follows:

	2012	2011
Acquisition cost:
Balance at beginning of year	₱4,208,968,823	₱4,188,914,530
Additions	—	20,054,293

Balance at end of year	4,208,968,823	4,208,968,823

Accumulated equity in net earnings:
Balance at beginning of year	17,156,587,625	14,990,462,694
Equity in net earnings for the year	4,296,494,373	3,703,387,101
Dividends received	(1,651,133,442)	(1,537,262,170)

Balance at end of year	19,801,948,556	17,156,587,625

Share in cumulative translation adjustment	234,645,455	369,217,417

	₱24,245,562,834	₱21,734,773,865

SM Prime Holdings, Inc. (SMPHI)

SMPHI is the major associate of the Group, which is incorporated in the Philippines. The Parent Company owns 40.96% of SMPHI as at December 31, 2012 and 2011.

SMPHI is engaged in shopping mall development activities.

On April 24, 2012, SMPHI declared 25% stock dividends that resulted to an increase in shares held by the Group in SMPHI by 1,423.4 million shares. The declaration of the stock dividend did not result in a change in ownership interest of the Group.

The condensed financial information of significant associate is shown below:

	2012	2011
	(In millions)
Total assets	₱148,130	₱128,324
Total liabilities	77,230	63,997
Revenues	30,726	26,897
Net income	10,922	9,382

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Investments in Shares of Stocks of Associates (Continued)

The fair value of investments in SMPHI which is listed in the PSE amounted to ₱117,429.7 million and ₱75,724.4 million as at December 31, 2012 and 2011, respectively.

Summerhills Home Development Corp. (SHDC)

In 2011, SMDC acquired 49.0% ownership in SHDC for a total consideration of ₱20.1 million. Consequently, SHDC became an associate of the Group.

13. Property and Equipment

The movements in this account are as follows:

	Land and Improvements	Buildings and Leasehold Improvements	Data Processing Equipment	Transportation Equipment	Furniture, Fixtures and Equipment	Total
Cost
Balance at December 31, 2010	₱484,321,026	₱510,436,057	₱30,422,280	₱326,194,374	₱34,757,300	₱1,386,131,037
Additions	5,209,384	51,630,505	18,329,148	57,734,610	1,951,757	134,855,404
Disposals	—	—	—	(357,058,635)	—	(357,058,635)
Reclassifications (see Notes 9 and 14)	(286,746,617)	(76,603,517)	—	—	—	(363,350,134)

Balance at December 31, 2011	202,783,793	485,463,045	48,751,428	26,870,349	36,709,057	800,577,672
Additions	1,581,021	19,489,051	24,815,129	18,224,115	70,132,084	134,241,400
Reclassifications (see Notes 9 and 14)	(197,338,083)	364,670,317	—	—	—	167,332,234

Balance at December 31, 2012	₱7,026,731	₱869,622,413	₱73,566,557	₱45,094,464	₱106,841,141	₱1,102,151,306

Accumulated Depreciation and Amortization
Balance at December 31, 2010	₱261,417,683	₱357,695,977	₱8,485,853	₱130,384,708	₱15,070,218	₱773,054,439
Additions (see Notes 20 and 21)	264,414	67,910,351	7,546,558	7,407,035	6,235,327	89,363,685
Disposals	—	—	—	(122,506,522)	—	(122,506,522)
Reclassifications (see Note 14)	(261,417,683)	(162,680,640)	—	—	—	(424,098,323)

Balance at December 31, 2011	264,414	262,925,688	16,032,411	15,285,221	21,305,545	315,813,279
Additions (see Notes 20 and 21)	1,201,496	93,784,844	11,661,325	5,781,115	9,759,511	122,188,291

Balance at December 31, 2012	₱1,465,910	₱356,710,532	₱27,693,736	₱21,066,336	₱31,065,056	₱438,001,570

Net Book Value
As at December 31, 2012	₱5,560,821	₱512,911,881	₱45,872,821	₱24,028,128	₱75,776,085	₱664,149,736
As at December 31, 2011	202,519,379	222,537,357	32,719,017	11,585,128	15,403,512	484,764,393

The cost of fully depreciated property and equipment still in use amounted to ₱26.1 million and ₱10.8 million as at December 31, 2012 and 2011, respectively. The Group has no idle assets as at December 31, 2012 and 2011.

In 2012, the Parent Company changed the estimated useful lives of all of its property and equipment except furniture, fixtures and equipment, resulting from changes in the expected pattern of utilization of

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Property and Equipment (Continued)

property and equipment. The change in estimated useful lives resulted to a decrease in depreciation expense by ₱8.0 million in 2012.

In 2011, the Parent Company sold its aircraft with a carrying value of ₱234.5 million. Proceeds from the sale amounted to ₱219.3 million. Loss on sale of aircraft amounted to ₱15.2 million.

14. Investment Properties

The movements in this account are as follows:

	Land and Improvements	Building and Improvements	Construction in Progress	Total
Cost
Balance at December 31, 2010	₱4,489,484,319	₱4,336,200,035	₱1,195,363,705	₱10,021,048,059
Additions	50,187,702	251,981,676	1,277,458,399	1,579,627,777
Reclassifications (see Note 13)	477,146,617	193,032,068	—	670,178,685

Balance at December 31, 2011	5,016,818,638	4,781,213,779	2,472,822,104	12,270,854,521
Additions	3,116,587	61,669,693	1,029,232,416	1,094,018,696
Reclassifications (see Notes 9 and 13)	197,338,083	2,316,415,166	(2,434,945,342)	78,807,907

Balance at December 31, 2012	₱5,217,273,308	₱7,159,298,638	₱1,067,109,178	₱13,443,681,124

Accumulated Depreciation and Amortization
Balance at December 31, 2010	₱40,155,009	₱1,171,692,780	₱—	₱1,211,847,789
Additions (see Notes 20 and 21)	17,514,873	208,513,693	—	226,028,566
Reclassifications (see Note 13)	261,417,683	162,680,640	—	424,098,323

Balance at December 31, 2011	319,087,565	1,542,887,113	—	1,861,974,678
Additions (see Notes 20 and 21)	18,365,697	260,623,428	—	278,989,125

Balance at December 31, 2012	₱337,453,262	₱1,803,510,541	₱—	₱2,140,963,803

Net Book Value
As at December 31, 2012	₱4,879,820,046	₱5,355,788,097	₱1,067,109,178	₱11,302,717,321
As at December 31, 2011	4,697,731,073	3,238,326,666	2,472,822,104	10,408,879,843

Portion of the Group's land and buildings are being leased out to related parties (see Note 23).

Rent income from investment properties amounted to ₱1,986.2 million, ₱1,535.3 million and ₱1,296.0 million in 2012, 2011 and 2010, respectively. Total direct cost and expenses related to investment properties being leased out amounted to ₱996.8 million, ₱936.6 million and ₱950.8 million in 2012, 2011 and 2010, respectively.

The Group capitalized borrowing costs related to the construction of investment properties amounting to ₱16.3 million, ₱16.8 million and ₱16.7 million in 2012, 2011 and 2010, respectively. The rate used to determine the amount of borrowing costs eligible for capitalization is 5.75% in 2012, 2011 and 2010.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Investment Properties (Continued)

Details of construction in progress are as follow:

Project	Timeline	Percentage of completion	Amount
Landbanking	2017	1%	₱740,512,718
Commercial buildings construction	2013-2014	17%	326,596,460

			₱1,067,109,178

The estimated fair values of investments properties amounting to ₱62,942.7 million and ₱55,029.3 million as at December 31, 2012 and 2011, respectively, were determined by independent appraisers on reports dated February 28, 2013 and September 30, 2010. The valuation of investments properties was based on market value using market data approach and sales data approach. The fair value represents the amount at which the assets can be exchanged between a knowledgeable, willing seller and a knowledgeable, willing buyer in an arm's-length transaction at the date of valuation in accordance with International Valuation Standards.

While the fair values of investments properties was not determined as at December 31, 2011, the Company' management believes that there were no conditions present in 2011 that would significantly reduce the fair value of the investment properties from that determined in 2010.

In 2012, the Parent Company changed the estimated useful lives of all of its depreciable investment properties resulting from changes in the expected pattern of utilization of the investment properties. The change in estimated useful lives resulted to an increase in depreciation expense of ₱2.2 million.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Accounts Payable and Other Current Liabilities

This account consists of:

	2012	2011
Trade:
Third parties	₱6,803,207,000	₱2,724,315,055
Related parties (see Note 23)	11,180,041	23,830,616
Payable arising from acquisition of land (see Note 18)	1,989,733,748	1,680,075,988
Due to related parties (see Note 23)	7,078,983,004	7,530,883,239
Deferred output VAT	638,388,636	718,528,675
Accrued expenses:
Marketing and advertising	183,178,533	152,855,217
Sales commission	92,346,587	6,717,181
Rent (see Note 23)	90,363,817	84,168,298
Utilities	34,453,158	20,114,409
Others	71,380,458	32,869,215
Payable to government agencies	187,849,244	91,281,747
Interest payable (see Notes 16 and 23)	200,714,248	74,585,641
Deferred rent income (see Note 23)	20,000,000	20,000,000
Others	129,374,895	142,088,454

	₱17,531,153,369	₱13,302,313,735

The terms and conditions of the above liabilities are as follows:

  •
  Trade payables are noninterest-bearing and are settled within a 30-day term.

  •
  Payable arising from acquisition of land are due within next financial year.

  •
  Deferred output VAT represents output VAT on unpaid portion of recognized receivable from sale of real estate. This amount is reported as output VAT upon collection of the receivables.

  •
  The terms and conditions of deferred rent income and related party payables are discussed in Note 23.

  •
  Accrued expenses, payable to government agencies, interest and other payables are normally settled within the next financial year.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Loans Payable

This account consists of:

	2012	2011
Short-term loans	₱6,500,000,000	₱1,000,000,000
Long-term loans:
Fixed rate corporate notes	16,313,000,000	10,000,000,000
Long-term bank loan	3,834,750,000	1,893,500,000

	26,647,750,000	12,893,500,000
Less unamortized debt issue costs	99,223,079	55,774,007

	26,548,526,921	12,837,725,993
Less current portion	8,565,063,000	1,000,000,000

	₱17,983,463,921	₱11,837,725,993

The movements in the debt issue costs are as follows:

	2012	2011
At beginning of the year	₱55,774,007	₱75,510,118
Additions	65,793,602	—
Amortization (see Note 22)	(22,344,530)	(19,736,111)

At end of the year	₱99,223,079	₱55,774,007

Short-term loans

This account consists of unsecured short-term loans from local banks obtained by SMDC for working capital requirements with fixed interest rates of 4.3% to 5.0% per annum in 2012. Short-term loans in 2011 have fixed interest rate of 4.3% per annum. Interest expense on short-term loans amounted to ₱88.7 million in 2012, ₱6.3 million in 2011 and ₱70.8 million in 2010 (see Note 22).

Long-term loans

a.
Fixed rate corporate notes

•
On April 27, 2012, SMDC issued peso-denominated fixed rate corporate notes amounting to ₱6,313.0 million. Of the total principal, ₱6.3 million shall be paid annually starting on April 27, 2013 up to April 27, 2017 and the remaining shall be paid on July 27, 2017. The notes have fixed interest rate of 6.0% payable semi-annually.

•
On June 1, 2010, SMDC issued Series "A" and Series "B" peso-denominated fixed rate corporate notes amounting to ₱2,000.0 million and ₱8,000.0, respectively. The Series "A" and Series "B" notes have fixed interest rates of 6.8% and 7.7%, which are payable semi-annually, and with maturity dates of June 1, 2013 and June 2, 2015, respectively.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Loans Payable (Continued)

b.
Long-term bank loan

•
On December 27, 2012, SMDC obtained a long-term bank loan amounting to ₱2,000.0 million from a local bank which will mature on December 23, 2015. The loan bears fixed interest rate at 4.7%, payable quarterly.

    SMDC has an option to prepay the corporate notes subject to a fixed prepayment penalty. The prepaid amount shall include the outstanding principal obligation, any accrued interest on the notes and the prepayment penalty.

    Notes facility agreements provide for certain restrictions and requirements principally with respect to maintenance of required financial ratios and material change in ownership or control.

    As at December 31, 2012 and 2011, SMDC is in compliance with the terms of its loan covenants.

  •
  Philippine peso-denominated long-term loans amounting to ₱1,625.0 million which were obtained by the Parent Company from local banks in 2010. These loans have terms of five years and bears fixed interest rates ranging from 5.69% to 6.75%. Portion of the loans is collateralized by the Parent Company's AFS investments (see Note 8). In 2012 and 2011, portion of the principal amount was paid amounting to ₱8.8 million and ₱6.5 million, respectively.

    In 2011, the Parent Company obtained approval from the banks on the reduction of interest rates for loans obtained from local banks. The change in interest rate was not accounted for as an extinguishment but merely a modification of terms because the terms are not substantially different from the existing loans (i.e. the difference between the net present value of the cash flows using the old rate and the present value of the remaining cash flows of the existing loans discounted using the original effective interest rate did not exceed 10% of the existing liability).

  •
  Philippine peso-denominated long-term loans amounting to ₱75.0 million and ₱200.0 million which were obtained by the Parent Company from BDO Unibank, Inc. (BDO) in 2010 and 2009, respectively. These loans have term of five years and bear floating interest rates. In 2012, portion of the principal amount was paid amounting to ₱50.0 million.

    Interest expense on total long-term loans, before capitalization of borrowing cost, amounted to ₱1,197.7 million, ₱885.3 million and ₱703.5 million in 2012, 2011 and 2010, respectively. Amortization of debt issue costs amounting to ₱22.3 million, ₱19.7 million and ₱11.5 million in 2012, 2011 and 2010, respectively, is recognized under "Interest expense and other financing charges" account in the consolidated statements of income (see Note 22).

    Borrowing costs capitalized to land and development and investment property account amounted to ₱631.6 million, ₱350.8 million and ₱351.6 million in 2012, 2011 and 2010, respectively (see Notes 9 and 14). The average rate used to determine the amount of borrowing costs eligible for capitalization is 5.7%-6.9% in 2012, 5.7%-7.5% in 2011 and 5.7%-7.2% in 2010.

17. Customers' Deposits

Customers' deposits mainly represent excess of collections from buyers over the related revenue recognized based on the percentage of completion method. This account also includes nonrefundable reservation fees paid to SMDC by prospective buyers which are to be applied against the receivable upon recognition of revenue.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Customers' Deposits (Continued)

Forfeited customers' deposits, except accounts covered by Republic Act 6552, Realty Installment

Buyer Protection Act, amounting to ₱565.1 million, ₱107.9 million and ₱77.5 million in 2012, 2011 and 2010, respectively, are presented under "Income from forfeitures" account in the consolidated statements of income.

18. Other Noncurrent Liabilities

As at December 31, 2012 and 2011, this account consists of:

	2012	2011
Payable arising from acquisition of land—net of current portion	₱2,987,371,632	₱131,348,770
Deferred rent income—net of current portion (see Note 23)	103,567,137	123,567,137

	₱3,090,938,769	₱254,915,907

  •
  In 2012, certain payables arising from acquisition of land have terms of three years and bears interest of 3.5% per annum on the outstanding balance. Amount shall be payable annually in three equal installments amounting to ₱423.7 million in 2013, 2014 and 2015, respectively. Interest expense amounted to ₱24.2 million in 2012. There were no interest expense recognized in 2011 and 2010. Payable arising from the acquisition of land as at December 31, 2011 are noninterest-bearing (see Note 22).

    Current portion of the payable arising from the acquisition of land is presented under "Accounts payable and other current liabilities" account in the balance sheets (see Note 15).

  •
  The terms and conditions of deferred rent income are discussed in Note 23.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Equity

Capital Stock

The composition of the Parent Company's capital stock as at December 31, 2012, 2011 and 2010 is as follows:

	Number of Shares
	(in thousands)
	2012	2011	2010
Authorized at ₱100 par value:
Balance as at beginning of the year	20,000	10,000	10,000
Additions during the year	—	10,000	—

Balance as at end of the year	20,000	20,000	10,000

Issued and outstanding common stock:
Balance as at beginning of the year	18,622	6,622	6,622
Issuances	879	12,000	—

Balance as at end of the year	19,501	18,622	6,622

On October 4, 2010, the BOD approved and authorized the increase in the Parent Company's authorized capital stock and subscribed capital stock to ₱2,000.0 million and ₱1,862.2 million, respectively, the subscription of which will be through stock dividends. On December 6, 2010, the BOD authorized the declaration of stock dividends amounting to ₱1,200.0 million in favor of stockholders of record as at December 31, 2010.

On October 6, 2011, the SEC approved the Parent Company's application for increase in authorized capital stock. The subscription to such increase was through stock dividends.

On November 26, 2012, the BOD approved the increase in authorized capital stock of the Parent Company from 20,000,000 shares to 70,000,000 shares, the subscription to such increase will also be through stock dividends. The transaction is not yet reflected in the consolidated financial statements as at December 31, 2012, pending approval of the increase from the SEC.

Additional Paid-in Capital

Additional paid-in capital represents excess of carrying value of net assets of SMDC from business combination under common control in 2008 through a share swap agreement with SMIC. This acquisition was considered as a business reorganization of companies under common control. Thus, the acquisition was accounted for similar to the pooling of interest method.

Retained Earnings

In 2012, the BOD approved the declaration of cash dividends of ₱34.37 per share or ₱640.0 million in favor of stockholders on record as at August 23, 2012. This was paid on October 1, 2012.

On November 26, 2012, the BOD approved the reversal of appropriated retained earnings amounting to ₱1,000.0 million.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Equity (Continued)

On August 1, 2011, the BOD approved the declaration of cash dividends of ₱181.20 per share or ₱1,200.0 million in favor of stockholders on record as at August 15, 2011. This was paid on September 5, 2011.

On August 1, 2011 and December 1, 2011, the BOD approved the additional appropriation of ₱3,000.0 million and ₱2,000.0 million, respectively, from its unappropriated retained earnings for future expansion.

The details of the Parent Company's appropriation for future expansion are as follows:

Project	Timeline	Amount
Landbanking	2013-2017	₱8,000,000,000
Commercial buildings construction	2013-2016	7,200,000,000

		₱15,200,000,000

20. Cost of Services

This account consists of:

	2012	2011	2010
Taxes and licenses	₱273,826,717	₱239,223,673	₱219,096,374
Depreciation and amortization (see Notes 13 and 14)	251,286,301	184,863,800	218,612,827
Rent (see Note 24)	219,693,258	319,626,548	304,137,159
Insurance	19,095,240	11,141,540	8,493,096
Repairs and maintenance and others	41,595,486	132,914,906	159,079,370

	₱805,497,002	₱887,770,467	₱909,418,826

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. General and Administrative Expenses

This account consists of:

	2012	2011	2010
Marketing and selling expenses	₱1,447,927,599	₱1,071,355,183	₱498,565,299
Brokerage fees and commissions	1,187,511,543	542,801,811	389,211,203
Salaries, wages and other benefits (see Note 25)	471,621,444	407,437,886	286,772,890
Taxes and licenses	174,804,676	183,344,730	119,281,386
Depreciation and amortization (see Notes 13 and 14)	149,891,115	130,528,451	110,016,997
Rent (see Note 24)	113,817,225	14,219,451	25,698,314
Provision for doubtful accounts (see Note 7)	107,206,782	80,572,082	3,550,000
Utilities	81,258,145	61,739,869	48,801,732
Entertainment, amusement and recreation	79,187,575	68,475,489	48,224,601
Professional fees	33,587,464	27,409,534	17,218,314
Repairs and maintenance	16,196,769	27,942,406	36,165,680
Marketing and advertising	2,975,056	2,577,415	2,296,127
Insurance	2,004,161	2,733,024	3,578,250
Trainings and seminars	314,630	282,449	1,522,406
Others	12,045,584	10,982,166	53,145,749

	₱3,880,349,768	₱2,632,401,946	₱1,644,048,948

22. Interest Income and Interest Expense

The details of the sources of interest income and interest expense follow:

	2012	2011	2010
Interest income on:
Cash in banks and short-term deposits (see Note 5)	₱243,807,263	₱286,655,275	₱178,685,577
Cash in escrow (see Note 11)	80,326,125	86,171,942	62,114,648
Receivable from sale of real estate (see Note 7)	72,826,300	84,091,644	70,403,402
Related parties and others (see Note 23)	65,767,049	59,361,054	61,925,149

	₱462,726,737	₱516,279,915	₱373,128,776

Interest expense on:
Loans (see Note 16)	₱677,051,530	₱560,550,346	₱434,175,802
Receivable financing (see Note 7)	96,703,032	278,868,665	131,696,127
Related parties and others (see Notes 18 and 23)	24,224,160	8,521,137	26,691,944

	₱797,978,722	₱847,940,148	₱592,563,873

23. Related Party Disclosures

Terms and Conditions of Transactions with Related Parties

Parties are considered to be related if one party has the ability, directly and indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Related Party Disclosures (Continued)

Parties are also considered to be related if they are subject to common control. Related parties under common stockholders refer to an entity, that is neither a parent, subsidiary, nor an associate, with stockholders common to the SM Group or under common control.

The outstanding balances at year-end are unsecured and normally settled in cash. There have been no guarantees provided or received for any related party receivables or payables. For the years ended December 31, 2012 and 2011, the Group has not recorded any impairment losses on receivables owed by related parties. This assessment is undertaken each financial year by examining the financial position of the related party and the market in which the related party operates.

Category	Year	Amount/ Volume of Transactions	Outstanding Receivable (Payable)		Terms	Conditions
(In millions)
Ultimate Parent
(1) Dividends (see Note 8)	2012 2011 2010	₱8.0 7.0 6.1	₱— — —		Noninterest-bearing	Unsecured
(2) Rent income (see Notes 7 and 24)	2012 2011 2010	113.0 76.9 87.2	14.1 8.8 39.7		15 days, noninterest-bearing, terms in accordance with lease contract	Unsecured, not impaired
(3) Rent expense (see Notes 15 and 24)	2012 2011 2010	5.3 6.6 23.6	(0.4 (0.4 (0.7	) ) )	15 days, noninterest-bearing, terms in accordance with lease contract	Unsecured
(4) Service and management fee (see Note 7)	2012 2011 2010	₱53.0 38.3 38.2	₱0.02 101.8 63.6		30 days, noninterest-bearing	Unsecured, not impaired
(5) Gain on disposal of land	2012 2011 2010	199.5 — —	— — —		—	—
(6) Advances/Due from (see Note 7)	2012 2011	530.8 40.7	530.8 0.3		On demand, noninterest-bearing	Unsecured, not impaired
(7) Advances/Due to (see Note 15)	2012 2011	160.9 3,814.1	(7,023.7 (7,182.0	) )	On demand, noninterest-bearing	Unsecured

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Related Party Disclosures (Continued)

Category	Year	Amount/ Volume of Transactions	Outstanding Receivable (Payable)	Terms	Conditions
(In millions)
Associates
(1) Dividends (see Note 8)	2012 2011 2010	1,651.1 1,537.3 1,486.3	— —	Noninterest-bearing	Unsecured
(2) Rent income (see Notes 7 and 24)	2012 2011 2010	201.4 181.2 127.0	22.2 35.6 54.1	15 days, noninterest-bearing, terms in accordance with lease contract	Unsecured, not impaired
(3) Selling expense (see Note 15)	2012 2011	144.1 105.7	(11.3 —)	Noninterest-bearing	Unsecured
(4) Advances/Due to (see Note 15)	2012 2011	— 1.7	— (11.1)	On demand, noninterest-bearing	Unsecured
(5) Advances/Due from (see Note 7)	2012 2011	129.7 —	129.7 —	Noninterest-bearing	Unsecured, not impaired
(6) Reimbursement of expenses (see Note 15)	2012 2011	0.5 —	(0.5 —)	On demand, noninterest-bearing	Unsecured

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Related Party Disclosures (Continued)

Category	Year	Amount/ Volume of Transactions	Outstanding Receivable (Payable)		Terms	Conditions
(In millions)
Related Parties Under Common Stockholders
(1) Cash placements (see Note 5)	2012 2011	2,529.0 5,279.8	8,730.5 9,086.5		Interest-bearing (3.75%-4.65% interest rate)	Unsecured, not impaired
Interest income (see Note 5)	2012 2011 2010	343.6 370.2 225.9	1.9 0.03 —		Interest-bearing (3.75%-4.65% interest rate)	Unsecured, not impaired
(2) Acquisition of shares	2012 2011	914.3 —	— —		Noninterest-bearing	Unsecured
(3) Dividends (see Note 8)	2012 2011 2010	74.5 122.6 95.9	— — —		Noninterest-bearing	Unsecured
(4) Loans (see Note 16)	2012 2011	200.0 —	(1,175.0 (1,425.0	) )	5 years, interest-bearing	Combination of secured and unsecured
Interest expense (see Notes 15 and 16)	2012 2011 2010	83.5 110.8 75.0	(5.0 (15.9 3.6	) )	90 days, interest-bearing (fixed and floating interest rates)	Unsecured
(5) Service and management fee (see Note 7)	2012 2011 2010	30.5 39.8 28.8	108.5 77.6 37.8		30 days, noninterest-bearing	Unsecured, not impaired
(6) Rent income (see Notes 7 and 24)	2012 2011 2010	₱664.6 598.4 454.7	₱239.9 284.3 95.2		15 days, noninterest-bearing, terms in accordance with lease contract	Unsecured, not impaired
(7) Reimbursement of expenses (see Note 15)	2012 2011	14.7 23.5	(8.8 (23.5	) )	On demand, noninterest-bearing	Unsecured
(8) Advances/Due to (see Note 15)	2012 2011	0.1 622.2	(590.4 (618.3	) )	On demand, noninterest-bearing	Unsecured
Interest expense (see Notes 15 and 16)	2012 2011 2010	— 8.5 26.7	— — —		Interest-bearing (4.0% interest rate)	Unsecured
(9) Advances/Due from (see Note 7)	2012 2011	23.1 41.9	1,291.4 1,314.7		On demand, combination of interest-bearing and noninterest-bearing (4.75%-8% interest rate)	Unsecured, not Impaired
Interest income (see Note 7)	2012 2011 2010	51.9 59.4 112.0	163.0 61.9 61.2		Interest-bearing (4.75%-8% interest rate)	Unsecured, not impaired
(10) Receivable financed (see Note 7)	2012 2011	1,975.4 2,428.3	— —		Without recourse	Unsecured
Interest expense on receivable financing	2012 2011 2010	107.4 169.7 —	— 76.0 —		Without recourse	Unsecured

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Related Party Disclosures (Continued)

Category	Year	Amount/ Volume of Transactions	Outstanding Receivable (Payable)		Terms	Conditions
(In millions)
Other Related Parties
					On demand, noninterest-bearing	Unsecured
(1) Reimbursement of expenses (see Note 15)	2012 2011	15.3 23.9	(10.7 (23.8	) )
(2) Due from (see Note 7)	2012 2011	— —	— 2.6		On demand, noninterest-bearing	Unsecured, not Impaired
(3) Due to (see Note 15)	2012 2011	— —	(58.9 (320.3	) )	On demand, noninterest-bearing	Unsecured
(4) Advances for project development	2012 2011	1,971.0 1.0	3,089.0 1,118.0		Noninterest-bearing	Unsecured

Transactions with related parties included in the consolidated financial statements follow:

  •
  The Group holds certain bank accounts, temporary investments and cash in escrow which earn interest based on the prevailing market interest rates in BDO and China Banking Corporation (CBC).

    The Group entered into receivable financing arrangements with BDO. As at December 31, 2012 and 2011, financed receivables on a without recourse basis amounted to ₱338.5 million and ₱2,428.3 million, respectively. There were no assigned receivables on a with recourse basis in 2012 and 2011 (see Note 7).

    The Group entered into receivable financing agreements with CBC. As at December 31, 2012, financed receivables on a without recourse basis amounted to ₱1,636.9 million. There were no assigned receivables on a without recourse as at December 31, 2011. Also, there were no assigned receivables on a with recourse basis in 2012 and 2011 (see Note 7).

  •
  The Group has various investments in shares of stock with related parties classified as investments held-for-trading and AFS investments. Outstanding balance of investments held-for-trading and AFS investments as at December 31, 2012 amounted to ₱579.5 million and ₱13,213.8 million, respectively, and as at December 31, 2011 amounted to ₱384.0 million and ₱9,929.2 million, respectively.

  •
  In 1996, SMDC entered into a purchase agreement with SMIC to purchase a parcel of lot situated in Tagaytay City. The total consideration paid by SMDC, including directly related expenses, amounted to ₱336.0 million. In 2012, SMDC and SMIC rescinded the purchase agreement. The fair value of the land based on appraisal report upon rescission of the sale is ₱535.5 million. The difference in the fair value and cost of the land was recorded under "Others—net" under Other income (expenses) account in the consolidated statements of income.

  •
  SMDC entered into a development agreement with Intercontinental Development Corporation (ICDC), a company owned by the stockholders of the SM Group of Companies, whereby SMDC will act as project manager and marketing arm for the development and sale of residential project of ICDC.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Related Party Disclosures (Continued)

  •
  In 2011, SMDC entered into a share swap transaction with Belle Corporation (Belle) wherein SMDC transferred its investment in Premium Leisure Amusement, Inc. with carrying value of ₱0.1 million in exchange for 51,570,000 new common shares of Belle. The Group recognized ₱100.4 million gain on the share swap transaction. Also, SMDC acquired, through exercise of stock rights, additional 111.7 million shares of Belle priced at ₱3.0 per share and with total purchase price of ₱335.1 million in 2011.

  •
  The "Advances for project development" account includes advances made to a stockholder for the acquisition of land for future development.

  •
  The Group has lease agreements with a related party, for the lease of its investment property for a period of 10 years, commencing in March 2009 until February 2019. The Group received the full consideration for the lease amounting to ₱200.0 million in 2009 with annual amortization of ₱20.0 million. Deferred rent income amounting to ₱20.0 million which is expected to be settled within the next financial year is included as part of "Accounts payable and other current liabilities" in the consolidated balance sheets (see Note 15).

  •
  SMDC also has JVAs with its subsidiaries as follows:

      SM Residences Corp. (SMRC)

    SMDC entered into a JVA with SMRC to develop certain properties of SMRC located at the Mall of Asia Complex into a commercial/residential condominium project. Under the agreement, SMDC will contribute the development cost while SMRC will contribute the land. SMDC and SMRC agreed to share on the gross proceeds from the sale of units on a percentage sharing method, respectively, among others.

    The construction project was completed in 2012.

      Landfactors Incorporated (Landfactors)

    SMDC entered into a JVA with Landfactors to develop certain properties of Landfactors located in Mandaluyong City into a commercial/residential condominium project. Under the agreement, SMDC will contribute the development cost while Landfactors will contribute the land. SMDC and Landfactors agreed to share on the gross proceeds from the sale of units on a percentage sharing method, among others.

    The total estimated project development costs amounted to ₱1,373.9 million. The construction project is expected to be completed in 2015.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Related Party Disclosures (Continued)

      Compensation of Key Management Personnel of the Group

    The aggregate compensation and benefits granted to key management personnel of the Group for the years ended December 31 are as follows:

	2012	2011	2010
	(In Millions)
Short-term benefits	₱101.3	₱139.6	₱124.0
Pension benefits (see Note 25)	5.0	9.0	7.9

	₱106.3	₱148.6	₱131.9

24. Lease Agreements

a.
Operating lease commitments—the Group as lessor

The Group's lease agreements with its tenants are generally granted for a term of one year, with the exception of some tenants, which are granted initial lease terms of 2 to 20 years, renewable on an annual basis thereafter. Upon inception of the lease agreement, tenants are required to pay certain amounts of deposits. Deposits from tenants amounted to ₱394.9 million and ₱299.6 million as at December 31, 2012 and 2011, respectively, and are included under "Deposits from tenants and others" account. Tenants pay either a fixed monthly rent or a percentage of sales, depending on the terms of the lease agreements, whichever is higher.

Future minimum rent receivables for the noncancellable portions of the operating leases follow:

	2012	2011
	(In Millions)
Within one year	₱1,244	₱1,030
After one year but not more than five years	5,071	2,989
After more than five years	1,626	1,345

	₱7,941	₱5,364

Rent income amounted to ₱1,986.2 million, ₱1,535.3 million and ₱1,296.0 million in 2012, 2011 and 2010, respectively.

b.
Operating lease commitments—the Group as lessee

The Group has various operating lease commitments with third party and related parties. The noncancellable periods of the lease range from 2 to 30 years, mostly containing renewal options. Several lease contracts provides for the payment of additional rental based on certain percentage of sales of the tenants.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Lease Agreements (Continued)

Future minimum rental payables for the noncancellable periods of the operating leases follow:

	2012	2011
	(In Millions)
Within one year	₱197	₱305
After one year but not more than five years	976	868
After five years	1,092	828

	₱2,265	₱2,001

Rent expense amounted to ₱333.5 million, ₱333.8 million and ₱329.8 million in 2012, 2011 and 2010, respectively (see Notes 20 and 21).

25. Pension Plan

The Group has a funded defined benefit plan covering all its regular employees.

The following tables summarize the components of net benefit expense recognized in profit or loss and the funded status and amounts recognized in the consolidated balance sheets as at December 31, 2012 and 2011 and for the periods ended and December 31, 2012, 2011 and 2010:

Pension Expense

	2012	2011	2010
Current service cost	₱23,066,698	₱16,698,111	₱13,147,214
Expected return on plan assets	(5,799,443)	(3,698,650)	(2,444,925)
Interest cost on benefit obligation	5,276,200	4,423,220	4,921,209
Recognized actuarial loss	2,274,741	3,935,855	184,595
Effect of asset limit	(455,745)	13,192	377,323
Effect of curtailment	—	(375,197)	3,675,258

	₱24,362,451	₱20,996,531	₱19,860,674

Net Pension Asset

	2012	2011
Fair value of plan assets	₱131,836,629	₱76,631,611
Present value of obligation	(113,163,264)	(74,841,231)
Unrecognized actuarial losses	14,095,505	19,862,317
Amount not recognized as asset due to limit	(36,503)	(495,564)

	₱32,732,367	₱21,157,133

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Pension Plan (Continued)

Changes in the Present Value of the Defined Benefit Obligation

	2012	2011
Defined benefit obligation at beginning of year	₱74,841,231	₱55,667,031
Current service cost	23,066,698	16,698,111
Actuarial loss	5,836,681	10,204,277
Interest cost on benefit obligation	5,276,200	4,423,220
Transfer to (from) the plan	4,573,486	(4,849,038)
Benefits paid	(431,032)	(7,047,002)
Curtailment gain and others	—	(255,368)

Defined benefit obligation at end of year	₱113,163,264	₱74,841,231

Changes in the Fair Value of Plan Assets

	2012	2011
Fair value of plan assets at beginning of year	₱76,631,611	₱52,079,376
Actual contributions	35,909,113	31,025,644
Actuarial gain on plan assets	9,354,008	1,723,981
Expected return on plan assets	5,799,443	3,698,650
Transfer to (from) the plan	4,573,486	(4,849,038)
Benefits paid	(431,032)	(7,047,002)

Fair value of plan assets at end of year	₱131,836,629	₱76,631,611

Actual return on plan assets	₱15,153,451	₱5,422,631

Unrecognized Actuarial Loss

	2012	2011
Net cumulative unrecognized actuarial loss at beginning of year	₱(19,862,317)	₱(15,156,562)
Actuarial gain on plan assets	9,354,008	1,723,981
Actuarial loss on obligations	(5,836,681)	(10,204,277)
Actuarial loss recognized	2,249,485	355,762
Actuarial loss for the year in excess of limit	—	3,418,779

Net cumulative unrecognized actuarial loss at end of year	₱(14,095,505)	₱(19,862,317)

The latest actuarial valuation report is as at December 31, 2012. The principal actuarial assumptions used in determining pension benefit obligations for the Group's pension plan are shown below:

	2012	2011	2010
Discount rate	6.10%	7.03%	7.98%
Expected rate of return on assets	6.00%	6.00%	6.00%
Future salary increases	11.00%	10.00%	11.00%

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Pension Plan (Continued)

The Group's fund assets are being managed by a trustee bank. The investing decisions of the Plan are made by Board of Trustees of the Retirement Plan. The following table presents the carrying amounts and estimated fair values of the assets of the Plan:

	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	₱8,021,655	₱8,021,655	₱5,584,388	₱5,584,388
Investment in debt and other securities	14,500,021	14,500,021	5,909,072	5,909,072
Investment in common trust funds	52,088,291	52,088,291	25,322,199	25,322,199
Investment in equity securities	4,338,823	4,338,823	3,305,777	3,305,777
Investment in government securities	51,883,387	51,883,387	35,874,842	35,874,842
Others	1,004,452	1,004,452	635,333	635,333

	₱131,836,629	₱131,836,629	₱76,631,611	₱76,631,611

The Plans' assets and investments consist of the following:

  •
  Cash and cash equivalent includes regular savings and time deposits;

  •
  Investment in corporate debt and other securities, consisting of both short-term and long-term corporate loans, notes and bonds, which bear interest ranging from 5.4% to 8.5% and have maturities from April 2014 to September 2022;

  •
  Investment in common trust funds consists of unit investment trust fund;

  •
  Investment in equity securities consists of listed and unlisted equity securities;

  •
  Investment in government securities, consisting of retail treasury bonds that bear interest ranging from 5.0% to 11.1% and have maturities from July 2013 to October 2037; and

  •
  Other financial assets held by the Plan are primarily accrued interest income on cash deposits and debt securities held by the Plan.

As at and for the year ended December 31, 2012, the following table summarizes the outstanding balances and transactions of the Plan with the Group and BDO, a related party:

Amount
Cash and cash equivalents	₱8,021,655
Interest income from cash and cash equivalents	26,259,468
Investment in common trust funds	25,912,003
Gain from investment in common funds	11,625,421

The Group expects to contribute ₱41.6 million to its defined benefit pension plan in 2013.

The overall expected rate of return on assets is determined based on the market prices prevailing on that date, applicable to the period over which the obligation is settled.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Pension Plan (Continued)

The amounts for current and prior years are as follows:

	2012	2011	2010	2009	2008
Defined benefit obligation	₱113,163,264	₱74,841,231	₱55,667,031	₱43,925,164	₱34,598,360
Fair value of plan assets	131,836,629	76,631,611	52,079,376	37,998,070	19,953,736

Deficit (surplus)	(18,673,365)	(1,790,380)	3,587,655	5,927,094	14,644,624
Experience adjustment on defined benefit obligation	(6,641,874)	4,621,614	(5,112,531)	2,804,578	6,704,582
Experience adjustment on plan assets	9,354,008	1,723,981	6,135,034	1,576,611	(1,242,145)

26. Income Taxes

The Group's provision for income tax pertains to regular corporate income tax (RCIT) and MCIT in 2012, 2011 and 2010.

The components of the Group's net deferred tax assets (liabilities) are as follows:

	2012	2011
Deferred tax assets:
NOLCO	₱68,767,109	₱—
Accrued marketing and rent expenses	67,137,025	45,856,565
Provision for doubtful accounts	56,333,659	24,887,847
MCIT	53,699,231	11,757,325
Deferred rent income	37,070,141	43,070,141
Unamortized past service cost	2,327,952	—
Excess gross profit on sale of real estate	204,698	—
Unrealized foreign exchange loss	6,690	1,640,921

	285,546,505	127,212,799

Deferred tax liabilities:
Unrealized gross profit on sale of real estate	(362,733,217)	(284,562,780)
Undepreciated capitalized interest	(207,851,307)	(119,456,752)
Cumulative excess of rent income per straight-line over contractual terms	(58,369,610)	—
Pension asset	(9,819,710)	(6,347,140)
Unrealized foreign exchange gain	(2,373,817)	(15,855,167)
Others	(419,269)	(628,904)

	(641,566,930)	(426,850,743)

Net deferred tax liabilities	₱(356,020,425)	₱(299,637,944)

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. Income Taxes (Continued)

The deferred tax assets and liabilities are presented in the consolidated balance sheets as follows:

	2012	2011
Deferred tax assets	₱285,539,815	₱126,496,577
Deferred tax liabilities	(641,560,240)	(426,134,521)

	₱(356,020,425)	₱(299,637,944)

Deferred tax assets on temporary difference and carryforward benefits of NOLCO of the subsidiaries, which were not recognized as it is not probable that taxable income will be sufficient against which they can be utilized, amounted to ₱10.3 million and ₱9.3 million as at December 31, 2012 and 2011, respectively.

In 2011, carryforward benefits of NOLCO and MCIT amounting to ₱32.0 million and ₱44.2 million was applied against taxable income and was claimed as deduction from RCIT, respectively.

The reconciliation between the statutory tax rate and the effective tax rates on income before income tax is as follows:

	2012	2011	2010
Statutory income tax rate	30.00%	30.00%	30.00%
Income tax effects of:
Equity in net earnings of associates	(12.24)	(13.06)	(10.22)
Availment of income tax holiday	(11.75)	(13.74)	(9.68)
Mark-to-market gain on investments held for trading and gain on sale of AFS investments	(1.01)	(0.37)	(10.18)
Interest income subjected to final tax	(0.90)	(0.50)	(0.60)
Dividend income exempt from tax and interest income subject to final tax	(0.41)	(0.89)	(0.66)
Change in unrecognized deferred tax assets	(0.05)	—	(0.30)
Nondeductible interest expense and others	(0.17)	(0.15)	3.11

Effective tax rates	3.47%	1.29%	1.47%

27. Financial Risk Management Objectives and Policies

The Group's principal financial instruments comprise cash and cash equivalents, cash in escrow, investments held for trading, AFS investments and loans payable. The main purpose of these financial instruments is to raise financing for the Group's operations. The Group has other financial assets and liabilities such as receivables, accounts payable and other current liabilities, and deposits from tenants and others, which arise directly from its operations.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Financial Risk Management Objectives and Policies (Continued)

The main risks arising from the Group's financial instruments are interest rate risk, liquidity risk, credit risk, and equity price risk. The BOD and management review and agree on the policies for managing these risks and these are summarized below:

Interest Rate Risk

Interest rate risk arises on interest-bearing financial instruments recognized in the balance sheets. The Group's exposure to interest rate risk relates primarily to its cash and cash equivalents and bank loans with floating interest rates. Floating rate financial instruments are subject to cash flow interest rate risk. The Group's exposure to changes in market interest rates for loans payable obligations with fixed interest rate will have no impact on the Group's profit or loss.

Interest Rate Risk Sensitivity Analysis.    The following table demonstrates the sensitivity to a reasonably possible change in interest rates, with all other variables held constant, of the Group's income before income tax as at December 31, 2012 and 2011:

	Basis Point	Effect on Income Before Income Tax
		(In Millions)
2012	100	₱3.9
	(100)	(3.9)
	50	2.0
	(50)	(2.0)
2011	100	7.2
	(100)	(7.2)
	50	3.6
	(50)	(3.6)

There is no other impact on the Group's equity other than those already affecting profit or loss.

Liquidity Risk

The Group's exposure to liquidity risk pertains to difficulty in raising funds to meet obligations associated with financial liabilities. The Group seeks to manage its liquidity profile to be able to finance its capital expenditures and pay its liabilities with suppliers. To cover its financing requirements, the Group uses internally generated funds and proceeds from short-term loans and long-term loans.

As part of its liquidity risk management program, the Group regularly evaluates projected and actual cash flow information and continuously assesses conditions in the financial markets for opportunities to pursue fund-raising initiatives.

The Group's financial assets, which have maturity of less than 12 months and used to meet its short-term liquidity needs comprise cash and cash equivalents and investments held for trading amounting to ₱8,812.6 million and ₱579.5 million, respectively, as at December 31, 2012, and ₱6,924.3 million and ₱384.0 million, respectively, as at December 31, 2011.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Financial Risk Management Objectives and Policies (Continued)

The tables below summarize the maturity profile of the Group's financial liabilities based on contractual undiscounted payments:

	2012
	On Demand	Less than 1 Year	1 to 5 Years	More than 5 Years	Total
Loans payable	₱—	₱9,905,672,060	₱20,777,865,360	₱—	₱30,683,537,420
Accounts payable and other current liabilities*	870,979,689	16,452,324,436	—	—	17,323,304,125
Dividends payable	26,114,521	—	—	—	26,114,521
Deposits from tenants and others	—	—	334,301,529	110,646,372	444,947,901
Payable arising from acquisition of land (included under "Other noncurrent liabilities)	—	795,360,652	2,603,376,646	—	3,398,737,298

	₱897,094,210	₱27,153,357,148	₱23,715,543,535	₱110,646,372	₱51,876,641,265

*
Excluding payable to government agencies and deferred rent income which is not considered as financial liabilities.

	2011
	On Demand	Less than 1 Year	1 to 5 Years	More than 5 Years	Total
Loans payable	₱—	₱1,880,623,642	₱13,721,163,674	₱—	₱15,601,787,316
Accounts payable and other current liabilities*	668,502,119	12,522,529,869	—	—	13,191,031,988
Dividends payable	25,687,463	—	—	—	25,687,463
Deposits from tenants and others	—	—	200,107,413	149,458,751	349,566,164
Payable arising from acquisition of land (included under "Other noncurrent liabilities)	—	—	131,348,770	—	131,348,770

	₱694,189,582	₱14,403,153,511	₱14,052,619,857	₱149,458,751	₱29,299,421,701

*
Excluding payable to government agencies and deferred rent income which is not considered as financial liabilities.

Credit Risk

The Group deals only with recognized, creditworthy third parties. It is the Group's policy that all credit partners and guarantors who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis with the result that the Group's exposure to bad debts is not significant. Given the Group's diverse base of customers, it is not exposed to large concentrations of credit risk.

Receivables from sale of real estate have minimal credit risk as these are effectively collateralized by the respective unit sold, of which titles are not transferred to the buyers until full collection.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Financial Risk Management Objectives and Policies (Continued)

Credit Risk Exposure and Concentration.    The tables below shows the maximum exposure to credit risk of the Group as at December 31, 2012 and 2011, without considering the effects of collaterals and other credit risk mitigation techniques:

	2012
	Banks and Other Financial Institutions	Related Parties	Tenants/ Buyers	Others	Total
Cash and cash equivalents*	₱8,809,774,168	₱—	₱—	₱—	₱8,809,774,168
Investments held for trading	579,476,898	—	—	—	579,476,898
AFS investments	—	13,213,804,644	—	10,823,497,009	24,037,301,653
Cash in escrow (included under "Advances and other current assets" account)	—	—	—	98,996,375	98,996,375
Receivables:
Current	—	2,390,101,093	7,139,978,313	347,539,826	9,877,619,232
Noncurrent	—	—	15,188,842,817	—	15,188,842,817

	₱9,389,251,066	₱15,603,905,737	₱22,328,821,130	₱11,270,033,210	₱58,592,011,143

*
Excluding cash on hand amounting to ₱2.8 million.

	2011
	Banks and Other Financial Institutions	Related Parties	Tenants	Others	Total
Cash and cash equivalents*	₱6,922,548,144	₱—	₱—	₱—	₱6,922,548,144
Investments held for trading	384,002,340	—	—	—	384,002,340
AFS investments	—	9,929,159,693	—	6,629,134,055	16,558,293,748
Cash in escrow (included under "Advances and other current assets" account)	—	—	—	2,193,231,515	2,193,231,515
Receivables:
Current	—	1,700,105,158	4,375,902,667	179,712,051	6,255,719,876
Noncurrent	—	—	8,753,096,609	—	8,753,096,609

	₱7,306,550,484	₱11,629,264,851	₱13,128,999,276	₱9,002,077,621	₱41,066,892,232

*
Excluding cash on hand amounting to ₱1.8 million.

As at December 31, 2012 and 2011, these financial assets, except for certain impaired receivables, are generally viewed by management as good and collectible considering the credit history of the counterparties.

Equity Price Risk

The Group's exposure to equity price pertains to its investments in quoted equity shares which are classified as AFS investments in the balance sheets. Equity price risk arises from the changes in the levels of equity indices and the value of individual stocks traded in the stock exchange. The Group has no equity risk exposure on stocks that are not traded.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Financial Risk Management Objectives and Policies (Continued)

The effect on income before tax and equity (as a result of change in fair value of AFS investments as at December 31, 2012 and 2011 due to a possible change in equity indices, with all other variables held constant, is as follows:

	Change in Equity Price	Effect on Equity
		(In Millions)
2012	+9%	₱1,431.9
	-9%	(1,431.9)
2011	+9%	1,103.2
	-9%	(1,103.2)

Capital Management

The primary objective of the Group's capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value.

The Group manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, pay-off existing debts, return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes during the years ended December 31, 2012 and 2011.

The Group monitors its capital gearing by measuring the ratio of interest-bearing debt to total capital and net interest-bearing debt to total capital. Interest-bearing debt includes all short-term and long-term debt while net interest-bearing debt includes all short-term and long-term debt net of cash and cash equivalents.

As at December 31, 2012 and 2011, the Group's ratio of interest-bearing debt to total capital and ratio of net interest-bearing debt to total capital were computed as follows:

Interest-Bearing Debt to Total Capital

	2012	2011
Loans payable and payable arising from acquisition of land (a)	₱27,819,765,671	₱12,837,725,993
Total equity	87,862,510,647	71,838,960,469

Total interest-bearing debt and equity (b)	₱115,682,276,318	₱84,676,686,462

Gearing ratio (a/b)	24.05%	15.16%

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Financial Risk Management Objectives and Policies (Continued)

Net Interest-Bearing Debt to Total Capital

	2012	2011
Loans payable and payable arising from acquisition of land	₱27,819,765,671	₱12,837,725,993
Less cash and cash equivalents	8,812,619,404	6,924,346,630

Total net interest-bearing debt (a)	19,007,146,267	5,913,379,363
Total equity	87,862,510,647	71,838,960,469

Total net interest-bearing debt and equity (b)	₱106,869,656,914	₱77,752,339,832

Gearing ratio (a/b)	17.79%	7.61%

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Fair Value of Financial Instruments

The table below presents a comparison of the carrying amounts and fair values of all of the Group's financial instruments, by category and by class, recognized as at December 31:

	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Financial assets at FVPL—
Investments held for trading	₱579,476,898	₱579,476,898	₱384,002,340	₱384,002,340

Loans and receivables:
Cash and cash equivalents	8,812,619,404	8,812,619,404	6,924,346,630	6,924,346,630
Receivables:
Current	9,877,619,232	9,877,619,232	6,255,719,876	6,255,719,876
Noncurrent	15,188,842,817	13,876,879,971	8,753,096,609	7,766,167,037
Cash in escrow (included in "Advances and other current assets" account)	98,966,375	98,966,375	2,193,231,515	2,193,231,515

	33,978,047,828	32,666,084,982	24,126,394,630	23,139,465,058

AFS investments	24,037,301,653	24,037,301,653	16,558,293,748	16,558,293,748

	₱58,594,826,379	₱57,282,863,533	₱41,068,690,718	₱40,081,761,146

Financial Liabilities
Other financial liabilities:
Loans payable (including current portion)	₱26,548,526,921	₱27,813,603,578	₱12,837,725,993	₱13,811,935,749
Accounts payable and other current liabilities*	17,323,304,125	17,323,304,125	13,191,031,988	13,191,031,988
Dividends payable	26,114,521	26,114,521	25,687,463	25,687,463
Payable arising from acquisition of land (included under "Other noncurrent liabilities)	2,987,371,632	2,798,353,750	131,348,770	131,348,770
Deposits from tenants and others	444,947,901	406,174,928	349,566,164	290,769,884

	₱47,330,265,100	₱48,367,550,902	₱26,535,360,378	₱27,450,773,854

*
Excluding payable to government agencies and deferred rent income which are not considered financial liabilities.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents, Receivables, Cash in Escrow, Accounts Payable and Other Current Liabilities, Dividends Payable, and Current Portion of Loans Payable.    The carrying amounts approximate fair values primarily due to the relatively short-term maturities of these financial instruments.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Fair Value of Financial Instruments (Continued)

Investments Held for Trading and AFS Investments.    The fair values of quoted equity securities were determined by reference to published two-way quotes of brokers as at balance sheet date. Unlisted common shares of stock are unquoted and there are no other reliable sources of their market values and are, therefore, stated at cost.

Payable Arising from Acquisition of Land and Long-term Loans Payable.    The estimated fair values are based on discounted values of future cash flows using the applicable rates for similar types of loans. Discount rates used range from 0.5% to 5.0% and 2.7% to 6.4% as at December 31, 2012 and 2011, respectively.

Deposits from Tenants.    The fair value of deposits from tenants is estimated to be the present value of the future cash flows discounted at market rates for similar types of instruments. Discount rates range from 5.0% to 6.4% and 6.1% to 6.4% as at December 31, 2012 and 2011, respectively.

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

  •
  Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities

  •
  Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

  •
  Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

The Group's investments held for trading and AFS investments aggregating to ₱603.4 million and ₱400.5 million are measured under Level 1 as at December 31, 2012 and 2011, respectively.

The Group has no financial liabilities measured at fair value using any valuation techniques as at December 31, 2012 and 2011. There were no transfers between Level 1 and Level 2 fair value instruments, and no transfers into and out of Level 3 fair value measurements during the year.

29. Registration with the Philippine Board of Investments

SMDC's certain real estate sales are registered with the BOI as a new developer of low-cost mass housing projects. Under such registration, SMDC is entitled to a three to four-year income tax holiday (ITH) incentive for certain projects. Such incentives will expire on various dates starting November 2013 up to November 2015.

SMDC availed of ITH incentives amounting to ₱337.0 million in 2012, ₱718.7 million in 2011 and ₱419.4 million in 2010.

In 2012, two additional condominium towers of SMDC were registered with the BOI. Under this registration, such development projects within Metro Manila are entitled to a three-year ITH. Period of availment for such incentive is from October 2012 to December 2015. However, ITH registrations for five condominium towers expired during the year.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. Notes to Statements of Cash Flows

In 2012, the Group's principal noncash transactions include:

  •
  Investing activities—Transfer of completed construction projects under land and development to condominium units for sale, investment property and property and equipment amounting to ₱2,017.8 million, ₱74.5 million and ₱171.7 million, respectively (see Note 9).

In 2011, the Group's principal non-cash transactions include:

  •
  Operating activities—Transfer of deposits under "Other noncurrent assets" account to investment properties in relation to the deposit for the purchase of land amounting to ₱190.4 million (see Note 14).

  •
  Investing activities—Reclassification of completed construction to property and equipment amounting to ₱116.4 million and the share swap transaction of SMDC with Belle, respectively (see Note 9).

31. Subsequent Events

  •
  The Parent Company filed an application for the increase in authorized capital stock with the SEC on February 14, 2013. This is in connection with the BOD's approval for increase in the Parent Company's capital stock from 20,000,000 shares to 70,000,000 shares (see Note 19). On March 27, 2013, the SEC approved the Parent Company's application for the increase in authorized capital stock. The subscription to the increase in capital stock will be through stock dividend.

  •
  On February 15, 2013, Summerhills Estate Holdings, Inc., assigned all the 204,000 shares or 51% held in SHDC to the Parent Company. The assignment resulted to 83.94% effective ownership of the Parent Company in SHDC as at February 15, 2013. All relevant taxes related to the transaction have already been paid.

32. Provisions and Contingencies

  •
  In 2012, the Parent Company filed a case against Bases Conversion and Development Authority (BCDA) and Arnel Paciano Casanova, President and CEO of BCDA.

    On November 26, 2012, the Parent Company filed with Supreme Court a Very Urgent Manifestation with Motion to Resolve the Company's Application for Temporary Restraining Order (TRO) and Preliminary Injuction related to the termination of the BCDA of the Competitive Challenge where the Company submitted unsolicited proposal for privatization and development of a property located in Fort Bonifacio, Taguig City.

    On December 20, 2012, the Parent Company filed with the Supreme Court Urgent Manifestation with Reiterative Motion to Resolve Application for TRO and Preliminary Injunction.

    On January 9, 2013, the Supreme Court approved the Parent Company's application and issued Temporary Restraining Order (TRO) wherein the BCDA or any of their representatives and or agents are enjoined from proceeding with the bidding process subject of said "Invitation to Bid", enforcing the Supplemental Notice No. 5 and in any way disposing of the subject lot which acts tend to render the Court's resolution of the petition ineffectual, until further orders from Supreme Court.

SM LAND, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

32. Provisions and Contingencies (Continued)

    On January 14, 2013, the Parent Company's counsel received the Motion for Reconsideration filed by the BCDA with the Supreme Court. The Parent Company's counsel filed its Comment/Opposition to the Motion for Reconsideration on February 11, 2013.

    On February 21, 2013, the Parent Company's counsel received copies of the Comment-in-Intervention and Motion for Leave to file Comment-in-Intervention and to Admit Attached Comment-in-Intervention filed by the Department of National Defense and Armed Forces of the Philippines (DND-AFP).

    On March 20, 2013, the Supreme Court issued a resolution denying the BCDA's urgent motion to dissolve TRO and noting Parent Company's Comment/Opposition to the Motion for Reconsideration.

    On April 30, 2013, Parent company filed its Opposition to the Comment-on-Intervention filed by the DND-AFP.

  •
  SMDC is currently involved in certain legal cases related to landownership issues. The estimate of the probable costs for the resolution of these claims has been developed in consultation with outside counsel handling the defense in these matters and is based upon an analysis of potential results. The outcome of these legal proceeding are not presently determinable. In the opinion of management and its legal counsel, the eventual liability under these lawsuits or claims, if any, will not have a material or adverse effect on the SMDC's financial positions and results of operations.

    Disclosure on additional details beyond the present disclosures may prejudice SMDC's position and strategy. Thus, as allowed by PAS 37, Provisions, Contingent Liabilities and Contingent Assets, only general descriptions were provided.

PROPERTY VALUATION REPORTS OF CBRE

Executive Summary presented to SM Investments Corporation	A-2
Executive Summary presented to Taygaytay Resort & Development Corp.	A-10
Executive Summary presented to SM Prime Holdings, Inc.	A-17
Executive Summary presented to SM Land, Inc.	A-25
Executive Summary presented to SM Development Corporation	A-33
Executive Summary presented to Prime Metroestate Corporation	A-40
Executive Summary presented to Costa Del Hamilo, Inc.	A-47
Executive Summary presented to Highlands Prime, Inc.	A-54

Executive Summary

Presented to:

SM INVESTMENTS CORPORATION

Various Philippine locations

As of: 28 February 2013

CBRE | Philippines

Part of the CBRE affiliate network

SM INVESTMENTS CORPORATION
Various Philippine locations
28 February 2013

15 March 2013

SM INVESTMENTS CORPORATION
10th Floor One E-Com Center
Harbour Drive, Mall of Asia Complex
Pasay City, Metropolitan Manila, Philippines

Attention:	Ms. Ruby LL. Cano Senior Vice President—Controllership

Gentlemen:

Re:
Appraisal of Property

1.0   INTRODUCTION

  1.1    Instructions

In fulfilment of our agreement as outlined in the Letter of Engagement dated 15 February 2013, we are pleased to submit herewith our Executive Summary Report on the opinion of Market Value for those certain real estate properties consisting of eighteen (18) assets at various Philippine locations, appraised as of 28 February 2013 (the "valuation date"). The appraisal has been prepared in connection with SM Prime Holdings, Inc.'s proposed acquisition of certain real property assets and companies owned by SM Investments Corporation.

The property appraised consists of land, buildings, other land improvements and building machinery & equipment. All other assets not mentioned above are excluded in this report.

The various sites, subject of this engagement, are segregated into three (3) main categories, namely: Investment Properties; Development Properties; and Land (portion with investment). Investment Properties are properties with completed developments; Development Properties are properties which are still in development phase and not yet completed; while Land (portion with investment) pertains to large tracts of land with a section having a completed development and a section still vacant. The Investment properties are further sub-categorized as Office, Hospitality and Convention Center while the Development Properties are sub-categorized as Office.

We confirm that we have inspected the sites on various dates in March 2013. The inspection date differs from the valuation date, following your instructions. We therefore need to assume that no material change has occurred between inspection date and the valuation date.

The Valuers supervising this appraisal exercise are Messrs. Wenceslao D. Fuentes, Jr., Jacqueline T. Guerta, Rogel P. Cayamanda and Jesus Constance M. Castro. Their relevant qualification and experience, together with the appraisers involved are attached in the Individual Profiles Section of this Executive Summary Report.

  1.2    Definition of Terms

The appraisal is made on the basis of Market Value which is defined under IVS 2011 as "the estimated amount for which an asset should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."

Our valuation has been made on the assumption that the owner sells the Property on the open market without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would affect the value of the Property.

  1.3    Assumptions and Limiting Conditions

This valuation is subject to the following assumptions and limiting conditions:

The valuation is based on the condition of the economy and the purchasing power of the Philippine Peso as of the effective date of valuation.

Legal descriptions, including leases, information, maps, signed or unsigned surveys, estimates and opinions furnished or made available to the appraiser and contained in this study were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy and legality of such items furnished can be assumed by the appraiser.

This valuation assumes no responsibility for the validity of legal matters affecting the property. The ownership history reported in this valuation is based on the appraiser's research of public records, which are assumed to be accurate and complete. It is not the intent of the valuation to offer a legal opinion of title. It is further assumed that the property has good title, responsible ownership and competent management. Any liens or encumbrances which may now exist have been disregarded.

Any maps or plot plans reproduced and included in the report are intended only for the purpose of showing spatial relationship. They are not necessarily measured surveys or measured maps, and we will not be responsible for topographic or surveying errors. The appraiser has made no survey of the property. No liability will be assumed for soil conditions, bearing capacity of the subsoil or for engineering matters related to proposed or existing structures.

It is assumed that there is full compliance with all applicable Philippine environmental regulations and laws unless non-compliance is stated, defined, and considered in this appraisal report.

When the study contains a valuation relating to an estate in land that is less than the whole fee simple estate, the value reported for such estate relates to a fractional interest only in the real estate involved, and the value of this fractional interest plus the value of all other fractional interests may or may not equal the value of the entire fee simple estate which is considered the whole.

We assume that the fee simple interest is marketable and in compliance with the applicable laws of the Philippines.

When the valuation report contains an allocation of the total valuation between land and building improvements, such allocation applies only under the existing program of utilization. The separate valuations for land and building cannot be used in conjunction with any other valuation/appraisal and will be invalid if so used.

It is assumed that all applicable zoning and use regulations have been complied with, unless a nonconformity is stated, defined and considered in the study. It is also assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from the Philippine government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this study is based.

No information was furnished to the appraiser regarding the presence of Radon seepage in the subject site or that it has ever been used as, or part of, a sanitary landfill or toxic waste dump.

Unless otherwise stated in this report, the existence of hazardous materials, and gases and other noxious emissions that may or may not be present on the property, were not observed by the appraiser. The appraiser has no knowledge of the existence of such materials or gases affecting the property. The appraiser, however, is not qualified to detect such substances. The presence of asbestos building materials, urea- formaldehyde foam insulation, poly-chlorinated biphenyl filled transformers, aluminum based electrical wiring, or other elements of potentially hazardous materials not currently recommended by the Uniform Building Codes may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

Information provided by informed local sources, such as government agencies, financial institutions, Realtors, buyers, seller and others, was weighed in the light in which it was supplied and checked by secondary means; however, no responsibility is assumed for possible misinformation.

Possession of this report, or a copy thereof, does not carry with it the right of publication. This report may not be used by anyone except the client, and then only with proper qualification. All copies will originate at CB Richard Ellis Philippines Inc. and will be signed and dated as such.

The appraiser is not required to give testimony or attendance in court by reason of this valuation, with reference to the property in question, unless arrangements have been previously made.

This report shall not be conveyed in whole or in part to the public through advertising, public relations, news, sales, or other media without the written consent and approval of the author. This applies particularly to written conclusions, the identity of the appraiser or firm with which he or she is connected.

The delivery and acceptance of this report completes this assignment.

  1.4    Confidentiality and Disclaimer

This report and valuation shall be used only in its entirety and no part shall be used without the whole report. It may not be used for any purposes other than the intended purpose mentioned above. Possession of this report or any copy thereof does not carry with it the right of copying or publication. All copies will originate from CB Richard Ellis Philippines, Inc. and will be signed and dated as such. Neither the whole nor any part of the report or any reference to our name, our valuation and our report may be included in any document, circular or statement nor published without our prior written consent to the form and context in which it may appear.

The liability of CB Richard Ellis Phils., Inc. and its directors and employees is limited to the addressee of this report only. No accountability, obligation or liability to any third party is accepted. In the event we are subject to any liability in connection with this engagement, regardless of legal theory advanced, such liability will be limited to the amount of fees we received for this engagement.

2.0   VALUER'S CERTIFICATION

We certify that, to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct and no important facts have been withheld or overlooked.

The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the approval of a loan, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the International Valuation Standards (IVS) as set out by IVSC.

We certify that our knowledge and experience are sufficient to allow us to competently complete this valuation.

We made a personal inspection of the subject property, and no significant professional assistance was provided by anyone in the report preparation.

That the Value of the subject property, appraised as of 28 February 2013, amounts to that specified in the pertinent sections of this Report.

CB RICHARD ELLIS PHILIPPINES, INC.
WENCESLAO D. FUENTES, JR., CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 422 Date Issued and Validity: 04/14/2011 - 04/15/2014 PTR No. 3685230 - 01/15/2013; Makati City	JACQUELINE T. GUERTA, CPV® Director Licensed Real Estate Appraiser PRC Registration No. 949 Date Issued and Validity: 07/19/2011 - 05/04/2014 PTR No. 31 99334 - 01/17/2012; Makati City
ROGEL P. CAYAMANDA, CPV® Associate Director Licensed Real Estate Appraiser PRC Reg. No. 392 Date Issued and Validity: 04/08/2011 - 11/23/2014 PTR No. 3199329 - 01/17/2012; Makati City	JESUS CONSTANCE M. CASTRO, CPV® Senior Manager Licensed Real Estate Appraiser PRC Reg. No. 423 Date Issued and Validity: 04/14/2011 - 12/22/2014 PTR No. 3685228 - 01/15/2013; Makati City

3.0   EXECUTIVE SUMMARY

Premised on the foregoing, the market value of the property is estimated as under:

	Market Value
Investment Properties
Office	PhP	2,568,000,000
Hospitality		6,548,093,000
Convention Center		4,977,320,000

Total for Investment Properties	PhP	14,093,413,000
Development Properties
Office	PhP	209,000,000
Land (portion with investment)	PhP	2,034,000,000

TOTAL	PhP	16,336,413,000

The values reflected herein are as of 28 February 2013, the ("valuation date").

Assumptions, Disclaimers, Limitations & Qualifications	This valuation report is provided subject to the assumptions, qualifications, limitations and disclaimers detailed throughout this report which are made in conjunction with those included within the Assumptions, Qualifications, Limitations & Disclaimers section located at Section 1.3 of this Summary report. Reliance on this report and extension of our liability is conditioned upon the reader's acknowledgement and understanding of these statements. This valuation is for the use only of the parry to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of this valuation. The valuer has no pecuniary interest that would conflict with the proper valuation of the properly.
Prepared by:	CB RICHARD ELLIS PHILS., INC.

RAFAEL J. CENZON, CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 213 Date Issued and Validity: 02/13/2011 - 03/11/2014 PTR No. 3199327 - 01/17/2012; Makati City

4.0   VALUATION RATIONALE

The appraisal service shall report the market value of the properties.

  4.1    Appraisal Methodology

In arriving at our opinion of market value, appraised as of 28 February 2013, we have considered relevant general economic factors and conditions. A variety of approaches have been considered with regards to the nature and scale of the various properties. The determination of the appropriate approach for a given property is based on the quality and quantity of data available, particularly its relevance to the property under appraisement. If more than one valuation approach is utilized, the resulting values are reconciled or one value is recommended to produce a final value conclusion. For this engagement, we have adopted the Market Data Approach for vacant land and cost approach for improved properties. Income approach, both Direct Capitalization Method and Discounted Cash Flow Analysis, was likewise adopted for income generating properties.

Briefly describing the valuation methods used, the Cost Approach is based on the principle of substitution, which holds that an informed buyer would not pay more for a given property than the cost of buying an equally desirable alternative. The methodology of the Cost Approach is a set of procedures that estimate the current reproduction cost of the improvements, then deducting accrued depreciation from all sources, and adding the value of the land.

The Market Data (or Direct Sales Comparison) Approach is a method of comparing prices paid for comparable properties sold in the market against the subject property. The weight given to this approach is dependent on the availability of recent confirmed sales of properties considered comparable to the property under appraisement. These sold properties are compared to the subject in key units of comparison. Appropriate adjustments are made for differences between the subject and the comparables, resulting in adjusted sales values for each of the comparables. These adjusted values are then reconciled for a value conclusion by the Sales Comparison Approach.

The Income Approach is based on the premise that the value of a property is directly related to the income it generates. This approach converts anticipated future gains to present worth by projecting reasonable income and expenses for the subject property. The Income Capitalization Approach is considered appropriate for valuing investment properties, as it mirrors the analysis of typical investors.

Under the Income Approach, we have adopted both the Direct Capitalization Method and the Discounted Cash Flow Analysis, briefly described below.

In Direct Capitalization Method, a one year net operating income forecast is divided by an overall rate. All parameters of a typical investor return expectations are represented either explicitly or implicitly in either income forecast or the capitalization rate. These expectations include current operating income and cash flow, income growth, the security of that income and equity build up through amortization. The direct capitalization rate, as the ratio of income to value, serves as a proxy for investor return assumptions.

Discounted Cash Flow Analysis, on the other hand, is a form of analysis that allows an investor or owner to make an assessment of the longterm return that is likely to be derived from a property with a combination of rental and capital growth over an assumed investment horizon. In undertaking this analysis, a wide range of assumptions are made including base rental, rental growth, statutory and operating expenses, and sale price and disposal of the property at the end of the investment period.

5.0   GENERAL VALUATION ASSUMPTIONS

Land details including land titles, lot areas, lot plans and survey plans were based on information furnished us.

In some cases, two or three approaches to value were considered in our valuation, as one or more may be applicable to the subject property/assets. In some situations, elements of two or three approaches may be combined to reach a value conclusion. However, our recommended opinion of value is based on the approach we deemed to be the most appropriate to use.

In valuing vast tract or large parcels of land comprising of several lots presently utilized or intended to be utilized for a common type of property development, valuation of the land is as a whole or for the entirety of the land, considering the highest and best use.

In our valuation of Condominium and Subdivision projects, we relied considerably on selling prices furnished to us by the client. We have investigated these selling prices and have adopted the same as the average selling prices in our valuation. Our valuation is based on the total market value of these saleable units as of valuation date. Provisions for cost to complete of projects under construction and cost of sale however were deducted from the property value.

All on-going condominium and subdivision projects were assumed to be completed as planned.

When the property involves improvements erected on land under lease in which the lessor or land owner is a related Company, land was valued in fee simple in favour of the lessor or land owner.

For land considered for prospective development, as an alternative valuation method to Direct Sales Comparison Approach, we have likewise considered the Land Residual Method. In our analysis and in the development of the recommended value of the site, reference was heavily relied either on an anticipated development scheme according to the concept presented to us or a predominant development plan based on our findings gathered during our inspection. However, when the value by Land Residual Method was arrived at using a concept presented to us, no further study to determine the feasibility or investigation for legal permissibility for such a concept was conducted. Likewise, in the absence of a full feasibility study, no provision for possible synergy with other property development of the client was considered in the valuation.

Valuation Date is 28 February 2013. All relevant information provided to us such as selling prices and number of unsold units/lots for condominium and subdivision projects and rent rolls for income generating assets among others, were assumed as of the valuation date.

Executive Summary

Presented to:

TAGAYTAY RESORT & DEVELOPMENT CORP.

Tagaytay City, Philippines

As of: 28 February 2013

CBRE | Philippines

Part of the CBRE affiliate network

TAGAYTAY RESORT & DEVELOPMENT CORP.
Tagaytay City
28 February 2013

15 March 2013

TAGAYTAY RESORT & DEVELOPMENT CORP.
10/F Mall of Asia Arena Annex Building
Coral Way corner J. W. Diokno Boulevard
Mall of Asia Complex, Pasay City
Metropolitan Manila, Philippines

Attention:	Ms. Ruby LL. Cano Senior Vice President—Controllership

Gentlemen:

Re:
Appraisal of Property

1.0   INTRODUCTION

  1.1    Instructions

In fulfilment of our agreement as outlined in the Letter of Engagement dated 15 February 2013, we are pleased to submit herewith our Executive Summary Report on the opinion of Market Value for certain real estate property located in Tagaytay City, Philippines, appraised as of 28 February 2013 (the "valuation date"). The appraisal has been prepared in connection with SM Prime Holdings, Inc.'s proposed acquisition of certain real property assets and companies owned by SM Investments Corporation.

The property appraised consists of land only. All other assets not mentioned above are excluded in this report.

Part of the land is actually improved. The improvements, however, are owned by the tenant and were valued under a separate cover. For purposes of this report, the subject land is categorized as "Land (portion with investment)".

We confirm that we have inspected the site in March 2013. The inspection date differs from the valuation date, following your instructions. We therefore need to assume that no material change has occurred between inspection date and the valuation date.

The Valuers supervising this appraisal exercise are Messrs. Wenceslao D. Fuentes, Jr., Jacqueline T. Guerta, Rogel P. Cayamanda and Jesus Constance M. Castro. Their relevant qualification and experience, together with the appraisers involved are attached in the Individual Profiles Section of this Executive Summary Report.

  1.2    Definition of Terms

The appraisal is made on the basis of Market Value which is defined under IVS 2011 as "the estimated amount for which an asset should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."

Our valuation has been made on the assumption that the owner sells the Property on the open market without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would affect the value of the Property.

  1.3    Assumptions and Limiting Conditions

This valuation is subject to the following assumptions and limiting conditions:

The valuation is based on the condition of the economy and the purchasing power of the Philippine Peso as of the effective date of valuation.

Legal descriptions, including leases, information, maps, signed or unsigned surveys, estimates and opinions furnished or made available to the appraiser and contained in this study were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy and legality of such items furnished can be assumed by the appraiser.

This valuation assumes no responsibility for the validity of legal matters affecting the property. The ownership history reported in this valuation is based on the appraiser's research of public records, which are assumed to be accurate and complete. It is not the intent of the valuation to offer a legal opinion of title. It is further assumed that the property has good title, responsible ownership and competent management. Any liens or encumbrances which may now exist have been disregarded.

Any maps or plot plans reproduced and included in the report are intended only for the purpose of showing spatial relationship. They are not necessarily measured surveys or measured maps, and we will not be responsible for topographic or surveying errors. The appraiser has made no survey of the property. No liability will be assumed for soil conditions, bearing capacity of the subsoil or for engineering matters related to proposed or existing structures.

It is assumed that there is full compliance with all applicable Philippine environmental regulations and laws unless non-compliance is stated, defined, and considered in this appraisal report.

When the study contains a valuation relating to an estate in land that is less than the whole fee simple estate, the value reported for such estate relates to a fractional interest only in the real estate involved, and the value of this fractional interest plus the value of all other fractional interests may or may not equal the value of the entire fee simple estate which is considered the whole.

We assume that the fee simple interest is marketable and in compliance with the applicable laws of the Philippines.

When the valuation report contains an allocation of the total valuation between land and building improvements, such allocation applies only under the existing program of utilization. The separate valuations for land and building cannot be used in conjunction with any other valuation/appraisal and will be invalid if so used.

It is assumed that all applicable zoning and use regulations have been complied with, unless a nonconformity is stated, defined and considered in the study. It is also assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from the Philippine government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this study is based.

No information was furnished to the appraiser regarding the presence of Radon seepage in the subject site or that it has ever been used as, or part of, a sanitary landfill or toxic waste dump.

Unless otherwise stated in this report, the existence of hazardous materials, and gases and other noxious emissions that may or may not be present on the property, were not observed by the appraiser. The appraiser has no knowledge of the existence of such materials or gases affecting the property. The appraiser, however, is not qualified to detect such substances. The presence of asbestos building materials, urea- formaldehyde foam insulation, poly-chlorinated biphenyl filled transformers, aluminum based electrical wiring, or other elements of potentially hazardous materials not currently recommended by the Uniform Building Codes may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

Information provided by informed local sources, such as government agencies, financial institutions, Realtors, buyers, seller and others, was weighed in the light in which it was supplied and checked by secondary means; however, no responsibility is assumed for possible misinformation.

Possession of this report, or a copy thereof, does not carry with it the right of publication. This report may not be used by anyone except the client, and then only with proper qualification. All copies will originate at CB Richard Ellis Philippines Inc. and will be signed and dated as such.

The appraiser is not required to give testimony or attendance in court by reason of this valuation, with reference to the property in question, unless arrangements have been previously made.

This report shall not be conveyed in whole or in part to the public through advertising, public relations, news, sales, or other media without the written consent and approval of the author. This applies particularly to written conclusions, the identity of the appraiser or firm with which he or she is connected.

The delivery and acceptance of this report completes this assignment.

  1.4    Confidentiality and Disclaimer

This report and valuation shall be used only in its entirety and no part shall be used without the whole report. It may not be used for any purposes other than the intended purpose mentioned above. Possession of this report or any copy thereof does not carry with it the right of copying or publication. All copies will originate from CB Richard Ellis Philippines, Inc. and will be signed and dated as such. Neither the whole nor any part of the report or any reference to our name, our valuation and our report may be included in any document, circular or statement nor published without our prior written consent to the form and context in which it may appear.

The liability of CB Richard Ellis Phils., Inc. and its directors and employees is limited to the addressee of this report only. No accountability, obligation or liability to any third party is accepted. In the event we are subject to any liability in connection with this engagement, regardless of legal theory advanced, such liability will be limited to the amount of fees we received for this engagement.

2.0   VALUER'S CERTIFICATION

We certify that, to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct and no important facts have been withheld or overlooked.

The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the approval of a loan, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the International Valuation Standards (IVS) as set out by IVSC.

We certify that our knowledge and experience are sufficient to allow us to competently complete this valuation.

We made a personal inspection of the subject property, and no significant professional assistance was provided by anyone in the report preparation.

That the Value of the subject property, appraised as of 28 February 2013, amounts to that specified in the pertinent sections of this Report.

CB RICHARD ELLIS PHILIPPINES, INC.
WENCESLAO D. FUENTES, JR., CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 422 Date Issued and Validity: 04/14/2011 - 04/15/2014 PTR No. 3685230 - 01/15/2013; Makati City	JACQUELINE T. GUERTA, CPV® Director Licensed Real Estate Appraiser PRC Registration No. 949 Date Issued and Validity: 07/19/2011 - 05/04/2014 PTR No. 3199334 - 01/17/2012; Makati City
ROGEL P. CAYAMANDA, CPV® Associate Director Licensed Real Estate Appraiser PRC Reg. No. 392 Date Issued and Validity: 04/08/2011 - 11/23/2014 PTR No. 3199329 - 01/17/2012; Makati City	JESUS CONSTANCE M. CASTRO, CPV® Senior Manager Licensed Real Estate Appraiser PRC Reg. No. 423 Date Issued and Validity: 04/14/2011 - 12/22/2014 PTR No. 3685228 - 01/15/2013; Makati City

3.0   EXECUTIVE SUMMARY

Premised on the foregoing, the market value of the property is estimated as under:

Market Value
Land (portion with investment)	PhP 2,377,000,000

The value reflected herein is as of 28 February 2013, the ("valuation date").

Assumptions, Disclaimers, Limitations & Qualifications	This valuation report is provided subject to the assumptions, qualifications, limitations and disclaimers detailed throughout this report which are made in conjunction with those included within the Assumptions, Qualifications, Limitations & Disclaimers section located at Section 1.3 of this Summary report. Reliance on this report and extension of our liability is conditioned upon the reader's acknowledgement and understanding of these statements. This valuation is for the use only of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of this valuation. The valuer has no pecuniary interest that would conflict with the proper valuation of the properly.
Prepared by:	CB RICHARD ELLIS PHILS., INC.

RAFAEL J. CENZON, CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 213 Date Issued and Validity: 02/13/2011 - 03/11/2014 PTR No. 3199327 - 01/17/2012; Makati City

4.0   VALUATION RATIONALE

The appraisal service shall report the market value of the properties.

  4.1    Appraisal Methodology

In arriving at our opinion of market value, appraised as of 28 February 2013, we have considered relevant general economic factors and conditions. A variety of approaches have been considered with regards to the nature and scale of the various properties. The determination of the appropriate approach for a given property is based on the quality and quantity of data available, particularly its relevance to the property under appraisement. If more than one valuation approach is utilized, the resulting values are reconciled or one value is recommended to produce a final value conclusion. For this engagement, we have adopted the Market Data Approach since the property covers land only.

Briefly describing the valuation method used, the Market Data (or Direct Sales Comparison) Approach is a method of comparing prices paid for comparable properties sold in the market against the subject property. The weight given to this approach is dependent on the availability of recent confirmed sales of properties considered comparable to the property under appraisement. These sold properties are compared to the subject in key units of comparison. Appropriate adjustments are made for differences between the subject and the comparables, resulting in adjusted sales values for each of the comparables. These adjusted values are then reconciled for a value conclusion by the Sales Comparison Approach.

5.0   GENERAL VALUATION ASSUMPTIONS

Land details including land titles, lot areas, lot plans and survey plans were based on information furnished us.

In some cases, two or three approaches to value were considered in our valuation, as one or more may be applicable to the subject property/assets. In some situations, elements of two or three approaches may be combined to reach a value conclusion. However, our recommended opinion of value is based on the approach we deemed to be the most appropriate to use.

In valuing vast tract or large parcels of land comprising of several lots presently utilized or intended to be utilized for a common type of property development, valuation of the land is as a whole or for the entirety of the land, considering the highest and best use.

In our valuation of Condominium and Subdivision projects, we relied considerably on selling prices furnished to us by the client. We have investigated these selling prices and have adopted the same as the average selling prices in our valuation. Our valuation is based on the total market value of these saleable units as of valuation date. Provisions for cost to complete of projects under construction and cost of sale however were deducted from the property value.

All on-going condominium and subdivision projects were assumed to be completed as planned.

When the property involves improvements erected on land under lease in which the lessor or land owner is a related Company, land was valued in fee simple in favour of the lessor or land owner.

For land considered for prospective development, as an alternative valuation method to Direct Sales Comparison Approach, we have likewise considered the Land Residual Method. In our analysis and in the development of the recommended value of the site, reference was heavily relied either on an anticipated development scheme according to the concept presented to us or a predominant development plan based on our findings gathered during our inspection. However, when the value by Land Residual Method was arrived at using a concept presented to us, no further study to determine the feasibility nor investigation for legal permissibility for such a concept was conducted. Likewise, in the absence of a full feasibility study, no provision for possible synergy with other property development of the client was considered in the valuation.

Valuation Date is 28 February 2013. All relevant information provided to us such as selling prices and number of unsold units/lots for condominium and subdivision projects and rent rolls for income generating assets among others, were assumed as of the valuation date.

Executive Summary

Presented to:

SM PRIME HOLDINGS, INC.

Various Philippine and China locations

As of: 28 February 2013

MALL OF ASIA

CBRE | Philippines

Part of the CBRE affiliate network

SM PRIME HOLDINGS, INC.
Various Philippine and China locations
28 February 2013

15 March 2013

SM PRIME HOLDINGS, INC.
10/F Mall of Asia Arena Annex Building
Coral Way corner J.W. Diokno Boulevard
Mall of Asia Complex, Pasay City
Metropolitan Manila, Philippines

Attention:	Ms. Teresa Cecilia H. Reyes Vice President—Finance

Gentlemen:

Re:
Appraisal of Property

1.0   INTRODUCTION

  1.1    Instructions

In fulfilment of our agreement as outlined in the Letter of Engagement dated 15 February 2013, we are pleased to submit herewith our Executive Summary Report on the opinion of Market Value for those certain real estate properties consisting of seventy (70) assets at various Philippine and China locations, appraised as of 28 February 2013 (the "valuation date"). The appraisal has been prepared in connection with the proposed merger of SM Prime Holdings, Inc. and SM Land, Inc.

The property appraised consists of land, leasehold rights on land, buildings, other land improvements and building machinery & equipment. All other assets not mentioned above are excluded in this report.

The various sites, subject of this engagement, are segregated into three (3) main categories, namely: Investment Properties; Development Properties; and Rawland. Investment Properties are properties with completed developments; Development Properties are properties which are still in development phase and not yet completed; while Rawland pertains to vacant lots (land bank). The Investment properties are further sub-categorized as Retail while the Development Properties are sub- categorized as Retail and Residential.

We confirm that we have inspected the sites on various dates in March 2013. The inspection date differs from the valuation date, following your instructions. We therefore need to assume that no material change has occurred between inspection date and the valuation date.

The Valuers supervising this appraisal exercise are Messrs. Wenceslao D. Fuentes, Jr., Jacqueline T. Guerta, Rogel P. Cayamanda and Jesus Constance M. Castro. Their relevant qualification and experience, together with the appraisers involved are attached in the Individual Profiles Section of this Executive Summary Report.

  1.2    Definition of Terms

The appraisal is made on the basis of Market Value which is defined under IVS 2011 as "the estimated amount for which an asset should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."

Our valuation has been made on the assumption that the owner sells the Property on the open market without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would affect the value of the Property.

For the leasehold rights on the land, our valuation wishes to establish the Leasehold Value or Lessee's Interest, which is defined to mean as "the estimated value of a leasehold interest, that is, right to the use, enjoinment and profit existing by virtue of the rights granted under a lease instrument. The value of the leasehold interest is the present (discounted) worth of the rent savings when the contractual rent at the time of the appraisal is less than the current market rent."

  1.3    Assumptions and Limiting Conditions

This valuation is subject to the following assumptions and limiting conditions:

The valuation is based on the condition of the economy and the purchasing power of the Philippine Peso as of the effective date of valuation.

Legal descriptions, including leases, information, maps, signed or unsigned surveys, estimates and opinions furnished or made available to the appraiser and contained in this study were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy and legality of such items furnished can be assumed by the appraiser.

This valuation assumes no responsibility for the validity of legal matters affecting the property. The ownership history reported in this valuation is based on the appraiser's research of public records, which are assumed to be accurate and complete. It is not the intent of the valuation to offer a legal opinion of title. It is further assumed that the property has good title, responsible ownership and competent management. Any liens or encumbrances which may now exist have been disregarded.

Any maps or plot plans reproduced and included in the report are intended only for the purpose of showing spatial relationship. They are not necessarily measured surveys or measured maps, and we will not be responsible for topographic or surveying errors. The appraiser has made no survey of the property. No liability will be assumed for soil conditions, bearing capacity of the subsoil or for engineering matters related to proposed or existing structures.

It is assumed that there is full compliance with all applicable Philippine environmental regulations and laws unless non-compliance is stated, defined, and considered in this appraisal report.

When the study contains a valuation relating to an estate in land that is less than the whole fee simple estate, the value reported for such estate relates to a fractional interest only in the real estate involved, and the value of this fractional interest plus the value of all other fractional interests may or may not equal the value of the entire fee simple estate which is considered the whole.

We assume that the fee simple interest is marketable and in compliance with the applicable laws of the Philippines.

When the valuation report contains an allocation of the total valuation between land and building improvements, such allocation applies only under the existing program of utilization. The separate valuations for land and building cannot be used in conjunction with any other valuation/appraisal and will be invalid if so used.

It is assumed that all applicable zoning and use regulations have been complied with, unless a nonconformity is stated, defined and considered in the study. It is also assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from the Philippine government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this study is based.

No information was furnished to the appraiser regarding the presence of Radon seepage in the subject site or that it has ever been used as, or part of, a sanitary landfill or toxic waste dump.

Unless otherwise stated in this report, the existence of hazardous materials, and gases and other noxious emissions that may or may not be present on the property, were not observed by the appraiser. The appraiser has no knowledge of the existence of such materials or gases affecting the property. The appraiser, however, is not qualified to detect such substances. The presence of asbestos building materials, urea-formaldehyde foam insulation, poly-chlorinated biphenyl filled transformers, aluminum based electrical wiring, or other elements of potentially hazardous materials not currently recommended by the Uniform Building Codes may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

Information provided by informed local sources, such as government agencies, financial institutions, Realtors, buyers, seller and others, was weighed in the light in which it was supplied and checked by secondary means; however, no responsibility is assumed for possible misinformation.

Possession of this report, or a copy thereof, does not carry with it the right of publication. This report may not be used by anyone except the client, and then only with proper qualification. All copies will originate at CB Richard Ellis Philippines Inc. and will be signed and dated as such.

The appraiser is not required to give testimony or attendance in court by reason of this valuation, with reference to the property in question, unless arrangements have been previously made.

This report shall not be conveyed in whole or in part to the public through advertising, public relations, news, sales, or other media without the written consent and approval of the author. This applies particularly to written conclusions, the identity of the appraiser or firm with which he or she is connected.

The delivery and acceptance of this report completes this assignment.

  1.4    Confidentiality and Disclaimer

This report and valuation shall be used only in its entirety and no part shall be used without the whole report. It may not be used for any purposes other than the intended purpose mentioned above. Possession of this report or any copy thereof does not carry with it the right of copying or publication. All copies will originate from CB Richard Ellis Philippines, Inc. and will be signed and dated as such. Neither the whole nor any part of the report or any reference to our name, our valuation and our report may be included in any document, circular or statement nor published without our prior written consent to the form and context in which it may appear.

The liability of CB Richard Ellis Phils., Inc. and its directors and employees is limited to the addressee of this report only. No accountability, obligation or liability to any third party is accepted. In the event we are subject to any liability in connection with this engagement, regardless of legal theory advanced, such liability will be limited to the amount of fees we received for this engagement.

2.0   VALUER'S CERTIFICATION

We certify that, to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct and no important facts have been withheld or overlooked.

The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the approval of a loan, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the International Valuation Standards (IVS) as set out by IVSC.

We certify that our knowledge and experience are sufficient to allow us to competently complete this valuation.

We made a personal inspection of the subject property, and no significant professional assistance was provided by anyone in the report preparation.

That the Value of the subject property, appraised as of 28 February 2013, amounts to that specified in the pertinent sections of this Report.

CB RICHARD ELLIS PHILIPPINES, INC.
WENCESLAO D. FUENTES, JR., CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 422 Date Issued and Validity: 04/14/2011 - 04/15/2014 PTR No. 3685230 - 01/15/2013; Makati City	JACQUELINE T. GUERTA, CPV® Director Licensed Real Estate Appraiser PRC Registration No. 949 Date Issued and Validity: 07/19/2011 - 05/04/2014 PTR No. 3199334 - 01/17/2012; Makati City
ROGEL P. CAYAMANDA, CPV® Associate Director Licensed Real Estate Appraiser PRC Reg. No. 392 Date Issued and Validity: 04/08/2011 - 11/23/2014 PTR No. 3199329 - 01/17/2012; Makati City	JESUS CONSTANCE M. CASTRO, CPV® Senior Manager Licensed Real Estate Appraiser PRC Reg. No. 423 Date Issued and Validity: 04/14/2011 - 12/22/2014 PTR No. 3685228 - 01/15/2013; Makati City

3.0   EXECUTIVE SUMMARY

Premised on the foregoing, the market value of the property is estimated as under:

	Market Value
Investment Properties
Retail	PhP	341,468,369,000
Development Properties
Retail	PhP	17,320,771,000
Residential		2,003,100,000

Total for Development Properties	PhP	19,323,871,000
Rawland		16,196,200,000

TOTAL	PhP	376,988,440,000

The values reflected herein are as of 28 February 2013, the ("valuation date").

Assumptions, Disclaimers, Limitations & Qualifications	This valuation report is provided subject to the assumptions, qualifications, limitations and disclaimers detailed throughout this report which are made in conjunction with those included within the Assumptions, Qualifications, Limitations & Disclaimers section located at Section 1.3 of this Summary report. Reliance on this report and extension of our liability is conditioned upon the reader's acknowledgement and understanding of these statements. This valuation is for the use only of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of this valuation. The valuer has no pecuniary interest that would conflict with the proper valuation of the property.
Prepared by:	CB RICHARD ELLIS PHILS., INC.

RAFAEL J. CENZON, CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 213 Date Issued and Validity: 02/13/2011 - 03/11/2014 PTR No. 3199327 - 01/17/2012; Makati City

4.0   VALUATION RATIONALE

The appraisal service shall report the market value of the properties.

  4.1    Appraisal Methodology

In arriving at our opinion of market value, appraised as of 28 February 2013, we have considered relevant general economic factors and conditions. A variety of approaches have been considered with regards to the nature and scale of the various properties. The determination of the appropriate approach for a given property is based on the quality and quantity of data available, particularly its relevance to the property under appraisement. If more than one valuation approach is utilized, the resulting values are reconciled or one value is recommended to produce a final value conclusion. For this engagement, we have adopted the Market Data Approach for vacant land and cost approach for improved properties. Income approach, both Direct Capitalization Method and Discounted Cash Flow Analysis, was likewise adopted for income generating properties.

Briefly describing the valuation methods used, the Cost Approach is based on the principle of substitution, which holds that an informed buyer would not pay more for a given property than the cost of buying an equally desirable alternative. The methodology of the Cost Approach is a set of procedures that estimate the current reproduction cost of the improvements, then deducting accrued depreciation from all sources, and adding the value of the land.

The Market Data (or Direct Sales Comparison) Approach is a method of comparing prices paid for comparable properties sold in the market against the subject property. The weight given to this approach is dependent on the availability of recent confirmed sales of properties considered comparable to the property under appraisement. These sold properties are compared to the subject in key units of comparison. Appropriate adjustments are made for differences between the subject and the comparables, resulting in adjusted sales values for each of the comparables. These adjusted values are then reconciled for a value conclusion by the Sales Comparison Approach.

The Income Approach is based on the premise that the value of a property is directly related to the income it generates. This approach converts anticipated future gains to present worth by projecting reasonable income and expenses for the subject property. The Income Capitalization Approach is considered appropriate for valuing investment properties, as it mirrors the analysis of typical investors.

Under the Income Approach, we have adopted both the Direct Capitalization Method and the Discounted Cash Flow Analysis, briefly described below.

In Direct Capitalization Method, a one year net operating income forecast is divided by an overall rate. All parameters of a typical investor return expectations are represented either explicitly or implicitly in either income forecast or the capitalization rate. These expectations include current operating income and cash flow, income growth, the security of that income and equity build up through amortization. The direct capitalization rate, as the ratio of income to value, serves as a proxy for investor return assumptions.

Discounted Cash Flow Analysis, on the other hand, is a form of analysis that allows an investor or owner to make an assessment of the long-term return that is likely to be derived from a property with a combination of rental and capital growth over an assumed investment horizon. In undertaking this analysis, a wide range of assumptions are made including base rental, rental growth, statutory and operating expenses, and sale price and disposal of the property at the end of the investment period.

5.0   GENERAL VALUATION ASSUMPTIONS

Land details including land titles, lot areas, lot plans and survey plans were based on information furnished us.

Wherever possible, we have personally inspected the properties covered by this valuation. However, due to the nature of ongoing construction and condominium projects partly completed or under completion, we were not able to conduct full detailed inspection of building or unit interiors. In accordance with the International Valuation Standards Committee (IVSC), our valuations were based on all relevant documents necessary to arrive at our opinion of value. We have relied to a considerable extent on information provided to us such as building plans, completion status of ongoing project or development including type or characteristics of units for sale, inventory of developed, saleable units, land or floor area. It is our opinion however that although the valuation is limited, the results are reliable and credible for its intended purpose and use.

In some cases, two or three approaches to value were considered in our valuation, as one or more may be applicable to the subject property/assets. In some situations, elements of two or three approaches may be combined to reach a value conclusion. However, our recommended opinion of value is based on the approach we deemed to be the most appropriate to use.

In valuing vast tract or large parcels of land comprising of several lots presently utilized or intended to be utilized for a common type of property development, valuation of the land is as a whole or for the entirety of the land, considering the highest and best use.

In our valuation of Condominium and Subdivision projects, we relied considerably on selling prices furnished to us by the client. We have investigated these selling prices and have adopted the same as the average selling prices in our valuation. Our valuation is based on the total market value of these saleable units as of valuation date. Provisions for cost to complete of projects under construction and cost of sale however were deducted from the property value.

All on-going condominium and subdivision projects were assumed to be completed as planned.

When the property involves improvements erected on land under lease in which the lessor or land owner is a related Company, land was valued in fee simple in favour of the lessor or land owner.

For land considered for prospective development, as an alternative valuation method to Direct Sales Comparison Approach, we have likewise considered the Land Residual Method. In our analysis and in the development of the recommended value of the site, reference was heavily relied either on an anticipated development scheme according to the concept presented to us or a predominant development plan based on our findings gathered during our inspection. However, when the value by Land Residual Method was arrived at using a concept presented to us, no further study to determine the feasibility nor investigation for legal permissibility for such a concept was conducted. Likewise, in the absence of a full feasibility study, no provision for possible synergy with other property development of the client was considered in the valuation.

Valuation Date is 28 February 2013. All relevant information provided to us such as selling prices and number of unsold units/lots for condominium and subdivision projects and rent rolls for income generating assets among others, were assumed as of the valuation date.

Executive Summary

Presented to:

SM LAND, INC.

Various Philippine locations

As of: 28 February 2013

CBRE | Philippines

Part of the CBRE affiliate network

SM LAND, INC.
Various Philippine locations
28 February 2013

15 March 2013

SM LAND, INC.
10th Floor One E-Com Center
Harbour Drive, Mall of Asia Complex
Pasay City, Metropolitan Manila, Philippines

Attention:	MS. GEMA ONG CHENG Senior Vice President—Finance SM Investments Corporation
Thru:	Mr. Gil C. Somblingo Senior Asst. Vice President—Controllership/SM Land

Gentlemen:

Re:
Appraisal of Property

1.0   INTRODUCTION

  1.1    Instructions

In fulfilment of our agreement as outlined in the Letter of Engagement dated 15 February 2013, we are pleased to submit herewith our Executive Summary Report on the opinion of Market Value for those certain real estate properties consisting of thirty (30) assets at various Philippine locations, appraised as of 28 February 2013 (the "valuation date"). The appraisal has been prepared in connection with the proposed merger of SM Prime Holdings, Inc. and SM Land, Inc.

The property appraised consists of land, leasehold rights on land, buildings, other land improvements and building machinery & equipment. All other assets not mentioned above are excluded in this report.

The various sites, subject of this engagement, are segregated into four (4) main categories, namely: Investment Properties; Development Properties; Land (portion with investment); and Rawland. Investment Properties are properties with completed developments; Development Properties are properties which are still in development phase and not yet completed; Land (portion with investment) are large tracts of land with a section having a completed development and a section still vacant; while Rawland pertains to vacant lots (land bank). The Investment properties are further sub-categorized as Retail, Office, Industrial and Ferry/Breakwater while the Development Properties are sub-categorized as Office, Hospitality and Ferry/Breakwater.

We confirm that we have inspected the sites on various dates in March 2013. The inspection date differs from the valuation date, following your instructions. We therefore need to assume that no material change has occurred between inspection date and the valuation date.

The Valuers supervising this appraisal exercise are Messrs. Wenceslao D. Fuentes, Jr., Jacqueline T. Guerta, Rogel P. Cayamanda and Jesus Constance M. Castro. Their relevant qualification and experience, together with the appraisers involved are attached in the Individual Profiles Section of this Executive Summary Report.

  1.2    Definition of Terms

The appraisal is made on the basis of Market Value which is defined under IVS 2011 as "the estimated amount for which an asset should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."

Our valuation has been made on the assumption that the owner sells the Property on the open market without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would affect the value of the Property.

For the leasehold rights on the land, our valuation wishes to establish the Leasehold Value or Lessee's Interest, which is defined to mean as "the estimated value of a leasehold interest, that is, right to the use, enjoinment and profit existing by virtue of the rights granted under a; lease instrument. The value of the leasehold interest is the present (discounted) worth of the rent savings when the contractual rent at the time of the appraisal is less than the current market rent."

  1.3    Assumptions and Limiting Conditions

This valuation is subject to the following assumptions and limiting conditions:

The valuation is based on the condition of the economy and the purchasing power of the Philippine Peso as of the effective date of valuation.

Legal descriptions, including leases, information, maps, signed or unsigned surveys, estimates and opinions furnished or made available to the appraiser and contained in this study were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy and legality of such items furnished can be assumed by the appraiser.

This valuation assumes no responsibility for the validity of legal matters affecting the property. The ownership history reported in this valuation is based on the appraiser's research of public records, which are assumed to be accurate and complete. It is not the intent of the valuation to offer a legal opinion of title. It is further assumed that the property has good title, responsible ownership and competent management. Any liens or encumbrances which may now exist have been disregarded.

Any maps or plot plans reproduced and included in the report are intended only for the purpose of showing spatial relationship. They are not necessarily measured surveys or measured maps, and we will not be responsible for topographic or surveying errors. The appraiser has made no survey of the property. No liability will be assumed for soil conditions, bearing capacity of the subsoil or for engineering matters related to proposed or existing structures.

It is assumed that there is full compliance with all applicable Philippine environmental regulations and laws unless non-compliance is stated, defined, and considered in this appraisal report.

When the study contains a valuation relating to an estate in land that is less than the whole fee simple estate, the value reported for such estate relates to a fractional interest only in the real estate involved, and the value of this fractional interest plus the value of all other fractional interests may or may not equal the value of the entire fee simple estate which is considered the whole.

We assume that the fee simple interest is marketable and in compliance with the applicable laws of the Philippines.

When the valuation report contains an allocation of the total valuation between land and building improvements, such allocation applies only under the existing program of utilization. The separate valuations for land and building cannot be used in conjunction with any other valuation/appraisal and will be invalid if so used.

It is assumed that all applicable zoning and use regulations have been complied with, unless a nonconformity is stated, defined and considered in the study. It is also assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from the Philippine government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this study is based.

No information was furnished to the appraiser regarding the presence of Radon seepage in the subject site or that it has ever been used as, or part of, a sanitary landfill or toxic waste dump.

Unless otherwise stated in this report, the existence of hazardous materials, and gases and other noxious emissions that may or may not be present on the property, were not observed by the appraiser. The appraiser has no knowledge of the existence of such materials or gases affecting the property. The appraiser, however, is not qualified to detect such substances. The presence of asbestos building materials, urea-formaldehyde foam insulation, poly-chlorinated biphenyl filled transformers, aluminum based electrical wiring, or other elements of potentially hazardous materials not currently recommended by the Uniform Building Codes may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

Information provided by informed local sources, such as government agencies, financial institutions, Realtors, buyers, seller and others, was weighed in the light in which it was supplied and checked by secondary means; however, no responsibility is assumed for possible misinformation.

Possession of this report, or a copy thereof, does not carry with it the right of publication. This report may not be used by anyone except the client, and then only with proper qualification. All copies will originate at CB Richard Ellis Philippines Inc. and will be signed and dated as such.

The appraiser is not required to give testimony or attendance in court by reason of this valuation, with reference to the property in question, unless arrangements have been previously made.

This report shall not be conveyed in whole or in part to the public through advertising, public relations, news, sales, or other media without the written consent and approval of the author. This applies particularly to written conclusions, the identity of the appraiser or firm with which he or she is connected.

The delivery and acceptance of this report completes this assignment.

  1.4    Confidentiality and Disclaimer

This report and valuation shall be used only in its entirety and no part shall be used without the whole report. It may not be used for any purposes other than the intended purpose mentioned above. Possession of this report or any copy thereof does not carry with it the right of copying or publication. All copies will originate from CB Richard Ellis Philippines, Inc. and will be signed and dated as such. Neither the whole nor any part of the report or any reference to our name, our valuation and our report may be included in any document, circular or statement nor published without our prior written consent to the form and context in which it may appear.

The liability of CB Richard Ellis Phils., Inc. and its directors and employees is limited to the addressee of this report only. No accountability, obligation or liability to any third party is accepted. In the event we are subject to any liability in connection with this engagement, regardless of legal theory advanced, such liability will be limited to the amount of fees we received for this engagement.

2.0   VALUER'S CERTIFICATION

We certify that, to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct and no important facts have been withheld or overlooked.

The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the approval of a loan, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the International Valuation Standards (IVS) as set out by IVSC.

We certify that our knowledge and experience are sufficient to allow us to competently complete this valuation.

We made a personal inspection of the subject property, and no significant professional assistance was provided by anyone in the report preparation.

That the Value of the subject property, appraised as of 28 February 2013, amounts to that specified in the pertinent sections of this Report.

CB RICHARD ELLIS PHILIPPINES, INC.
WENCESLAO D. FUENTES, JR., CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 422 Date Issued and Validity: 04/14/2011 - 04/15/2014 PTR No. 3685230 - 01/15/2013; Makati City	JACQUELINE T. GUERTA, CPV® Director Licensed Real Estate Appraiser PRC Registration No. 949 Date Issued and Validity: 07/19/2011 - 05/04/2014 PTR No. 31 99334 - 01/17/2012; Makati City
ROGEL P. CAYAMANDA, CPV® Associate Director Licensed Real Estate Appraiser PRC Reg. No. 392 Date Issued and Validity: 04/08/2011 - 11/23/2014 PTR No. 31 99329 - 01/17/2012; Makati City	JESUS CONSTANCE M. CASTRO, CPV® Senior Manager Licensed Real Estate Appraiser PRC Reg. No. 423 Date Issued and Validity: 04/14/2011 - 12/22/2014 PTR No. 3685228 - 01/15/2013; Makati City

3.0   EXECUTIVE SUMMARY

Premised on the foregoing, the market value of the property is estimated as under:

	Market Value
Investment Properties
Retail	PhP	11,674,436,000
Office		8,081,014,000
Industrial		2,659,703,000
Ferry/Breakwater		86,697,000

Total for Investment Properties	PhP	22,501,850,000
Development Properties
Office	PhP	540,877,000
Hospitality		395,000,000
Ferry/Breakwater		35,555,000

Total for Development Properties	PhP	971,432,000
Land (portion with investment)	PhP	58,772,000,000
Rawland	PhP	161,800,000

TOTAL	PhP	82,407,082,000

The values reflected herein are as of 28 February 2013, the ("valuation date").

Assumptions, Disclaimers, Limitations & Qualifications	This valuation report is provided subject to the assumptions, qualifications, limitations and disclaimers detailed throughout this report which are made in conjunction with those included within the Assumptions, Qualifications, Limitations & Disclaimers section located at Section 1.3 of this Summary report. Reliance on this report and extension of our liability is conditioned upon the reader's acknowledgement and understanding of these statements. This valuation is for the use only of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of this valuation. The valuer has no pecuniary interest that would conflict with the proper valuation of the property.
Prepared by:	CB RICHARD ELLIS PHILS., INC.

RAFAEL J. CENZON, CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 213 Date Issued and Validity: 02/13/2011 - 03/11/2014 PTR No. 3199327 - 01/17/2012; Makati City

4.0   VALUATION RATIONALE

The appraisal service shall report the market value of the properties.

  4.1    Appraisal Methodology

In arriving at our opinion of market value, appraised as of 28 February 2013, we have considered relevant general economic factors and conditions. A variety of approaches have been considered with regards to the nature and scale of the various properties. The determination of the appropriate approach for a given property is based on the quality and quantity of data available, particularly its relevance to the property under appraisement. If more than one valuation approach is utilized, the resulting values are reconciled or one value is recommended to produce a final value conclusion. For this engagement, we have adopted the Market Data Approach for vacant land and cost approach for improved properties. Income approach, both Direct Capitalization Method and Discounted Cash Flow Analysis, was likewise adopted for income generating properties.

Briefly describing the valuation methods used, the Cost Approach is based on the principle of substitution, which holds that an informed buyer would not pay more for a given property than the cost of buying an equally desirable alternative. The methodology of the Cost Approach is a set of procedures that estimate the current reproduction cost of the improvements, then deducting accrued depreciation from all sources, and adding the value of the land.

The Market Data (or Direct Sales Comparison) Approach is a method of comparing prices paid for comparable properties sold in the market against the subject property. The weight given to this approach is dependent on the availability of recent confirmed sales of properties considered comparable to the property under appraisement. These sold properties are compared to the subject in key units of comparison. Appropriate adjustments are made for differences between the subject and the comparables, resulting in adjusted sales values for each of the comparables. These adjusted values are then reconciled for a value conclusion by the Sales Comparison Approach.

The Income Approach is based on the premise that the value of a property is directly related to the income it generates. This approach converts anticipated future gains to present worth by projecting reasonable income and expenses for the subject property. The Income Capitalization Approach is considered appropriate for valuing investment properties, as it mirrors the analysis of typical investors.

Under the Income Approach, we have adopted both the Direct Capitalization Method and the Discounted Cash Flow Analysis, briefly described below.

In Direct Capitalization Method, a one year net operating income forecast is divided by an overall rate. All parameters of a typical investor return expectations are represented either explicitly or implicitly in either income forecast or the capitalization rate. These expectations include current operating income and cash flow, income growth, the security of that income and equity build up through amortization. The direct capitalization rate, as the ratio of income to value, serves as a proxy for investor return assumptions.

Discounted Cash Flow Analysis, on the other hand, is a form of analysis that allows an investor or owner to make an assessment of the long-term return that is likely to be derived from a property with a combination of rental and capital growth over an assumed investment horizon. In undertaking this analysis, a wide range of assumptions are made including base rental, rental growth, statutory and operating expenses, and sale price and disposal of the property at the end of the investment period.

5.0   GENERAL VALUATION ASSUMPTIONS

Land details including land titles, lot areas, lot plans and survey plans were based on information furnished us.

Wherever possible, we have personally inspected the properties covered by this valuation. However, due to the nature of ongoing construction and condominium projects partly completed or under completion, we were not able to conduct full detailed inspection of building or unit interiors. In accordance with the International Valuation Standards Committee (IVSC), our valuations were based on all relevant documents necessary to arrive at our opinion of value. We have relied to a considerable extent on information provided to us such as building plans, completion status of ongoing project or development including type or characteristics of units for sale, inventory of developed, saleable units, land or floor area. It is our opinion however that although the valuation is limited, the results are reliable and credible for its intended purpose and use.

In some cases, two or three approaches to value were considered in our valuation, as one or more may be applicable to the subject property/assets. In some situations, elements of two or three approaches may be combined to reach a value conclusion. However, our recommended opinion of value is based on the approach we deemed to be the most appropriate to use.

In valuing vast tract or large parcels of land comprising of several lots presently utilized or intended to be utilized for a common type of property development, valuation of the land is as a whole or for the entirety of the land, considering the highest and best use.

In our valuation of Condominium and Subdivision projects, we relied considerably on selling prices furnished to us by the client. We have investigated these selling prices and have adopted the same as the average selling prices in our valuation. Our valuation is based on the total market value of these saleable units as of valuation date. Provisions for cost to complete of projects under construction and cost of sale however were deducted from the property value.

All on-going condominium and subdivision projects were assumed to be completed as planned.

When the property involves improvements erected on land under lease in which the lessor or land owner is a related Company, land was valued in fee simple in favour of the lessor or land owner.

For land considered for prospective development, as an alternative valuation method to Direct Sales Comparison Approach, we have likewise considered the Land Residual Method. In our analysis and in the development of the recommended value of the site, reference was heavily relied either on an anticipated development scheme according to the concept presented to us or a predominant development plan based on our findings gathered during our inspection. However, when the value by Land Residual Method was arrived at using a concept presented to us, no further study to determine the feasibility nor investigation for legal permissibility for such a concept was conducted. Likewise, in the absence of a full feasibility study, no provision for possible synergy with other property development of the client was considered in the valuation.

Valuation Date is 28 February 2013. All relevant information provided to us such as selling prices and number of unsold units/lots for condominium and subdivision projects and rent rolls for income generating assets among others, were assumed as of the valuation date.

Executive Summary

Presented to:

SM DEVELOPMENT CORPORATION

Various Philippine locations

As of: 28 February 2013

03/21/2013
03/19/2013

CBRE | Philippines

Part of the CBRE affiliate network

SM DEVELOPMENT CORP.
Various Philippine locations
28 February 2013

15 March 2013

SM DEVELOPMENT CORPORATION
10th Floor One E-Com Center
Harbour Drive, Mall of Asia Complex
Pasay City, Metropolitan Manila, Philippines

Attention:	MS. GEMA ONG CHENG Senior Vice President—Finance SM Investments Corporation
Thru:	Mr. Joel T. Ong Vice President—Controllership

Gentlemen:

Re:
Appraisal of Property

1.0   INTRODUCTION

  1.1    Instructions

In fulfilment of our agreement as outlined in the Letter of Engagement dated 15 February 2013, we are pleased to submit herewith our Executive Summary Report on the opinion of Market Value for those certain real estate properties consisting of sixty-three (63) assets at various Philippine locations, appraised as of 28 February 2013 (the "valuation date"). The appraisal has been prepared in connection with SM Land's proposed acquisition of a 100% stake in SM Development Corporation.

The property appraised consists of land and condominium projects. All other assets not mentioned above are excluded in this report.

The various sites, subject of this engagement, are segregated into three (3) main categories, namely: Investment Properties; Development Properties; and Rawland. Investment Properties are properties with completed developments; Development Properties are properties which are still in development phase and not yet completed; while Rawland pertains to vacant lots (land bank). The Investment properties are further sub-categorized as Residential while the Development Properties are also sub-categorized as Residential.

We confirm that we have inspected the sites on various dates in March 2013. The inspection date differs from the valuation date, following your instructions. We therefore need to assume that no material change has occurred between inspection date and the valuation date.

The Valuers supervising this appraisal exercise are Messrs. Wenceslao D. Fuentes, Jr., Jacqueline T. Guerta, Rogel P. Cayamanda and Jesus Constance M. Castro. Their relevant qualification and experience, together with the appraisers involved are attached in the Individual Profiles Section of this Executive Summary Report.

  1.2    Definition of Terms

The appraisal is made on the basis of Market Value which is defined under IVS 2011 as "the estimated amount for which an asset should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."

Our valuation has been made on the assumption that the owner sells the Property on the open market without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would affect the value of the Property.

  1.3    Assumptions and Limiting Conditions

This valuation is subject to the following assumptions and limiting conditions:

The valuation is based on the condition of the economy and the purchasing power of the Philippine Peso as of the effective date of valuation.

Legal descriptions, including leases, information, maps, signed or unsigned surveys, estimates and opinions furnished or made available to the appraiser and contained in this study were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy and legality of such items furnished can be assumed by the appraiser.

This valuation assumes no responsibility for the validity of legal matters affecting the property. The ownership history reported in this valuation is based on the appraiser's research of public records, which are assumed to be accurate and complete. It is not the intent of the valuation to offer a legal opinion of title. It is further assumed that the property has good title, responsible ownership and competent management. Any liens or encumbrances which may now exist have been disregarded.

Any maps or plot plans reproduced and included in the report are intended only for the purpose of showing spatial relationship. They are not necessarily measured surveys or measured maps, and we will not be responsible for topographic or surveying errors. The appraiser has made no survey of the property. No liability will be assumed for soil conditions, bearing capacity of the subsoil or for engineering matters related to proposed or existing structures.

It is assumed that there is full compliance with all applicable Philippine environmental regulations and laws unless non-compliance is stated, defined, and considered in this appraisal report.

When the study contains a valuation relating to an estate in land that is less than the whole fee simple estate, the value reported for such estate relates to a fractional interest only in the real estate involved, and the value of this fractional interest plus the value of all other fractional interests may or may not equal the value of the entire fee simple estate which is considered the whole.

We assume that the fee simple interest is marketable and in compliance with the applicable laws of the Philippines.

When the valuation report contains an allocation of the total valuation between land and building improvements, such allocation applies only under the existing program of utilization. The separate valuations for land and building cannot be used in conjunction with any other valuation/appraisal and will be invalid if so used.

It is assumed that all applicable zoning and use regulations have been complied with, unless a nonconformity is stated, defined and considered in the study. It is also assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from the Philippine government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this study is based.

No information was furnished to the appraiser regarding the presence of Radon seepage in the subject site or that it has ever been used as, or part of, a sanitary landfill or toxic waste dump.

Unless otherwise stated in this report, the existence of hazardous materials, and gases and other noxious emissions that may or may not be present on the property, were not observed by the appraiser. The appraiser has no knowledge of the existence of such materials or gases affecting the property. The appraiser, however, is not qualified to detect such substances. The presence of asbestos building materials, urea-formaldehyde foam insulation, poly-chlorinated biphenyl filled transformers, aluminum based electrical wiring, or other elements of potentially hazardous materials not currently recommended by the Uniform Building Codes may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

Information provided by informed local sources, such as government agencies, financial institutions, Realtors, buyers, seller and others, was weighed in the light in which it was supplied and checked by secondary means; however, no responsibility is assumed for possible misinformation.

Possession of this report, or a copy thereof, does not carry with it the right of publication. This report may not be used by anyone except the client, and then only with proper qualification. All copies will originate at CB Richard Ellis Philippines Inc. and will be signed and dated as such.

The appraiser is not required to give testimony or attendance in court by reason of this valuation, with reference to the property in question, unless arrangements have been previously made.

This report shall not be conveyed in whole or in part to the public through advertising, public relations, news, sales, or other media without the written consent and approval of the author. This applies particularly to written conclusions, the identity of the appraiser or firm with which he or she is connected.

The delivery and acceptance of this report completes this assignment.

  1.4    Confidentiality and Disclaimer

This report and valuation shall be used only in its entirety and no part shall be used without the whole report. It may not be used for any purposes other than the intended purpose mentioned above. Possession of this report or any copy thereof does not carry with it the right of copying or publication. All copies will originate from CB Richard Ellis Philippines, Inc. and will be signed and dated as such. Neither the whole nor any part of the report or any reference to our name, our valuation and our report may be included in any document, circular or statement nor published without our prior written consent to the form and context in which it may appear.

The liability of CB Richard Ellis Phils., Inc. and its directors and employees is limited to the addressee of this report only. No accountability, obligation or liability to any third party is accepted. In the event we are subject to any liability in connection with this engagement, regardless of legal theory advanced, such liability will be limited to the amount of fees we received for this engagement.

2.0   VALUER'S CERTIFICATION

We certify that, to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct and no important facts have been withheld or overlooked.

The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the approval of a loan, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the International Valuation Standards (IVS) as set out by IVSC.

We certify that our knowledge and experience are sufficient to allow us to competently complete this valuation.

We made a personal inspection of the subject property, and no significant professional assistance was provided by anyone in the report preparation.

That the Value of the subject property, appraised as of 28 February 2013, amounts to that specified in the pertinent sections of this Report.

CB RICHARD ELLIS PHILIPPINES, INC.
WENCESLAO D. FUENTES, JR., CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 422 Date Issued and Validity: 04/14/2011 - 04/15/2014 PTR No. 3685230 - 01/15/2013; Makati City	JACQUELINE T. GUERTA, CPV® Director Licensed Real Estate Appraiser PRC Registration No. 949 Date Issued and Validity: 07/19/2011 - 05/04/2014 PTR No. 3199334 - 01/17/2012; Makati City
ROGEL P. CAYAMANDA, CPV® Associate Director Licensed Real Estate Appraiser PRC Reg. No. 392 Date Issued and Validity: 04/08/2011 - 11/23/2014 PTR No. 3199329 - 01/17/2012; Makati City	JESUS CONSTANCE M. CASTRO, CPV® Senior Manager Licensed Real Estate Appraiser PRC Reg. No. 423 Date Issued and Validity: 04/14/2011 - 12/22/2014 PTR No. 3685228 - 01/15/2013; Makati City

3.0   EXECUTIVE SUMMARY

Premised on the foregoing, the market value of the property is estimated as under:

	Market Value
Investment Properties
Residential	PhP	3,949,937,000
Development Properties
Residential		44,295,975,000
Rawland		43,053,930,000

TOTAL	PhP	91,299,842,000

The values reflected herein are as of 28 February 2013, the ("valuation date").

Assumptions, Disclaimers, Limitations & Qualifications	This valuation report is provided subject to the assumptions, qualifications, limitations and disclaimers detailed throughout this report which are made in conjunction with those included within the Assumptions, Qualifications, Limitations & Disclaimers section located at Section 1.3 of this Summary report. Reliance on this report and extension of our liability is conditioned upon the reader's acknowledgement and understanding of these statements. This valuation is for the use only of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of this valuation. The valuer has no pecuniary interest that would conflict with the proper valuation of the property.
Prepared by:	CB RICHARD ELLIS PHILS., INC.

RAFAEL J. CENZON, CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 213 Date Issued and Validity: 02/13/2011 - 03/11/2014 PTR No. 3199327 - 01/17/2012; Makati City

4.0   VALUATION RATIONALE

The appraisal service shall report the market value of the properties.

  4.1    Appraisal Methodology

In arriving at our opinion of market value, appraised as of 28 February 2013, we have considered relevant general economic factors and conditions. A variety of approaches have been considered with regards to the nature and scale of the various properties. The determination of the appropriate approach for a given property is based on the quality and quantity of data available, particularly its relevance to the property under appraisement. If more than one valuation approach is utilized, the resulting values are reconciled or one value is recommended to produce a final value conclusion. For this engagement, we have adopted the Market Data Approach for vacant land and condominium projects. Income approach (Residual Method) was likewise adopted for some vacant lots.

Briefly describing the valuation methods used, the Market Data (or Direct Sales Comparison) Approach is a method of comparing prices paid for comparable properties sold in the market against the subject property. The weight given to this approach is dependent on the availability of recent confirmed sales of properties considered comparable to the property under appraisement. These sold properties are compared to the subject in key units of comparison. Appropriate adjustments are made for differences between the subject and the comparables, resulting in adjusted sales values for each of the comparables. These adjusted values are then reconciled for a value conclusion by the Sales Comparison Approach.

The Income Approach is based on the premise that the value of a property is directly related to the income it generates. This approach converts anticipated future gains to present worth by projecting reasonable income and expenses for the subject property. The Income Capitalization Approach is considered appropriate for valuing investment properties, as it mirrors the analysis of typical investors.

5.0   GENERAL VALUATION ASSUMPTIONS

Land details including land titles, lot areas, lot plans and survey plans were based on information furnished us.

Wherever possible, we have personally inspected the properties covered by this valuation. However, due to the nature of ongoing construction and condominium projects partly completed or under completion, we were not able to conduct full detailed inspection of building or unit interiors. In accordance with the International Valuation Standards Committee (IVSC), our valuations were based on all relevant documents necessary to arrive at our opinion of value. We have relied to a considerable extent on information provided to us such as building plans, completion status of ongoing project or development including type or characteristics of units for sale, inventory of developed, saleable units, land or floor area. It is our opinion however that although the valuation is limited, the results are reliable and credible for its intended purpose and use.

In some cases, two or three approaches to value were considered in our valuation, as one or more may be applicable to the subject property/assets. In some situations, elements of two or three approaches may be combined to reach a value conclusion. However, our recommended opinion of value is based on the approach we deemed to be the most appropriate to use.

In valuing vast tract or large parcels of land comprising of several lots presently utilized or intended to be utilized for a common type of property development, valuation of the land is as a whole or for the entirety of the land, considering the highest and best use.

In our valuation of Condominium and Subdivision projects, we relied considerably on selling prices furnished to us by the client. We have investigated these selling prices and have adopted the same as the average selling prices in our valuation. Our valuation is based on the total market value of these saleable units as of valuation date. Provisions for cost to complete of projects under construction and cost of sale however were deducted from the property value.

All on-going condominium and subdivision projects were assumed to be completed as planned.

When the property involves improvements erected on land under lease in which the lessor or land owner is a related Company, land was valued in fee simple in favour of the lessor or land owner.

For land considered for prospective development, as an alternative valuation method to Direct Sales Comparison Approach, we have likewise considered the Land Residual Method. In our analysis and in the development of the recommended value of the site, reference was heavily relied either on an anticipated development scheme according to the concept presented to us or a predominant development plan based on our findings gathered during our inspection. However, when the value by Land Residual Method was arrived at using a concept presented to us, no further study to determine the feasibility nor investigation for legal permissibility for such a concept was conducted. Likewise, in the absence of a full feasibility study, no provision for possible synergy with other property development of the client was considered in the valuation.

Valuation Date is 28 February 2013. All relevant information provided to us such as selling prices and number of unsold units/lots for condominium and subdivision projects and rent rolls for income generating assets among others, were assumed as of the valuation date.

Executive Summary

Presented to:

PRIME METRO ESTATE CORPORATION

Various Philippine locations

As of: 28 February 2013

CBRE | Philippines

Part of the CBRE affiliate network

PRIME METROESTATE CORPORATION
Various Philippine locations
28 February 2013

15 March 2013

PRIME METROESTATE CORPORATION
10th Floor One E-Com Center
Harbour Drive, Mall of Asia Complex
Pasay City, Metropolitan Manila, Philippines

Attention:	MS. GEMA ONG CHENG Senior Vice President—Finance SM Investments Corporation
Thru:	Mr. Gil C. Somblingo Senior Asst. Vice President—Project Audit Group

Gentlemen:

Re:
Appraisal of Property

1.0   INTRODUCTION

  1.1    Instructions

In fulfilment of our agreement as outlined in the Letter of Engagement dated 15 February 2013, we are pleased to submit herewith our Executive Summary Report on the opinion of Market Value for those certain real estate properties consisting of fifteen (15) assets at various Philippine locations, appraised as of 28 February 2013 (the "valuation date"). The appraisal has been prepared in connection with SM Prime Holdings, Inc.'s proposed acquisition of certain real property assets and companies owned by SM Investments Corporation.

The property appraised consists of land, buildings and other land improvements. All other assets not mentioned above are excluded in this report.

The various sites, subject of this engagement, are segregated into two (2) main categories, namely: Investment Properties; and Rawland. Investment Properties are properties with completed developments; while Rawland pertains to vacant lots (land bank). The Investment properties are further sub-categorized as Retail.

We confirm that we have inspected the sites on various dates in March 2013. The inspection date differs from the valuation date, following your instructions. We therefore need to assume that no material change has occurred between inspection date and the valuation date.

The Valuers supervising this appraisal exercise are Messrs. Wenceslao D. Fuentes, Jr., Jacqueline T. Guerta, Rogel P. Cayamanda and Jesus Constance M. Castro. Their relevant qualification and experience, together with the appraisers involved are attached in the Individual Profiles Section of this Executive Summary Report.

  1.2    Definition of Terms

The appraisal is made on the basis of Market Value which is defined under IVS 2011 as "the estimated amount for which an asset should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."

Our valuation has been made on the assumption that the owner sells the Property on the open market without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would affect the value of the Property.

  1.3    Assumptions and Limiting Conditions

This valuation is subject to the following assumptions and limiting conditions:

The valuation is based on the condition of the economy and the purchasing power of the Philippine Peso as of the effective date of valuation.

Legal descriptions, including leases, information, maps, signed or unsigned surveys, estimates and opinions furnished or made available to the appraiser and contained in this study were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy and legality of such items furnished can be assumed by the appraiser.

This valuation assumes no responsibility for the validity of legal matters affecting the property. The ownership history reported in this valuation is based on the appraiser's research of public records, which are assumed to be accurate and complete. It is not the intent of the valuation to offer a legal opinion of title. It is further assumed that the property has good title, responsible ownership and competent management. Any liens or encumbrances which may now exist have been disregarded.

Any maps or plot plans reproduced and included in the report are intended only for the purpose of showing spatial relationship. They are not necessarily measured surveys or measured maps, and we will not be responsible for topographic or surveying errors. The appraiser has made no survey of the property. No liability will be assumed for soil conditions, bearing capacity of the subsoil or for engineering matters related to proposed or existing structures.

It is assumed that there is full compliance with all applicable Philippine environmental regulations and laws unless non-compliance is stated, defined, and considered in this appraisal report.

When the study contains a valuation relating to an estate in land that is less than the whole fee simple estate, the value reported for such estate relates to a fractional interest only in the real estate involved, and the value of this fractional interest plus the value of all other fractional interests may or may not equal the value of the entire fee simple estate which is considered the whole.

We assume that the fee simple interest is marketable and in compliance with the applicable laws of the Philippines.

When the valuation report contains an allocation of the total valuation between land and building improvements, such allocation applies only under the existing program of utilization. The separate valuations for land and building cannot be used in conjunction with any other valuation/appraisal and will be invalid if so used.

It is assumed that all applicable zoning and use regulations have been complied with, unless a nonconformity is stated, defined and considered in the study. It is also assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from the Philippine government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this study is based.

No information was furnished to the appraiser regarding the presence of Radon seepage in the subject site or that it has ever been used as, or part of, a sanitary landfill or toxic waste dump.

Unless otherwise stated in this report, the existence of hazardous materials, and gases and other noxious emissions that may or may not be present on the property, were not observed by the appraiser. The appraiser has no knowledge of the existence of such materials or gases affecting the property. The appraiser, however, is not qualified to detect such substances. The presence of asbestos building materials, urea-formaldehyde foam insulation, poly-chlorinated biphenyl filled transformers, aluminum based electrical wiring, or other elements of potentially hazardous materials not currently recommended by the Uniform Building Codes may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

Information provided by informed local sources, such as government agencies, financial institutions, Realtors, buyers, seller and others, was weighed in the light in which it was supplied and checked by secondary means; however, no responsibility is assumed for possible misinformation.

Possession of this report, or a copy thereof, does not carry with it the right of publication. This report may not be used by anyone except the client, and then only with proper qualification. All copies will originate at CB Richard Ellis Philippines Inc. and will be signed and dated as such.

The appraiser is not required to give testimony or attendance in court by reason of this valuation, with reference to the property in question, unless arrangements have been previously made.

This report shall not be conveyed in whole or in part to the public through advertising, public relations, news, sales, or other media without the written consent and approval of the author. This applies particularly to written conclusions, the identity of the appraiser or firm with which he or she is connected.

The delivery and acceptance of this report completes this assignment.

  1.4    Confidentiality and Disclaimer

This report and valuation shall be used only in its entirety and no part shall be used without the whole report. It may not be used for any purposes other than the intended purpose mentioned above. Possession of this report or any copy thereof does not carry with it the right of copying or publication. All copies will originate from CB Richard Ellis Philippines, Inc. and will be signed and dated as such. Neither the whole nor any part of the report or any reference to our name, our valuation and our report may be included in any document, circular or statement nor published without our prior written consent to the form and context in which it may appear.

The liability of CB Richard Ellis Phils., Inc. and its directors and employees is limited to the addressee of this report only. No accountability, obligation or liability to any third party is accepted. In the event we are subject to any liability in connection with this engagement, regardless of legal theory advanced, such liability will be limited to the amount of fees we received for this engagement.

2.0   VALUER'S CERTIFICATION

We certify that, to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct and no important facts have been withheld or overlooked.

The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the approval of a loan, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the International Valuation Standards (IVS) as set out by IVSC.

We certify that our knowledge and experience are sufficient to allow us to competently complete this valuation.

We made a personal inspection of the subject property, and no significant professional assistance was provided by anyone in the report preparation.

That the Value of the subject property, appraised as of 28 February 2013, amounts to that specified in the pertinent sections of this Report.

CB RICHARD ELLIS PHILIPPINES, INC.
WENCESLAO D. FUENTES, JR., CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 422 Date Issued and Validity: 04/14/2011 - 04/15/2014 PTR No. 3685230 - 01/15/2013; Makati City	JACQUELINE T. GUERTA, CPV® Director Licensed Real Estate Appraiser PRC Registration No. 949 Date Issued and Validity: 07/19/2011 - 05/04/2014 PTR No. 3199334 - 01/17/2012; Makati City
ROGEL P. CAYAMANDA, CPV® Associate Director Licensed Real Estate Appraiser PRC Reg. No. 392 Date Issued and Validity: 04/08/2011 - 11/23/2014 PTR No. 3199329 - 01/17/2012; Makati City	JESUS CONSTANCE M. CASTRO, CPV® Senior Manager Licensed Real Estate Appraiser PRC Reg. No. 423 Date Issued and Validity: 04/14/2011 - 12/22/2014 PTR No. 3685228 - 01/15/2013; Makati City

3.0   EXECUTIVE SUMMARY

Premised on the foregoing, the market value of the property is estimated as under:

	Market Value
Investment Properties
Retail	PhP	4,563,000,000
Rawland		540,446,000

TOTAL	PhP	5,103,446,000

The values reflected herein are as of 28 February 2013, the ("valuation date").

Assumptions, Disclaimers, Limitations & Qualifications	This valuation report is provided subject to the assumptions, qualifications, limitations and disclaimers detailed throughout this report which are made in conjunction with those included within the Assumptions, Qualifications, Limitations & Disclaimers section located at Section 1.3 of this Summary report. Reliance on this report and extension of our liability is conditioned upon the reader's acknowledgement and understanding of these statements. This valuation is for the use only of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of this valuation. The valuer has no pecuniary interest that would conflict with the proper valuation of the property.
Prepared by:	CB RICHARD ELLIS PHILS., INC.

RAFAEL J. CENZON, CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 213 Date Issued and Validity: 02/13/2011 - 03/11/2014 PTR No. 3199327 - 01/17/2012; Makati City

4.0   VALUATION RATIONALE

The appraisal service shall report the market value of the properties.

  4.1    Appraisal Methodology

In arriving at our opinion of market value, appraised as of 28 February 2013, we have considered relevant general economic factors and conditions. A variety of approaches have been considered with regards to the nature and scale of the various properties. The determination of the appropriate approach for a given property is based on the quality and quantity of data available, particularly its relevance to the property under appraisement. If more than one valuation approach is utilized, the resulting values are reconciled or one value is recommended to produce a final value conclusion. For this engagement, we have adopted the Market Data Approach for vacant land and cost approach for improved properties.

Briefly describing the valuation methods used, the Cost Approach is based on the principle of substitution, which holds that an informed buyer would not pay more for a given property than the cost of buying an equally desirable alternative. The methodology of the Cost Approach is a set of procedures that estimate the current reproduction cost of the improvements, then deducting accrued depreciation from all sources, and adding the value of the land.

The Market Data (or Direct Sales Comparison) Approach is a method of comparing prices paid for comparable properties sold in the market against the subject property. The weight given to this approach is dependent on the availability of recent confirmed sales of properties considered comparable to the property under appraisement. These sold properties are compared to the subject in key units of comparison. Appropriate adjustments are made for differences between the subject and the comparables, resulting in adjusted sales values for each of the comparables. These adjusted values are then reconciled for a value conclusion by the Sales Comparison Approach.

5.0   GENERAL VALUATION ASSUMPTIONS

Land details including land titles, lot areas, lot plans and survey plans were based on information furnished us.

In some cases, two or three approaches to value were considered in our valuation, as one or more may be applicable to the subject property/assets. In some situations, elements of two or three approaches may be combined to reach a value conclusion. However, our recommended opinion of value is based on the approach we deemed to be the most appropriate to use.

In valuing vast tract or large parcels of land comprising of several lots presently utilized or intended to be utilized for a common type of property development, valuation of the land is as a whole or for the entirety of the land, considering the highest and best use.

In our valuation of Condominium and Subdivision projects, we relied considerably on selling prices furnished to us by the client. We have investigated these selling prices and have adopted the same as the average selling prices in our valuation. Our valuation is based on the total market value of these saleable units as of valuation date. Provisions for cost to complete of projects under construction and cost of sale however were deducted from the property value.

All on-going condominium and subdivision projects were assumed to be completed as planned.

When the property involves improvements erected on land under lease in which the lessor or land owner is a related Company, land was valued in fee simple in favour of the lessor or land owner.

For land considered for prospective development, as an alternative valuation method to Direct Sales Comparison Approach, we have likewise considered the Land Residual Method. In our analysis and in the development of the recommended value of the site, reference was heavily relied either on an anticipated development scheme according to the concept presented to us or a predominant development plan based on our findings gathered during our inspection. However, when the value by Land Residual Method was arrived at using a concept presented to us, no further study to determine the feasibility nor investigation for legal permissibility for such a concept was conducted. Likewise, in the absence of a full feasibility study, no provision for possible synergy with other property development of the client was considered in the valuation.

Valuation Date is 28 February 2013. All relevant information provided to us such as selling prices and number of unsold units/lots for condominium and subdivision projects and rent rolls for income generating assets among others, were assumed as of the valuation date.

Executive Summary

Presented to:

COSTA DEL HAMILO, INC.

Nasugbu, Batangas
Philippines

As of: 28 February 2013

CBRE | Philippines

Part of the CBRE affiliate network

COSTA DEL HAMILO, INC.
Nasugbu, Batangas
28 February 2013

15 March 2013

COSTA DEL HAMILO, INC.
10th Floor One E-Com Center
Harbour Drive, Mall of Asia Complex
Pasay City, Metropolitan Manila, Philippines

Attention:	MS. GEMA ONG CHENG Senior Vice President—Finance SM Investments Corporation
Thru:	MS. EVANGELINE R. ENDAY Assistant Vice President

Gentlemen:

Re:
Appraisal of Property

1.0   INTRODUCTION

  1.1    Instructions

In fulfilment of our agreement as outlined in the Letter of Engagement dated 15 February 2013, we are pleased to submit herewith our Executive Summary Report on the opinion of Market Value for those certain real estate properties consisting of fifteen (15) assets in Nasugbu, Batangas, Philippines, appraised as of 28 February 2013 (the "valuation date"). The appraisal has been prepared in connection with SM Prime Holdings, Inc.'s proposed acquisition of certain real property assets and companies owned by SM Investments Corporation.

The property appraised consists of land, condominium projects and clubshares. All other assets not mentioned above are excluded in this report.

The various sites, subject of this engagement, are segregated into two (2) main categories, namely: Investment Properties; and Rawland. Investment Properties are properties with completed developments; while Rawland pertains to vacant lots (land bank). The Investment properties are further sub-categorized as Residential, Hospitality and Clubshares.

We confirm that we have inspected the sites on various dates in March 2013. The inspection date differs from the valuation date, following your instructions. We therefore need to assume that no material change has occurred between inspection date and the valuation date.

The Valuers supervising this appraisal exercise are Messrs. Wenceslao D. Fuentes, Jr., Jacqueline T. Guerta, Rogel P. Cayamanda and Jesus Constance M. Castro. Their relevant qualification and experience, together with the appraisers involved are attached in the Individual Profiles Section of this Executive Summary Report.

  1.2    Definition of Terms

The appraisal is made on the basis of Market Value which is defined under IVS 2011 as "the estimated amount for which an asset should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."

Our valuation has been made on the assumption that the owner sells the Property on the open market without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would affect the value of the Property.

  1.3    Assumptions and Limiting Conditions

This valuation is subject to the following assumptions and limiting conditions:

The valuation is based on the condition of the economy and the purchasing power of the Philippine Peso as of the effective date of valuation.

Legal descriptions, including leases, information, maps, signed or unsigned surveys, estimates and opinions furnished or made available to the appraiser and contained in this study were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy and legality of such items furnished can be assumed by the appraiser.

This valuation assumes no responsibility for the validity of legal matters affecting the property. The ownership history reported in this valuation is based on the appraiser's research of public records, which are assumed to be accurate and complete. It is not the intent of the valuation to offer a legal opinion of title. It is further assumed that the property has good title, responsible ownership and competent management. Any liens or encumbrances which may now exist have been disregarded.

Any maps or plot plans reproduced and included in the report are intended only for the purpose of showing spatial relationship. They are not necessarily measured surveys or measured maps, and we will not be responsible for topographic or surveying errors. The appraiser has made no survey of the property. No liability will be assumed for soil conditions, bearing capacity of the subsoil or for engineering matters related to proposed or existing structures.

It is assumed that there is full compliance with all applicable Philippine environmental regulations and laws unless non-compliance is stated, defined, and considered in this appraisal report.

When the study contains a valuation relating to an estate in land that is less than the whole fee simple estate, the value reported for such estate relates to a fractional interest only in the real estate involved, and the value of this fractional interest plus the value of all other fractional interests may or may not equal the value of the entire fee simple estate which is considered the whole.

We assume that the fee simple interest is marketable and in compliance with the applicable laws of the Philippines.

When the valuation report contains an allocation of the total valuation between land and building improvements, such allocation applies only under the existing program of utilization. The separate valuations for land and building cannot be used in conjunction with any other valuation/appraisal and will be invalid if so used.

It is assumed that all applicable zoning and use regulations have been complied with, unless a nonconformity is stated, defined and considered in the study. It is also assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from the Philippine government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this study is based.

No information was furnished to the appraiser regarding the presence of Radon seepage in the subject site or that it has ever been used as, or part of, a sanitary landfill or toxic waste dump.

Unless otherwise stated in this report, the existence of hazardous materials, and gases and other noxious emissions that may or may not be present on the property, were not observed by the appraiser. The appraiser has no knowledge of the existence of such materials or gases affecting the property. The appraiser, however, is not qualified to detect such substances. The presence of asbestos building materials, urea-formaldehyde foam insulation, poly-chlorinated biphenyl filled transformers, aluminum based electrical wiring, or other elements of potentially hazardous materials not currently recommended by the Uniform Building Codes may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

Information provided by informed local sources, such as government agencies, financial institutions, Realtors, buyers, seller and others, was weighed in the light in which it was supplied and checked by secondary means; however, no responsibility is assumed for possible misinformation.

Possession of this report, or a copy thereof, does not carry with it the right of publication. This report may not be used by anyone except the client, and then only with proper qualification. All copies will originate at CB Richard Ellis Philippines Inc. and will be signed and dated as such.

The appraiser is not required to give testimony or attendance in court by reason of this valuation, with reference to the property in question, unless arrangements have been previously made.

This report shall not be conveyed in whole or in part to the public through advertising, public relations, news, sales, or other media without the written consent and approval of the author. This applies particularly to written conclusions, the identity of the appraiser or firm with which he or she is connected.

The delivery and acceptance of this report completes this assignment.

  1.4    Confidentiality and Disclaimer

This report and valuation shall be used only in its entirety and no part shall be used without the whole report. It may not be used for any purposes other than the intended purpose mentioned above. Possession of this report or any copy thereof does not carry with it the right of copying or publication. All copies will originate from CB Richard Ellis Philippines, Inc. and will be signed and dated as such. Neither the whole nor any part of the report or any reference to our name, our valuation and our report may be included in any document, circular or statement nor published without our prior written consent to the form and context in which it may appear.

The liability of CB Richard Ellis Phils., Inc. and its directors and employees is limited to the addressee of this report only. No accountability, obligation or liability to any third party is accepted. In the event we are subject to any liability in connection with this engagement, regardless of legal theory advanced, such liability will be limited to the amount of fees we received for this engagement.

2.0   VALUER'S CERTIFICATION

We certify that, to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct and no important facts have been withheld or overlooked.

The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the approval of a loan, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the International Valuation Standards (IVS) as set out by IVSC.

We certify that our knowledge and experience are sufficient to allow us to competently complete this valuation.

We made a personal inspection of the subject property, and no significant professional assistance was provided by anyone in the report preparation.

That the Value of the subject property, appraised as of 28 February 2013, amounts to that specified in the pertinent sections of this Report.

CB RICHARD ELLIS PHILIPPINES, INC.
WENCESLAO D. FUENTES, JR., CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 422 Date Issued and Validity: 04/14/2011 - 04/15/2014 PTR No. 3685230 - 01/15/2013; Makati City	JACQUELINE T. GUERTA, CPV® Director Licensed Real Estate Appraiser PRC Registration No. 949 Date Issued and Validity: 07/19/2011 - 05/04/2014 PTR No. 3199334 - 01/17/2012; Makati City
ROGEL P. CAYAMANDA, CPV® Associate Director Licensed Real Estate Appraiser PRC Reg. No. 392 Date Issued and Validity: 04/08/2011 - 11/23/2014 PTR No. 3199329 - 01/17/2012; Makati City	JESUS CONSTANCE M. CASTRO, CPV® Senior Manager Licensed Real Estate Appraiser PRC Reg. No. 423 Date Issued and Validity: 04/14/2011 - 12/22/2014 PTR No. 3685228 - 01/15/2013; Makati City

3.0   EXECUTIVE SUMMARY

Premised on the foregoing, the market value of the property is estimated as under:

	Market Value
Investment Properties
Residential	PhP	1,515,227,000
Hospitality		51,976,000
Clubshares		1,823,050,000

Total for Investment Properties	PhP	3,390,253,000
Rawland		840,143,000

TOTAL	PhP	4,230,396,000

The values reflected herein are as of 28 February 2013, the ("valuation date").

Assumptions, Disclaimers, Limitations & Qualifications	This valuation report is provided subject to the assumptions, qualifications, limitations and disclaimers detailed throughout this report which are made in conjunction with those included within the Assumptions, Qualifications, Limitations & Disclaimers section located at Section 1.3 of this Summary report. Reliance on this report and extension of our liability is conditioned upon the reader's acknowledgement and understanding of these statements. This valuation is for the use only of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of this valuation. The valuer has no pecuniary interest that would conflict with the proper valuation of the properly.
Prepared by:	CB RICHARD ELLIS PHILS., INC.

RAFAEL J. CENZON, CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 213 Date Issued and Validity: 02/13/2011 - 03/11/2014 PTR No. 3199327 - 01/17/2012; Makati City

4.0   VALUATION RATIONALE

The appraisal service shall report the market value of the properties.

  4.1    Appraisal Methodology

In arriving at our opinion of market value, appraised as of 28 February 2013, we have considered relevant general economic factors and conditions. A variety of approaches have been considered with regards to the nature and scale of the various properties. The determination of the appropriate approach for a given property is based on the quality and quantity of data available, particularly its relevance to the property under appraisement. If more than one valuation approach is utilized, the resulting values are reconciled or one value is recommended to produce a final value conclusion. For this engagement, we have adopted the Market Data Approach for vacant land, condominium projects and clubshares.

Briefly describing the valuation method used, the Market Data (or Direct Sales Comparison) Approach is a method of comparing prices paid for comparable properties sold in the market against the subject property. The weight given to this approach is dependent on the availability of recent confirmed sales of properties considered comparable to the property under appraisement. These sold properties are compared to the subject in key units of comparison. Appropriate adjustments are made for differences between the subject and the comparables, resulting in adjusted sales values for each of the comparables. These adjusted values are then reconciled for a value conclusion by the Sales Comparison Approach.

5.0   GENERAL VALUATION ASSUMPTIONS

Land details including land titles, lot areas, lot plans and survey plans were based on information furnished us.

In some cases, two or three approaches to value were considered in our valuation, as one or more may be applicable to the subject property/assets. In some situations, elements of two or three approaches may be combined to reach a value conclusion. However, our recommended opinion of value is based on the approach we deemed to be the most appropriate to use.

In valuing vast tract or large parcels of land comprising of several lots presently utilized or intended to be utilized for a common type of property development, valuation of the land is as a whole or for the entirety of the land, considering the highest and best use.

In our valuation of Condominium and Subdivision projects, we relied considerably on selling prices furnished to us by the client. We have investigated these selling prices and have adopted the same as the average selling prices in our valuation. Our valuation is based on the total market value of these saleable units as of valuation date. Provisions for cost to complete of projects under construction and cost of sale however were deducted from the property value.

All on-going condominium and subdivision projects were assumed to be completed as planned.

When the property involves improvements erected on land under lease in which the lessor or land owner is a related Company, land was valued in fee simple in favour of the lessor or land owner.

For land considered for prospective development, as an alternative valuation method to Direct Sales Comparison Approach, we have likewise considered the Land Residual Method. In our analysis and in the development of the recommended value of the site, reference was heavily relied either on an anticipated development scheme according to the concept presented to us or a predominant development plan based on our findings gathered during our inspection. However, when the value by Land Residual Method was arrived at using a concept presented to us, no further study to determine the feasibility nor investigation for legal permissibility for such a concept was conducted. Likewise, in the absence of a full feasibility study, no provision for possible synergy with other property development of the client was considered in the valuation.

Valuation Date is 28 February 2013. All relevant information provided to us such as selling prices and number of unsold units/lots for condominium and subdivision projects and rent rolls for income generating assets among others, were assumed as of the valuation date.

Executive Summary

Presented to:

HIGHLANDS PRIME, INC.

Various Philippine locations

As of: 28 February 2013

CBRE | Philippines

Part of the CBRE affiliate network

HIGHLANDS PRIME, INC.
Various Philippine locations
28 February 2013

15 March 2013

HIGHLANDS PRIME, INC.
10th Floor One E-Com Center
Harbour Drive, Mall of Asia Complex
Pasay City, Metropolitan Manila, Philippines

Attention:	MS. GEMA ONG CHENG Senior Vice President—Finance SM Investments Corporation
Thru:	MR. ROEL B. PARIAN Vice President—Finance

Gentlemen:

Re:
Appraisal of Property

1.0   INTRODUCTION

  1.1    Instructions

In fulfilment of our agreement as outlined in the Letter of Engagement dated 15 February 2013, we are pleased to submit herewith our Executive Summary Report on the opinion of Market Value for those certain real estate properties consisting of twenty-seven (27) assets at various Philippine locations, appraised as of 28 February 2013 (the "valuation date"). The appraisal has been prepared in connection with SM Land's proposed acquisition of a 100% stake in Highlands Prime.

The property appraised consists of land, building and condominium units. All other assets not mentioned above are excluded in this report.

The various sites, subject of this engagement, are segregated into three (3) main categories, namely: Investment Properties; Development Properties; and Rawland. Investment Properties are properties with completed developments; Development Properties are properties which are still in development phase and not yet completed; while Rawland pertains to vacant lots (land bank). The Investment properties are further sub-categorized as Residential while the Development Properties are also further sub-categorized as Residential.

We confirm that we have inspected the sites on various dates in March 2013. The inspection date differs from the valuation date, following your instructions. We therefore need to assume that no material change has occurred between inspection date and the valuation date.

The Valuers supervising this appraisal exercise are Messrs. Wenceslao D. Fuentes, Jr., Jacqueline T. Guerta, Rogel P. Cayamanda and Jesus Constance M. Castro. Their relevant qualification and experience, together with the appraisers involved are attached in the Individual Profiles Section of this Executive Summary Report.

  1.2    Definition of Terms

The appraisal is made on the basis of Market Value which is defined under IVS 2011 as "the estimated amount for which an asset should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."

Our valuation has been made on the assumption that the owner sells the Property on the open market without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would affect the value of the Property.

  1.3    Assumptions and Limiting Conditions

This valuation is subject to the following assumptions and limiting conditions:

The valuation is based on the condition of the economy and the purchasing power of the Philippine Peso as of the effective date of valuation.

Legal descriptions, including leases, information, maps, signed or unsigned surveys, estimates and opinions furnished or made available to the appraiser and contained in this study were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy and legality of such items furnished can be assumed by the appraiser.

This valuation assumes no responsibility for the validity of legal matters affecting the property. The ownership history reported in this valuation is based on the appraiser's research of public records, which are assumed to be accurate and complete. It is not the intent of the valuation to offer a legal opinion of title. It is further assumed that the property has good title, responsible ownership and competent management. Any liens or encumbrances which may now exist have been disregarded.

Any maps or plot plans reproduced and included in the report are intended only for the purpose of showing spatial relationship. They are not necessarily measured surveys or measured maps, and we will not be responsible for topographic or surveying errors. The appraiser has made no survey of the property. No liability will be assumed for soil conditions, bearing capacity of the subsoil or for engineering matters related to proposed or existing structures.

It is assumed that there is full compliance with all applicable Philippine environmental regulations and laws unless non-compliance is stated, defined, and considered in this appraisal report.

When the study contains a valuation relating to an estate in land that is less than the whole fee simple estate, the value reported for such estate relates to a fractional interest only in the real estate involved, and the value of this fractional interest plus the value of all other fractional interests may or may not equal the value of the entire fee simple estate which is considered the whole.

We assume that the fee simple interest is marketable and in compliance with the applicable laws of the Philippines.

When the valuation report contains an allocation of the total valuation between land and building improvements, such allocation applies only under the existing program of utilization. The separate valuations for land and building cannot be used in conjunction with any other valuation/appraisal and will be invalid if so used.

It is assumed that all applicable zoning and use regulations have been complied with, unless a nonconformity is stated, defined and considered in the study. It is also assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from the Philippine government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this study is based.

No information was furnished to the appraiser regarding the presence of Radon seepage in the subject site or that it has ever been used as, or part of, a sanitary landfill or toxic waste dump.

Unless otherwise stated in this report, the existence of hazardous materials, and gases and other noxious emissions that may or may not be present on the property, were not observed by the appraiser. The appraiser has no knowledge of the existence of such materials or gases affecting the property. The appraiser, however, is not qualified to detect such substances. The presence of asbestos building materials, urea-formaldehyde foam insulation, poly-chlorinated biphenyl filled transformers, aluminum based electrical wiring, or other elements of potentially hazardous materials not currently recommended by the Uniform Building Codes may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

Information provided by informed local sources, such as government agencies, financial institutions, Realtors, buyers, seller and others, was weighed in the light in which it was supplied and checked by secondary means; however, no responsibility is assumed for possible misinformation.

Possession of this report, or a copy thereof, does not carry with it the right of publication. This report may not be used by anyone except the client, and then only with proper qualification. All copies will originate at CB Richard Ellis Philippines Inc. and will be signed and dated as such.

The appraiser is not required to give testimony or attendance in court by reason of this valuation, with reference to the property in question, unless arrangements have been previously made.

This report shall not be conveyed in whole or in part to the public through advertising, public relations, news, sales, or other media without the written consent and approval of the author. This applies particularly to written conclusions, the identity of the appraiser or firm with which he or she is connected.

The delivery and acceptance of this report completes this assignment.

  1.4    Confidentiality and Disclaimer

This report and valuation shall be used only in its entirety and no part shall be used without the whole report. It may not be used for any purposes other than the intended purpose mentioned above. Possession of this report or any copy thereof does not carry with it the right of copying or publication. All copies will originate from CB Richard Ellis Philippines, Inc. and will be signed and dated as such. Neither the whole nor any part of the report or any reference to our name, our valuation and our report may be included in any document, circular or statement nor published without our prior written consent to the form and context in which it may appear.

The liability of CB Richard Ellis Phils., Inc. and its directors and employees is limited to the addressee of this report only. No accountability, obligation or liability to any third party is accepted. In the event we are subject to any liability in connection with this engagement, regardless of legal theory advanced, such liability will be limited to the amount of fees we received for this engagement.

2.0   VALUER'S CERTIFICATION

We certify that, to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct and no important facts have been withheld or overlooked.

The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the approval of a loan, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the International Valuation Standards (IVS) as set out by IVSC.

We certify that our knowledge and experience are sufficient to allow us to competently complete this valuation.

We made a personal inspection of the subject property, and no significant professional assistance was provided by anyone in the report preparation.

That the Value of the subject property, appraised as of 28 February 2013, amounts to that specified in the pertinent sections of this Report.

CB RICHARD ELLIS PHILIPPINES, INC.
WENCESLAO D. FUENTES, JR., CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 422 Date Issued and Validity: 04/14/2011 - 04/15/2014 PTR No. 3685230 - 01/15/2013; Makati City	JACQUELINE T. GUERTA, CPV® Director Licensed Real Estate Appraiser PRC Registration No. 949 Date Issued and Validity: 07/19/2011 - 05/04/2014 PTR No. 3199334 - 01/17/2012; Makati City
ROGEL P. CAYAMANDA, CPV® Associate Director Licensed Real Estate Appraiser PRC Reg. No. 392 Date Issued and Validity: 04/08/2011 - 11/23/2014 PTR No. 3199329 - 01/17/2012; Makati City	JESUS CONSTANCE M. CASTRO, CPV® Senior Manager Licensed Real Estate Appraiser PRC Reg. No. 423 Date Issued and Validity: 04/14/2011 - 12/22/2014 PTR No. 3685228 - 01/15/2013; Makati City

3.0   EXECUTIVE SUMMARY

Premised on the foregoing, the market value of the property is estimated as under:

	Market Value
Investment Properties
Residential	PhP	190,930,000
Development Properties
Residential	PhP	3,671,560,000
Rawland	PhP	16,493,879,000

TOTAL	PhP	20,356,369,000

The values reflected herein are as of 28 February 2013, the ("valuation date").

Assumptions, Disclaimers, Limitations & Qualifications	This valuation report is provided subject to the assumptions, qualifications, limitations and disclaimers detailed throughout this report which are made in conjunction with those included within the Assumptions, Qualifications, Limitations & Disclaimers section located at Section 1.3 of this Summary report. Reliance on this report and extension of our liability is conditioned upon the reader's acknowledgement and understanding of these statements. This valuation is for the use only of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of this valuation. The valuer has no pecuniary interest that would conflict with the proper valuation of the property.
Prepared by:	CB RICHARD ELLIS PHILS., INC.

RAFAEL J. CENZON, CPV® Director Licensed Real Estate Appraiser PRC Reg. No. 213 Date Issued and Validity: 02/13/2011 - 03/11/2014 PTR No. 3199327 - 01/17/2012; Makati City

4.0   VALUATION RATIONALE

The appraisal service shall report the market value of the properties.

  4.1    Appraisal Methodology

In arriving at our opinion of market value, appraised as of 28 February 2013, we have considered relevant general economic factors and conditions. A variety of approaches have been considered with regards to the nature and scale of the various properties. The determination of the appropriate approach for a given property is based on the quality and quantity of data available, particularly its relevance to the property under appraisement. If more than one valuation approach is utilized, the resulting values are reconciled or one value is recommended to produce a final value conclusion. For this engagement, we have adopted the Market Data Approach for vacant land and condominium units and cost approach for improved properties.

Briefly describing the valuation methods used, the Cost Approach is based on the principle of substitution, which holds that an informed buyer would not pay more for a given property than the cost of buying an equally desirable alternative. The methodology of the Cost Approach is a set of procedures that estimate the current reproduction cost of the improvements, then deducting accrued depreciation from all sources, and adding the value of the land.

The Market Data (or Direct Sales Comparison) Approach is a method of comparing prices paid for comparable properties sold in the market against the subject property. The weight given to this approach is dependent on the availability of recent confirmed sales of properties considered comparable to the property under appraisement. These sold properties are compared to the subject in key units of comparison. Appropriate adjustments are made for differences between the subject and the comparables, resulting in adjusted sales values for each of the comparables. These adjusted values are then reconciled for a value conclusion by the Sales Comparison Approach.

5.0   GENERAL VALUATION ASSUMPTIONS

Land details including land titles, lot areas, lot plans and survey plans were based on information furnished us.

Wherever possible, we have personally inspected the properties covered by this valuation. However, due to the nature of ongoing construction and condominium projects partly completed or under completion, we were not able to conduct full detailed inspection of building or unit interiors. In accordance with the International Valuation Standards Committee (IVSC), our valuations were based on all relevant documents necessary to arrive at our opinion of value. We have relied to a considerable extent on information provided to us such as building plans, completion status of ongoing project or development including type or characteristics of units for sale, inventory of developed, saleable units, land or floor area. It is our opinion however that although the valuation is limited, the results are reliable and credible for its intended purpose and use.

In some cases, two or three approaches to value were considered in our valuation, as one or more may be applicable to the subject property/assets. In some situations, elements of two or three approaches may be combined to reach a value conclusion. However, our recommended opinion of value is based on the approach we deemed to be the most appropriate to use.

In valuing vast tract or large parcels of land comprising of several lots presently utilized or intended to be utilized for a common type of property development, valuation of the land is as a whole or for the entirety of the land, considering the highest and best use.

In our valuation of Condominium and Subdivision projects, we relied considerably on selling prices furnished to us by the client. We have investigated these selling prices and have adopted the same as the average selling prices in our valuation. Our valuation is based on the total market value of these saleable units as of valuation date. Provisions for cost to complete of projects under construction and cost of sale however were deducted from the property value.

All on-going condominium and subdivision projects were assumed to be completed as planned.

When the property involves improvements erected on land under lease in which the lessor or land owner is a related Company, land was valued in fee simple in favour of the lessor or land owner.

For land considered for prospective development, as an alternative valuation method to Direct Sales Comparison Approach, we have likewise considered the Land Residual Method. In our analysis and in the development of the recommended value of the site, reference was heavily relied either on an anticipated development scheme according to the concept presented to us or a predominant development plan based on our findings gathered during our inspection. However, when the value by Land Residual Method was arrived at using a concept presented to us, no further study to determine the feasibility nor investigation for legal permissibility for such a concept was conducted. Likewise, in the absence of a full feasibility study, no provision for possible synergy with other property development of the client was considered in the valuation.

Valuation Date is 28 February 2013. All relevant information provided to us such as selling prices and number of unsold units/lots for condominium and subdivision projects and rent rolls for income generating assets among others, were assumed as of the valuation date.

THE OFFEROR
SM Land, Inc.

10th Floor, One E-Com Center
Sunset Drive, Mall of Asia Complex
Pasay City, 1300
Republic of the Philippines